   As filed with the Securities and Exchange Commission on January 20, 1998
                                                      Registration No. 333-63469
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ------------------
                          AMENDMENT NO. 2 TO FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ------------------


              PMC Capital I                                              PMA Capital Corporation
--------------------------------------                         ------------------------------------------
(Exact name of registrant as specified                         (Exact name of registrant as specified
 in its charter)                                                       in its charter)

               Delaware                                               Pennsylvania
---------------------------------                               -------------------------------
(State or other jurisdiction of                                 (State or other jurisdiction of
  incorporation or organization)                                  incorporation or organization)

                 Applied For                                                 23-2217932
--------------------------------------                          ----------------------------------------
(I.R.S. Employer Identification No.)                            (I.R.S. Employer Identification No.)

         The PMA Building                                                Mellon Bank Center
         380 Sentry Parkway                                              1735 Market Street
Blue Bell, Pennsylvania  19422-2328                             Philadelphia, Pennsylvania  19103-7590
       (215) 665-5046                                                  (215) 665-5046
--------------------------------------                          ----------------------------------------
(address, including zip code, and                               (address, including zip code, and
  telephone number, including area                                telephone number, including area
  code, of registrant's principal                                 code, of registrant's principal
  executive offices)                                              executive offices)

                            --------------------

                             Francis W. McDonnell
               Senior Vice President and Chief Financial Officer
                            PMA Capital Corporation
                              1735 Market Street
                    Philadelphia, Pennsylvania  19103-7590
                                (215) 665-5070
                  -------------------------------------------
                     (Name, address, including zip code, and
                      telephone number, including area code,
                      of agent for service)

                                --------------------
                                   Copies to:
     Robert L. Pratter, Esquire                    William D. Torchiana, Esquire
     Duane, Morris & Heckscher LLP                 Sullivan & Cromwell
     4200 One Liberty Place                        125 Broad Street
     Philadelphia, PA  19103-7396                  New York, New York  10004
     (215) 979-1000                                (212) 558-4000

                             --------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.    [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.   [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]

                             ____________________

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  ===========================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 20, 1999

                                  $100,000,000

                                 PMC CAPITAL I

                          % CAPITAL SECURITIES, SERIES A
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

       FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                          PMA CAPITAL CORPORATION

                                  -----------

  The   % Capital Securities, Series A (the "Capital Securities") offered hereby (the "Offering") represent undivided beneficial interests in the assets of PMC Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). PMA Capital Corporation ("PMA Capital"), a Pennsylvania corporation, will be the owner of all of the beneficial interests represented by common securities (the "Common Securities") of the Issuer. The Bank of New York is the Property Trustee of the Issuer. The Issuer exists for the sole purpose of issuing the Capital Securities and the
Common Securities and investing the proceeds thereof in    % Junior
Subordinated Debentures, Series A (the "Junior Subordinated Debentures") to be issued by PMA Capital. The Junior Subordinated Debentures will mature on
      , 2029 (the "Stated Maturity"). The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Capital Securities--Subordination of Common Securities." PMA Capital and the Issuer do not intend to list the Capital Securities on any securities exchange. See "Risk Factors--Liquidity of Trading; Trading Price of the Capital Securities May Not Fully Reflect Value of Unpaid Interest."

                                                        (continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                 INITIAL PUBLIC    UNDERWRITING  PROCEEDS TO THE
                                OFFERING PRICE(1) COMMISSIONS(2)  ISSUER(3)(4)
                                ----------------- -------------- ---------------
Per Capital Security...........         $1,000         (3)
Total..........................   $100,000,000         (3)

-----

(1) Plus accrued distributions, if any, from    ,1999.

(2) The Issuer, PMA Capital and PMA Reinsurance Corporation have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures, PMA Capital has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds,
    $    per Capital Security (or $    in the aggregate). See "Underwriting."

(4) Other expenses of issuance and distribution, which are payable by PMA Capital, are estimated to be $500,000.

                                  -----------

  The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Capital Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, on or about
      , 1999, against payment therefor in immediately available funds.

                                  -----------
GOLDMAN, SACHS & CO.

               MERRILL LYNCH & CO.

                                                     FIRST UNION CAPITAL MARKETS

                The date of this Prospectus is       , 1999

(Continued from Cover Page)

  Holders of the Capital Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable semi-annually in arrears on and of each year, commencing , 1999, at
the annual rate of   % of the liquidation amount of $1,000 per Capital
Security ("distributions"). PMA Capital has the right to defer payments of interest on the Junior Subordinated Debentures, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, at any time and from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with
interest thereon at the rate of   % per annum, compounded semi-annually, to
the extent permitted by applicable law), PMA Capital may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments are so deferred, distributions on the Capital Securities will also be deferred and PMA Capital will not be permitted to declare or pay any distributions with respect to PMA Capital's capital stock or make any payment on any debt securities of PMA Capital that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by PMA Capital of the debt securities of any subsidiary of PMA Capital that rank pari passu with or junior to the Junior Subordinated Debentures subject to certain exceptions described herein. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of distributions to which holders of the Capital Securities
are entitled will accumulate) at the rate of   % per annum, compounded semi-
annually from the relevant payment date for such interest and holders of the Capital Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "United States Federal Income Taxation--Original Issue Discount."

  PMA Capital has, through the Guarantee, the Trust Agreement, the Capital Securities, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of PMA Capital guarantees the payment of distributions and payments on liquidation or redemption of the Capital Securities, but in each case only to the extent of funds held by the Issuer, as described herein (the "Guarantee"). See "Description of the Guarantee." If PMA Capital does not make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay distributions on the Capital Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, a holder of Capital Securities may institute a legal proceeding directly against PMA Capital pursuant to the terms of the Indenture to enforce payment of amounts equal to such distributions to such holder. See "Description of the Junior Subordinated Debentures--Debenture Events of Default and Consequent Rights of Certain Holders--Rights of Holders of Capital Securities to Direct Action." PMA Capital's obligations under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined herein) of PMA Capital.

  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. See "Description of the Capital Securities-- Redemption." The Junior Subordinated Debentures are redeemable prior to their
Stated Maturity at the option of PMA Capital (i) on or after       , 2009, in
whole at any time or in part from time to time or (ii) prior to       , 2009,
in whole (but not in part), within 90 days following the occurrence of a Special Event (as defined herein). For a description of redemption prices for the Capital Securities pursuant to clause (i) or (ii) above, see "Description of the Capital Securities--Redemption" and "Description of the Junior Subordinated Debentures--Optional Redemption."

  The Junior Subordinated Debentures are unsecured and subordinated and junior in right of payment to all Senior Debt of PMA Capital. After the completion of this Offering and the repayment of debt with the proceeds thereof, PMA Capital will have approximately $104.5 million principal amount of indebtedness for borrowed money constituting Senior Debt. The terms of the Junior Subordinated Debentures do not limit PMA Capital's ability to incur additional Senior Debt. PMA Capital is an insurance holding company and substantially all of the operating assets of PMA Capital are owned by its subsidiaries. PMA Capital relies primarily on the receipt of sufficient funds from its subsidiaries in the form of dividends, net payments under a tax-sharing agreement between PMA Capital and its subsidiaries and loans to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of PMA Capital's subsidiaries, which debt totalled approximately $2.4 billion at September 30, 1998, and holders of Junior Subordinated Debentures should look only to the assets of PMA Capital for payments on the Junior Subordinated Debentures. The payment of dividends by PMA Capital's insurance subsidiaries is limited under the insurance laws of their states of domicile (primarily Pennsylvania). PMA Capital's insurance subsidiaries have the ability to loan funds to PMA Capital subject to certain regulatory restrictions. See "Description of the Junior Subordinated Debentures--Subordination."

  PMA Capital will have the right at any time to terminate the Issuer and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Issuer. In the event of the termination of the Issuer, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, the holders of the Capital Securities will be entitled to receive for each Capital Security a Liquidation Amount of $1,000 per Capital Security, plus accumulated and unpaid distributions thereon to the date of payment, or a distribution of such Liquidation Amount in Junior Subordinated Debentures, subject to certain limitations. See "Description of the Capital Securities--Liquidation Distribution Upon Termination."

  The Capital Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, the Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Capital Securities--Book-Entry-Only Issuance--The Depository Trust Company."


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Trust and PMA Capital have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Capital Securities, the Junior Subordinated Debentures and the Guarantee. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the Rules and Regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  PMA Capital is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. In addition, the Trust and PMA Capital intend to furnish to holders of the Capital Securities annual reports containing consolidated financial statements of PMA Capital certified by an independent public accounting firm. Such reports and other information and the Registration Statement, including the exhibits and schedules filed therewith, may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

  No separate financial statements of the Trust have been included herein. PMA Capital and the Trust do not consider such financial statements material to holders of the Capital Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in, and does not propose to engage in, any activity other than its holding as trust assets the Junior Subordinated Debentures of PMA Capital and the Trust's issuance of the Capital Securities and the Common Securities. See "The Issuer," "Description of the Capital Securities," "Description of the Guarantee" and "Description of the Junior Subordinated Debentures." In addition, PMA Capital does not expect that the Trust will file reports under the Exchange Act with the Commission. The Trust is a statutory business trust formed under the laws of the State of Delaware. PMA Capital, as of the date hereof, beneficially owns all of the beneficial interests in the Trust. PMA Capital's and the Trust's principal executive offices are located at 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, telephone number (215) 665-5046.

                          FORWARD-LOOKING STATEMENTS

  Certain statements made throughout this Prospectus contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on currently available financial, competitive and economic data and PMA Capital's current operating plans based on management's current views and assumptions regarding future events. Potential investors should be aware that actual events may significantly differ from management's current views and assumptions and that PMA Capital's actual results could differ materially from those expected by PMA Capital's management. The factors that could cause actual results to vary materially, some of which are described in the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of PMA Capital to conduct its business; competitive or regulatory changes that affect the cost of or demand for PMA Capital's products; PMA Capital's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and the administration thereof; PMA Capital's ability to predict and manage effectively claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claims liabilities; adequacy and collectibility of reinsurance purchased by PMA Capital; frequency and severity of natural disasters and other catastrophes; and other factors disclosed from time to time in reports filed by PMA Capital with the Commission. Investors should not place undue reliance on any such forward- looking statements.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Certain insurance terms and other capitalized terms used herein are defined in "Glossary of Certain Insurance and Other Defined Terms." Unless the context otherwise requires, all references in this Prospectus to:
(i) "PMA Capital" or the "Company" refers to PMA Capital Corporation (formerly Pennsylvania Manufacturers Corporation) and, depending on the context, its subsidiaries on a consolidated basis; (ii) "PMA Re" refers to the Company's property and casualty reinsurance operations, including PMA Reinsurance Corporation, a Pennsylvania insurance subsidiary of the Company; (iii) "Property and Casualty Group" refers to the Company's workers' compensation and standard commercial lines of property and casualty insurance operations, which are written through the "Pooled Companies" consisting of three Pennsylvania insurance subsidiaries of the Company, including Pennsylvania Manufacturers Association Insurance Company ("PMAIC"), which share underwriting results through an intercompany pooling arrangement; (iv) "Caliber One" refers to the Company's specialty insurance operation, including Caliber One Indemnity Company, a Delaware insurance subsidiary of the Company; (v) "PMA Cayman" refers to PMA Insurance, Cayman Ltd., a Cayman Islands run-off insurance subsidiary of the Company which the Company sold effective July 1, 1998 and
(vi) "MASCCO" refers to Mid- Atlantic States Casualty Company, a Pennsylvania run-off insurance subsidiary of the Company.

  Unless otherwise specified, all financial information is presented in accordance with United States generally accepted accounting principles ("GAAP"). Statutory data included herein have been derived from the annual and quarterly statements of PMA Capital's insurance subsidiaries as filed with insurance regulatory authorities and prepared in accordance with statutory accounting principles ("SAP") prescribed or permitted by such regulatory authorities.

  Unless otherwise specified herein, the information contained herein assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

GENERAL

  The Company is an insurance holding company, whose subsidiaries operate in three distinct segments of the property and casualty insurance industry: (i) reinsurance, through PMA Re, which commenced business in 1980; (ii) standard commercial lines of insurance, with an emphasis on workers' compensation, through the Property and Casualty Group, which has been in business since 1915 and (iii) specialty insurance products, focusing on excess and surplus lines, through the Company's recently-formed operation, Caliber One. PMA Re writes a broad range of property and casualty reinsurance products with an emphasis on risk-exposed casualty excess of loss reinsurance and operates in the United States domestic brokered market. The Property and Casualty Group offers a full range of workers' compensation products and services, as well as other standard commercial lines including commercial general liability, commercial automobile and commercial multi-peril, primarily in nine contiguous jurisdictions in the Mid-Atlantic and Southern regions of the United States, utilizing the PMA Group trade name. In 1998, Caliber One commenced writing excess and surplus lines of insurance, including commercial general liability, automobile and certain property exposures on a non-admitted basis. For the nine months ended September 30, 1998, the Company's net premiums written of $369.1 million were derived 46.7% from PMA Re, 52.6% from the Property and Casualty Group and 0.7% from Caliber One. Net income for the Company for the nine months ended September 30, 1998 and the year ended December 31, 1997 was $32.0 million and $15.0 million, respectively. As of September 30, 1998, the Company had total assets of $3,131.9 million and shareholders' equity of $517.6 million.

  According to data provided by the Reinsurance Association of America ("RAA"), as of September 30, 1998, PMA Reinsurance Corporation was the 23rd largest reinsurer in the United States in terms of statutory surplus and 18th largest in terms of net premiums written. Management believes that PMA Re competes on the basis of its ability to offer prompt and responsive service and products designed to meet clients' needs and its excellent long-term relationships in the broker and ceding company communities. PMA Re's net premiums written grew at a compound annual rate of 13.2% between 1992 and 1997. As of September 30, 1998, statutory surplus of PMA Reinsurance Corporation was $283.0 million, and for the nine months ended September 30, 1998, PMA Re's net premiums written were $172.6 million. PMA Re reported pre-tax operating income of $34.9 million and $34.7 million for the nine-month periods ended September 30, 1998 and 1997, respectively, and $46.0 million, $44.8 million and $39.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  The Property and Casualty Group markets its products and services primarily to middle market accounts (premiums ranging from $40,000 to $300,000) and smaller accounts (premiums less than $40,000). The Property and Casualty Group distributes its products primarily through approximately 260 regional brokers and agents throughout its marketing territories and also utilizes an internal sales force in Pennsylvania and Delaware, which accounted for approximately 13% of direct premiums written in 1997. In 1997, workers' compensation insurance accounted for 60% of the Property and Casualty Group's direct premiums written, and Pennsylvania workers' compensation insurance accounted for 50% of the Property and Casualty Group's workers' compensation direct premiums written. The Property and Casualty Group offers a variety of workers' compensation products, such as third-party claims administration services, rent-a-captives and high-deductible plans in addition to traditional fixed-cost and loss-sensitive workers' compensation products. Management believes that the Property and Casualty Group competes in workers' compensation on the basis of its ability to provide prompt and responsive service.

  In 1996, the Company restructured the Property and Casualty Group with the goal of restoring its profitability after three years of operating losses. The operating losses resulted primarily from unfavorable underwriting experience and adverse reserve development related to accident years 1987 through 1991, when the Property and Casualty Group wrote a much higher volume of business than its current volume. The principal components of the restructuring were:
(i) strengthening loss reserves; (ii) initiating a commutation program to settle a significant number of open claims from the 1987 to 1991 period; (iii) designating PMA Cayman and MASCCO as separate run-off companies to alleviate the SAP impact on the Pooled Companies of the loss reserve strengthening and to manage the capital deployed in running off pre-1992 workers' compensation claims; (iv) initiating an expense reduction program and (v) implementing management changes, including the appointment of a new Chief Operating Officer and the creation of a new position of, and appointment of, a Chief Underwriting Officer. Effective July 1, 1998, the Company sold PMA Cayman. Largely as a result of the restructuring, the Property and Casualty Group recorded pre-tax operating income of $8.4 million for the nine months ended September 30, 1998, compared to pre-tax operating losses of $5.0 million for the nine months ended September 30, 1997 and $3.7 million, $215.7 million (including restructuring and other special charges of $223.1 million) and $3.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. As of September 30, 1998, the Property and Casualty Group's statutory surplus was $263.3 million, and for the nine months ended September 30, 1998, the Property and Casualty Group's net premiums written were $194.3 million. See "Business--The Property and Casualty Group."

  In December 1997, the Company acquired an insurance company, which was renamed Caliber One Indemnity Company, to enter the excess and surplus lines insurance business. Within the last year, the Company hired several experienced specialty insurance executives to manage Caliber One, who have substantial relationships within the wholesale brokerage community, which management believes will have a favorable impact on Caliber One's ability to obtain market acceptance. Caliber One distributes its products primarily through national wholesale brokers, and Caliber One Indemnity Company is approved as a surplus lines carrier in 41 states, Puerto Rico and the District of Columbia. As of September 30, 1998, Caliber One Indemnity Company's statutory surplus was $25.4 million, and for the nine months ended September 30, 1998, Caliber One's net premiums written were $2.6 million.

  The Company's insurance subsidiaries have the following ratings from A.M.
Best: PMA Reinsurance Corporation, A+ ("Superior"); the Pooled Companies, A- ("Excellent") and Caliber One Indemnity Company, A ("Excellent"). Management believes that ratings from A.M. Best are material to its operations and that a downgrade from the present rating classifications could have an adverse effect on the Company's ability to market its products. A.M. Best's ratings are based upon an assessment of an insurance company's perceived financial strength regarding its ability to pay obligations to its policyholders and are not directed toward the protection of investors.

  The Company maintains its principal executive offices at 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, and its telephone number is (215) 665-5046.

BUSINESS STRATEGY

  Management believes that PMA Capital's three insurance businesses are characterized by the need for specialized expertise and a requirement for strong underwriting skills. Management also believes that each of PMA Capital's businesses targets sophisticated customers who desire products designed for specific client needs that require a high level of service. The following discussion sets forth the main components of the Company's overall operating strategies and the implementation thereof by the Company's operating units.

UNDERWRITING DISCIPLINE

  Management believes that risk selection and pricing is critical to the Company's success. Maintenance of underwriting discipline has become more difficult and more critical to the achievement of an acceptable level of profitability for the Company given the present competitive conditions in the property and casualty insurance and reinsurance industries. The Company's three operations have rejected and non-renewed certain accounts because market rates and contract terms for such risks did not provide the opportunity to achieve a rate of return that management considers acceptable.

  The Company relies on experienced underwriting management in order to maintain underwriting discipline. The underwriting management at PMA Re, the Property and Casualty Group and Caliber One averages 21, 22 and 16 years of experience, respectively, in the property and casualty insurance industry. In addition, in 1997 the Property and Casualty Group strengthened its underwriting management by creating the new position of and appointing a Chief Underwriting Officer, who has over 22 years of experience in the industry. Also, the Property and Casualty Group reorganized its reporting structure so that field underwriting management now reports functionally to the Chief Underwriting Officer rather than to branch managers who have primarily marketing responsibilities.

  Underwriting management is evaluated and compensated for all of the Company's insurance operations with an emphasis on profit objectives.

MARKETING

  The Company markets its products on the basis of price, service, product design and financial security. The Company attempts to price its products in such a way that the prices charged to its clients are commensurate with the overall marketplace. The current soft pricing environment has made competition and marketing solely on the basis of price increasingly difficult. Therefore, the Company has focused its marketing efforts on providing excellent service and products designed for specific client needs, as well as maintaining stable and solid relationships with the Company's distribution system.

  Beginning in 1996, PMA Re undertook a target marketing program designed to increase its business with certain existing accounts and obtain new ceding company clients from a pre-screened list developed by the Company. Management believes that PMA Re has been able to write certain business that has been displaced as a result of the recent consolidation of the United States reinsurance industry. As a result of these factors and PMA Re's other competitive attributes, including management's relationships with broker and ceding company communities, PMA Re's net premiums written grew 8.5% in 1997 compared to 1996 and increased 22.1% for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, notwithstanding the non-renewal or cancellation of a total of $66.9 million of business since January 1, 1997 primarily for underwriting reasons. The Property and Casualty Group's marketing strategy is focused on: (i) reestablishing a portion of its historical market share in its traditional marketing territories on a profitable basis; (ii) implementing planned geographic expansion into selected territories bordering its present marketing territories; (iii) increasing its business with national brokerages and (iv) increasing its business with smaller accounts (less than $40,000 in annual premium) in certain jurisdictions in response to workers' compensation reforms which have made such business more attractive. Caliber One's marketing strategy is based upon management's relationships within the wholesale brokerage community and responsiveness to marketplace needs through product design.

PRODUCTS AND SERVICES

  Management believes that the Company's results depend on its ability to offer products designed to meet client needs and services that distinguish the Company from its competitors. The Company's service standards have been designed to emphasize prompt turn-around time for underwriting submissions, access to information and claims handling. PMA Re offers a full range of reinsurance products, including traditional treaty reinsurance, facultative reinsurance, finite risk and other specialized products. In addition, PMA Re has been at the forefront of service initiatives within the brokered reinsurance market, including fastrack claims, electronic data interchange and electronic funds transfer. Fastrack claims is a process whereby certain claims are pre-approved for payment as long as the request for payment falls within certain parameters, thereby accelerating remittance to the client. The Property and Casualty Group has developed products and services to serve the various segments of its market. It offers its workers' compensation insureds the enhanced ability to control medical costs, through its affiliation with First Health Group, Inc., a third party preferred provider organization. The Property and Casualty Group has also utilized aggressive claims settlement processes, including commutations, as part of its strategy to assist clients in reducing the overall cost of their workers' compensation benefits. The Property and Casualty Group also offers alternative market products, such as large deductible plans, rent-a-captive services and third party administration of claims to self-insured clients. In addition, in 1998, the Property and Casualty Group began marketing an integrated disability product, PMA One, which combines occupational and non-occupational disability coverages. Caliber One develops products for specialized segments of the market, including coverages for clinical trials, environmental risks, special events, toy manufacturers and retroactive liability.

                                 PMC CAPITAL I

  PMC Capital I is a statutory business trust formed under Delaware law. The Issuer exists for the exclusive purposes of (i) issuing the Capital Securities and the Common Securities representing undivided beneficial interests in the assets of the Issuer, (ii) investing the gross proceeds of the sale of the Capital Securities and the Common Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities, having an aggregate liquidation amount equal to 3% of the total capital of the Issuer, will be owned by PMA Capital. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an event of default under the Amended and Restated Trust Agreement (the "Trust Agreement"), among PMA Capital as Depositor, The Bank of New York as Property Trustee and The Bank of New York (Delaware) as Delaware Trustee and the Administrative Trustees named therein, resulting from an event of default by PMA Capital on the Junior Subordinated Debentures, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Property Trustee and the Administrative Trustees are referred to herein, collectively, as the "Trustees." Subject to the right of holders of a majority in Liquidation Amount of the outstanding Capital Securities to appoint a substitute Property Trustee upon the occurrence of certain events described herein, PMA Capital, as the owner of all of the Common Securities, has the exclusive right (subject to the provisions of the Trust Agreement) to appoint, remove or replace the Property Trustee, the duties and obligations of which will be governed by the Trust Agreement. PMA Capital will pay all fees and expenses related to the Issuer and the offering of the Capital Securities.

                                  THE OFFERING

Issuer......................  PMC Capital I

Securities Offered..........  $100,000,000 of   % Capital Securities

Ownership...................
                              The ownership interests in the Trust will be evidenced by (i) a class of Capital Securities representing approximately 97% of the ownership interests in the Trust and (ii) a class of Common Securities (together with the Capital Securities, the "Trust Securities") representing approximately 3% of the ownership interests in the Trust.

Maturity of the Junior
 Subordinated Debentures....
                                    , 2029 (the "Stated Maturity"). The Capital
                              Securities are mandatorily redeemable upon the maturity or earlier redemption of the Junior Subordinated Debentures.

Distribution Payment                 1 and        1, commencing       , 1999.
 Dates......................

Extension of Interest
 Payment Period.............
                              PMA Capital will have the right to extend the interest payment period on the Junior Subordinated Debentures, so long as no Event of Default has occurred and is continuing, for a period not exceeding ten consecutive semi-annual periods (each, an

                              "Extension Period"), and, as a consequence,
                              during an Extension Period, semi-annual
                              distributions on the Capital Securities would be deferred (and the amount of distributions to which holders of the Capital Securities are entitled will accumulate additional distributions
                              thereon at the rate of   % thereof, compounded
                              semi-annually from the relevant payment date for such distributions). During an Extension Period, neither PMA Capital nor any of its subsidiaries shall (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of PMA Capital's outstanding capital stock or
                              (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of PMA Capital that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by PMA Capital of the debt securities of any subsidiaries of PMA Capital that rank pari passu with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in Common Stock or Class A Common Stock of PMA Capital, (b) payments under the Guarantee and (c) purchases of Common Stock or Class A Common Stock of PMA Capital related to the issuance of Common Stock or Class A Common Stock of PMA Capital under any of PMA Capital's benefit plans for directors, officers or employees). This deferral feature cannot be used to extend the maturity of the Junior Subordinated Debentures.

Guarantee...................
                              Taken together, PMA Capital's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee.

Mandatory Redemption........
                              The Capital Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. PMA Capital will have the
                              option at any time on or after,       , 2009, to
                              redeem, in whole or in part, the Junior
                              Subordinated Debentures, at par, plus accrued and unpaid interest, if any, through the redemption date. PMA Capital will also have the right at any time, upon the occurrence of a Special Event (as defined herein), to redeem, in whole but not in part, the Junior Subordinated Debentures.

Liquidation Amount..........  $1,000.00 per Capital Security (the "Liquidation
                              Amount").

Subordination of Common
 Securities.................
                              Income distributions, payments of redemption prices and amounts distributed in connection with the liquidation of the Trust will be made pari passu among holders of the Capital Securities and PMA Capital, as holder of the Common Securities, except that, in the event of a default by PMA Capital on the Junior Subordinated Debentures,
                              (i) full income distributions and payments of redemption prices will be made on the Capital Securities before further income distributions or payments of redemption prices are made on the Common Securities and (ii) the full liquidation preference will be paid on the Capital Securities in the event of a liquidation of the Trust before any liquidating distribution is made on the Common Securities.

Use of Proceeds.............

                              All of the proceeds from the sale of the Capital Securities will be invested by the Trust in the Junior Subordinated Debentures. PMA Capital will use the proceeds from issuance of the Junior Subordinated Debentures to repay debt that is outstanding under the Revolving Credit Facility as defined herein. See "Use of Proceeds."

  The Company has elected not to provide pro forma financial statements to give effect to the issuance of the Capital Securities because the issuance thereof is not expected to result in a change in the Company's overall level of capitalization (only the components thereof will change), and the issuance of the Capital Securities is not expected to result in a change in the Company's ratio of earnings to fixed charges of more than 10%. See "Capitalization" and "Ratio of Earnings to Fixed Charges."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary consolidated financial and operating data set forth below as of December 31, 1997, 1996 and 1995 and for each of the three years in the period ended December 31, 1997 were derived from the audited consolidated financial statements of the Company. The summary consolidated financial and operating data as of September 30, 1998 and 1997 and for the nine-month periods ended September 30, 1998 and 1997 were derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the Company's audited consolidated financial statements, and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1998 may not be indicative of results of operations for the full year. All summary consolidated financial and operating data set forth below should be read in conjunction with the consolidated financial statements of the Company, together with the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, both appearing elsewhere in this Prospectus.

                       (DOLLAR AMOUNTS IN THOUSANDS)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                          ---------------------  ----------------------------------
                             1998       1997      1997(1)     1996(1)     1995(1)
                          ---------- ----------  ----------  ----------  ----------
Net premiums
 written(2).............  $  369,134 $  315,760  $  381,282  $  432,975  $  485,876
                          ========== ==========  ==========  ==========  ==========
CONSOLIDATED REVENUES:
Net premiums earned.....  $  335,593 $  285,371  $  375,951  $  420,575  $  484,952
Net investment income...      94,363    102,812     136,698     133,936     139,355
Net realized investment
 gains..................      15,362      3,600       8,598       2,984      31,923
Service revenues........       7,282      7,712      10,311       9,189       5,106
                          ---------- ----------  ----------  ----------  ----------
 Total consolidated
  revenues..............  $  452,600 $  399,495  $  531,558  $  566,684  $  661,336
                          ========== ==========  ==========  ==========  ==========
Income (loss) before
 extraordinary item.....      31,997     12,621      19,753    (135,334)     24,130
Extraordinary loss from
 early extinguishment of
 debt, net of related
 tax effect(3)..........         --      (4,734)     (4,734)        --          --
                          ---------- ----------  ----------  ----------  ----------
 Net income (loss)......  $   31,997 $    7,887  $   15,019  $ (135,334) $   24,130
                          ========== ==========  ==========  ==========  ==========
                            AT SEPTEMBER 30,             AT DECEMBER 31,
                          ---------------------  ----------------------------------
                             1998       1997        1997        1996        1995
                          ---------- ----------  ----------  ----------  ----------
CONSOLIDATED FINANCIAL
 POSITION:
Total investments.......  $1,967,253 $2,202,645  $2,194,738  $2,261,353  $2,455,949
Total assets............   3,131,922  3,066,361   3,057,258   3,117,516   3,258,572
Reserves for unpaid
 losses and LAE.........   1,951,497  1,989,160   2,003,187   2,091,072   2,069,986
Long-term debt..........     203,000    203,000     203,000     204,699     203,848
Shareholders' equity....     517,580    446,264     478,347     425,828     609,668

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                ------------------  ---------------------------
                                  1998      1997    1997(1)   1996(1)   1995(1)
                                --------  --------  -------  ---------  -------
PRE-TAX OPERATING INCOME
 (LOSS)(4):
PMA Re........................  $ 34,882  $ 34,674  $45,957  $  44,807  $39,793
                                --------  --------  -------  ---------  -------
The Property and Casualty
 Group(5):
Excluding Run-off Operations..     8,343    (4,857)  (3,607)  (215,669)  (3,885)
Run-off Operations............        41      (108)     (73)       --       --
                                --------  --------  -------  ---------  -------
 Total Property and Casualty
  Group.......................     8,384    (4,965)  (3,680)  (215,669)  (3,885)
Caliber One...................    (1,317)      --       --         --       --
Corporate and Other...........    (7,980)   (7,148)  (9,954)    (6,464) (14,184)
                                --------  --------  -------  ---------  -------
 Total pre-tax operating
  income (loss) before
  interest expense............    33,969    22,561   32,323   (177,326)  21,724
Interest expense..............    11,231    12,025   15,768     17,052   18,734
Pre-tax operating income
 (loss).......................    22,738    10,536   16,555   (194,378)   2,990
Net realized investment
 gains........................    15,362     3,600    8,598      2,984   31,923
                                --------  --------  -------  ---------  -------
 Income (loss) before income
  taxes and extraordinary
  item........................    38,100    14,136   25,153   (191,394)  34,913
Provision (benefit) for income
 taxes........................     6,103     1,515    5,400    (56,060)  10,783
                                --------  --------  -------  ---------  -------
 Income (loss) before
  extraordinary item..........    31,997    12,621   19,753   (135,334)  24,130
Extraordinary loss from early
 extinguishment of debt, net
 of related tax effect(3).....       --     (4,734)  (4,734)       --       --
                                --------  --------  -------  ---------  -------
 Net income (loss)............  $ 31,997  $  7,887  $15,019  $(135,334) $24,130
                                ========  ========  =======  =========  =======
Ratio of earnings to fixed
 charges (6)..................      4.0x      2.0x     2.4x        --      2.7x
GAAP RATIOS FOR INSURANCE
 SUBSIDIARIES (7):
PMA Re:
 Loss ratio...................      68.2%     73.0%    69.6%      73.7%    74.6%
 Expense ratio................      35.6%     30.3%    34.2%      28.9%    29.3%
                                --------  --------  -------  ---------  -------
 Combined ratio (8)...........     103.8%    103.3%   103.8%     102.6%   103.9%
                                ========  ========  =======  =========  =======
The Property and Casualty
 Group, including Run-off
 Operations (5):
Loss ratio....................      83.5%     93.3%    91.1%     158.2%    92.5%
Expense ratio (9).............      33.2%     42.5%    42.8%      47.1%    30.4%
Policyholders' dividend
 ratio........................       7.7%      6.3%     6.9%       6.1%     4.8%
                                --------  --------  -------  ---------  -------
 Combined ratio (8)...........     124.4%    142.1%   140.8%     211.4%   127.7%
                                ========  ========  =======  =========  =======
The Property and Casualty
 Group, excluding Run-off
 Operations (5):
Loss ratio....................      77.5%     84.6%    83.7%       --       --
Expense ratio (9).............      32.0%     33.4%    32.9%       --       --
Policyholders' dividend
 ratio........................       7.7%      5.2%     5.6%       --       --
                                --------  --------  -------  ---------  -------
 Combined ratio (8)...........     117.2%    123.2%   122.2%       --       --
                                ========  ========  =======  =========  =======

--------
(1) Operating results in 1997, 1996 and 1995 were impacted by approximately $12,100, $223,100 and $8,400, respectively, of restructuring and other special charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information.

(2) Net premiums written were reduced by $3,000 and $37,000 for the nine months ended September 30, 1998 and 1997, respectively, and reduced by $37,000, $10,500 and $4,000 for the years ended December 31, 1997, 1996 and 1995, respectively, representing estimated retrospective policy adjustments related to the current accident year and retrospective policy adjustments paid. These adjustments to net premiums written were made for presentation purposes only and had previously been reflected in the Company's reported revenues, financial position and results of operations.

(3) In 1997, the Company refinanced substantially all of its long-term debt, resulting in a $4,734 extraordinary loss, net of tax effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Pre-tax operating income (loss) excludes net realized investment gains. Pre-tax operating income by business segment for all periods is unaudited and has been presented in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which the Company adopted on January 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's interim financial statements and notes thereto as of September 30, 1998 and 1997 included elsewhere in this Prospectus. The Company has excluded net realized investment gains (losses) from the profit and loss measurement it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of future performance and (ii) in many instances, decisions to buy and sell securities are made at the parent holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

(5) Run-off operations ("Run-off Operations") of the Property and Casualty Group are comprised of MASCCO, PMA Cayman and PMA Life Insurance Company ("PMA Life"), which were established in December 1996 to reinsure certain obligations primarily associated with workers' compensation claims written by the Pooled Companies for the accident years 1991 and prior. The Run-off Operations are separate legal entities and substantially all of the assets of the Run-off Operations are held in trust for the benefit of the Pooled Companies. Effective July 1, 1998, the Company sold PMA Cayman, and all data presented excludes PMA Cayman subsequent to such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(6) For the purposes of determining this ratio, earnings (loss) consist of income (loss) before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense on debt, amortization of debt issuance costs and the portion of operating leases that management believes is representative of the interest factor. In 1996, earnings were insufficient to cover fixed charges by $191,394. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(7) The results of operations of Caliber One are not material to the underwriting ratios of the Company; accordingly, the ratios for Caliber One have not been presented.

(8) The combined ratio computed on a GAAP basis is equal to losses and LAE plus amortization of deferred acquisition costs, operating expenses and policyholders' dividends (where applicable), all divided by net premiums earned.

(9) The GAAP operating expense ratios exclude $6,872 and $6,928 for the nine months ended September 30, 1998 and 1997, respectively, and $9,316, $8,227 and $5,300 for the years ended December 31, 1997, 1996 and 1995, respectively, of PMA Management Corp. direct expenses related to service revenues, which are not included in premiums earned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 RISK FACTORS

  Potential investors should carefully consider the following risk factors and other information in this Prospectus prior to making an investment decision regarding the Capital Securities. In addition, because holders of the Capital Securities may receive Junior Subordinated Debentures in exchange therefor upon liquidation of the Trust, prospective purchasers of the Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures and PMA Capital herein.

RISK FACTORS RELATING TO THE CAPITAL SECURITIES

 SUBORDINATION OF THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

  PMA Capital's obligations under the Guarantee and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all present and future Senior Debt of PMA Capital and pari passu with obligations to or rights of PMA Capital's other general unsecured creditors. Substantially all of PMA Capital's debt constitutes Senior Debt. PMA Capital is an insurance holding company and substantially all of the operating assets of PMA Capital are owned by its consolidated subsidiaries. PMA Capital relies primarily on the receipt of sufficient funds from its subsidiaries in the form of dividends, net payments under a tax-sharing agreement between PMA Capital and its subsidiaries and loans to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of PMA Capital's subsidiaries, and holders of the Junior Subordinated Debentures should look only to the assets of PMA Capital for payments on the Junior Subordinated Debentures. The payment of dividends by PMA Capital's insurance subsidiaries is limited under the insurance laws of their states of domicile (primarily Pennsylvania). At December 31, 1997, PMA Reinsurance Corporation and the Pooled Companies could pay dividends of approximately $48.7 million to PMA Capital without regulatory permission. For the year ended December 31, 1998, $35.5 million in dividends have been declared and paid. See "Supervision and Regulation." In addition, the ability of PMA Capital's subsidiaries to pay dividends is effectively restricted by certain minimum surplus and risk-based capital requirements contained in the Company's revolving credit agreement. See "Risk Factors Associated with the Company--Restrictions on Subsidiary Dividends." None of the Capital Securities, the Junior Subordinated Debentures or the Guarantee limit PMA Capital's ability to incur additional indebtedness, including Senior Debt. After the completion of this Offering and the repayment of debt with the proceeds thereof, PMA Capital will have outstanding approximately $104.5 million of principal amount of indebtedness constituting Senior Debt. PMA Capital expects from time to time to incur additional indebtedness constituting Senior Debt. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Junior Subordinated Debentures-- Subordination."

  The ability of the Issuer to pay amounts due on the Capital Securities is solely dependent upon PMA Capital making payments on the Junior Subordinated Debentures as and when required.

 LIMITED RIGHTS UNDER THE GUARANTEE

  The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Property Trustee (herein sometimes called the "Trustee") will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act and to hold the Guarantee for the benefit of the holders of the Capital Securities. The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by or on behalf of the Issuer:
(i) any accumulated and unpaid distributions that are required to be paid on the Capital Securities, to the extent the Trust has funds available therefor at such time, (ii) the redemption price with respect to the Capital Securities called for redemption by the Trust, to the extent the Trust has funds available therefor at such time and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of

Junior Subordinated Debentures to the holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid distributions on the Capital Securities to the date of the payment to the extent the Trust has funds available therefor at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities in liquidation of the Trust. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against PMA Capital to enforce the holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If PMA Capital were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer would lack funds for the payment of distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of PMA Capital for 30 days to pay interest on the Junior Subordinated Debentures when due and payable or the failure of PMA Capital to pay principal on the Junior Subordinated Debentures when due and payable, then a holder of Capital Securities may, pursuant to the terms of the Indenture and in addition to its rights under the Guarantee, institute a legal proceeding directly against PMA Capital for enforcement of payment to such holder of the principal of and interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). In connection with such a Direct Action, PMA Capital shall have a right of set-off under the Indenture to the extent of any payment made by PMA Capital to such holder of Capital Securities in the Direct Action. See "Description of Junior Subordinated Debentures--Set-Off." Except as set forth herein, holders of the Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Debenture Events of Default and Consequent Rights of Certain Holders--Rights of Holders of Capital Securities to Direct Action" and "Description of the Guarantee." The Trust Agreement provides that each holder of the Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

 LIMITED VOTING RIGHTS

  Holders of the Capital Securities will generally have limited voting rights relating only to the conduct of proceedings for remedies available to the Debenture Trustee, waiver of certain defaults, rescission of any declaration of acceleration and certain modifications of the Capital Securities. Holders of the Capital Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, which voting rights are vested exclusively in the holder of the Common Securities, except upon the occurrence of certain events described herein. The Property Trustee, the Administrative Trustees and PMA Capital may amend the Trust Agreement without the consent of the holders of the Capital Securities to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust or as other than an association taxable as a corporation to ensure that the Junior Subordinated Debentures will be treated as indebtedness of PMA Capital or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act of 1940 (the "Investment Company Act") unless such action adversely and materially affects the interests of such holders. See "Description of the Capital Securities--Voting Rights."

 OPTION TO DEFER INTEREST PAYMENTS; TAX CONSEQUENCES AND MARKET PRICE

  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, PMA Capital has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures at any time, and from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of such a deferral, semi-annual distributions on the Capital Securities will be deferred by the Trust during any such Extension Period (and the amount of the distributions to which holders of the Capital Securities are entitled will accumulate additional
distributions thereon at a rate of    % per annum, compounded semi-annually
from the relevant payment date for such distributions). During any such Extension Period, PMA Capital shall not, and shall cause any subsidiary of PMA Capital not to, (a) declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of PMA Capital's capital stock or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities of PMA Capital that rank pari passu with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in Common Stock or Class A Common Stock of PMA Capital, (b) payments under the Guarantee and (c) purchases of Common Stock or Class A Common Stock of PMA Capital related to the issuance of Common Stock or Class A Common Stock of PMA Capital under any of PMA Capital's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, PMA Capital may further defer the payment of interest, provided that no Extension Period shall exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with
interest thereon at the rate of    % per annum, compounded semi-annually, to
the extent permitted by applicable law), PMA Capital may commence a new Extension Period, subject to the above requirements. There is no limitation on the number of times that PMA Capital may elect to begin an Extension Period. See "Description of the Capital Securities--Distributions" and "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

  If interest payments are so deferred, each holder of the Capital Securities may be required to recognize income (in the form of original issue discount) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer for United States federal income tax purposes. As a result, a holder of the Capital Securities may be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income and will not receive the cash from the Trust related to such income if such holder disposes of its Capital Securities prior to the record date for distributions of such amounts. See "United States Federal Income Taxation--Interest Income and Original Issue Discount." PMA Capital has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, if PMA Capital determines to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of PMA Capital's right to defer interest payments, the market price of the Capital Securities (which represent an undivided beneficial interest in the Junior Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that are not subject to such deferrals.

 SPECIAL EVENT REDEMPTION OR EXCHANGE

  Upon the occurrence and continuance of a Special Event (as defined herein),
prior to     1, 2009, PMA Capital shall have the right to redeem the Junior
Subordinated Debentures, in whole but not in part, within 90 days following the occurrence of such Special Event and therefore cause a mandatory redemption of the Capital Securities. Any such redemption shall be at a price equal to the Make-Whole Amount (as defined in "Description of the Capital Securities--Redemption") together with accrued interest to but excluding the date fixed for redemption. If a Special Event were to occur, there can be no assurance that PMA Capital would have sufficient funds to effectuate an optional redemption of the Junior Subordinated Debentures and pay the redemption price. PMA Capital's ability to exercise its option to redeem the Junior Subordinated Debentures may be limited by the terms of its then-existing borrowing and other agreements. "Special Event" means either an Investment Company Event or a Tax Event. An "Investment Company Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Issuer is or will be considered an investment company that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities. A "Tax Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws and regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Capital Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by PMA Capital on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by PMA Capital, in whole or in part, for United States federal income tax purposes or
(iii) the Issuer is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. See "Description of the Capital Securities--Redemption-- Special Event Redemption or Distribution of Junior Subordinated Debentures."

  At any time, PMA Capital has the right to terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Trust. See "Description of the Capital Securities--Liquidation Distribution upon Termination."

 TAX CONSEQUENCES

  The receipt of cash by the holders of the Capital Securities upon a termination of the Trust would be a taxable event to such holders. Under current United States federal income tax law, a distribution of the Junior Subordinated Debentures upon the termination of the Trust generally would not be a taxable event to holders of the Capital Securities. See "United States Federal Income Taxation--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

 EFFECT ON MARKET PRICES

  There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Capital Securities if a termination or liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of the Capital Securities may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

 CORRESPONDING INVESTMENT DECISION IN JUNIOR SUBORDINATED DEBENTURES

  Because holders of the Capital Securities may receive Junior Subordinated Debentures in connection with a liquidation of the Trust, prospective purchasers of the Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See

"Description of the Capital Securities--Liquidation Distribution upon Termination" and "Description of the Junior Subordinated Debentures."

 POSSIBLE TAX LAW CHANGES

  Prospective investors should be aware that legislation has been proposed by the Clinton Administration in the past that, if enacted, would have denied an interest deduction to issuers of instruments such as the Junior Subordinated Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur on or after the date hereof that would adversely affect that tax treatment of the Junior Subordinated Debentures or the Issuer. Such changes also could give rise to a Tax Event, which would permit PMA Capital to cause a redemption of the Capital Securities, as described more fully under "Description of Capital Securities-- Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures."

 LIQUIDITY OF TRADING; TRADING PRICE OF THE CAPITAL SECURITIES MAY NOT FULLY REFLECT VALUE OF UNPAID INTEREST

  PMA Capital and the Issuer do not intend to have the Capital Securities listed on any securities exchange. If the Underwriters do not make a market for the Capital Securities, the liquidity of the Capital Securities could be adversely affected.

  The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who disposes of his Capital Securities between record dates for payments of distributions thereon (and consequently does not receive a distribution from the Issuer for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in the Capital Securities disposed of. To the extent that the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest), the holder may recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

RISK FACTORS ASSOCIATED WITH THE COMPANY

 HOLDING COMPANY STRUCTURE

  PMA Capital is an insurance holding company and the right of PMA Capital to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Junior Subordinated Debentures and the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that PMA Capital may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries of PMA Capital, and the holders of the Junior Subordinated Debentures should look only to the assets of PMA Capital for payments on the Junior Subordinated Debentures. At September 30, 1998, the subsidiaries of PMA Capital had total liabilities, excluding liabilities owed to PMA Capital and intercompany transactions, of approximately $2.4 billion.

 RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND OTHER PAYMENTS

  PMA Capital is an insurance holding company whose assets consist principally of all of the outstanding common stock of its insurance subsidiaries. PMA Capital's ongoing ability to pay dividends to its shareholders and meet its other obligations, including operating expenses and any principal and interest on debt (including the Junior Subordinated Debentures), is primarily dependent on the receipt of sufficient funds from its insurance subsidiaries in the form of dividends, net payments under a tax-sharing agreement between PMA Capital and its subsidiaries and loans. The payment of dividends by PMA Capital's subsidiaries to PMA Capital is regulated under the insurance laws of Pennsylvania and Delaware (such laws are substantially similar). In addition, to the extent tax-sharing payments and loans exceed certain threshold amounts, notice to and non-disapproval by the Pennsylvania Insurance Commissioner would be required. Under Pennsylvania law, PMA Capital's Pennsylvania-domiciled subsidiaries (PMA Reinsurance Corporation and the Pooled Companies) may pay dividends only from unassigned surplus and future earnings arising from their businesses and must receive prior approval of the Pennsylvania Insurance Commissioner to pay a dividend if such dividend would exceed the greater of
(i) 10% of the insurer's policyholders' surplus, as shown on its last annual statement on file with the Pennsylvania Insurance Commissioner or (ii) the insurer's statutory net income for the previous calendar year. Pennsylvania law gives the Pennsylvania Insurance Commissioner broad discretion to disapprove requests for dividends in excess of these limits. Based upon this limitation and the 1997 statutory results of PMA Reinsurance Corporation and the Pooled Companies, PMA Reinsurance Corporation and the Pooled Companies have the legal capacity to pay approximately $48.7 million in dividends in the aggregate to PMA Capital in 1998 without obtaining the approval of the Pennsylvania Insurance Commissioner. For the year ended December 31, 1998, $35.5 million in dividends were declared and paid. Pennsylvania law also provides that following the payment of any dividend, the insurer's policyholders' surplus must be reasonable in relation to its outstanding liabilities and adequate for its financial needs, and permits the Pennsylvania Insurance Commissioner to bring an action to rescind a dividend which violates these standards.

  Caliber One Indemnity Company is a Delaware-domiciled insurance subsidiary of PMA Reinsurance Corporation. As a subsidiary of PMA Reinsurance Corporation, Caliber One Indemnity Company's dividends are not directly available to PMA Capital. As noted above, the Delaware insurance law provisions restricting dividends by insurers are substantially similar to such provisions under Pennsylvania insurance laws. During 1998, Caliber One Indemnity Company may pay up to $2.5 million of dividends to PMA Reinsurance Corporation without prior approval of the Delaware Insurance Commissioner. During 1998, no dividends have been declared or paid by Caliber One Indemnity Company.

  In the event that the ability of either the Pooled Companies or PMA Reinsurance Corporation to pay dividends or make other payments to PMA Capital in the future is reduced or eliminated, PMA Capital's ability to pay principal and interest on, and/or redeem, the Junior Subordinated Debentures could be materially and adversely affected, depending upon the extent of such reduction. See "Supervision and Regulation."

  In March 1997, the Company refinanced substantially all of its existing debt facility with a $235.0 million revolving credit facility (the "Revolving Credit Facility"). In addition to the Revolving Credit Facility, the Company maintains a committed facility of $50.0 million for letters of credit (the "Letter of Credit Facility"). The Revolving Credit Facility and the Letter of Credit Facility are sometimes referred to herein as the "Credit Facilities." In addition to the foregoing regulatory restrictions, the Credit Facilities also impose restrictions on the ability of the Company's subsidiaries to pay dividends. Under these restrictions, the statutory surplus of PMA Capital's insurance subsidiaries (as measured each calendar quarter) must not be less than $450 million and such subsidiaries must annually maintain certain minimum ratios of adjusted surplus to risk-based capital (300% for PMA Reinsurance Corporation and 230% for the Pooled Companies in 1998, increasing to 240% thereafter). As of

September 30, 1998, the Company's insurance subsidiaries reported combined statutory surplus of $565.5 million, and as of December 31, 1997, PMA Reinsurance Corporation's risk-based capital ratio was 355% and the Pooled Companies' risk-based capital ratios ranged from 293% to 324%.

CERTAIN RISKS AFFECTING THE PROPERTY AND CASUALTY INSURANCE INDUSTRY

  The Company's operating results may be impacted by several factors that broadly impact the property and casualty insurance industry. Such factors include weather-related and other catastrophic losses, general economic conditions, including interest rate changes, employment rates and trends in inflation of claims costs, legislative and regulatory initiatives, frequency of litigation and trends in the size of awards, as well as competitive conditions.

  In writing property and casualty insurance, the Company's insurance subsidiaries are subject to the possibility of losses from catastrophic events. In order to reduce risk and increase its underwriting capacity, the Company actively manages its exposure to such events through the underwriting process and through the purchase of reinsurance coverages; as a result, the Company's historical underwriting results have not been significantly impacted by catastrophes. However, catastrophic events could exceed the Company's reinsurance and/or retrocessional protection, and materially and adversely impact the Company's financial position. See "Business--The Company's Reinsurance Ceded."

  Overall economic trends, as well as legislative, regulatory and judicial trends may impact the operations of the Company's insurance subsidiaries. In addition, because the Company's earnings are substantially dependent on investment income and capital gains, changes in interest rates or other factors affecting the Company's investment portfolio and the credit quality and performance thereof may reduce the Company's investment results and have a material adverse effect on its results of operations. An economic downturn may reduce the overall demand for the Company's insurance products. Also, management believes that, in times of less favorable economic conditions, workers' compensation claims (particularly indemnity claims) have a tendency to be more severe. Legislative, regulatory and judicial issues that could adversely affect the Company include (i) an environment of more frequent and severe claims, (ii) increases in the overall cost of doing business, through increased capital requirements, higher taxes and assessments, residual market charges or higher overall costs of regulatory compliance, (iii) restrictions on premium rates and policy terms and (iv) reduced demand for the Company's products. The impact of these factors can dramatically impact the Company's insurance capacity, pricing and claims experience and, ultimately, have a material adverse effect on the Company's business, results of operations and financial condition. See "--Certain Concentrations" below, "Business-- Regulatory Matters," "Business--The Property and Casualty Group--Workers' Compensation Insurance" and "Supervision and Regulation."

ADEQUACY OF LOSS RESERVES

  In many cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. Liabilities for reinsurers generally become known more slowly than for primary insurers and are generally subject to more unforeseen development.

  In addition, the reserving for workers' compensation insurance is more difficult than for many other lines of insurance. The Company has recorded favorable (adverse) development of $86.0 million, ($156.1) million and ($51.5) million in 1997, 1996 and 1995, respectively, of which $44.1 million, ($110.0) million and ($54.7) million in 1997, 1996 and 1995, respectively, were associated with workers' compensation. See "Business--Loss Reserves" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Estimating reserves for workers' compensation claims can be more difficult than for many other lines of property and casualty insurance for several reasons, including (i) the long payment "tail" associated with the business, (ii) the impact of social, political and regulatory trends on benefit levels for both medical and indemnity payments,
(iii) the impact of economic trends and (iv) the impact of changes in the mix of business. At various times, one or a combination of such factors can make the interpretation of actuarial data associated with workers' compensation loss development more difficult, and it can take additional time to recognize changes in loss development patterns. Under such circumstances, reserve adjustments will be made as loss patterns develop and new information becomes available, and such adjustments may be material.

  As is common practice in the property and casualty insurance industry, the Company discounts its workers' compensation unpaid losses; the average discount rate presently utilized is approximately 5.0%. As such, future operating results of the Company will be impacted by accretion of loss reserve discount. For the nine-month periods ended September 30, 1998 and 1997, respectively, accretion of discount increased losses incurred by $17.2 million and $35.0 million, and for the years ended December 31, 1997, 1996 and 1995, respectively, accretion of discount increased losses incurred by $51.4 million, $57.5 million and $13.3 million (net of $35.0 million related to the change in discount rate from approximately 4.0% to 5.0%). At September 30, 1998, the Company had loss reserve discount of $209.4 million, comprised as follows: the Pooled Companies, $114.7 million; MASCCO, $52.5 million, other Property and Casualty Group entities, $6.9 million and PMA Re, $35.3 million. See "Business--Loss Reserves."

  Estimation of obligations for asbestos and environmental exposures continues to be more difficult than for other loss reserves because of several factors, including (i) evolving methodologies for the estimation of liabilities; (ii) lack of reliable historical claim data; (iii) uncertainties with respect to insurance and reinsurance coverage related to these obligations; (iv) changing judicial interpretations and (v) changing government standards. The Company recorded incurred losses for asbestos and environmental exposures of $1.0 million, $60.4 million and $25.3 million in 1997, 1996 and 1995, respectively, and at December 31, 1997, the Company maintained loss reserves of $48.6 million ($76.7 million gross of reinsurance) for asbestos-related losses (of which $41.9 million was IBNR) and loss reserves of $31.7 million ($45.1 million gross of reinsurance) for environmental-related losses (of which $20.5 million was IBNR). Management believes that the Company's reserves for asbestos and environmental claims are appropriately established based upon known facts, existing case law and generally accepted actuarial methodologies. However, due to changing interpretations by courts involving coverage issues, the potential for changes in federal and state standards for clean-up liability and other factors, the ultimate exposure to the Property and Casualty Group for these claims may vary significantly from the reserves currently recorded, resulting in a potential future adjustment in the claims reserves recorded. See "Business--Loss Reserves" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Estimating the Company's ultimate claims liability is necessarily a complex and judgmental process as the amounts are based upon management's informed estimates and judgments using data currently available. As additional experience and data become available regarding claims payment and reporting patterns, legislative developments and economic conditions, the estimates are revised accordingly. If the Company's ultimate net losses prove to be substantially greater than the reserves recorded, the related adjustments could have a material adverse impact on the Company's financial condition and results of operations.

COMPETITIVE CONDITIONS

  The domestic property and casualty insurance and reinsurance industries are very competitive and consist of many companies, with no one company dominating the market. Competitive conditions may vary from state to state and market to market for a variety of reasons, including the regulatory climate, the number of market participants and similar factors. In addition to other insurance companies, the Company's insurance subsidiaries compete with certain alternative market arrangements, such as captive insurers, risk-sharing pools and associations, risk-retention groups and self-insurance programs. Many of the Company's competitors are larger and have greater financial resources than the Company and offer a broader range of products than the Company. Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of very competitive
(soft) markets followed by less competitive (hard) markets. Although an individual insurance company's financial performance depends in part upon its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. At present, the property and casualty insurance industry is experiencing a prolonged soft market, and the extension of the current market conditions could have an adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that market conditions will improve or, if they do improve that they will have a favorable impact on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  One of the bases of competition in the insurance industry, particularly in the reinsurance segment, is size of capitalization. While management believes that PMA Re's present level of capitalization is appropriate and has not materially adversely affected its participation in business opportunities or resulted in any significant erosion of its client base, PMA Re could be affected by (i) changes in market perception of appropriate levels of capitalization or (ii) the need to increase capitalization in response to market opportunities. While the purpose of the Offering is to increase the Company's flexibility to respond to such situations, there can be no assurance that PMA Capital will have the ability to increase PMA Re's capitalization to satisfy state insurance regulators or to maintain the current A.M. Best ratings of PMA Capital's insurance subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business-- Competition" and "Use of Proceeds."

  The Property and Casualty Group must attract and retain productive agents to sell its insurance products and services. Strong competition exists among insurance companies for agents with demonstrated abilities. Competition among insurance companies for such agents is based upon, among other things, the services provided to, and relationships developed with, these agents in addition to compensation and product structure. If the Property and Casualty Group is not able to continue to attract and retain productive agents, there could be a material adverse effect on the Company.

  The surplus lines of insurance offered by Caliber One are generally placed by wholesale brokers and managing general agents who specialize in particular lines of coverage or classes of insureds. These insureds tend to be sophisticated and price-conscious insurance purchasers. As a result, surplus lines insurers may experience increased premium rate competition in soft markets, which could result in a material adverse effect on the Company.

COLLECTIBILITY OF REINSURANCE

  The Company follows the customary insurance practice of reinsuring a portion of the risks underwritten by its insurance subsidiaries with other insurance companies. This reinsurance is maintained to protect the Company against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produces an aggregate extraordinary loss. Reinsurance does not discharge the Company's insurance subsidiaries from their obligations to their policyholders; however, it does make the assuming reinsurers liable to the Company's insurance subsidiaries for the reinsured portion of the risk. At September 30, 1998, the Company had $217.3 million in reinsurance receivables which are not directly secured by letters of credit, trust arrangements, funds held or other collateral. Although management believes that the Company's reinsurance protection is placed with financially sound companies, there can be no assurance that such reinsurers will pay reinsurance claims on a timely basis, if at all. Further, although the Company has reinsurance it believes to be adequate, there can be no assurance that the Company will continue to be able to obtain reinsurance on acceptable terms and that the Company's reinsurance protection will be adequate in the event of a catastrophe. See "Certain Risks Affecting the Property and Casualty Insurance Industry" above and "Business--The Company's Reinsurance Ceded."

CERTAIN CONCENTRATIONS

  In 1997, the Property and Casualty Group derived 49% of its direct premiums written from Pennsylvania, 61% of which was workers' compensation. Also in 1997, the Property and Casualty Group derived 60% of its direct premiums written from workers' compensation in all of the states in which it conducts business. This concentration in workers' compensation has increased to approximately 67% as of September 30, 1998, primarily due to a planned reduction in Commercial Lines of business. This concentration exposes the Company to changes affecting the Pennsylvania economy, as well as changes impacting benefit and/or rate levels for workers' compensation in Pennsylvania and the other states in which it conducts business.

  Since 1993, two major benefit reform laws have been passed in Pennsylvania, which have had a favorable impact on workers' compensation loss costs. In 1993, Act 44 introduced medical cost containment measures and improved the Property and Casualty Group's ability to utilize managed care techniques. Specifically, Act 44 introduced medical cost containment measures to the Pennsylvania workers' compensation benefit system and increased the length of time in which an insurer may require an employee to accept medical treatment from the employer's list of designated health care providers from 14 days to 30 days. In addition, the law reduced the minimum wage replacement benefit to injured workers, introduced a credit for unemployment compensation benefits, restored the right of subrogation against tort recoveries in work-related automobile accidents and created new anti-fraud measures. In 1996, Act 57 introduced measures that primarily reduce indemnity loss costs. Among its provisions, Act 57: (i) imposes application of American Medical Association Impairment Guidelines for the assessment of permanent and total claims after the first two years of total disability compensation payments and limits indemnity benefits to an additional 500 weeks for workers who are not at least 50% disabled (as measured by those guidelines); (ii) contains certain Social Security and pension benefits offsets; (iii) further increases the time frame for directed medical treatment; (iv) addresses certain inequities in the average weekly wage calculation; (v) increases the ability of employers to demonstrate that injured workers have earning capacity and (vi) facilitates the use of full and final settlements of employers' workers' compensation obligations on particular claims. As a result of these Acts, as well as reforms in several other states in which the Property and Casualty Group operates, the frequency and severity of workers' compensation claims have been decreasing, which has contributed to the decreased accident year workers' compensation loss ratios of the Property and Casualty Group since 1993. In conjunction with these benefit reforms, manual rate levels in Pennsylvania decreased approximately 10% in 1994, 25% in 1997 and 19% in the first nine months of 1998 when compared to the respective preceding year. Management believes the projected savings derived from the reforms will offset these manual rate decreases. However, the ultimate cost of workers' compensation claims can be difficult to predict and there can be no assurance that rates will remain adequate. While management believes that the Company has benefited from workers' compensation reform in Pennsylvania and elsewhere, as well as a generally good economic climate in the states in which it conducts business, there can be no assurance that: (i) there will not be initiatives, legislative or otherwise, to reverse the effects of workers' compensation reforms; (ii) workers' compensation rates will remain adequate or (iii) economic conditions will remain favorable. See "Business--The Property and Casualty Group" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  PMA Re distributes its products through reinsurance intermediaries, known as brokers. In 1997, three brokers each accounted for more than 10% of PMA Re's gross premiums in force: Aon Reinsurance (35.7%); Guy Carpenter & Company (23.3%); and E.W. Blanch (13.6%). PMA Re's top five brokers accounted for 90.8% of its gross premiums in force in 1997. In 1998, four brokers each accounted for more than 10% of PMA Re's gross premiums in force: Aon Reinsurance (34.3%); Guy Carpenter & Company (32.7%); E.W. Blanch (14.2%) and Towers Perrin Re (10.3%). For 1998, Guy Carpenter & Company's gross premiums in-force include the gross premiums in-force of Sedgwick Payne Company due to the acquisition of Sedgwick Group plc by Marsh & McLennan Companies, the parent of Guy Carpenter & Company, in 1998. PMA Re's top four brokers accounted for 91.5% of its gross premiums in-force in 1998. While management believes that these relationships with these brokers are generally excellent, if relations with any of its major brokers were to deteriorate, resulting in reduced premium flow, it could have a material adverse effect on PMA Re and the Company. See "Business--PMA Re--Marketing and Distribution."

IMPORTANCE OF RATINGS

  As insurers and reinsurers tend to compete on the basis of financial stability, among other things, management believes that the ratings of the Company's insurance subsidiaries by the major independent rating agencies, particularly A.M. Best, are material to its operations. Presently, A.M. Best has rated PMA Reinsurance Corporation, A+ ("Superior"), the Pooled Companies, A- ("Excellent") and Caliber One Indemnity Company, A ("Excellent"). In addition, Moody's has rated PMA Reinsurance Corporation A3 ("Good") and the Pooled Companies Baa2 ("Adequate"). The Company is also presently seeking ratings of its insurance subsidiaries from Standard & Poor's. The ratings of the insurance subsidiaries from these rating agencies are generally based upon an analysis of the insurance company's perceived financial strength regarding its ability to pay obligations to its policyholders and are not directed toward the protection of investors. Such ratings would be subject to changes and would not constitute recommendations to buy, sell or hold securities. There can be no assurance that PMA Reinsurance Corporation, the Pooled Companies or Caliber One Indemnity Company will obtain or maintain any ratings, and any downgrade could have a material adverse effect on their respective businesses. In addition, there can be no assurance that any rating received from Standard & Poor's would not have a detrimental effect on the Company's competitive position. See "Business--Competition."

REGULATION

  The Company is subject to regulation under applicable insurance statutes, including the insurance holding company statutes of Pennsylvania. In addition, the Company's insurance subsidiaries are subject to regulation in each of the states in which they transact business. Insurance regulation is intended to protect policyholders rather than to protect investors in insurance companies or their holding companies. The extent of regulation by the states varies, but in general, most jurisdictions have laws and regulations governing standards of solvency, adequacy of reserves, reinsurance, capital adequacy and standards of business conduct. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms for admitted insurers and, for certain lines of insurance, including all of the lines written by the Property and Casualty Group, approval of rates. In supervising and regulating insurance companies, including reinsurers, state insurance departments enjoy broad authority and discretion in applying applicable insurance laws and regulations for the protection of policyholders and the public. Inasmuch as they are subject to regulatory approval, the rates that the Property and Casualty Group can charge for workers' compensation and standard commercial lines of property and casualty insurance might not keep pace with the underlying claim costs. In addition, any changes in these laws and regulations or the failure of the Company to comply with such laws and regulations could materially adversely affect the Company's operations. See "Supervision and Regulation."

  Workers' compensation insurers doing business in certain states are required to provide insurance for risks which are not otherwise written on a voluntary basis by the private market ("residual market business"). This system exists in all of the Property and Casualty Group's current marketing territories, except Pennsylvania and Maryland, in which separate governmental entities write all of the workers' compensation residual market business. Because residual market business consists of difficult to insure risks and entities and classes with poor claims experience, the underwriting results of residual market business tend to be worse than those of voluntary business. In 1997, the Property and Casualty Group wrote $5.2 million of residual market business, which constituted approximately 3% of its voluntary market volume. While management believes that the Property and Casualty Group has a lesser exposure to residual market business than many other companies writing workers' compensation business, based upon the volume of residual market business written, the Company is exposed to the possibility that its underwriting results will be adversely affected by increases in the size of the residual market and worsening claims experience in the residual market. See "Business--the Property and Casualty Group--Workers' Compensation Residual Market Business."

  In recent years, various proposals have been introduced in Congress, which call for the federal government to assume some role in the regulation of insurance. To date, none of these proposals has been enacted, and the Company cannot predict what form such future proposals might take or what effect, if any, such proposals might have on PMA Capital or its subsidiaries if enacted into law.

YEAR 2000 ISSUE

  As a consequence of the programming convention which utilized a two-digit field rather than a four-digit field, most computers require relatively costly reprogramming to enable them to perform correctly date operations involving year 2000 ("Year 2000") or later (the "Year 2000 Issue"). Many anticipate that the Year 2000 Issue will have substantial repercussions on the business world, since computer operations involving date calculations are pervasive.

  With the assistance of outside consulting groups, the Company began evaluating and reprogramming its own computer systems to address the Year 2000 Issue in late 1995. As of December 31, 1998, the Company has substantially completed all necessary programming work and will continue testing throughout 1999. Accordingly, management believes that Year 2000 Issues related to the Company's hardware and internal software programs are not likely to result in any material adverse disruptions in the Company's computer systems or its internal business operations. The cost of this work through December 31, 1998 has been approximately $5.4 million, including approximately $1.6 million incurred during 1998.

  In addition to assessing Year 2000 Issues relating to computer systems, the Company is also in the process of reviewing its use of office equipment and facilities which contain microprocessors or other embedded technology ("non-IT Systems") over which it has control to ensure that they are, to the extent reasonably necessary to conduct the Company's day-to-day operations, Year 2000 compliant. Because the Company is not materially dependent upon non-IT Systems, the Company does not believe it has any material non-IT Systems Year 2000 exposure.

  The Company is currently in the process of evaluating its relationships with third parties with which the Company has a direct and material relationship to determine whether they are Year 2000 compliant, such as banks, brokers, reinsurers, third party service providers, software and other service vendors, insureds and agents and other intermediaries. The responses by such third parties to inquiries made by the Company as have been received to date indicate that these third parties either are or expect to be compliant by the Year 2000.

  Even assuming that all material third parties provide a timely representation affirming such Year 2000 compliance, however, it is not possible to state with certainty that such representations will turn out to have been accurate, or that the operations of such third parties will not be materially impacted in turn by other parties with whom they themselves have a material relationship, and who fail to timely become Year 2000 compliant. Consequently, it is not possible to predict whether or to what extent the Year 2000 Issues may have an adverse material impact on the Company as a result of their impact on the operations of third parties with whom the Company has a material relationship. The failure of one or more third parties with whom the Company has a material relationship to be Year 2000 compliant could cause significant disruptions in the Company's ability to pay claims, receive and deposit funds and make investments, which could have a material adverse effect on the Company's financial condition and results of operations. The Company's contingency plans in the event of failure of such third parties to be Year 2000 compliant include replacing the third party, performing directly the services performed by the third party and maintaining liquidity under the Company's Revolving Credit Facility, which may have a material impact on the Company.

  Many experts now believe that Year 2000 Issues may have a material adverse effect on the national and global economy generally. In addition, it seems likely that if businesses are materially damaged as a result of Year 2000 Issues, at least some such businesses may attempt to recoup their losses by claiming coverage under various types of insurance policies. Management of the Property and Casualty Group and Caliber One believe that under a fair reading of the various policies issued by them, no coverage for Year 2000 Issues should exist. In an effort to assess whether or not a material liability relating to Year 2000 Issues exists under policies reinsured by PMA Re, the company has developed underwriting guidelines to try to ascertain how ceding companies are underwriting their Year 2000 exposures, including any non-IT exposures. Some ceding companies have indicated that, in their opinion, exposure may exist on some types of policies in certain circumstances for defense costs, indemnification or both. PMA Re is attempting, whenever possible, to avoid or otherwise limit the exposure to Year 2000 Issues through its underwriting process. However, it is not possible to make reasonable estimates of the size or types of claims that may be asserted against PMA Re and, accordingly, there can be no assurance that PMA Re will not have a material exposure. In the event that claims for Year 2000 Issues are asserted against the Property and Casualty Group, Caliber One or PMA Re, it is not possible to predict whether or to what extent any such coverage could ultimately be found to exist by courts in various jurisdictions, or, if found, the effect thereof on any of such companies or the Company. In addition, to the extent that the Property and Casualty Group, Caliber One or PMA Re contest the assertion of Year 2000 coverage claims, it is likely that the costs of litigation could be material, even if they are able to prevail in their coverage positions as to which no assurance can be given.


DEPENDENCE UPON KEY PERSONNEL

  The Company depends upon its executive management, including the executive management of its insurance subsidiaries, to execute its business strategy. The loss of any of these individuals or a reduction in the time devoted by such persons to the Company's business could have a material adverse effect on the Company's business. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain the necessary personnel on acceptable terms. See "Business" and "Management."

                                  THE COMPANY

  The Company is an insurance holding company, whose subsidiaries operate in three distinct segments of the property and casualty insurance industry: (i) reinsurance, through PMA Re, which commenced business in 1980; (ii) standard commercial lines of insurance, with an emphasis on workers' compensation through the Property and Casualty Group, which has been in business since 1915 and (iii) specialty insurance products, focusing on excess and surplus lines, through the Company's recently-formed operation, Caliber One. PMA Re writes a broad range of property and casualty reinsurance products with an emphasis on risk-exposed casualty excess of loss reinsurance and operates in the United States domestic brokered market. The Property and Casualty Group offers a full range of workers' compensation products and services, as well as other standard commercial lines products including commercial general liability, commercial automobile and commercial multi-peril, primarily in nine contiguous jurisdictions in the Mid-Atlantic and Southern regions of the United States, utilizing the PMA Group trade name. In 1998, Caliber One commenced writing excess and surplus lines of property and casualty insurance, including commercial general liability, automobile and certain property exposures on a non-admitted basis. For the nine months ended September 30, 1998, the Company's net premiums written of $369.1 million were derived 46.7% from PMA Re, 52.6% from the Property and Casualty Group and 0.7% from Caliber One. Net income for the Company for the nine months ended September 30, 1998 and the year ended December 31, 1997 was $32.0 million and $15.0 million, respectively. As of September 30, 1998, the Company had total assets of $3,131.9 million and shareholders' equity of $517.6 million.

  According to data provided by the RAA, as of September 30, 1998, PMA Reinsurance Corporation was the 23rd largest reinsurer in the United States in terms of statutory surplus and 18th largest in terms of net premiums written. Management believes that PMA Re competes on the basis of its ability to offer prompt and responsive service and products designed to meet client needs and its excellent long-term relationships in the broker and ceding company communities. PMA Re's net premiums written grew at a compound annual rate of 13.2% between 1992 and 1997. As of September 30, 1998, statutory surplus of PMA Reinsurance Corporation was $283.0 million, and for the nine months ended September 30, 1998, PMA Re's net premiums written were $172.6 million. PMA Re reported pre-tax operating income of $34.9 million and $34.7 million for the nine-month periods ended September 30, 1998 and 1997, respectively, and $46.0 million, $44.8 million and $39.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  The Property and Casualty Group markets its products and services primarily to middle market accounts (premiums ranging from $40,000 to $300,000) and smaller accounts (premiums less than $40,000). The Property and Casualty Group distributes its products primarily through approximately 260 regional brokers and agents throughout its marketing territories and also utilizes an internal sales force in Pennsylvania and Delaware, which accounted for approximately 13% of direct premiums written in 1997. In 1997, workers' compensation insurance accounted for 60% of the Property and Casualty Group's direct premiums written, and Pennsylvania workers' compensation insurance accounted for 50% of the Property and Casualty Group's workers' compensation direct premiums written. This concentration in workers' compensation has increased to approximately 67% as of September 30, 1998, primarily due to a planned reduction in Commercial Lines of business. The Property and Casualty Group offers a variety of workers' compensation products, such as third-party claims administration services, rent-a-captives and high-deductible plans in addition to traditional fixed-cost and loss-sensitive workers' compensation products. Management believes that the Property and Casualty Group competes in workers' compensation on the basis of its ability to provide prompt and responsive service.

  In 1996, the Company restructured the Property and Casualty Group with the goal of restoring its profitability after three years of operating losses. The losses resulted primarily from unfavorable underwriting experience and adverse reserve development related to accident years 1987 through

1991, when the Property and Casualty Group wrote a much higher volume of business than its current volume. The principal components of the restructuring were: (i) strengthening loss reserves; (ii) initiating a commutation program to settle a significant number of open claims from the 1987 to 1991 period; (iii) designating PMA Cayman and MASCCO as separate run-off companies to alleviate the SAP impact on the Pooled Companies of the loss reserve strengthening and to manage the capital deployed in running off pre-1992 workers' compensation claims; (iv) initiating an expense reduction program and (v) implementing management changes, including the appointment of a new Chief Operating Officer and the creation of the position of, and appointment of, a Chief Underwriting Officer. Effective July 1, 1998, the Company sold PMA Cayman. Largely as a result of the restructuring, the Property and Casualty Group recorded pre-tax operating income of $8.4 million for the nine months ended September 30, 1998, compared to pre-tax operating losses of $5.0 million for the nine months ended September 30, 1997 and $3.7 million, $215.7 million (including restructuring and other special charges of $223.1 million) and $3.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. As of September 30, 1998, the Property and Casualty Group's statutory surplus was $263.3 million, and for the nine months ended September 30, 1998, the Property and Casualty Group's net premiums written were $194.3 million. See "Business--The Property and Casualty Group."

  In December 1997, the Company acquired an insurance company, which was renamed Caliber One Indemnity Company, to enter the excess and surplus lines insurance business. Within the last year, the Company hired several experienced specialty insurance executives to manage Caliber One, who have substantial relationships within the wholesale brokerage community, which management believes will have a favorable impact on Caliber One's ability to obtain market acceptance. Caliber One distributes its products primarily through national wholesale brokers, and Caliber One Indemnity Company is approved as a surplus lines carrier in 41 states, Puerto Rico and the District of Columbia. As of September 30, 1998, Caliber One Indemnity Company's statutory surplus was $25.4 million, and for the nine months ended September 30, 1998, Caliber One's net premiums written were $2.6 million.

  The Company's insurance subsidiaries have the following ratings from A.M.
Best: PMA Reinsurance Corporation, A+ ("Superior"); the Pooled Companies, A- ("Excellent") and Caliber One Indemnity Company, A ("Excellent"). Management believes that ratings from A.M. Best are material to its operations and that a downgrade from the present rating classifications could have an adverse effect on the Company's ability to market its products. A.M. Best's ratings are based upon an assessment of an insurance company's perceived financial strength regarding its ability to pay obligations to its policyholders and are not directed toward the protection of investors.

  The Company maintains its principal executive offices at 1735 Market Street, Philadelphia, Pennsylvania 19103-7590 and its telephone number is (215) 665-5046.

                                  THE ISSUER

  The Issuer is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by PMA Capital as Depositor, The Bank of New York, as the Property Trustee of the Issuer, and The Bank of New York (Delaware), as Trustee, and (ii) a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Issuer exists for the exclusive purposes of (i) issuing the Capital Securities and the Common Securities representing undivided beneficial interests in the assets of the Issuer, (ii) investing the gross proceeds from the sale of the Capital Securities and the Common Securities in the Junior Subordinated Debentures issued by PMA Capital and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Junior Subordinated Debentures, the rights of the Property Trustee under the Guarantee and the right to reimbursement of expenses under the Expense Agreement will be the sole assets of the Issuer, and payments under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenue of the Issuer.

  All of the Common Securities of the Issuer will be owned by PMA Capital. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement (as defined therein) resulting from a Debenture Event of Default, the rights of PMA Capital as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of the Capital Securities--Subordination of Common Securities." PMA Capital will acquire the Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of the Issuer.

  The Issuer has a term of approximately 55 years, but may terminate earlier as provided in the Trust Agreement. The Issuer's business and affairs are conducted by its trustees, each appointed by PMA Capital as holder of the Common Securities. The trustees for the Issuer will be The Bank of New York, as the Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and three individual Administrative Trustees who are employees or officers of or affiliated with PMA Capital. The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as Trustee under the Guarantee and the Indenture (each as defined herein). See "Description of the Guarantee" and "Description of the Junior Subordinated Debentures." The holder of the Common Securities of the Issuer, or the holders of a majority in Liquidation Amount of the Capital Securities if a Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of the Property Trustee are governed by the Trust Agreement. PMA Capital will pay all fees and expenses related to the Issuer and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer.

  The principal executive office of the Issuer is located at 1735 Market Street, Philadelphia Pennsylvania 19103-7590, and its telephone number is
(215) 665-5046.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratio of earnings to fixed charges for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

                                      NINE MONTHS
                                         ENDED
                                     SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                     ------------- ---------------------------
                                      1998   1997  1997 1996(2) 1995 1994 1993
                                     ------ ------ ---- ------- ---- ---- ----
Ratio of Earnings to Fixed
 Charges(1).........................   4.0x   2.0x 2.4x   --    2.7x 5.5x 7.7x

--------

(1) For the purposes of determining this ratio, earnings (loss) consist of income (loss) before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense on debt, amortization of debt issuance costs and the portion of operating leases that management believes is representative of the interest factor.
(2) In 1996, earnings were insufficient to cover fixed charges by $191.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1998 on an actual basis and as adjusted to reflect the issuance of the Junior Subordinated Debentures in connection with the Offering as if the Offering had occurred on September 30, 1998, after deducting the estimated underwriting discount and expenses of the Offering. This table should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                               (UNAUDITED)

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           AT SEPTEMBER 30,
                                                                 1998
                                                           ------------------
                                                                        AS
                                                            ACTUAL   ADJUSTED
                                                           --------  --------
LONG-TERM DEBT:
Revolving Credit Facility(1).............................. $203,000  $104,500
                                                           --------  --------
Company-obligated mandatorily redeemable Capital
 Securities of subsidiary trust holding solely Junior
 Subordinated Debentures of the Company(2)................      --    100,000
SHAREHOLDERS' EQUITY:
Common stock, $5.00 par value, 40,000,000 shares
 authorized, 14,615,587 shares issued and 14,179,580
 shares outstanding.......................................   73,078    73,078
Class A common stock, $5.00 par value, 40,000,000 shares
 authorized, 9,827,358 shares issued and 9,146,028 shares
 outstanding..............................................   49,136    49,136
Additional paid-in capital--Class A common stock..........      339       339
Retained earnings.........................................  367,999   367,999
Accumulated other comprehensive income....................   46,009    46,009
Notes receivable from officers............................     (198)     (198)
Treasury stock, at cost (436,007 shares--common stock and
 681,330 shares--Class A common stock)....................  (18,783)  (18,783)
                                                           --------  --------
  Total shareholders' equity..............................  517,580   517,580
                                                           --------  --------
    Total capitalization.................................. $720,580  $722,080
                                                           ========  ========

--------

(1) At September 30, 1998, $32,000 was available for borrowing under the Company's Revolving Credit Facility. As adjusted, at September 30, 1998, available borrowings under the Company's Revolving Credit Facility were $130,500.

(2) Represents the issuance of the Capital Securities by the Trust (net of related issuance costs). One hundred percent of the assets of the Trust will consist of approximately $103,093 of Junior Subordinated Debentures of PMA Capital. The financial statements of the Trust will be reflected in the consolidated financial statements of the Company with the Capital Securities reflected as Company-obligated mandatorily redeemable Capital Securities of subsidiary trust holding solely Junior Subordinated Debentures of the Company. See "Accounting Treatment."

                                USE OF PROCEEDS

  PMA Capital currently estimates the net proceeds to be received from the Offering will be $98.5 million, after giving effect to estimated underwriting discounts and estimated offering expenses. All of the net proceeds from the sale of the Capital Securities will be invested in the Junior Subordinated Debentures. PMA Capital intends to use the proceeds from the sale of such Junior Subordinated Debentures to repay indebtedness under the Revolving Credit Facility, which will increase the availability under the Revolving Credit Facility from $32.0 million to $130.5 million. The final maturity of the Revolving Credit Facility is December 31, 2002, with reductions in availability of $47.5 million on December 31, 1999 and level reductions in availability of $62.5 million each December 31 thereafter, commencing in 2000. The Revolving Credit Facility bears interest at a variable interest rate of LIBOR plus .70% on the drawn amount (with such spread adjustable downward based upon reductions in the Company's ratio of debt to total capitalization), or 6.3% at September 30, 1998, and carries a .275% facility fee on the undrawn portion (also adjustable downward based upon reductions in the Company's ratio of debt to total capitalization). It is the Company's intention to utilize availability under the Revolving Credit Facility, from time to time in the future, to capitalize subsidiaries and make other strategic investments as business opportunities arise, subject to the maintenance of appropriate financial leverage ratios. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the Issuer will be treated as a subsidiary of the Company, and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of the Company. The Capital Securities will be presented as a separate line item in the consolidated balance sheets of the Company, entitled "Company-obligated mandatorily redeemable Capital Securities of subsidiary trust holding solely Junior Subordinated Debentures of the Company" and the audited notes to the consolidated financial statements will contain disclosure that (a) the Common Securities of the Trust are wholly owned by PMA Capital, (b) the sole asset of
the Trust is the   % Junior Subordinated Debentures of PMA Capital in the
approximate principal amount of $103.093 million, having a stated maturity of
     , 2029, and (c) PMA Capital fully and unconditionally guarantees the Trust's obligations under the Capital Securities. For financial reporting purposes, the Company will record distributions payable on the Capital Securities as an expense in its consolidated statements of operations.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected consolidated financial and operating data set forth below as of December 31, 1997, 1996, 1995, 1994, and 1993 and for each of the five years in the period ended December 31, 1997 were derived from the audited consolidated financial statements of the Company. The selected consolidated financial and operating data as of September 30, 1998 and 1997 and for the nine-month periods ended September 30, 1998 and 1997 were derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the Company's audited consolidated financial statements, and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1998 may not be indicative of results of operations for the full year. All selected consolidated financial and operating data set forth below should be read in conjunction with the consolidated financial statements of the Company, together with the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, both appearing elsewhere in this Prospectus.

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               (UNAUDITED)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                          ---------------------  --------------------------------------------------------
                             1998       1997      1997(1)     1996(1)     1995(1)    1994(1)      1993
                          ---------- ----------  ----------  ----------  ---------- ---------- ----------
Net premiums
 written(2).............  $  369,134 $  315,760  $  381,282  $  432,975  $  485,876 $  465,502 $  533,487
                          ========== ==========  ==========  ==========  ========== ========== ==========
CONSOLIDATED REVENUES:
Net premiums earned.....  $  335,593 $  285,371  $  375,951  $  420,575  $  484,952 $  466,534 $  547,407
Net investment income...      94,363    102,812     136,698     133,936     139,355    138,719    153,842
Net realized investment
 gains .................      15,362      3,600       8,598       2,984      31,923     47,521     69,798
Service revenues........       7,282      7,712      10,311       9,189       5,106      3,380      1,321
                          ---------- ----------  ----------  ----------  ---------- ---------- ----------
 Total consolidated
  revenues..............  $  452,600 $  399,495  $  531,558  $  566,684  $  661,336 $  656,154 $  772,368
                          ========== ==========  ==========  ==========  ========== ========== ==========
Income (loss) before
 cumulative effect of
 accounting changes and
 extraordinary item.....      31,997     12,621      19,753    (135,334)     24,130     57,250     68,297
Cumulative effect of
 accounting changes, net
 of related tax
 effects(3).............         --         --          --          --          --         --      14,119
Extraordinary loss from
 early extinguishment of
 debt, net of related
 tax effect(4)..........         --      (4,734)     (4,734)        --          --         --         --
                          ---------- ----------  ----------  ----------  ---------- ---------- ----------
 Net income (loss)......  $   31,997 $    7,887  $   15,019  $ (135,334) $   24,130 $   57,250 $   82,416
                          ========== ==========  ==========  ==========  ========== ========== ==========
PER SHARE DATA:
Weighted average shares:
 Basic(5)...............  23,704,376 23,845,194  23,855,031  23,800,791  23,816,088 23,897,263 24,231,071
 Diluted(5),(6).........  24,649,404 24,506,738  24,567,378  23,800,791  24,781,949 24,650,741 24,470,024
Income (loss) before
 cumulative effect of
 accounting changes and
 extraordinary item per
 share:
 Basic(5)...............  $     1.35 $      .53  $      .83  $    (5.68) $     1.01 $     2.40       2.82
 Diluted(5),(6).........        1.30        .51         .80       (5.68)        .97       2.32       2.79
Net income (loss) per
 share:
 Basic(5)...............        1.35        .33         .63       (5.68)       1.01       2.40       3.40
 Diluted(5),(6).........        1.30        .32         .61       (5.68)        .97       2.32       3.37
Dividends paid per
 common share...........         .24        .24         .32         .32         .32        .32        .28
Dividends paid per Class
 A common share.........         .27        .27         .36         .36         .36        .36         32
Shareholders' equity per
 share..................       22.19      19.96       19.96       17.86       25.53      22.10      22.23
                            AT SEPTEMBER 30,                        AT DECEMBER 31,
                          ---------------------  --------------------------------------------------------
                             1998       1997        1997        1996        1995       1994       1993
                          ---------- ----------  ----------  ----------  ---------- ---------- ----------
CONSOLIDATED FINANCIAL
 POSITION:
Total investments.......  $1,967,253 $2,202,645  $2,194,738  $2,261,353  $2,455,949 $2,313,261 $2,374,208
Total assets............   3,131,922  3,066,361   3,057,258   3,117,516   3,258,572  3,181,979  3,197,909
Reserves for unpaid
 losses and LAE.........   1,951,497  1,989,160   2,003,187   2,091,072   2,069,986  2,103,714  2,150,665
Long-term debt..........     203,000    203,000     203,000     204,699     203,848    203,975    194,836
Shareholders'
 equity(7)..............     517,580    446,264     478,347     425,828     609,668    524,862    534,383

                            NINE MONTHS
                               ENDED
                           SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ----------------  ---------------------------------------------
                           1998     1997    1997(1)   1996(1)   1995(1)  1994(1)   1993
                          -------  -------  -------  ---------  -------  -------  -------
                            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRE-TAX OPERATING INCOME
 (LOSS)(8):
PMA Re..................  $34,882  $34,674  $45,957  $  44,807  $39,793  $33,703  $33,511
                          -------  -------  -------  ---------  -------  -------  -------
The Property and
 Casualty Group(9):
Excluding Run-off Opera-
 tions..................    8,343   (4,857)  (3,607)  (215,669)  (3,885)   3,893   (1,153)
Run-off Operations......       41     (108)     (73)       --       --       --       --
                          -------  -------  -------  ---------  -------  -------  -------
Total Property and Casu-
 alty Group.............    8,384   (4,965)  (3,680)  (215,669)  (3,885)   3,893   (1,153)
Caliber One.............   (1,317)     --       --         --       --       --       --
Corporate and Other.....   (7,980)  (7,148)  (9,954)    (6,464) (14,184)  (6,686)    (885)
                          -------  -------  -------  ---------  -------  -------  -------
 Total pre-tax operating
  income (loss) before
  interest expense......   33,969   22,561   32,323   (177,326)  21,724   30,910   31,473
Interest expense........   11,231   12,025   15,768     17,052   18,734   13,051   11,650
                          -------  -------  -------  ---------  -------  -------  -------
Pre-tax operating income
 (loss).................   22,738   10,536   16,555   (194,378)   2,990   17,859   19,823
Net realized investment
 gains..................   15,362    3,600    8,598      2,984   31,923   47,521   69,798
                          -------  -------  -------  ---------  -------  -------  -------
Income (loss) before
 income taxes and
 extraordinary item.....   38,100   14,136   25,153   (191,394)  34,913   65,380   89,621
Provision (benefit) for
 income taxes...........    6,103    1,515    5,400    (56,060)  10,783    8,130   21,324
                          -------  -------  -------  ---------  -------  -------  -------
Income (loss) before
 cumulative effect of
 accounting changes and
 extraordinary item.....   31,997   12,621   19,753   (135,334)  24,130   57,250   68,297
Cumulative effect of ac-
 counting changes, net
 of related tax effects
 (3)....................      --       --       --         --       --       --    14,119
Extraordinary loss from
 early extinguishment of
 debt, net of related
 tax effect (4).........      --    (4,734)  (4,734)       --       --       --       --
                          -------  -------  -------  ---------  -------  -------  -------
Net income (loss).......  $31,997  $ 7,887  $15,019  $(135,334) $24,130  $57,250  $82,416
                          =======  =======  =======  =========  =======  =======  =======
Ratio of earnings to
 fixed charges(10)......     4.0x     2.0x     2.4x        --      2.7x     5.5x     7.7x
GAAP RATIOS FOR
 INSURANCE
 SUBSIDIARIES(11):
PMA Re:
 Loss ratio.............     68.2%    73.0%    69.6%      73.7%    74.6%    74.7%    80.6%
 Expense ratio..........     35.6%    30.3%    34.2%      28.9%    29.3%    33.3%    29.4%
                          -------  -------  -------  ---------  -------  -------  -------
 Combined ratio(12).....    103.8%   103.3%   103.8%     102.6%   103.9%   108.0%   110.0%
                          =======  =======  =======  =========  =======  =======  =======
The Property and
 Casualty Group,
 including Run-off
 Operations(9):
Loss ratio..............     83.5%    93.3%    91.1%     158.2%    92.5%    90.1%    96.3%
Expense ratio(13).......     33.2%    42.5%    42.8%      47.1%    30.4%    31.4%    25.0%
Policyholders' dividend
 ratio..................      7.7%     6.3%     6.9%       6.1%     4.8%     4.6%     3.5%
                          -------  -------  -------  ---------  -------  -------  -------
 Combined ratio(12).....    124.4%   142.1%   140.8%     211.4%   127.7%   126.1%   124.8%
                          =======  =======  =======  =========  =======  =======  =======
The Property and
 Casualty Group,
 excluding Run-off
 Operations(9):
Loss ratio..............     77.5%    84.6%    83.7%       --       --       --       --
Expense ratio(13).......     32.0%    33.4%    32.9%       --       --       --       --
Policyholders' dividend
 ratio..................      7.7%     5.2%     5.6%       --       --       --       --
                          -------  -------  -------  ---------  -------  -------  -------
 Combined ratio(12).....    117.2%   123.2%   122.2%       --       --       --       --
                          =======  =======  =======  =========  =======  =======  =======

--------
 (1) Operating results in 1997, 1996 and 1995 were impacted by approximately $12,100, $223,100 and $8,400, respectively, of restructuring and other special charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information. In addition, 1994 operating results included a charge of approximately $4,908 to write down the value of the Company's former headquarters building.

 (2) Net premiums written were reduced by $3,000 and $37,000 for the nine months ended September 30, 1998 and 1997, respectively, and reduced by $37,000, $10,500, $4,000, $1,000, and $3,500 for the years ended December
     31, 1997, 1996, 1995, 1994 and 1993, respectively, representing estimated retrospective policy adjustments related to the current accident year and retrospective policy adjustments paid. These adjustments to net premiums written were made for presentation purposes only and had previously been reflected in the Company's reported revenues, financial position and results of operations.

 (3) In 1993, the Company recognized an after-tax net benefit of $14,119 resulting from the adoption of SFAS No. 109, "Accounting for Income Taxes," ($21,500 benefit), and SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions," ($7,381 after-tax charge).

 (4) In 1997, the Company refinanced substantially all of its long-term debt resulting in a $4,734 extraordinary loss, net of tax effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (5) In 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the presentation of basic and diluted earnings per share. See Notes 1-I and 16 to the audited consolidated financial statements appearing elsewhere in this Prospectus. All prior periods' presentation of earnings per share data has been restated to conform to SFAS No. 128.

 (6) For the year ended December 31, 1996, common stock equivalents were not taken into consideration in the computation of weighted-average diluted shares as these common stock equivalents would have an anti-dilutive effect on the net loss per share.
 (7) In 1994, shareholders' equity increased $45,343 related to the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

 (8) Pre-tax operating income (loss) excludes net realized investment gains. Pre-tax operating income by business segment for all periods is unaudited and has been presented in accordance with SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information", which the Company adopted on January 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's interim financial statements and notes thereto as of September 30, 1998 and 1997 included elsewhere in this Prospectus. The Company has excluded net realized investment gains (losses) from the profit and loss measurement it utilizes to assess the performance of its operating segments because
     (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of future performance and (ii) in many instances, decisions to buy and sell securities are made at the parent holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

 (9) Run-off Operations of the Property and Casualty Group are comprised of MASCCO, PMA Cayman and PMA Life, which were established in December 1996 to reinsure certain obligations primarily associated with workers' compensation claims written by the Pooled Companies for the accident years 1991 and prior. The Run-off Operations are separate legal entities and substantially all of the assets of the Run-off Operations are held in trust for the benefit of the Pooled Companies. Effective July 1, 1998, the Company sold PMA Cayman, and all data presented excludes PMA Cayman subsequent to such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(10) For the purposes of determining this ratio, earnings (loss) consist of income (loss) before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense on debt, amortization of debt issuance costs and the portion of operating leases that management believes is representative of the interest factor. In 1996, earnings were insufficient to cover fixed charges by $191,394. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(11) The results of operations of Caliber One are not material to the underwriting ratios of the Company; accordingly, the ratios for Caliber One have not been presented.
(12) The combined ratio computed on a GAAP basis is equal to losses and LAE, plus amortization of deferred acquisition costs, operating expenses and policyholders' dividends (where applicable), all divided by net premiums earned.

(13) The GAAP operating expense ratios exclude $6,872 and $6,928 for the nine months ended September 30, 1998 and 1997, respectively, and $9,316, $8,227 and $5,300, for the years ended December 31, 1997, 1996 and 1995, respectively, of PMA Management Corp. direct expenses related to service revenues, which are not included in premiums earned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the Company's financial condition, results of operations and its liquidity and capital resources should be read in connection with the Selected Consolidated Financial and Operating Data of the Company and the consolidated financial statements of the Company and notes thereto, and the unaudited consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.


RESULTS OF OPERATIONS

  The table below presents the major components of net income for the Company for the three and nine months ended September 30, 1998 and 1997:

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS     NINE MONTHS
                                                   ENDED           ENDED
                                               SEPTEMBER 30,   SEPTEMBER 30,
                                              --------------- ---------------
                                               1998    1997    1998    1997
                                              ------- ------- ------- -------
Pre-tax operating income(1).................. $ 8,485 $ 5,985 $22,738 $10,536
Net realized investment gains................   4,099   5,531  15,362   3,600
                                              ------- ------- ------- -------
Income before income taxes and extraordinary
 loss........................................  12,584  11,516  38,100  14,136
Provision for income taxes...................   2,032   4,172   6,103   1,515
                                              ------- ------- ------- -------
Income before extraordinary loss.............  10,552   7,344  31,997  12,621
Extraordinary loss, net of related taxes.....     --      --      --   (4,734)
                                              ------- ------- ------- -------
Net income................................... $10,552 $ 7,344 $31,997 $ 7,887
                                              ======= ======= ======= =======
PER BASIC SHARE:
Income before extraordinary loss............. $   .45 $   .31 $  1.35 $   .53
Extraordinary loss...........................     --      --      --     (.20)
                                              ------- ------- ------- -------
Net income................................... $   .45 $   .31 $  1.35 $   .33
                                              ======= ======= ======= =======
PER DILUTED SHARE:
Income before extraordinary loss............. $   .43 $   .30 $  1.30 $   .51
Extraordinary loss...........................     --      --      --     (.19)
                                              ------- ------- ------- -------
Net income................................... $   .43 $   .30 $  1.30 $   .32
                                              ======= ======= ======= =======

--------

(1) Pre-tax operating income is defined as income from continuing operations before income taxes, but excluding net realized investment gains. The Company has excluded net realized investment gains (losses) from the profit and loss measurement it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of future performance and
    (ii) in many instances, decisions to buy and sell securities are made at the parent holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

  The following table indicates the Company's pre-tax operating income (loss) by principal business segment for the three and nine months ended September 30, 1998 and 1997:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                            THREE MONTHS       NINE MONTHS
                                           ENDED SEPTEMBER   ENDED SEPTEMBER
                                                 30,               30,
                                           ----------------  ----------------
                                            1998    1997(1)   1998    1997(1)
                                           -------  -------  -------  -------
PMA Re.................................... $11,930  $11,487  $34,882  $34,674
The Property and Casualty Group:
 Excluding Run-off Operations.............   3,389      (76)   8,343   (4,857)
 Run-off Operations.......................    (387)     999       41     (108)
                                           -------  -------  -------  -------
 Total....................................   3,002      923    8,384   (4,965)
Caliber One...............................    (247)     --    (1,317)     --
Corporate and Other.......................  (2,432)  (2,622)  (7,980)  (7,148)
                                           -------  -------  -------  -------
Pre-tax operating income before interest
 expense..................................  12,253    9,788   33,969   22,561
Interest expense..........................   3,768    3,803   11,231   12,025
                                           -------  -------  -------  -------
Pre-tax operating income.................. $ 8,485  $ 5,985  $22,738  $10,536
                                           =======  =======  =======  =======

--------

(1) Pre-tax operating income (loss) by principal business segment has been reclassified for 1997 to reflect the changes related to the implementation of SFAS No. 131 (see Note 3 to the Consolidated Financial Statements for further discussion).

  The following table indicates the Company's total assets by principal business segment at September 30, 1998:

                      (DOLLAR AMOUNTS IN THOUSANDS)

PMA Re.............................................................. $1,223,315
The Property and Casualty Group:
 Excluding Run-off Operations.......................................  1,722,177
 Run-off Operations.................................................    116,242
                                                                     ----------
 Total..............................................................  1,838,419
Caliber One.........................................................     63,725
Corporate and Other.................................................      6,463
                                                                     ----------
 Total assets....................................................... $3,131,922
                                                                     ==========

  On a consolidated basis, the Company reported pre-tax operating income of $8.5 million and $22.7 million for the three and nine months ended September 30, 1998, respectively, compared to pre-tax operating income of $6.0 million and $10.5 million for the three and nine months ended September 30, 1997, respectively. The increases in pre-tax operating income for the three and nine months ended September 30, 1998 compared to the same periods in 1997, were primarily due to increased operating income at the Property and Casualty Group and PMA Re, partially offset by the Caliber One pre-tax operating losses related to the commencement of its operations. The improvements in pre-tax operating results for the Property and Casualty Group were primarily related to improved loss experience in workers' compensation business, reduced exposures in other commercial lines business and lower operating expenses resulting from the Property and Casualty Group's ongoing cost reduction initiatives. PMA Re's increased pre-tax operating results for the three and nine months ended September 30, 1998 compared to the comparable periods in 1997 were as a result of increased premium volume, lower loss ratios and higher investment income, partially offset by increased acquisition costs.

  Interest expense for the three months ended September 30,1998 was comparable to the third quarter of 1997 and decreased $794,000 for the nine months ended September 30, 1998 compared to the same period in 1997 due to the March 1997 refinancing of the Company's debt facility.

  Net realized investment gains were $4.1 million and $15.4 million for the three and nine months ended September 30, 1998, respectively, compared to $5.5 million and $3.6 million for the comparable 1997 periods. Gains and losses on the sale of investments are recognized as a component of net income, but the timing and recognition of such gains and losses are unpredictable and are not indicative of future results.

  Net income on a consolidated basis, before extraordinary loss, was $10.6 million, or $.45 per basic share and $.43 per diluted share, and $32.0 million, or $1.35 per basic share and $1.30 per diluted share, for the three and nine months ended September 30, 1998, respectively, compared to $7.3 million, or $.31 per basic share and $.30 per diluted share, and $12.6 million, or $.53 per basic share and $.51 per diluted share, for the three and nine months ended September 30, 1997, respectively. On March 14, 1997, the Company refinanced substantially all of its outstanding credit agreements not already maturing in 1997. In connection with this refinancing, the Company recognized an extraordinary loss from the early extinguishment of debt of $4.7 million, or $.20 per basic share and $.19 per diluted share, net of tax.

 PMA RE RESULTS OF OPERATIONS

  Summarized financial results of PMA Re for the three and nine months ended September 30, 1998 and 1997, were as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                            THREE MONTHS
                                           ENDED SEPTEMBER   NINE MONTHS ENDED
                                                 30,           SEPTEMBER 30,
                                           ----------------  ------------------
                                            1998     1997      1998      1997
                                           -------  -------  --------  --------
Net premiums written...................... $54,687  $45,019  $172,595  $141,298
                                           =======  =======  ========  ========
Net premiums earned....................... $56,386  $39,208  $157,353  $124,295
Net investment income.....................  13,732   13,460    40,903    38,748
                                           -------  -------  --------  --------
Operating revenues........................  70,118   52,668   198,256   163,043
                                           -------  -------  --------  --------
Losses and LAE incurred...................  37,633   28,512   107,311    90,743
Acquisition and operating expenses........  20,555   12,669    56,063    37,626
                                           -------  -------  --------  --------
Total losses and expenses.................  58,188   41,181   163,374   128,369
                                           -------  -------  --------  --------
Pre-tax operating income.................. $11,930  $11,487  $ 34,882  $ 34,674
                                           =======  =======  ========  ========
GAAP loss ratio...........................    66.7%    72.7%     68.2%     73.0%
GAAP combined ratio.......................   103.2%   105.0%    103.8%    103.3%
SAP loss ratio............................    66.6%    72.5%     67.8%     72.9%
SAP combined ratio........................   104.7%   102.6%    104.5%    103.2%

 Premium Revenues

  The following table indicates PMA Re's gross and net premiums written by major category of business:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                THREE MONTHS
                                               ENDED SEPTEMBER NINE MONTHS ENDED
                                                     30,         SEPTEMBER 30,
                                               --------------- -----------------
                                                1998    1997     1998     1997
                                               ------- ------- -------- --------
Gross premiums written:
 Casualty lines............................... $49,857 $34,331 $152,465 $117,620
 Property lines...............................  17,066  21,789   58,379   58,705
 Other lines..................................     308     206      809      707
                                               ------- ------- -------- --------
 Total........................................ $67,231 $56,326 $211,653 $177,032
                                               ======= ======= ======== ========
Net premiums written:
 Casualty lines............................... $40,922 $25,576 $124,457 $ 93,862
 Property lines...............................  13,516  19,259   47,365   46,760
 Other lines..................................     249     184      773      676
                                               ------- ------- -------- --------
 Total........................................ $54,687 $45,019 $172,595 $141,298
                                               ======= ======= ======== ========

  Gross premiums written increased $10.9 million, or 19.4%, and $34.6 million, or 19.6%, for the three and nine months ended September 30, 1998, respectively, compared to the same periods ended September 30, 1997. For the three months ended September 30, 1998, gross premiums written increased 45.2% for casualty lines and decreased 21.7% for property lines compared to the same period in 1997. For the nine months ended September 30, 1998, gross premiums written increased 29.6% for casualty lines and decreased 0.6% for property lines compared to the same period in 1997. Premium growth has resulted primarily from expanding relationships with existing clients reflecting PMA Re's focus on increased participations on existing reinsurance treaties and participations on new programs for current clients. PMA Re added 33 new programs for existing clients during the first nine months of 1998. PMA Re also added contracts with 14 new ceding companies, which meet the criteria established internally defining small to medium size companies. These increases were partially offset by the highly competitive conditions in the U.S. reinsurance market, which resulted in 46 accounts being non-renewed during the first nine months of 1998, largely due to inadequate rates and/or other underwriting concerns.

  Net premiums written increased $9.7 million, or 21.5%, and $31.3 million, or 22.1%, for the three and nine months ended September 30, 1998, respectively, compared to the same periods ended September 30, 1997. PMA Re made changes to its retrocessional program in the second half of 1997 and in 1998, which reduced the percentage of premiums ceded to retrocessionaires in 1998. Net premiums earned for PMA Re also increased $17.2 million, or 43.8%, and $33.1 million, or 26.6%, for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. Net premiums earned generally follow growth patterns similar to net premiums written, after giving effect to a lag in premium earnings.

 Losses and Expenses

  The following table reflects the components of PMA Re's combined ratios, as computed under GAAP:

                                                       THREE
                                                      MONTHS      NINE MONTHS
                                                       ENDED         ENDED
                                                     SEPTEMBER     SEPTEMBER
                                                        30,           30,
                                                    ------------  ------------
                                                    1998   1997   1998   1997
                                                    -----  -----  -----  -----
Loss ratio.........................................  66.7%  72.7%  68.2%  73.0%
                                                    -----  -----  -----  -----
Expense ratio:
 Acquisition expenses..............................  30.6%  24.5%  29.2%  24.0%
 Operating expenses................................   5.9%   7.8%   6.4%   6.3%
                                                    -----  -----  -----  -----
 Total expense ratio...............................  36.5%  32.3%  35.6%  30.3%
                                                    -----  -----  -----  -----
Combined ratio--GAAP(1)............................ 103.2% 105.0% 103.8% 103.3%
                                                    =====  =====  =====  =====

--------

(1) The combined ratio computed on a GAAP basis is equal to losses and loss adjustment expenses, plus acquisition expenses, plus operating expenses, plus policyholders' dividends (where applicable), all divided by net premiums earned.

  For both the three and nine month periods ended September 30, 1998, PMA Re posted lower loss ratios, reflecting higher levels of favorable loss reserve development and the effects of more treaties written with ceding commissions, which increase the proportion of the premium assumed by PMA Re. Favorable loss reserve development on prior years' unpaid losses was $4.0 million and $12.0 million for the three and nine months ended September 30, 1998, respectively, compared to $0 and $7.0 million for the comparable prior year periods. The three and nine-month periods in 1998 were also impacted by higher acquisition costs, which reflected the aforementioned increase in the number of treaties written with ceding commissions, as well as competitive conditions.

  The ratio of operating expenses to net premiums earned (the "Operating Expense Ratio") decreased 1.9 points for the three months ended September 30, 1998, compared to the same period in 1997 and, for the nine months ended September 30, 1998, remained comparable to the same period in 1997. The decrease in the Operating Expense Ratio for the three months ended September 30, 1998 compared to the comparable period in 1997 primarily reflects a 43.8% increase in net premiums earned versus a 7.4% increase in operating expenses.

 Net Investment Income

  PMA Re's operating income was also impacted by higher levels of investment income, which reflected higher average invested assets. For the quarter ended September 30, 1998, PMA Re's net investment income increased $272,000 versus the third quarter of 1997, and for the nine months ended September 30, 1998, net investment income increased $2.2 million versus the comparable 1997 period.

 THE PROPERTY AND CASUALTY GROUP RESULTS OF OPERATIONS

  The Property and Casualty Group is comprised of Pennsylvania Manufacturers' Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company (the "Pooled Companies"), PMA Management Corp., Pennsylvania Manufacturers International Insurance, Limited and the Run-off Operations. Run-off operations ("Run-off Operations") of the Property and Casualty Group are comprised of Mid-Atlantic States Casualty Company ("MASCCO"), PMA Life Insurance Company ("PMA Life") and PMA Insurance, Cayman Ltd. ("PMA Cayman") (which was sold effective July 1, 1998--see Run-off Operations below for further discussion) and have been established internally to reinsure certain obligations primarily associated with workers' compensation claims written by the Pooled Companies for the years 1991 and prior for statutory accounting purposes. The Run-off Operations have been segregated into separate legal entities and substantially all of the assets of the Run-off Operations are held in trust for the benefit of the Pooled Companies.

  Net premiums written for the Property and Casualty Group's Run-off Operations were reduced by $37.0 million for both the three and nine months ended September 30, 1997, representing estimated retrospective policy adjustments related to the current accident year and retrospective policy adjustments paid. These adjustments to net premiums written were made for presentation purposes only and had previously been reflected in the Company's reported revenues, financial position and results of operations. Summarized financial results of the Property and Casualty Group for the three and nine months ended September 30, 1998 and 1997, are as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                           THREE MONTHS
                                         ENDED SEPTEMBER    NINE MONTHS ENDED
                                               30,            SEPTEMBER 30,
                                         -----------------  ------------------
                                          1998      1997      1998      1997
                                         -------  --------  --------  --------
Net premiums written:
 Workers' compensation.................. $49,107  $  8,989  $147,502  $108,613
 Commercial lines.......................  15,397    13,467    46,829    65,849
                                         -------  --------  --------  --------
    Total............................... $64,504  $ 22,456  $194,311  $174,462
                                         =======  ========  ========  ========
Net premiums earned:
 Workers' compensation.................. $40,931  $  4,366  $127,942  $ 99,982
 Commercial lines.......................  16,458    19,396    50,036    61,094
                                         -------  --------  --------  --------
    Total...............................  57,389    23,762   177,978   161,076
                                         -------  --------  --------  --------
Net investment income:
 Excluding Run-off Operations...........  13,180    13,143    38,547    40,073
 Run-off Operations.....................   1,477     7,161    12,780    22,133
                                         -------  --------  --------  --------
    Total...............................  14,657    20,304    51,327    62,206
                                         -------  --------  --------  --------
Service revenues........................   2,192     2,674     7,282     7,712
                                         -------  --------  --------  --------
Operating revenues......................  74,238    46,740   236,587   230,994
                                         -------  --------  --------  --------
Losses and LAE incurred:
 Excluding Run-off Operations...........  44,326    50,957   138,010   166,830
 Run-off Operations.....................   1,241   (31,610)   10,642   (16,513)
                                         -------  --------  --------  --------
    Total...............................  45,567    19,347   148,652   150,317
                                         -------  --------  --------  --------
Acquisition and operating expenses:
 Excluding Run-off Operations...........  19,539    22,132    63,817    72,891
 Run-off Operations.....................     623       772     2,097     2,568
                                         -------  --------  --------  --------
    Total...............................  20,162    22,904    65,914    75,459
                                         -------  --------  --------  --------
Policyholders' dividends................   5,507     3,566    13,637    10,183
                                         -------  --------  --------  --------
Total losses and expenses...............  71,236    45,817   228,203   235,959
                                         -------  --------  --------  --------
Pre-tax operating income (loss)......... $ 3,002  $    923  $  8,384  $ (4,965)
                                         =======  ========  ========  ========
GAAP loss ratio.........................    79.4%     81.4%     83.5%     93.3%
GAAP combined ratio(1)..................   120.4%    182.6%    124.4%    142.1%
SAP loss ratio(2).......................    78.1%     84.2%     78.0%     84.9%
SAP combined ratio(2)...................   113.6%    120.7%    113.5%    119.3%

--------

(1) The GAAP combined ratio excludes $2.2 million and $6.9 million for the three and nine months ended September 30, 1998, respectively, and $2.4 million and $6.9 million for the three and nine months ended September 30, 1997, respectively, of PMA Management Corp. direct expenses related to service revenues, which are not included in net premiums earned.

(2) The SAP loss and combined ratios above relate to the Pooled Companies only.

 PROPERTY AND CASUALTY GROUP EXCLUDING RUN-OFF OPERATIONS

 Premium Revenues

  For the three and nine months ended September 30, 1998, net premiums written increased $5.1 million and decreased $16.3 million compared to the same periods in 1997. Earned premiums decreased by $3.4 million and $19.3 million, respectively, for the three and nine months ended September 30, 1998, compared to the same periods in 1997. Net premiums earned generally follow growth patterns similar to net premiums written with the earnings lag factored into the process, absent any significant adjustments to unearned premiums. Such adjustments did not fluctuate materially between periods.

  Net premiums written are comprised of direct premiums written, reinsurance premiums assumed and reinsurance premiums ceded. Direct premiums written for the Property and Casualty Group increased $2.7 million and decreased $20.1 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. Direct premiums written for commercial lines of business other than workers' compensation, such as commercial auto, general liability, umbrella, multi-peril and commercial property lines (collectively, "Commercial Lines") decreased $3.0 million and $21.8 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. Direct premiums written for workers' compensation increased $5.7 million and $1.7 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. Reinsurance premiums assumed decreased $323,000 and $395,000 for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. Reinsurance premiums ceded decreased $2.7 million and $4.2 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. The percentage of net workers' compensation premiums written to total net premiums written increased to 75.9% for the nine months ended September 30, 1998, from 69.1% for the nine months ended September 30, 1997, primarily due to a planned reduction in Commercial LInes of business, as more fully described below.

  Direct premiums written for workers' compensation increased due to an increase in new business written, partially offset by continued intense price competition in the workers' compensation market as well as the impact of rate changes associated with workers' compensation benefit reforms in Pennsylvania. The Property and Casualty Group has written $12.8 million and $42.0 million of new workers' compensation business for the three and nine months ended September 30, 1998, respectively; this increase has been partially offset by reduced price levels on business renewed from prior years (the Property and Casualty Group has retained 82% of its prior year workers' compensation business). Workers' compensation reform laws adopted in Pennsylvania ("Act 57") resulted in a reduction in manual workers' compensation rates in excess of 25%, effective February 1997 for new and renewal business. Management does not expect manual rate decreases to be as significant for the 1998 policy year as compared to the 1997 policy year, although manual rate levels in all of its principal marketing states continue to decrease.

  Direct workers' compensation premiums written were also impacted by changes in the level of premium adjustments, primarily related to audit premiums. For the three and nine months ended September 30, 1998, such adjustments increased premiums written by $1.6 million and $9.7 million, compared to increases of $3.5 million and $11.8 million in the same periods in 1997.

  The decreases in Commercial Lines direct premium writings for the three and nine months ended September 30, 1998 compared to the same periods in 1997 were primarily due to a planned reduction in net Commercial Lines business of $7.8 million and $20.3 million for the three and nine months ended September 30, 1998, respectively, as well as continued competitive conditions in Commercial Lines pricing in 1998. Rather than lower prices to what it believes are unacceptable levels, the Property and Casualty Group has chosen not to renew some of its Commercial Lines business. The decrease has been partially offset by an increase in new business and the timing of renewals.

  The Property and Casualty Group has continued its marketing of alternative market workers' compensation products for larger accounts, including large-deductible policies and providing excess coverage to self-insured groups. Typically, the Property and Casualty Group receives a lower up-front premium for these types of alternative market product plans because the insured retains a greater portion of the underwriting risk than under rate-sensitive or loss-sensitive products. A substantial portion of related revenues are recorded as service revenues. Such service revenues decreased $482,000 and $430,000 for the three and nine months ended September 30, 1998, compared to the same periods in 1997.

 Losses and Expenses

  The following table reflects the components of the Property and Casualty Group's combined ratios, as computed under GAAP:

                                                        THREE
                                                       MONTHS      NINE MONTHS
                                                        ENDED         ENDED
                                                      SEPTEMBER     SEPTEMBER
                                                         30,           30,
                                                     ------------  ------------
                                                     1998   1997   1998   1997
                                                     -----  -----  -----  -----
Loss ratio..........................................  77.2%  83.9%  77.5%  84.6%
                                                     -----  -----  -----  -----
Expense ratio:
 Amortization of deferred acquisition costs.........  13.5%  17.2%  17.3%  18.6%
 Operating expenses(1)..............................  16.8%  15.2%  14.7%  14.8%
                                                     -----  -----  -----  -----
 Total expense ratio................................  30.3%  32.4%  32.0%  33.4%
                                                     -----  -----  -----  -----
Policyholders' dividends............................   9.6%   5.9%   7.7%   5.2%
                                                     -----  -----  -----  -----
Combined ratio--GAAP(2)............................. 117.1% 122.2% 117.2% 123.2%
                                                     =====  =====  =====  =====

--------

(1) The GAAP Operating Expense Ratio excludes $2.2 million and $6.9 million for the three and nine months ended September 30, 1998, respectively, and $2.4 million and $6.9 million for the three and nine months ended September 30, 1997, respectively, of PMA Management Corp. direct expenses related to service revenues, which are not included in net premiums earned.

(2) The GAAP combined ratios for the Property and Casualty Group including the Run-off Operations were 120.4% and 124.4% for the three and nine months ended September 30, 1998, respectively, compared to 182.6% and 142.1% for the three and nine months ended September 30, 1997, respectively. See "Run-off Operations."

  For the three months and nine months ended September 30, 1998, respectively, the loss ratio improved by 6.7 and 7.1 points compared to the same periods in 1997. This improvement was primarily due to a lower amount of discount accretion on workers' compensation loss reserves, improved loss and loss adjustment expense ("LAE") ratios in Commercial Lines, and an improvement in medical costs and in loss adjustment expenses in the workers' compensation line.

  In July 1997, the Property and Casualty Group completed a formal program under which it commuted a large number of workers' compensation claims from accident years 1991 and prior. The commutation program resulted in current payments, which were less than the carried reserves. As substantially all of these reserves were carried on a discounted basis, the ultimate level of discount on the Property and Casualty Group's carried reserves decreased as well. As the level of discount has decreased, the loss ratio has benefited from lower amounts of discount accretion.

  During the past five years, direct premium written for workers' compensation have declined significantly and the Property and Casualty Group has underwritten less exposures in more recent years. As a result, loss reserve levels have declined and the level of discount on such reserves has declined as well. This has decreased the amount of discount accretion related to the established loss reserves. As a result, this lower amount of discount accretion improved the overall loss and LAE ratio by 4.4 and 3.2 points for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. The Property and Casualty Group has initiated another commutation program, which is currently underway and expected to continue through 1998. This program is expected to focus on claims from accident years 1992 to 1996.

  The improvement in loss and LAE ratios in Commercial Lines has favorably impacted the overall loss ratio by 1.3 and 1.9 points, respectively, for the three and nine months ended September 30, 1998, compared to the same periods in 1997. This improvement in the Commercial Lines loss and LAE ratio was primarily due to a reduction in exposures underwritten by the Property and Casualty Group in 1998, compared to the same period in 1997. The Property and Casualty Group believes that reduced exposures, which have been primarily as a result of price competition and more stringent underwriting, have improved the overall loss ratio on its remaining Commercial Lines business.

  Measures to control medical costs and loss adjustment expenses in workers' compensation have improved the overall loss and LAE ratio by 1.0 and 1.7 points in the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. Medical costs have improved primarily due to the Property and Casualty Group's affiliation with a national preferred provider organization, which became effective January 1998. This affiliation has enabled the Property and Casualty Group to lower its cost of providing medical benefits to injured workers. Loss adjustment expenses have decreased primarily due to continued use of certain claims resolution practices. By using claims management techniques such as managed care and commutations, the Property and Casualty Group has reduced the amount and number of outstanding claims and the amount of time that a claim remains open. This in turn has lowered costs associated with managing open claims.

  The increase in the percentage of net workers' compensation premiums written and earned to total net premiums written and earned had a favorable impact on the 1998 loss and LAE ratio, as workers' compensation business has had better loss experience than other Commercial Lines in the Property and Casualty Group's marketing territory. This increase in the percentage of net workers' compensation premiums written caused a 0.3 point decrease in the loss and LAE ratio for the nine months ended September 30, 1998, compared to the same period in 1997.

  The expense ratio decreased by 2.1 points and 1.4 points for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. The decrease in the Acquisition Expense Ratio of 3.7 points and 1.3 points for the three and nine months ended September 30, 1998, respectively, was primarily due to lower taxes and assessments compared to the same periods in 1997. The Operating Expense Ratio increased by 1.6 points for the three months ended September 30, 1998, as compared with the same period in 1997, primarily due to lower earned premiums.

  For the nine months ended September 30, 1998, the Property and Casualty Group recorded approximately $500,000 of severance and other restructuring costs compared with $2.7 million for the nine months ended September 30, 1997. In addition, for the nine months ended September 30, 1998, $1.1 million of costs related to the Year 2000 Project were incurred compared with $681,000 for the comparable period in 1997. The remaining Year 2000 costs are not expected to be material and management anticipates that such project will be completed in 1998. See "Liquidity and Capital Resources" for further discussion.

  The policyholder's dividend ratio increased 3.7 points and 2.5 points for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997. The increase in the dividend ratio is primarily due to increased writings of participating business within the Pooled Companies and favorable loss experience in the workers' compensation line of business.

 Net Investment Income

  Net investment income was $13.2 million and $38.5 million, respectively, for the three and nine months ended September 30, 1998, compared to $13.1 million and $40.1 million for the same periods in 1997. Year-to-date net investment income decreased $1.6 million primarily as a result of lower fixed income yields, partially offset by slightly higher average invested assets.

 RUN-OFF OPERATIONS

  MASCCO is a Pennsylvania insurance company and a wholly owned subsidiary of the Company. Prior to December 31, 1996, MASCCO was a party to a pooling agreement with the Pooled Companies. Effective December 31, 1996, and with the approval of the Pennsylvania Insurance Commissioner (the "Commissioner"), MASCCO withdrew from the pooling agreement and ceased writing any new business. The Pooled Companies also ceded to MASCCO the indemnity portion of Pennsylvania workers' compensation claims for accident years 1991 and prior. At September 30, 1998, MASCCO had $93.7 million in total assets and $74.4 million in total reserves. Substantially all of MASCCO's assets are held in trust for the benefit of the Pooled Companies. MASCCO is also included in the Property and Casualty Group's GAAP results.

  PMA Cayman was incorporated in Grand Cayman as a wholly owned subsidiary of the Company, and had no material operations until 1996. In 1996, the Pooled Companies ceded to PMA Cayman substantially all of its remaining liability for workers' compensation claims for accident years 1991 and prior. In 1997, the Pooled Companies also ceded to PMA Cayman a portion of its workers compensation reserves from accident years 1992 to 1996.

  Effective July 1, 1998, the Company sold PMA Cayman to a third party for a purchase price of $1.8 million and recorded an after-tax loss of $1.6 million. In addition, the Company transferred to the buyer $231.5 million in cash and invested assets and recorded reinsurance receivables of $241.8 million as of September 30, 1998 related to the existing reinsurance agreements with PMA Cayman. If the actual claim payments in the aggregate exceed the estimated payments upon which the loss reserves have been established, the Company has agreed to indemnify the buyer, up to a maximum of $15.0 million. If the actual claim payments in the aggregate are less than the estimated payments upon which the loss reserves have been established, the Company will participate in such favorable loss reserve development.

  PMA Life is a Pennsylvania life insurance company that derives all of its insurance revenues from intercompany transactions with the Pooled Companies. In 1997, the Property and Casualty Group reinsured substantially all of PMA Life's insurance liabilities with a third party reinsurer and no longer places insurance business with PMA Life. At September 30, 1998, PMA Life had assets of $22.6 million and $17.4 million in total reserves.

  The following table reflects the components of the Property and Casualty Group -- Run-off Operations' operating results for the three and nine months ended September 30, 1998 and 1997:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                             THREE MONTHS       NINE MONTHS
                                                 ENDED             ENDED
                                             SEPTEMBER 30,     SEPTEMBER 30,
                                            ----------------  ----------------
                                             1998     1997     1998     1997
                                            ------  --------  ------- --------
Net investment income...................... $1,477  $  7,161  $12,780 $ 22,133
Net premiums earned(1).....................    --    (37,000)     --   (36,186)
                                            ------  --------  ------- --------
Total operating revenues...................  1,477   (29,839)  12,780  (14,053)
                                            ------  --------  ------- --------
Losses and LAE incurred....................  1,241   (31,610)  10,642  (16,513)
Operating expenses.........................    623       772    2,097    2,568
                                            ------  --------  ------- --------
Total expenses.............................  1,864   (30,838)  12,739  (13,945)
                                            ------  --------  ------- --------
Pre-tax operating (loss) income............ $ (387) $    999  $    41 $   (108)
                                            ======  ========  ======= ========

--------

(1) Amount represents a $37.0 million reduction of accrued retrospective premiums, primarily due to commutation of claims for accident years 1991 and prior in 1997, the re-estimation of claims liabilities for more recent accident years, and net premiums earned during the first nine months of 1997 for PMA Life prior to the reinsurance transaction mentioned above, after which PMA Life was placed into run-off. The $37.0 million reduction in earned premiums was offset by a corresponding loss and LAE reserve release.

  Investment income for the Run-off Operations decreased by $5.7 million and $9.4 million, respectively, in the three and nine months ended September 30, 1998, compared to the same periods in 1997 due to the sale of PMA Cayman and lower levels of invested assets.

  Losses and LAE of the Run-off Operations are comprised primarily of discount accretion on established loss reserves within the Run-off Operations. The decrease in losses and LAE was primarily due to the sale of PMA Cayman as discussed above, plus the reduction in discount accretion associated with payments made for the underlying claims since 1997.

 CALIBER ONE RESULTS OF OPERATIONS

  Summarized financial results of Caliber One for the three and nine months ended September 30, 1998 are as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                     THREE MONTHS   NINE MONTHS
                                                         ENDED         ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1998          1998
                                                     ------------- -------------
Net premiums written................................    $1,660        $ 2,577
                                                        ======        =======
Net premiums earned.................................    $  440        $   631
Net investment income...............................       361          1,075
                                                        ------        -------
Operating revenues..................................       801          1,706
                                                        ------        -------
Losses and LAE incurred.............................       352            505
Acquisition and operating expenses..................       696          2,518
                                                        ------        -------
Total losses and expenses...........................     1,048          3,023
                                                        ------        -------
Pre-tax operating loss..............................    $ (247)       $(1,317)
                                                        ======        =======

  Due to the start-up nature of the business, the financial ratios for Caliber One do not provide a meaningful representation of the operating results, and therefore, have been excluded from the table above. Gross premiums written and net premiums written for Caliber One for the three months ended September 30, 1998 were $2.5 million and $1.7 million, respectively, compared to $1.3 million and $705,000 for the three months ended June 30, 1998, respectively, representing a 90.7% increase in gross premiums written and a 135.5% increase in net premiums written compared to the second quarter of 1998. The loss ratio for the third quarter of 1998 was 80%. As expected, operating expenses, which include start-up costs, in the first nine months of 1998 were high relative to the premium volume, which distorts the expense ratio. Management expects operating expenses to become more commensurate with premium volume over time as premium volume continues to grow.

 CORPORATE AND OTHER RESULTS OF OPERATIONS

  Corporate and Other is primarily comprised of corporate overhead and the operations of the Company's properties. For the three and nine months ended September 30, 1998, Corporate and Other recorded pre-tax operating losses before interest expense of $2.4 million and $8.0 million, respectively, compared to $2.6 million and $7.1 million for the three and nine months ended September 30, 1997, respectively. The operating loss in the third quarter of 1998 was comparable to the third quarter of 1997, while the year-to-date loss in 1998 was $832,000 higher than the comparable 1997 period due to higher corporate operating costs.

 NET REALIZED INVESTMENT GAINS

  The Company recorded net realized investment gains of $4.1 million and $15.4 million for the three and nine months ended September 30, 1998, respectively, compared to $5.5 million and $3.6 million for the comparable 1997 periods. Gains and losses on the sale of investments are recognized as a component of net income, but the timing and recognition of such gains and losses are unpredictable and are not indicative of future results. In addition, the $1.6 million after tax loss related to the sale of PMA Cayman was included in net realized investment gains for the three and nine months ended September 30, 1998.

 INTEREST EXPENSE AND INCOME TAXES

  Interest expense for the third quarter of 1998 was comparable to the same period in 1997, with a decrease of approximately $794,000 for the nine months ended September 30, 1998 compared to the 1997 period due to the refinancing of the Company's debt in March of 1997. The Company's effective tax rate was 16.1% and 16.0%, respectively, for the three and nine months ended September 30, 1998, compared to 36.2% and 10.7% for the three and nine months ended September 30, 1997. The Company recorded a net deferred tax asset of $49.9 million as of September 30, 1998 compared to $70.4 million as of December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

 LIQUIDITY

  Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. At the holding company level, the Company requires cash to pay debt obligations and dividends to shareholders, pay taxes to the federal government, as well as to capitalize subsidiaries from time to time. The Company's primary sources of liquidity are dividends from subsidiaries, net tax payments received from subsidiaries, and borrowings.

  The Company paid interest of $3.7 million and $11.2 million for the three and nine months ended September 30, 1998, respectively, compared to $3.5 million and $15.6 million for the three and nine months ended September 30, 1997. The decrease in interest paid for the first nine months of 1998 related to the fact that the March 1997 refinancing of PMA Capital's debt obligations accelerated certain interest payments to the first quarter of 1997. The Company paid $2.0 million and $6.1 million of dividends to shareholders in the three and nine months periods ended September 30, 1998, respectively, compared to $2.0 million and $6.0 million for the comparable periods in 1997.

  Dividends received from subsidiaries were $8.0 million and $18.0 million for the three and nine months ended September 30, 1998, respectively, compared to $4.0 million and $12.0 million for the comparable 1997 periods. Net tax cash flows from subsidiaries were $7.5 million and $22.3 million for the three and nine months ended September 30, 1998, respectively, compared to $5.5 million and $13.9 million for the comparable 1997 periods.

  The Company's domestic insurance subsidiaries' ability to pay dividends to the holding company is limited by the insurance laws and regulations of Pennsylvania. Under such laws and regulations, dividends may not be paid without prior approval of the Commissioner in excess of the greater of (i) 10% of surplus as regards to policyholders as of the end of the preceding year or
(ii) statutory net income for the preceding year, but in no event to exceed unassigned funds. Under this standard, the Company's domestic insurance subsidiaries can pay an aggregate of $51.2 million of dividends, without the prior approval of the Commissioner, during 1998. Caliber One Indemnity Company is directly owned by PMA Re, and as such, its dividends may not be paid directly to PMA Capital.

  PMA Capital's dividends to shareholders are restricted by its debt agreements. Based upon the terms of the Company's credit facility, under the most restrictive debt covenant, PMA Capital would be able to pay dividends of approximately $14.5 million in 1998.

  Management believes that the Company's sources of funds will provide sufficient liquidity to meet its short-term and long-term obligations.

 CAPITAL RESOURCES

  The Company's total assets increased $74.7 million to $3,131.9 million at September 30, 1998 compared to $3,057.3 million at December 31, 1997. Total investments decreased $227.5 million to $1,967.3 million at September 30, 1998. This decrease was primarily attributable to the sale of PMA Cayman, plus the pay-down of loss reserves from prior accident years by the Property and Casualty Group. All other assets increased $302.2 million, mainly due to increases in reinsurance receivables of $271.7 million and uncollected premiums of $42.1 million in comparison to December 31, 1997. The increase in reinsurance receivables primarily relates to the sale of PMA Cayman, which increased reinsurance receivables by $241.8 million and had an offsetting decrease in invested assets. Also, the Property and Casualty Group's new reinsurance treaty for Commercial Lines entered into during 1997 has increased the amount of ceded losses, which increases the reinsurance receivables balance. The increase in uncollected premiums compared to December 31, 1997 was primarily related to the cyclical nature of the premium volume and collection patterns throughout the year. The uncollected premiums at September 30, 1998 are more comparable to the balance at September 30, 1997. Deferred acquisition costs increased $10.7 million compared to December 31, 1997 primarily due to the cyclical nature of the premium writings throughout the year plus increased acquisition costs at PMA Re (see "PMA Re Results of Operations"). Additional increases in other assets of $24.4 million were offset by a decrease in cash of $24.6 million related to settlement timing of investment transactions at December 31, 1997. The increase in other assets at September 30, 1998 compared to December 31, 1997 primarily relates to timing differences in prepaid expenses and miscellaneous assets at the operating companies.

  Consolidated shareholders' equity at September 30, 1998, totaled $517.6 million or $22.19 per share compared to $478.3 million or $19.96 per share at December 31, 1997. As a result of changes in market interest rates, the unrealized appreciation of investments, net of tax, was $46.0 million at September 30, 1998, compared to $18.8 million at December 31, 1997, resulting in an increase in shareholders' equity of $27.2 million or $1.17 per share.

  At September 30, 1998, the Company had $203.0 million outstanding under its existing credit facility, with $32.0 million available for additional borrowings. The Company also entered into an interest rate swap agreement which is intended to manage the impact of the potential volatility of the interest rate associated with the floating rates on the credit facility. The interest rate swap covers a notional principal amount of $150.0 million and effectively converts the floating rate on such portion of the credit facility to a fixed rate of 7.24%.

  The Company's interest rate swap agreement involves the exchange of interest payment obligation without the exchange of underlying principal. The differential to be paid or received is recognized as an adjustment of interest expense. In the event that a counterparty fails to meet the terms of the agreement, the Company's exposure is limited to the interest rate differential on the notional principal amount ($150.0 million). Management believes such credit risk is minimal and any loss would not be significant.

 YEAR 2000 ISSUE

  As a consequence of the programming convention which utilized a two-digit field rather than a four-digit field, most computers require relatively costly reprogramming to enable them to perform correctly date operations involving year 2000 ("Year 2000") or later (the "Year 2000 Issue"). Many anticipate that the Year 2000 Issue will have substantial repercussions on the business world, since computer operations involving date calculations are pervasive.

  With the assistance of outside consulting groups, the Company began evaluating and reprogramming its own computer systems to address the Year 2000 Issue in late 1995. As of December 31, 1998, the Company has substantially completed all necessary programming work and will continue testing throughout 1999. Accordingly, management believes that Year 2000 Issues related to the Company's hardware and internal software programs are not likely to result in any material adverse disruptions in the Company's computer systems or its internal business operations. The cost of this work through December 31, 1998 has been approximately $5.4 million, including approximately $1.6 million incurred during 1998.

  In addition to assessing Year 2000 Issues relating to computer systems, the Company is also in the process of reviewing its use of office equipment and facilities, which contain microprocessors or other embedded technology ("non-IT Systems") over which it has control to ensure that they are, to the extent reasonably necessary to conduct the Company's day-to-day operations, Year 2000 compliant. Because the Company is not materially dependent upon non-IT Systems, the Company does not believe it has any material non-IT Systems Year 2000 exposure.

  The Company is currently in the process of evaluating its relationships with third parties with which the Company has a direct and material relationship to determine whether they are Year 2000 compliant, such as banks, brokers, reinsurers, third party service providers, software and other service vendors, insureds and agents and other intermediaries. The responses by such third parties to inquiries made by the Company as have been received to date indicate that these third parties either are or expect to be compliant by the Year 2000.

  Even assuming that all material third parties provide a timely representation affirming such Year 2000 compliance, however, it is not possible to state with certainty that such representations will turn out to have been accurate, or that the operations of such third parties will not be materially impacted in turn by other parties with whom they themselves have a material relationship, and who fail to timely become Year 2000 compliant. Consequently, it is not possible to predict whether or to what extent the Year 2000 Issues may have an adverse material impact on the Company as a result of their impact on the operations of third parties with whom the Company has a material relationship. The failure of one or more third parties with whom the Company has a material relationship to be Year 2000 compliant could cause significant disruptions in the Company's ability to pay claims, receive and deposit funds and make investments, which could have a material adverse effect on the Company's financial condition and results of operations. The Company's contingency plans in the event of failure of such third parties to be Year 2000 compliant include replacing the third party, performing directly the services performed by the third party and maintaining liquidity under the Company's Revolving Credit Facility, which may have a material impact on the Company.

  Many experts now believe that Year 2000 Issues may have a material adverse effect on the national and global economy generally. In addition, it seems likely that if businesses are materially damaged as a result of Year 2000 Issues, at least some such businesses may attempt to recoup their losses by claiming coverage under various types of insurance policies. Management of the Property and Casualty Group and Caliber One believe that under a fair reading of the various policies issued by them, no coverage for Year 2000 Issues should exist. In an effort to assess whether or not a material liability relating to Year 2000 Issues exists under policies reinsured by PMA Re, the company has developed underwriting guidelines to try to ascertain how ceding companies are underwriting their Year 2000 exposures, including any non-IT exposures. Some ceding companies have indicated that, in their opinion, exposure may exist on some types of policies in certain circumstances for defense costs, indemnification or both. PMA Re is attempting, whenever possible, to avoid or otherwise limit the exposure to Year 2000 Issues through its underwriting process. However, it is not possible to make reasonable estimates of the size or types of claims that may be asserted against PMA Re and, accordingly, there can be no assurance that PMA Re will not have a material exposure. In the event that claims for Year 2000 Issues are asserted against the Property and Casualty Group, Caliber One or PMA Re, it is not possible to predict whether or to what extent any such coverage could ultimately be found to exist by courts in various jurisdictions, or, if found, the effect thereof on any of such companies or the Company. In addition, to the extent that the Property and Casualty Group, Caliber One or PMA Re contest the assertion of Year 2000 coverage claims, it is likely that the costs of litigation could be material, even if they are able to prevail in their coverage positions as to which no assurance can be given.

NEW ACCOUNTING PRONOUNCEMENTS

  As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("SFAS No. 130"), which establishes standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains or losses). SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes a reclassification adjustment for net realized investment gains included in net income of $2.7 million (after income taxes of $1.4 million) and $11.6 million (after income taxes of $6.2 million) for the three and nine months ended September 30, 1998 and $3.3 million (after income taxes of $1.8 million) and $2.4 million (after income taxes of $1.3 million) for the three and nine months ended September 30, 1997. The new standard requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

  As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. In connection with the adoption of SFAS No. 131, the Company has identified four reportable segments: (i) PMA Re, which provides reinsurance products and services; (ii) the Property and Casualty Group, which writes workers' compensation and other standard lines of commercial insurance and includes run-off operations; (iii) Caliber One, which writes specialty insurance focusing on excess and surplus lines; and (iv) Corporate and Other, which is primarily comprised of corporate overhead and the operations of the Company's properties. The Company has excluded net realized investment gains (losses) from the profit and loss measurement it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of future performance and (ii) in many instances, decisions to buy and sell securities are made at the parent holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Pursuant to the adoption of SFAS No. 131, the Company has restated the corresponding information for 1997 for comparability, primarily related to certain corporate expenses that were previously allocated to the operating segments. SFAS No. 131 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

  In January 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SOP 97-3"). SOP 97-3, which is effective for fiscal years beginning after December 31, 1998, and provides guidance for determining when an insurance company should recognize a liability for guaranty-fund and other insurance related assessments and how to measure that liability. While the Company is presently evaluating the impact of SOP 97-3, the adoption of SOP 97-3 is likely to result in an increase in the Company's liabilities for such assessments, although such increase is not expected to exceed $5.0 million. The impact of adopting SOP 97-3 will be reflected as a cumulative effect of an accounting change in the first quarter of 1999.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (i) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (ii) a hedge of the exposure to variable cash flows of a forecasted transaction, or (iii) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. While the Company is presently evaluating the impact of SFAS No. 133, the adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition or results of operations.

 Results of Operations for the Years Ended December 31, 1997, 1996 and 1995

  The table below presents the major components of net income (loss) for the years ended December 31, 1997, 1996 and 1995:

           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     1997      1996      1995
                                                    -------  ---------  -------
Pre-tax operating income (loss)(1)................. $16,555  $(194,378) $ 2,990
Net realized investment gains......................   8,598      2,984   31,923
                                                    -------  ---------  -------
Income (loss) before income taxes..................  25,153   (191,394)  34,913
Provision (benefit) for income taxes...............   5,400    (56,060)  10,783
                                                    -------  ---------  -------
Income (loss) before extraordinary loss............  19,753   (135,334)  24,130
Extraordinary loss, net of related taxes...........  (4,734)       --       --
                                                    -------  ---------  -------
Net income (loss).................................. $15,019  $(135,334) $24,130
                                                    =======  =========  =======
Per basic share:
  Income (loss) before extraordinary loss.......... $   .83  $   (5.68) $  1.01
  Extraordinary loss...............................    (.20)       --       --
                                                    -------  ---------  -------
  Net income (loss)................................ $   .63  $   (5.68) $  1.01
                                                    =======  =========  =======
Per diluted share:
  Income (loss) before extraordinary loss.......... $   .80  $   (5.68) $   .97
  Extraordinary loss...............................    (.19)       --       --
                                                    -------  ---------  -------
  Net income (loss)................................ $   .61  $   (5.68) $   .97
                                                    =======  =========  =======

--------
(1) Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, but excluding net realized investment gains.

  The following table indicates the Company's pre-tax operating income (loss) by principal business segment for the years ended December 31, 1997, 1996 and 1995:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                   1997      1996      1995
                                                  -------  ---------  -------
PMA Re........................................... $44,802  $  42,783  $39,443
The Property and Casualty Group..................  (9,038)  (219,619)  (4,305)
Corporate and Other..............................  (3,441)      (490) (13,414)
                                                  -------  ---------  -------
Pre-tax operating income (loss) before interest
 expense.........................................  32,323   (177,326)  21,724
Interest expense.................................  15,768     17,052   18,734
                                                  -------  ---------  -------
Pre-tax operating income (loss).................. $16,555  $(194,378) $ 2,990
                                                  =======  =========  =======

  In 1997, the Company reported consolidated pre-tax operating income of $16.6 million, or $0.69 and $0.67 per basic and diluted share, respectively, compared to a pre-tax operating loss of $194.4 million, or $8.17 per basic and diluted share, in 1996. The improvement in the 1997 results was due primarily to special charges recorded in 1996, increased pre-tax operating income generated by PMA Re and improved underwriting results by the Property and Casualty Group. The increase in PMA Re's pre-tax operating income to $44.8 million in 1997 compared to $42.8 million in 1996, was due to higher premium volume, improved underwriting results and higher investment income. The pre-tax operating loss of the Property and Casualty Group decreased in 1997 to $9.0 million compared to $219.6 million in 1996, due primarily to special charges recorded in 1996, as well as the impact of cost savings initiatives implemented in late 1996 and in 1997. Corporate and Other operations reported a pre-tax operating loss of $3.4 million in 1997 compared to a pre-tax operating loss of $500,000 in 1996. The higher operating loss for Corporate and Other operations was due primarily to increased operating costs related to certain corporate properties disposed of during the third quarter of 1997. Interest expense decreased in 1997 by $1.3 million due to the refinancing of the Company's debt with the Revolving Credit Facility. See "Liquidity and Capital Resources" herein for further discussion.

  On a consolidated basis, the Company reported pre-tax operating income of $3.0 million, or $.13 and $.12 per basic and diluted share, respectively, in 1995 compared to the $194.4 million pre-tax operating loss discussed above for 1996. After-tax operating income was $3.4 million, or $.14 per basic and diluted share, in 1995 compared to the $137.3 million after-tax operating loss in 1996 mentioned above. The decrease from 1995 to 1996 was due primarily to special charges recorded in 1996 at the Property and Casualty Group. In 1995, PMA Re reported pre-tax operating income of $39.4 million, the Property and Casualty Group had a pre-tax operating loss of $4.3 million and Corporate and Other operations recorded a pre-tax operating loss of $13.4 million. The improvement in the operating results of Corporate and Other from 1995 to 1996 was due primarily to an $8.4 million write-down in 1995 of certain real estate properties owned by the Company as well as higher overhead expenses. Interest expense decreased in 1996 by approximately $1.7 million as compared to 1995, primarily reflecting lower average debt balances and the pay-down of higher coupon debt.

  Net income on a consolidated basis, before extraordinary items, was $19.8 million, or $0.83 per basic share and $0.80 per diluted share, respectively, in 1997 compared to a net loss of $135.3 million, or $5.68 per basic and diluted share, in 1996. On March 14, 1997, the Company refinanced substantially all of its outstanding credit agreements not already maturing in 1997 with the Revolving Credit Facility. In connection with this refinancing, the Company recognized an extraordinary loss from the early extinguishment of debt of $4.7 million, or $0.20 and $0.19 per basic and diluted share, respectively, net of tax.

  Over the past three years, restructuring charges and other special items have impacted the Company's operating results. During 1997, the Company recorded $7.0 million of severance and other restructuring charges, primarily related to the Property and Casualty Group and Corporate and Other operations. In addition, the Company recorded $2.2 million of operating costs for certain corporate properties which were disposed of during 1997 (see "Corporate and Other") and $2.0 million of Year 2000 expenses. See "Liquidity and Capital Resources" for further discussion. In 1996, the Company's operating results included a pre-tax charge of $221.3 million ($143.8 million after tax) recorded by the Property and Casualty Group in order to strengthen its loss and LAE reserves, to recognize restructuring costs in connection with staff reductions and to write off certain accounts receivable. In addition, pre-tax Year 2000 costs in 1996 were $1.8 million. In 1995, the Company recorded a charge of $8.4 million to write down the Company's former headquarters building and certain adjacent properties to their fair market values less costs to carry and sell the properties. The charges over the three-year period consisted of the following:

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                              1997   1996  1995
                                                              ----- ------ ----
Severance and other restructuring charges.................... $ 7.0 $  7.6 $ --
Year 2000 costs..............................................   2.0    1.8  --
Costs related to corporate properties........................   2.2    --   --
Write-down of corporate properties...........................   --     --   8.4
Caliber One pre-opening costs................................   0.9    --   --
Loss reserve strengthening...................................   --   191.4  --
Receivables write-down.......................................   --    17.5  --
Equipment write-down.........................................   --     4.8  --
                                                              ----- ------ ----
Total pre-tax charge......................................... $12.1 $223.1 $8.4
                                                              ===== ====== ====

  The $7.6 million of severance and restructuring charges recorded in the fourth quarter of 1996 related to the Voluntary Early Retirement Program ("VERIP") initiated in 1996. These amounts are expected to be paid out over time in accordance with existing retirement and post-employment obligations. As discussed further in Note 9 of the Consolidated Financial Statements, 50 employees opted to participate in the VERIP resulting in the following charges being recorded as of December 31, 1996:

                                                                 (DOLLAR AMOUNTS
                                                                  IN THOUSANDS)
Pension costs...................................................     $4,300
Postemployment costs............................................      2,360
Postretirement costs............................................        975
                                                                     ------
  Total.........................................................     $7,635
                                                                     ======

  During 1997, the Property and Casualty Group recorded $5.2 million and Corporate and Other recorded $1.8 million for severance and cost reduction initiatives. The charges consisted primarily of costs associated with nonvoluntary terminations of approximately 60 employees in various operational and management positions. The cash outlays associated with these charges will continue through 1998, and funding the cash outlays will not have a material adverse effect on the Company's liquidity. As of December 31, 1997, approximately $3.5 million of such charges remained in Other Liabilities on the balance sheet.

 PMA Re Results of Operations

  Summarized financial results of PMA Re for the years ended December 31, 1997, 1996 and 1995 are as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                     1997      1996      1995
                                                   --------  --------  --------
Net premiums written.............................. $177,934  $164,053  $152,760
                                                   ========  ========  ========
Net premiums earned............................... $163,603  $151,974  $139,345
Net investment income.............................   52,270    48,676    45,166
                                                   --------  --------  --------
Operating revenues................................  215,873   200,650   184,511
                                                   --------  --------  --------
Losses and LAE incurred...........................  113,931   111,937   103,947
Acquisition and operating expenses................   57,140    45,930    41,121
                                                   --------  --------  --------
Total losses and expenses.........................  171,071   157,867   145,068
                                                   --------  --------  --------
Pre-tax operating income.......................... $ 44,802  $ 42,783  $ 39,443
                                                   ========  ========  ========
GAAP loss ratio...................................     69.6%     73.7%     74.6%
GAAP combined ratio...............................    104.5%    103.9%    104.1%
SAP loss ratio....................................     69.5%     73.7%     74.6%
SAP combined ratio................................    103.8%    104.4%    105.5%

 Premium Revenues

  In 1997 and 1996, net premiums written increased 8.5% and 7.4%, respectively. The increases in 1997 and 1996 were primarily the result of increased participation in reinsurance treaties and the writing of additional layers and programs with existing clients. An increased number of programs added for property lines during the second half of 1996 and during 1997 also contributed to the aforementioned increases in net premiums written. These increases were partially offset by the trend toward large ceding companies increasing their retentions, which decreased PMA Re's subject premium. In addition, highly competitive pricing conditions in the United States reinsurance market caused PMA Re to non-renew certain existing business and to decline certain new business opportunities.

  The following table indicates PMA Re's gross and net premiums written by major category of business for the years ended December 31, 1997, 1996 and 1995:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                               % CHANGE % CHANGE
                                                                 1997     1996
                                                                  TO       TO
                                     1997     1996     1995      1996     1995
                                   -------- -------- --------  -------- --------
Gross premiums written:
  Casualty lines.................. $151,901 $143,991 $128,736     5.5 %   11.9 %
  Property lines..................   72,625   63,325   63,693    14.7 %   (0.6)%
  Other lines.....................      795      842      (63)   (5.6)%    --
                                   -------- -------- --------    ----     ----
    Total......................... $225,321 $208,158 $192,366     8.2 %    8.2 %
                                   ======== ======== ========    ====     ====
Net premiums written:
  Casualty lines.................. $118,889 $122,008 $107,383    (2.6)%   13.6 %
  Property lines..................   58,257   41,240   45,440    41.3 %   (9.2)%
  Other lines.....................      788      805      (63)   (2.1)%    --
                                   -------- -------- --------    ----     ----
    Total......................... $177,934 $164,053 $152,760     8.5 %    7.4 %
                                   ======== ======== ========    ====     ====

  PMA Re's net casualty premiums written decreased 2.6% in 1997 and increased 13.6% in 1996. The decrease in 1997 was primarily attributable to the purchase of increased retrocessional protection, which offset increases in gross casualty premiums relating to new business with existing clients and larger lines taken on existing programs. The growth in 1996 was attributable to the expansion of several programs covering specialty business, which included professional liability, directors' and officers' liability and other coverages written on a surplus lines basis.

  PMA Re's net property business increased 41.3% during 1997 and decreased 9.2% during 1996. The increase in net property premiums written in 1997 was primarily the result of additional property underwriting expertise that PMA Re added to its underwriting staff in late 1996 to broaden its product offerings. Such expertise enabled PMA Re to increase cross-selling opportunities with its existing treaty reinsurance clients by offering additional and expanded property coverages. In addition, property premiums ceded decreased primarily related to changes in PMA Re's property retrocessional coverages in terms of premiums and ceding commissions. The decrease in net premiums written in 1996 was primarily attributable to higher ceding company retentions, competitive pricing conditions and higher ceded property premiums.

  The property programs written by PMA Re generally contain per occurrence limits or are not considered significantly catastrophe exposed, either because of the locations of the insured values or the nature of the underlying properties insured. However, as is common in property reinsurance, PMA Re is exposed to the possibility of loss from catastrophic events due to the aggregation of per occurrence limits and similar issues. PMA Re actively manages this exposure through aggregate management, minimizing the writing of catastrophe business and retrocessional protection. See "Liquidity and Capital Resources--Capital Resources."

  In 1997, PMA Re recorded $2.5 million of net facultative reinsurance premiums, which represented 1.4% of total net premiums written for the year, compared to $1.0 million, or 0.6%, in 1996. PMA Re commenced writing facultative reinsurance in November 1995.

  Net premiums earned increased 7.7% and 9.1% in 1997 and 1996, respectively. These increases both correspond to the increases in net premiums written, as net premiums earned generally follow growth patterns similar to net premiums written adjusted for the customary lag related to the timing of premium writings within the year.

 Losses and Expenses

  PMA Re's combined ratios have remained relatively stable from 1995 through 1997, ranging from 103.9% to 104.5% during the three-year period. This relative stability is attributable to (i) consistently favorable development of unpaid losses and LAE; (ii) prudent management of catastrophe exposures and
(iii) lower loss ratios offsetting generally increased acquisition costs related to writing more business with ceding commissions.

  The following table indicates the components of PMA Re's combined ratios computed in accordance with GAAP for the years ended December 31, 1997, 1996 and 1995(1):

                                                            1997   1996   1995
                                                            -----  -----  -----
   Loss ratio..............................................  69.6%  73.7%  74.6%
                                                            -----  -----  -----
   Expense ratio:
     Amortization of deferred acquisition costs............  27.6%  24.7%  24.2%
     Operating expenses....................................   7.3%   5.5%   5.3%
                                                            -----  -----  -----
   Total expense ratio.....................................  34.9%  30.2%  29.5%
                                                            -----  -----  -----
   Combined ratio-GAAP..................................... 104.5% 103.9% 104.1%
                                                            =====  =====  =====

--------
(1) The combined ratio computed in accordance with GAAP is equal to the sum of losses and LAE, amortization of deferred acquisition costs, operating expenses and policyholders' dividends (where applicable), all divided by net premiums earned.

  For the three years ended December 31, 1997, PMA Re's loss ratios have declined primarily as a result of increased ceding commissions and favorable loss reserve development. PMA Re's loss ratio decreased to 69.6% in 1997 from 73.7% and 74.6% in 1996 and 1995, respectively. For contracts written on a pro rata basis and other contracts containing ceding commissions, premiums tend to be higher relative to the losses when compared to contracts that do not contain ceding commissions. In the three years ended December 31, 1997, PMA Re has written more contracts containing ceding commissions which has contributed to the decreases in loss ratios. For such contracts, PMA Re pays the ceding company a commission, but in return, PMA Re receives a higher proportion of the subject premium. In addition, net favorable development on prior years' unpaid losses and LAE was $23.3 million, $28.6 million and $15.0 million in 1997, 1996 and 1995, respectively, primarily for accident years 1993 and prior. Such favorable development is attributable to losses emerging at a lower rate than was anticipated (based upon historical loss development patterns) when the initial accident year reserves were established. While loss emergence patterns have been trending downward for the pre-1993 accident years, resulting in favorable loss reserve development, there can be no assurance that such trend will continue in the future.

  The ratio of amortization of deferred acquisition costs to net premiums earned ("Acquisition Expense Ratio") increased 2.9 points to 27.6% in 1997 compared to 1996 and 0.5 points in 1996 compared to 1995. These increases predominantly relate to the fact that PMA Re continues to write more contracts with ceding commissions. In addition, the ceding commissions that PMA Re received related to its retrocessional catastrophe cover were higher in 1996 than in 1997, which contributed to the lower Acquisition Expense Ratio in 1996.

  The ratio of operating expenses to net premiums earned (the "Operating Expense Ratio") increased 1.8 points to 7.3% in 1997 compared to 5.5% in 1996. This increase was attributable to increases in certain expenses, such as salary and facility expenses, in connection with the addition of staff and expansion of office facilities during 1997. During the three-year period ended December 31, 1997, PMA Re has continued to add staff in response to increased premium volume and to increase the level of specialized services provided to customers. Accordingly, the Operating Expense Ratio increased from 5.3% in 1995 to 7.3% in 1997.

  The Company is presently undertaking a project to upgrade all of its computer systems to be able to process records with dates beyond December 31, 1999. During 1997, PMA Re incurred costs amounting to approximately $400,000 related to the Year 2000 compliance program. Management expects that PMA Re will incur approximately $600,000 in 1998 related to the Year 2000 compliance program. Management expects that such project will be completed in 1998. See "Liquidity and Capital Resources."

 Net Investment Income

  Net investment income increased 7.4% to $52.3 million in 1997 from $48.7 million in 1996, which represented a 7.8% increase from $45.2 million in 1995. Such increases were primarily attributable to the overall increase in PMA Re's invested assets, as well as changes in portfolio holdings. During 1997, PMA Re shifted some of its holdings from government securities to high-quality corporate securities, which generally yield higher levels of investment income. In addition, the 1996 increase was due to a decrease in holdings of tax-exempt securities for which pre-tax yields tend to be lower than other investment vehicles. At amortized cost, PMA Re's cash and invested assets increased $49.0 million, or 5.9%, and $34.9 million, or 4.4%, during 1997 and 1996, respectively.

 Comparison of SAP and GAAP Results

  The difference between the combined ratios presented in accordance with GAAP compared to SAP is primarily attributable to the different accounting treatment of acquisition costs. As PMA Re's premium volume has grown during 1997 and 1996, PMA Re has incurred additional acquisition costs, which are deferred for GAAP. For SAP purposes, PMA Re is required to expense such costs as incurred, resulting in an incremental expense recorded on a SAP basis compared to GAAP.

 The Property and Casualty Group Results of Operations

  Summarized financial results of the Property and Casualty Group for the years ended December 31, 1997, 1996 and 1995 are as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                   1997      1996       1995
                                                 --------  ---------  --------
Net premiums written:
  Workers' compensation......................... $175,301  $ 189,338  $233,145
  Commercial Lines..............................   65,047     90,084   103,971
                                                 --------  ---------  --------
    Total....................................... $240,348  $ 279,422  $337,116
                                                 ========  =========  ========
Net premiums earned:
  Workers' compensation......................... $152,773  $ 176,380  $243,175
  Commercial Lines..............................   59,575     92,221   102,432
                                                 --------  ---------  --------
    Total.......................................  212,348    268,601   345,607
Net investment income...........................   82,098     82,455    92,275
Service revenues................................   10,311      9,189     5,106
                                                 --------  ---------  --------
Operating revenues..............................  304,757    360,245   442,988
                                                 --------  ---------  --------
Losses and LAE incurred.........................  193,530    424,900   319,644
Acquisition and operating expenses..............  105,549    138,709   110,906
Policyholder dividends..........................   14,716     16,255    16,743
                                                 --------  ---------  --------
Total losses and expenses.......................  313,795    579,864   447,293
                                                 --------  ---------  --------
Pre-tax operating loss.......................... $ (9,038) $(219,619) $ (4,305)
                                                 ========  =========  ========
GAAP loss ratio.................................     91.1%     158.2%     92.5%
GAAP combined ratio.............................    143.3%     212.9%    127.9%
SAP loss ratio(1)...............................     84.0%     125.7%     77.3%
SAP combined ratio(1)...........................    119.0%     175.6%    115.1%

--------
(1) The SAP loss and combined ratios above relate to the operations of the Pooled Companies only and do not include the results of other statutory entities within the Property and Casualty Group.

 Premium Revenues

  Premiums for the Property and Casualty Group have decreased in the three-year period ended December 31, 1997. Between 1997 and 1996, net premiums written decreased 14.0%, and between 1996 and 1995, net premiums written decreased 17.1%. Direct premiums written for workers' compensation decreased $20.6 million and $36.5 million in 1997 and 1996, respectively. Direct premiums written for Commercial Lines increased $11.7 million in 1997 compared to 1996, and decreased $11.6 million in 1996 compared to 1995. Reinsurance premiums assumed decreased $4.4 million between 1997 and 1996 and increased $0.8 million between 1996 and 1995. Reinsurance premiums ceded increased $25.8 million in 1997 compared to 1996 and $10.4 million in 1996 compared to 1995. Net premiums earned decreased $56.3 million between 1997 and 1996 and $77.0 million between 1996 and 1995.

  The decline in premiums from 1995 to 1997 is due to a number of factors discussed below, including the Property and Casualty Group's underwriting decisions, competition and the impact of workers' compensation benefit reform laws.

  During the three years ended December 31, 1997, competition and manual rate levels affected workers' compensation premium volume. During this period, the Property and Casualty Group did not renew certain accounts due to inadequate profit potential. Intense competition caused rates for certain accounts to be unattractive relative to the risks assumed. Rather than match the price merely to retain the volume, the Property and Casualty Group declined to write the accounts. Average manual rate levels declined 25.0%, 7.0% and 3.0% in 1997, 1996, and 1995, respectively. The rate decreases had a substantially lower proportional impact on premiums written during 1996 and 1995, because the

Property and Casualty Group had reduced its dependence on rate-sensitive business. The Property and Casualty Group increased its focus on rate sensitive small account business in 1997 because it believes that the impact of recently passed legislation in its principal marketing states, including Act 57 in Pennsylvania, may make loss experience on such business more predictable than it has been in recent years.

  Workers' compensation premiums also declined during the three-year period ended December 31, 1997 as a result of the enactment of workers' compensation benefit reform laws. The decline in workers' compensation premiums has been concentrated primarily in Pennsylvania. Direct workers' compensation premiums for all other jurisdictions increased in 1997 compared to 1996, including an increase of $3.8 million from new jurisdictions in 1997. The number of workers' compensation policies increased to 3,184 in 1997 compared to 2,757 in 1996. However, the increase in policies was offset by the rate decreases related to the benefit reform laws. These benefit reform laws also have had a favorable impact on loss and LAE reserves for business written on policies subject to such reform laws. See "Losses and Expenses" below. The changes in workers' compensation benefits that were promulgated under Act 57 in Pennsylvania were accompanied by a change in the basic premium rate structure for workers' compensation insurance, which lowered the rates charged to insureds by approximately 25% effective February 1997. This change in rate structure was reviewed by an independent actuarial firm on behalf of the Commonwealth of Pennsylvania in connection with the approval of rates under Act 57. In addition, the Company's actuaries reviewed the effect that the reforms would have on workers' compensation benefits paid in relation to the changes in premiums charged. It was the opinion of both groups of actuaries that the rate changes mandated by Act 57 were consistent with the changes in benefits allowed under Act 57, and the effect of the rate changes would be minimal with respect to the profitability of the business. The premium charged on a fixed-cost policy is based upon the manual rates filed with and approved by the state insurance department and does not increase or decrease based upon the losses incurred during the policy period. Under policies that are subject to dividend plans, the customer may receive a dividend based upon loss experience during the policy period. Since the late 1980's, the Property and Casualty Group has reduced its proportion of rate-sensitive products from over 70% to approximately 62%. As a result of the enactment of regulatory reform in several jurisdictions in the Property and Casualty Group's marketing territory, the Property and Casualty Group may write more rate-sensitive accounts in such jurisdictions in the future.

  Direct workers' compensation premiums were also impacted by changes in the level of premium adjustments, primarily related to audit premiums and retrospective policies. In 1997, such adjustments decreased premiums written by $4.4 million ($15.8 million in audit premiums billed and $20.2 million in retrospective premiums returned), while in 1996 such adjustments reduced premiums written by $6.1 million ($17.1 million in audit premiums billed and $23.2 million in retrospective premiums returned) and in 1995, such adjustments increased premiums written by $13.1 million ($26.9 million in audit premiums billed and $13.8 million in retrospective premiums returned). The slightly lower impact of premium adjustments in 1997 compared to 1996 was due primarily to a decrease in retrospectively rated premiums returned to insureds, resulting from a lower volume of workers' compensation business written during the three years ended December 31, 1997. The decrease in 1996 compared to 1995 was due primarily to two factors: the lower amount of billed audit premiums, which is attributable to better estimating of the ultimate exposure base (generally, payroll) on such risks by the Property and Casualty Group's underwriters and the increase in retrospectively rated premiums returned to insureds, resulting from the favorable loss experience in more recent accident years in workers' compensation. As the Property and Casualty Group has expanded retrospectively rated business since 1989, proportionately more policies had mature loss data, resulting in more premium adjustments. Changes in actuarial estimates of future premium adjustments on retrospective policies are recorded directly in net premiums earned (see below for further discussion), and, therefore, such retrospective adjustments returned to insureds do not impact net premiums earned.

  Under retrospectively rated policies, the Property and Casualty Group receives an up-front provisional premium that is adjusted based upon loss experience of the insured. If losses are lower than expected, the insured receives a refund, subject to a minimum premium and, if losses are higher than expected, the insured owes additional premium, subject to a maximum premium. Between the minimum and maximum premiums, the net impact on the Company's operating results is negligible, because changes in loss estimates pertaining to retrospectively rated contracts are offset by changes in premium estimates, net of changes in estimates for accrued premium taxes and other loss-based costs. While the premium is adjusted based upon loss experience, the Company's profit load (or margin) portion of the premium is fixed at the policy's inception and is not adjusted based upon loss experience, although the margin would be impaired in the event losses exceed the maximum premium amount. Approximately $50.1 million, $59.0 million and $85.0 million of the Property and Casualty Group's workers' compensation premiums were derived from loss-sensitive products in 1997, 1996 and 1995, respectively. The audit premiums referred to above were derived from the Company's workers' compensation insurance policies. An insured's workers' compensation premiums are determined by two factors: aggregate payroll and employer business classification. The Company determines its initial estimate of annual premium based on payroll records and business classification data submitted to it by the insured. An audit of this data is performed after the policy year ends, and an adjustment to the premium is then made and billed to the insured.

  Also reducing net premiums written is the fact that, since 1992, the Property and Casualty Group has been increasing its focus on alternative market workers' compensation products. These products include large-deductible policies, offshore rent-a-captive programs and individual self-insurance programs. Typically, the Property and Casualty Group receives a lower net premium for these types of plans. However, under this type of business, the insured retains a greater share of the underwriting risk than under rate-sensitive or loss-sensitive products, which reduces the potential for unfavorable claim activity on the accounts and encourages loss control on the part of the insured. A substantial portion of related revenues are recorded as service revenues rather than premiums. Such service revenues increased $1.1 million in 1997 compared to 1996 and $4.1 million in 1996 compared to 1995.

  Companies writing workers' compensation in certain states generally must share in the risk of insuring entities that cannot obtain insurance in the voluntary market. Typically, an insurer's share of this residual market is dependent upon its market share of direct premiums in the voluntary market, and the assignments are accomplished either by direct assignment or by assumption from pools. In 1997, the Property and Casualty Group's direct assignments, which are included in direct written premiums, decreased $3.1 million compared to 1996 and decreased $15.3 million in 1996 compared to 1995. These decreases reflect generally lower premium volume in workers' compensation for the Property and Casualty Group, as well as increasingly competitive conditions in the voluntary workers' compensation market which has led to lower amounts of residual market business.

  During 1997 compared to 1996, direct writings of Commercial Lines increased $11.7 million assumed Commercial Lines premiums decreased $8.5 million and ceded Commercial Lines premiums increased $28.2 million. The growth in direct writings for Commercial Lines in 1997 was due primarily to rate increases on existing business as well as additional companion commercial business associated with new workers' compensation customers. The Property and Casualty Group is continuing to review the profitability of these lines, and the net growth in such lines has been limited as a result of this review and the new reinsurance treaty discussed below. Also, market conditions have been extremely competitive in these lines, and management has refused to compromise underwriting standards merely to increase volume. During 1996 compared to 1995, direct writings of Commercial Lines decreased $11.6 million, assumed Commercial Lines premiums increased $0.8 million and ceded Commercial Lines premiums increased $3.1 million.

  In 1997, the Property and Casualty Group entered into a new reinsurance treaty that covers substantially all of the Commercial Lines casualty business at a $175,000 per risk attachment point, compared to a $500,000 per risk attachment point in 1996 which accounted for the increase in ceded Commercial Lines premiums.

  Ceded premiums increased $25.8 million in 1997 compared to 1996, and increased $10.4 million in 1996 compared to 1995. The increase in 1997 compared to 1996 was due primarily to a reinsurance treaty effected at December 31, 1997, ceding $15.4 million of annuity reserves held by PMA Life to a third party (the "PMA Life transaction"). Ceded premiums also increased approximately $6.6 million due to the aforementioned lower attachment point of the Commercial Lines casualty reinsurance treaty the Property and Casualty Group entered into effective January 1, 1997. Finally, ceded reinsurance premiums increased an additional $6.2 million, due to the increased direct writings of Commercial Lines business in 1997 compared to 1996. In 1996 compared to 1995, ceded premiums decreased, although the rate of decrease was less than the rate of decrease in direct premiums due to the increased use of facultative reinsurance for specific risks in Commercial Lines.

  Fluctuations in net premiums earned were primarily attributable to changes in net premiums written. In addition to the impact of fluctuations in premiums written, premiums earned were also impacted by the change in accrued retrospective premiums. Accrued retrospective premiums, which are a component of uncollected premiums, are based upon actuarial estimates of expected ultimate losses and resulting estimated premium adjustments relating to retrospectively rated policies. The estimated ultimate premium adjustments under retrospectively rated policies are recorded in the initial policy year based upon estimated loss experience on the underlying policies and adjusted in subsequent periods in conjunction with revisions of the estimated underlying losses on such policies. In addition, accrued retrospective premiums are increased or decreased based upon retrospective policy adjustments paid or billed. Such adjustments actually billed or paid do not impact premium revenues because the Company records an offsetting amount through net premiums written. The following table sets forth the components of the change in accrued retrospective premiums for each of the three years in the period ended December 31, 1997:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                   1997      1996      1995
                                                 --------  --------  --------
   Estimated retrospective policy adjustments
    related to the current accident year........ $(12,460) $(18,767) $(12,941)
   Revision of estimate of retrospective policy
    adjustments related to prior accident
    years.......................................  (44,719)   (9,888)   (4,845)
   Retrospective policy adjustments paid........   20,179    23,155    13,786
   Uncollectible write-off......................      --     (5,000)      --
                                                 --------  --------  --------
   Total........................................ $(37,000) $(10,500) $ (4,000)
                                                 ========  ========  ========

  In 1997, 1996 and 1995, the Property and Casualty Group reduced accrued retrospective premiums by $37.0 million, $10.5 million and $4.0 million, respectively. The primary reason for the additional reduction in 1997 compared to 1996 was a $44.7 million revision of estimate of accrued retrospective premiums, primarily due to the favorable development of claims liabilities for more recent accident years ($35.7 million) and the commutation of claims for accident years 1991 and prior in 1997 ($9.0 million). The reduction for policy years 1991 and prior primarily relates to the commutation program for such years initiated in late 1996. In July 1997, the Property and Casualty Group completed a formal program under which it commuted a large number of claims associated with workers' compensation claims from accident years 1991 and prior, including loss reserves associated with retrospective policies. The commutation program resulted in current payments to claimants that were less than the carried reserves. As a result of the differences between the current commutation payments to claimants and carried reserves on such claims, management reduced its estimate of amounts recoverable under retrospectively rated policies and the Property and Casualty Group also recognized a reduction in losses and LAE associated with such policies. See "Losses and Expenses."

The reduction for the 1992 through 1996 policy years was related primarily to a corresponding amount of favorable development on underlying loss reserves for such years. The effects of the commutations on these prior loss reserves, as well as the intent of the Property and Casualty Group to continue utilizing early intervention techniques such as commutations on claims from more recent accident years, have led to a re-estimation of policy liabilities for these more recent accident years, and a re-estimation of amounts due under retrospectively rated policies for these more recent accident years. The reduction in amounts due under retrospectively rated policies and the corresponding reduction in loss reserves resulting from commutation of the carried loss reserves and re-estimation of more recent accident years resulted in a reduction of the GAAP loss ratio for 1997 compared to 1996 and 1995. See "Losses and Expenses." In addition, the reduction of earned premiums caused both the GAAP expense ratio and the policyholder's dividend ratio to increase for 1997 compared to 1996 and 1995. However, the impact of the reduction of the accrued retrospective premiums (net of the adjustment to underlying loss reserves) on the Company's results of operations was negligible.

  The increased adjustment to prior accident years recorded in 1996 compared to 1995 reflects additional favorable loss reserve development in the prior three accident years.

  Management believes that it has made a reasonable estimate of the Company's accrued retrospective premiums. While the eventual ultimate receivable may differ from the current estimates, management does not believe that the difference will have a material effect, either adversely or favorably, on the Company's financial position or results of operations.

 Losses and Expenses

  The following table reflects the components of the Property and Casualty Group's combined ratios, computed in accordance with GAAP for the years ended December 31, 1997, 1996 and 1995:

                                                            1997   1996   1995
                                                            -----  -----  -----
   Loss ratio..............................................  91.1% 158.2%  92.5%
                                                            -----  -----  -----
   Expense ratio:
     Amortization of deferred acquisition costs............  22.7%  19.7%  15.5%
     Operating expenses(1).................................  22.6%  28.9%  15.1%
                                                            -----  -----  -----
   Total expense ratio.....................................  45.3%  48.6%  30.6%
                                                            -----  -----  -----
   Policyholders' dividend ratio...........................   6.9%   6.1%   4.8%
                                                            -----  -----  -----
   Combined ratio-GAAP..................................... 143.3% 212.9% 127.9%
                                                            =====  =====  =====

--------
(1) The GAAP Operating Expense Ratio excludes $9.3 million, $8.2 million and $5.3 million in 1997, 1996 and 1995, respectively, of PMA Management Corp. direct expenses related to service revenues which are not included in premiums earned.

  The components of the loss and LAE ratio for the Property and Casualty Group for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                          1997   1996    1995
                                                          ----   -----   ----
   Current accident year--undiscounted..................  81.3 %  81.4 % 83.8 %
   Accretion of discount for prior accident years and
    discounting of current accident year................  12.0 %   5.5 % (0.7)%
   Adjustments to retrospectively rated business and net
    effect of PMA Life transaction......................  (1.5)%   --     --
   Change in discount rate..............................   --      --    (9.8)%
   Reserve (release) strengthening......................  (0.7)%  71.3 % 19.2 %
                                                          ----   -----   ----
   Loss and LAE ratio...................................  91.1 % 158.2 % 92.5 %
                                                          ====   =====   ====

  In 1997, the calendar year loss ratio was impacted by a $31.7 million net charge, which represented the accretion of discount on workers' compensation loss reserves for prior accident years, partially offset by discounting of current accident year reserves, while the 1996 calendar year loss ratio was impacted by a $15.0 million net charge for accretion of discount on prior accident year workers' compensation loss reserves and discounting of current accident year reserves. The increase in the net charge for discount accretion is due primarily to higher overall reserve levels in 1997 and lower levels of current accident year reserves being discounted in 1997 compared to 1996. The Property and Casualty Group expects lower levels of discount associated with current accident year reserves to continue due to benefit reforms which have been enacted in many of the states in which it does business that reduce claims duration. Management also expects that the net charge associated with accretion of discount of prior years' reserves will decrease in 1998 and forward because the accelerated payment of claims due to commutations is expected to lower the level of discount in the Property and Casualty Group's loss reserves. The increase in the loss ratio in 1996 compared to 1995 from the accretion of discount was due primarily to higher overall reserves in 1996 and to lower levels of earned premium in 1996 compared to 1995. Discounting of reserves for workers' compensation claims is established in accordance with applicable state laws, which permit discounting the estimated claim payments on certain claims at various rates. The Property and Casualty Group uses a discount rate of approximately 5% per year, which is within the range of permitted rates in the states in which it does business. Loss reserves on other lines of business as well as LAE reserves for all lines of business are not discounted.

  In 1996 and 1995, the loss ratio included $191.4 million and $66.5 million, respectively, of strengthening of unpaid losses and LAE of prior accident years. For the years ended December 31, 1997, 1996 and 1995, the loss reserve (release) strengthening, net of retrospectively rated policies and the PMA Life transaction, was associated with the following lines of business:

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                           1997    1996   1995
                                                           -----  ------ ------
   Pre-1992 workers' compensation......................... $(7.1) $110.0 $ 54.7
   Asbestos and environmental.............................   --     60.4   23.4
   Other lines of business................................   5.0    21.0  (11.6)
                                                           -----  ------ ------
   Total reserve (release) strengthening.................. $(2.1) $191.4 $ 66.5
                                                           =====  ====== ======

  In 1997, the Property and Casualty Group recorded a reserve release of $53.9 million on prior year losses and LAE, excluding the accretion of discount. The release primarily relates to favorable reserve development of $9.0 million for workers' compensation retrospectively rated policies for accident years 1991 and prior resulting from unanticipated additional savings from the Company's 1997 commutation program and favorable development of workers' compensation reserves for accident years 1992 through 1996 of $35.1 million ($28.0 million related to retrospectively rated policies), primarily resulting from greater than expected savings associated with benefit reforms in Pennsylvania. Furthermore, incurred losses on prior accident years were also affected by the cession of prior year loss reserves included in the PMA Life transaction of $14.8 million. See "--Premium Revenues" above. The reserve release pertaining to the retrospectively rated policies and the PMA Life transaction were offset in the consolidated statements of operations by a corresponding reduction in earned premiums. The aforementioned reserve releases were partially offset by reserve strengthening of $5.0 million in commercial multi-peril business for accident year 1996. It is the opinion of management that these reserve adjustments are not indicative of any future trend.

  The 1996 aggregate workers' compensation adverse development was allocated $102.0 million to Pennsylvania and $8.0 million to all other states in which the Property and Casualty Group does business. Of the $102.0 million, the allocation by year is as follows: prior to 1987, $16.0 million; 1987 to 1991, $101.0 million and 1992 and subsequent years, ($15.0 million). In 1995, substantially all of the workers compensation adverse development related to accident years 1987 to 1991 in Pennsylvania. For accident years prior to 1992, the traditional paid loss development schedules for workers' compensation had begun to exhibit an increasing trend in loss development factors by 1993. This trend was initially attributed to an increase in commutation activity. In 1995, management began to question whether loss data was developing in a manner that was consistent with the conclusion that the loss development trends were impacted solely by commutation activity. As a result, management began to accumulate additional data in order to determine whether there were additional causes for the increase in the paid loss development data and management obtained claim count data that was far more detailed than had been historically utilized in the reserve setting process. This data indicated that the paid loss development factors were not only impacted by commutation activity, but also by a decline in the claims closure rate in Pennsylvania. Management believes that the decline in the closure rates was due to several interrelated factors. One factor related to the fact that efforts to rehabilitate claimants and return them to work were not as successful as anticipated. For accident years 1987 to 1991, in particular, extensive efforts were made by the Company to rehabilitate claimants and return them to work at either full or modified duty. By late 1995 and into 1996, it was recognized, by a review of a slow down in the claims closure pattern, that these rehabilitation efforts were not impacting the closure rates as expected. Another factor negatively impacting claims closure rates related to the economic conditions in Pennsylvania in the early 1990's. During the period from 1990 to 1994, economic conditions in Pennsylvania were considered to be depressed in the Company's major industry niches for workers' compensation insurance (construction and heavy manufacturing). Payrolls in these industries were stagnant, and in many cases, employment was flat or declining. The Company believes that in periods of declining employment opportunities, there is a tendency for indemnity periods to increase, which occurred for workers who suffered injuries in these industries.

  The above factors, when considered with the fact that the benefits period in Pennsylvania was unlimited, caused the Company to believe that a substantial portion of claimants from the pre-1992 period, who had already been out of work five to nine years, would not return to work in any capacity. In late 1995 and during 1996, management undertook an effort to quantify the impact of the declining closure rates compared to the increase in commutation activity. During the fourth quarter of 1995, the Property and Casualty Group strengthened its workers' compensation reserves by $54.7 million; however, the quantification of the effect of the claims closure rate was an extremely complex process, and as such, the data was not fully understood at that time. As the data under analysis was more mature and refined in 1996, management determined that the workers' compensation loss reserves for Pennsylvania for pre-1992 accident years needed to be increased substantially; therefore, the Property and Casualty Group increased its workers' compensation reserves by $110.0 million.

  Benefit reforms enacted by states in which the Property and Casualty Group transacts business, most significantly Pennsylvania, have had a beneficial impact on more recent accident year loss ratios. Prior to 1996, the principal revisions to the Pennsylvania system included medical cost containment measures and an expansion of the period of time during which the insurer may require an employee to accept medical treatment from the employer's list of designated healthcare providers. In July 1996, Pennsylvania enacted Act 57, a workers' compensation reform bill that is expected to reduce substantially indemnity benefit periods in Pennsylvania. In addition to regulatory reforms, the loss ratios have been favorably impacted by the conversion to loss sensitive and alternative market products. Such a trend is evidenced by the fact that accident year loss ratios (losses recorded for the year in which the event occurred expressed as a percentage of the earned premiums for that year) for workers' compensation have been generally lower in more recent accident years, as the following chart indicates:

        PROPERTY AND CASUALTY GROUP WORKERS' COMPENSATION UNDISCOUNTED

              ACCIDENT YEAR PURE LOSS RATIOS AT DECEMBER 31, 1997

             ACCIDENT YEAR                                          LOSS RATIO
             -------------                                          ----------
                 1990                                                  100%
                 1991                                                   86%
                 1992                                                   80%
                 1993                                                   64%
                 1994                                                   64%
                 1995                                                   63%
                 1996                                                   63%
                 1997                                                   66%

  In addition, management took several steps to reduce the outstanding claims associated with the Pennsylvania workers' compensation business written through 1991. A formal commutation program was initiated in the fourth quarter 1996 and continued into late 1997. Commutations are agreements with claimants whereby the claimants, in exchange for a lump sum payment, will forego their rights to future indemnity payments from the Property and Casualty Group. Under Pennsylvania workers' compensation laws, the claimant and the Pennsylvania Workers' Compensation Board must approve all such commutation arrangements. The Property and Casualty Group paid $101.1 million and $17.8 million in 1997 and the fourth quarter of 1996, respectively, to commute workers' compensation indemnity claims. Savings associated with these claims were consistent with management's expectations. The number of open claims for accident years 1991 and prior was substantially reduced as a result of the commutation program. This reduction in open claims is expected to reduce the possibility of further adverse development on such reserves, although there can be no assurance that the level of commutations will have a significant impact on the future development of such reserves.

  Estimating reserves for workers' compensation claims can be more difficult than for many other lines of property and casualty insurance for several reasons, including (i) the long payment "tail" associated with the business;
(ii) the impact of social, political and regulatory trends on benefit levels for both medical and indemnity payments; (iii) the impact of economic trends and (iv) the impact of changes in the mix of business. At various times, one or a combination of such factors can make the interpretation of actuarial data associated with workers' compensation loss development more difficult, and it can take additional time to recognize changes in loss development patterns. Under such circumstances, adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

  The adverse development in reserves associated with asbestos and environmental claims is the result of a detailed analysis completed in 1996 of loss and LAE reserves associated with asbestos and environmental liability claims. The reserving for asbestos and environmental claims has undergone change at both the Company and in the insurance industry in general. For environmental and asbestos liability claims, reserving methodology has been evolving in the recent past into accepted industry practice. The Company has applied these methods to its asbestos and environmental loss reserves in 1997 and 1996. To reserve for environmental claims, the Company currently utilizes a calendar year development technique known as aggregate loss development. This technique focuses on the aggregate losses paid as of a particular date and aggregate payment patterns associated with such claims. Several elements including remediation studies, remediation, defense, declaratory judgment and third party bodily injury claims were considered in estimating the costs and payment patterns of the environmental and toxic tort losses. Prior to the development of these techniques, there was a substantial range in estimating reserves for environmental and toxic tort liabilities. The methods employed by the Company prior to the review completed in 1996 included a review of aggregate loss and LAE paid and case incurred data along with resulting "survival ratios" to establish IBNR for environmental and toxic tort claims. For asbestos claims, the Company had previously reserved costs to defend, and any indemnification payments anticipated on, claims for which it had received notice that it was a responsible party, plus a bulk factor applied to the estimated case reserves to provide for potential development of indemnification and defense cost related to such claims. In 1996, the Company performed a ground up analysis of asbestos loss reserves using an actuarially accepted modeling technique. Using historical information as a base and information obtained from a review of open claims files, assumptions were made about future claims activity in order to estimate ultimate losses. For each individual major account, projections were made regarding new plaintiffs per year, the number of years new claims will be reported, the average loss severity per plaintiff and the ratio of LAE to loss. In many cases involving larger asbestos claims, the Company reserved up to the policy limits for the applicable loss coverage parts for the affected accounts. Policy terms and reinsurance treaties were applied in the modeling of future losses. Estimation of obligations for asbestos and environmental exposures continues to be more difficult than for other loss reserves because of several factors, including: (i) evolving methodologies for the estimation of the liabilities; (ii) lack of reliable historical claim data; (iii) uncertainties with respect to insurance and reinsurance coverage related to these obligations; (iv) changing judicial interpretations and (v) changing government standards.

  The Company's asbestos-related loss reserves as of December 31, 1997, 1996 and 1995 which include reserves for PMA Re of $0.3 million, $0.3 million and $0.6 million, gross and net, at December 31, 1997, 1996 and 1995, respectively, were as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                      1997      1996     1995
                                                     -------  --------  -------
   Gross of reinsurance:
     Beginning reserves............................. $80,055  $ 27,611  $13,969
     Incurred losses and LAE........................   2,435    62,854   22,482
     Calendar year payments for losses and LAE......  (5,764)  (10,410)  (8,840)
                                                     -------  --------  -------
       Ending reserves.............................. $76,726  $ 80,055  $27,611
                                                     =======  ========  =======
   Net of reinsurance:
     Beginning reserves............................. $53,300  $ 23,443  $ 8,168
     Incurred losses and LAE........................     (36)   39,427   21,826
     Calendar year payments for losses and LAE......  (4,686)   (9,570)  (6,551)
                                                     -------  --------  -------
       Ending reserves.............................. $48,578  $ 53,300  $23,443
                                                     =======  ========  =======

  The Company's environmental-related loss reserves as of December 31, 1997, 1996 and 1995, which include reserves for PMA Re of $3.8 million, $2.9 million and $2.6 million, gross and net, at December 31, 1997, 1996 and 1995, respectively, and $13.1 million gross and zero net for Caliber One Indemnity Company at December 31, 1997 were as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                      1997     1996     1995
                                                     -------  -------  -------
Gross of reinsurance:
  Beginning reserves................................ $35,626  $20,134  $20,952
  Incurred losses and LAE...........................   1,130   22,143    3,516
  Reserves acquired through purchase of Caliber One
   Indemnity Company(1).............................  13,060      --       --
  Calendar year payments for losses and LAE.........  (4,708)  (6,651)  (4,334)
                                                     -------  -------  -------
    Ending reserves................................. $45,108  $35,626  $20,134
                                                     =======  =======  =======
Net of reinsurance:
  Beginning reserves................................ $34,592  $20,134  $20,952
  Incurred losses and LAE...........................   1,068   21,109    3,516
  Calendar year payments for losses and LAE.........  (3,965)  (6,651)  (4,334)
                                                     -------  -------  -------
    Ending reserves................................. $31,695  $34,592  $20,134
                                                     =======  =======  =======

--------
(1) Such acquired reserves have been reinsured by an affiliate of the former parent. See "Liquidity and Capital Resources."

  Of the total net asbestos reserves, $6.7 million, $6.8 million and $6.7 million related to established claims reserves at December 31, 1997, 1996 and 1995, respectively, and $41.9 million, $46.5 million and $16.7 million related to IBNR losses at December 31, 1997, 1996 and 1995, respectively. Of the total net environmental reserves, $11.2 million, $12.5 million and $10.3 million related to established claims reserves at December 31, 1997, 1996 and 1995, respectively, and $20.5 million, $22.1 million and $9.8 million related to IBNR losses at December 31, 1997, 1996 and 1995, respectively. All incurred asbestos and environmental losses were for accident years 1986 and prior.

  Management believes that the Property and Casualty Group's reserves for asbestos and environmental claims are appropriately established based upon known facts, existing case law and generally accepted actuarial methodologies. However, due to changing interpretations by courts involving coverage issues, the potential for changes in federal and state standards for clean-up and liability and other factors, the ultimate exposure to the Property and Casualty Group for these claims may vary significantly from the amounts currently recorded, resulting in a potential future adjustment in the claims reserves recorded. In addition, issues involving policy provisions, allocation of liability among participating insurers, proof of coverage and other factors make quantification of liabilities exceptionally difficult and subject to adjustment based upon newly available data.

  In 1996, Commercial Lines experienced reserve strengthening of $21.0 million compared to a reserve release of $11.6 million in 1995. The reserve strengthening in 1996 was principally due to a re-estimation of loss adjustment costs associated with general liability claims. Through 1991, the Property and Casualty Group's mix of general liability insurance policies was weighted towards the manufacturing classes of business. Subsequent to 1991, the Property and Casualty Group's mix of business became more heavily weighted towards the construction and contracting classes of business. These particular classes of business have experienced losses due to alleged construction defects and similar matters that have taken longer to emerge than the classes of business previously written by the Property and Casualty Group. Defense costs associated with these claims have also exceeded the original estimate of the Property and Casualty Group's management, which was based on the patterns of indemnification payments associated with the earlier classes of business written. When this issue was discovered, the Property and Casualty Group factored the increased defense costs and the emergence pattern in determining a more appropriate reserve amount for loss handling costs. The release of reserves in 1995 was due primarily to favorable loss experience in commercial automobile business.

  The 1997 expense ratio declined by 3.3 points compared to the 1996 expense ratio. The 1997 Acquisition Expense Ratio increased by 3.0 points compared to 1996, primarily due to a 4.2 point increase related to the aforementioned adjustment to accrued retrospective premiums in 1997 ($37.0 million) and by the 1997 cession of premiums associated with the PMA Life transaction ($15.4 million), offset by the write-off in 1996 of $5.0 million in retrospectively rated premiums. These actions reduced earned premiums without a commensurate decrease in acquisition expenses. Such increase was partially offset by ceding commissions received by the Property and Casualty Group on its reinsurance arrangement for Commercial Lines casualty losses. Such commissions are recorded as a reduction of acquisition expenses. In 1996, the Acquisition Expense Ratio increased 4.2 points compared to 1995 primarily due to a change in the mix of business to a greater proportion of alternative market products and self-insured services, which have much lower, if any, net premium which caused acquisition expenses to represent a larger proportion of net premiums earned.

  The 1997 Operating Expense Ratio was 22.6%, a decrease of 6.3 points as compared to 28.9% in 1996. After adjusting for the reduction in accrued retrospective premiums and the PMA Life transaction, the adjusted Operating Expense Ratio would have been 18.1% in 1997. The lower adjusted Operating Expense Ratio is primarily attributable to expense containment programs begun at the Property and Casualty Group, and the higher levels of restructuring charges and valuation adjustments in 1996. Operating expenses in 1997 decreased by $31.0 million compared to 1996, despite an increase of $1.1 million in expenses associated with the Property and Casualty Group's service revenues. The 1996 Operating Expense Ratio was adversely impacted by several factors, including an accrual of $7.6 million for a voluntary early retirement program ("VERIP"), a $4.8 million charge associated with a change in depreciable lives of computer equipment and a $10.1 million increase in premium balances written off. In 1997, the Property and Casualty Group recorded $5.2 million for severance and related costs associated with the continued restructuring and cost reduction initiatives. These initiatives lowered payroll and related expenses in 1997 by $4.9 million. The 1996 Operating Expense Ratio increased 13.8 points in comparison to 1995 primarily related to the aforementioned factors that adversely impacted the 1996 ratio.

  In 1997 and 1996, respectively, the Property and Casualty Group incurred approximately $1.6 million and $1.8 million associated with the Year 2000 Issue. Management anticipates that the Property and Casualty Group will incur approximately $700,000 in 1998 as a result of this conversion; it is expected that this conversion will be completed by the end of 1998. See "Liquidity and Capital Resources."

  The policyholders' dividend ratios were 6.9%, 6.1% and 4.8% for the years ended December 31, 1997, 1996 and 1995, respectively. The policyholders' dividend ratio increased by 1.3 points in 1997 as a result of the adjustment to retrospectively rated premiums and the PMA Life transaction. The ratios have generally increased over the three-year period ended December 31, 1997 primarily because of sliding-scale dividend plans. Under such plans, the insured receives a dividend based upon the collective loss experience of the plan. As the loss experience for the three underwriting years ended December 31, 1997 has improved relative to the years prior to this period, the Property and Casualty Group has incurred higher policyholders' dividends.

 Net Investment Income

  Net investment income was relatively flat in 1997 compared to 1996, as lower average investment balances resulting from the pay-down of loss reserves from prior accident years primarily related to the commutation program and decreasing premium volume were offset by higher yields associated with the purchase of high grade corporate bonds and asset-backed securities. Net investment income decreased 10.6% in 1996 compared to 1995, primarily due to lower average investment balances.

 Comparison of SAP and GAAP Results

  The results presented under SAP are those of the Pooled Companies. Prior to December 31, 1996, the Pooled Companies were comprised of four domestic insurance companies: PMAIC, Manufacturers Alliance Insurance Company, Pennsylvania Manufacturers Indemnity Company and MASCCO. As part of a plan to reduce the amount of indemnity reserves from accident years 1991 and prior in the Pooled Companies, MASCCO was removed from the pooling arrangement effective December 31, 1996, and indemnity reserves from accident years 1991 and prior were transferred to MASCCO. The other significant difference relates to various reinsurance agreements between the Pooled Companies and certain foreign insurance subsidiaries. Prior to December 31, 1996, Chestnut Insurance Company, Ltd. was the reinsurer under these agreements. At December 31, 1996, these reinsurance arrangements were novated, and the assets and liabilities associated with such contracts were sold to PMA Cayman, a foreign affiliate. At December 31, 1997, the Pooled Companies had reinsurance recoverables from MASCCO and PMA Cayman of $96.2 million and $284.9 million, respectively.

  In addition to the above and the different accounting treatment of acquisition costs (see "PMA Re Results of Operations" for further discussion of SAP to GAAP differences related to acquisition costs), the GAAP results for the Property and Casualty Group include the results of other entities within the Property and Casualty Group, but excluded from the aforementioned pooling agreement, including PMA Life and other affiliated reinsurers and non-insurance companies utilized in providing certain products and services to the Property and Casualty Group's clients. The exclusion of such entities tends to decrease the SAP combined ratio relative to the GAAP combined ratio.

 Corporate and Other

  The Corporate and Other segment is primarily comprised of corporate overhead and the operations of the Company's properties. Corporate and Other operations reported a pre-tax operating loss of $3.4 million in 1997 compared to a pre-tax operating loss of $500,000 in 1996. The decline in the operating results of Corporate and Other was due primarily to a $2.2 million increase in operating costs related to certain corporate properties disposed of during the third quarter of 1997. No material gain or loss was recorded in connection with the disposal of such properties.

  In 1995, management determined that the fair market values of the Company's former headquarters building, which was disposed of in 1997, and certain adjacent properties were less than the carrying values plus the costs to carry and sell the properties. The Company recorded a charge of $8.4 million in 1995 to write down these properties to their fair market values less costs to carry and sell the properties. No such charge was recorded during 1996.

  During 1997, the Company incurred pre-operating charges of approximately $900,000 in establishing Caliber One. The Corporate and Other segment also incurred $1.8 million of severance and related restructuring costs in 1997.

 Net Realized Investment Gains

  Net realized investment gains amounted to $8.6 million, $3.0 million and $31.9 million in 1997, 1996 and 1995, respectively. During the three-year period ended December 31, 1997, the Company realized gains from investment sales related to the following: (i) transactions to move holdings between taxable and tax-exempt fixed-maturity investments in order to maximize after-tax yields; (ii) transactions to expand the asset classes in which the Company invests to capitalize on favorable yield spreads between such instruments and U.S. Treasury securities; (iii) transactions based upon an assessment of the interest rate environment and the shape of the yield curve and (iv) sales of equity securities, as the Company has substantially reduced its holdings of this asset class over the last three years. Gains and losses on the sale of investments are recognized as a component of net income, but the timing and recognition of such gains and losses are unpredictable and are not indicative of future results.

  In 1997, the Company repositioned its investment portfolio to improve its pre-tax investment yield, while maintaining the maturity matching structure between investments and liability cash flow projections. As interest rates declined in the latter part of the year, these transactions resulted in a net $8.6 million gain for 1997.

  During 1996 and 1995, most of the investment sales activity resulted from reducing the Company's holdings of tax-advantaged securities. Based upon an assessment of the Company's position with respect to the alternative minimum tax ("AMT"), the Company reduced its tax-advantaged securities positions beginning in late 1995 and throughout 1996. In 1996, these sales resulted in a net loss of $900,000, compared to 1995 when such transactions resulted in a net gain of $12.1 million. In addition to gains and losses arising from the sales of fixed maturity investments, sales of equity securities generated net realized gains of $3.9 million and $900,000 in 1996 and 1995, respectively.

 Interest Expense and Income Taxes

  Interest expense decreased $1.3 million to $15.8 million in 1997 from $17.1 million in 1996 due to the refinancing of the Company's debt with the Revolving Credit Facility. See "Liquidity and Capital Resources" below. In 1996, interest expense decreased to $17.1 million from $18.7 million in 1995. Such reduction related to slightly lower average debt balances in 1996. In addition, principal payments on the Company's higher coupon senior notes for which average coupon rate of amounts paid was 9.49% were funded with drawdowns on the Company's Revolving Credit Facility which had an average interest rate of 6.08% in 1996.

  The Company's effective tax rates were 21.5%, (29.3)% and 30.9% in 1997, 1996 and 1995, respectively. The Company recorded a net deferred tax asset of $70.4 million and $101.6 million in 1997 and 1996, respectively. See "Liquidity and Capital Resources--Capital Resources." In the normal course of business the Company is examined by various taxing authorities, including the Internal Revenue Service. Federal tax return examinations have been completed for the years 1992 and 1993. The examinations for years 1994 and 1995 are currently in progress. In management's opinion, the ultimate resolution of these matters will not have an adverse impact on the Company's financial position or results of operations .

 Liquidity and Capital Resources

  Liquidity

  Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. At the holding company level, the Company requires cash to pay debt obligations, dividends to shareholders and taxes to the federal government, as well as to capitalize subsidiaries from time to time. PMA Capital's primary sources of liquidity are dividends from subsidiaries, net tax payments received from subsidiaries and borrowings.

  The Company paid interest of $19.8 million, $16.6 million and $15.1 million in 1997, 1996 and 1995, respectively. The Company made scheduled debt repayments in 1997, 1996 and 1995 of $7.3 million, $25.1 million and $125.1 million, respectively, and paid dividends to shareholders of $8.0 million in 1997 and $7.9 million in 1996 and 1995. PMA Capital also made cash capital contributions to its subsidiaries totaling $11.0 million, $50.0 million and $61.0 million in 1997, 1996 and 1995, respectively. In 1995, PMA Capital also utilized cash to settle intercompany balances with its domestic insurance subsidiaries.

  Dividends from subsidiaries were $22.5 million, $53.6 million and $103.2 million in 1997, 1996 and 1995, respectively. Net tax cash flows were $20.0 million, $12.0 million and $11.4 million in 1997, 1996 and 1995, respectively.

  In addition to dividends and tax payments from subsidiaries, the Company utilized the following sources to generate liquidity for the above needs. During the first quarter of 1997, the Company made debt repayments of $8.0 million on the revolving credit agreement before refinancing all of its credit agreements not already maturing in 1997 with the Revolving Credit Facility. See "Capital Resources." During 1996, the Company financed scheduled repayments on its senior note facilities of $25.0 million through drawdowns on its revolving credit agreement. In 1995, the Company repaid its expiring revolving credit agreement by issuing $107.0 million of 7.62% privately placed senior notes. In addition, in 1995, the Company funded the scheduled debt repayments on its existing senior notes by drawing down $18.0 million on a new $50.0 million revolving credit agreement with a banking syndicate. At December 31, 1997, the Company had $32.0 million available on the Revolving Credit Facility. In addition to the Revolving Credit Facility, the Company maintains a committed facility of $50 million for letters of credit. The Letter of Credit Facility is utilized primarily for securing reinsurance obligations of the Company's insurance subsidiaries. As of December 31, 1997, the Company had $46.9 million outstanding in letters of credit under the Letter of Credit Facility.

  The Company's domestic insurance subsidiaries' ability to pay dividends to the Company is limited by the insurance laws and regulations of Pennsylvania. Under such laws and regulations, dividends may not be paid without prior approval of the Pennsylvania Insurance Commissioner in excess of the greater of (i) 10% of surplus as regards policyholders as of the end of the preceding year or (ii) SAP net income for the preceding year, but in no event to exceed unassigned funds.

  Under this standard, the Pooled Companies and PMA Reinsurance Corporation can pay an aggregate of $48.7 million of dividends during 1998 without the prior approval of the Pennsylvania Insurance Commissioner. As a subsidiary of PMA Reinsurance Corporation, Caliber One Indemnity Company's dividends are not directly available to PMA Capital. The Delaware insurance law provisions restricting dividends by insurers are substantially similar to such provisions under Pennsylvania insurance laws. During 1998, Caliber One Indemnity Company may pay up to $2.5 million of dividends to PMA Reinsurance Corporation without prior approval of the Delaware Insurance Commissioner. During 1998, no dividends have been declared or paid by Caliber One Indemnity Company. Under its plan of operation filed with the Pennsylvania Insurance Department, MASCCO must maintain a ratio of unpaid losses and LAE to surplus of no more than eight to one; as of December 31, 1997, MASCCO was in compliance with such requirement. The Revolving Credit Facility also contains limitations on the ability of the Company's insurance subsidiaries to pay dividends. The Revolving Credit Facility requires the Company's insurance subsidiaries to maintain combined statutory capital and surplus of not less than $450.0 million. At December 31, 1997, the Company's insurance subsidiaries had combined statutory capital and surplus of $552.2 million. In addition, the Revolving Credit Facility requires that the Pooled Companies maintain an adjusted surplus to authorized control level ratio, as calculated under risk-based capital rules, of not less than 220% as of December 31, 1997, 230% as of December 31, 1998 and 240% as of December 31, 1999 and thereafter, and requires that PMA Reinsurance Corporation maintain such ratio at 300%. At December 31, 1997, the ratios of the Pooled Companies ranged from 293% to 324%, PMA Reinsurance Corporation's ratio was 355% and Caliber One Indemnity Company's ratio was 1,922%.

  In December 1997, PMA Reinsurance Corporation acquired 100% of the outstanding common stock of Caliber One Indemnity Company (formerly known as Lincoln Insurance Company) for approximately $16.0 million and made a capital contribution of $11.3 million to Caliber One Indemnity Company. Immediately prior to and in conjunction with this purchase, all of Caliber One Indemnity Company's acquired loss reserves were reinsured by an affiliate of Caliber One Indemnity Company's former parent for adverse development and uncollectible reinsurance in the amount of the stated reserves plus $68.5 million. See Note 1 to the Consolidated Financial Statements and "Business--Loss Reserves." Management believes that the reinsurance obtained as part of the purchase will be adequate to cover any future adverse reserve development or uncollectible reinsurance on the acquired reserves. PMA Re intends to maintain Caliber One Indemnity Company's surplus at not less than $25.0 million, the minimum capital and surplus required by many states in order to be an eligible surplus lines carrier.

  PMA Capital's dividends to shareholders are restricted by its debt agreements. Based upon the terms of the Revolving Credit Facility, on a pro forma basis, under the most restrictive debt covenant, PMA Capital would be able to pay dividends of approximately $14.5 million in 1998. See "Liquidity and Capital Resources--Capital Resources."

  Management believes that the Company's sources of funds will provide sufficient liquidity to meet short-term and long-term obligations.

 Capital Resources

  The Company's total assets decreased to $3,057.3 million at December 31, 1997 from $3,117.5 million at December 31, 1996. Total investments decreased $66.6 million to $2,194.7 million at December 31, 1997. The decrease in investments is primarily attributable to the Property and Casualty

Group's pay- down of loss reserves from prior accident years as part of the formal commutation program that was initiated in the fourth quarter of 1996 and continued into late 1997. All other assets increased $6.4 million in 1997, mainly due to increases in reinsurance recoverables of $74.4 million and cash of $25.0 million. The reinsurance recoverables increase primarily relates to the purchase of Caliber One Indemnity Company during 1997 and the PMA Life transaction, which included approximately $32.7 million and $15.4 million, respectively, of ceded loss reserves. The increase in cash relates to investment security purchases that did not settle until January 1, 1998, causing a large cash balance at year-end. The above asset increases were partially offset by a $33.6 million decrease in uncollected premiums primarily related to the reduction in accrued retrospective premiums by the Property and Casualty Group, a $31.2 million decrease in deferred income taxes and a $12.2 million decrease in fixed assets primarily related to the disposal of certain corporate properties during the third quarter of 1997. No material gain or loss was recorded in connection with the disposal of such properties.

  The Company's deferred income tax asset decreased to $70.4 million at December 31, 1997 from $101.6 million at December 31, 1996. The $31.2 million decrease from 1996 to 1997 resulted primarily from the $23.5 million charge related to the fair value of Company's investments that is recorded as a component of the deferred tax asset. The net deferred tax asset of $70.4 million reflects management's estimate of the amounts that the Company expects to recover in future years primarily through the utilization of net operating losses and AMT credit carryforwards. Under SFAS No. 109, a valuation allowance should be provided to offset the effects of a deferred tax asset if management believes that it is more likely than not that the benefit of a deferred tax item will not be realized. Management believes that the benefit of the Company's deferred tax asset will be fully realized, and therefore has not provided for a valuation allowance. At December 31, 1997, the Company had approximately $109.6 million of net operating carryforwards (expiring in 2011), approximately $7.5 million of AMT credit carryforwards (which do not expire) and approximately $188,000 of general business credit carryforwards (expiring in 2010 and 2011).

  Unpaid losses and LAE decreased $87.9 million to $2,003.2 million at December 31, 1997. This decrease reflects the Property and Casualty Group's pay-down of loss reserves from prior accident years as part of the formal commutation program which was initiated in the fourth quarter of 1996 and continued into late 1997, partially offset by loss reserves acquired in connection with the purchase of Caliber One Indemnity Company.

  Estimating future claims costs is necessarily a complex and judgmental process inasmuch as reserve amounts are based on management's informed estimates and judgments using data currently available. As such, management reviews a variety of information, and uses a number of actuarial methods applied to historical claims data, which often produces a range of possible results. As additional experience and other data are reviewed, these estimates and judgments are revised, at which point reserves may be increased or decreased accordingly. Such increases or decreases are reflected in operating results for the time period in which the adjustments are made. While the estimate for unpaid losses and LAE is subject to many uncertainties, management believes that it has made adequate provision for the Company's claims liabilities. However, if actual losses exceed the amounts recorded in the Company's financial statements, the Company's financial condition and results of operations could be adversely affected.

  At December 31, 1997, the Company's loss reserves were stated net of $59.9 million of salvage and subrogation. $50.8 million of salvage and subrogation related to the Property and Casualty Group, $46.0 million of which related to workers' compensation and $4.8 million related to Commercial Lines. The anticipated salvage and subrogation was $9.1 million for PMA Re. Incurred salvage and subrogation (increased) reduced losses and LAE by ($18.5) million, ($0.6) million and $9.5 million in 1997, 1996 and 1995, respectively. The Company's policy with respect to estimating the amounts and realizability of salvage and subrogation is to develop accident year schedules of historic paid salvage and subrogation by line of business, which are then projected to an ultimate basis using actuarial projection techniques. The anticipated salvage and subrogation is the estimated ultimate salvage and subrogation less any amounts received by the Company. The realizability of anticipated salvage and subrogation is reflected in the historical data that is used to complete the projection, as historic paid data implicitly considers realization and collectibility.

  The Company actively manages its exposure to catastrophic events. In the underwriting process, the Company generally minimizes the writing of insurable values in catastrophe prone regions. Also, in writing property reinsurance coverages, PMA Re typically requires per occurrence loss limitations for contracts that could have catastrophe exposure. Through per risk reinsurance, the Company also manages its net retention in each exposure. In addition, PMA Re maintains retrocessional protection of $46.0 million excess of $2.0 million per occurrence, and the Property and Casualty Group maintains catastrophe reinsurance protection of $27.7 million excess of $850,000. As a result, the Company's loss ratios have not been significantly impacted by catastrophes, and management believes that the Company has adequate reinsurance to protect against the estimated probable maximum gross loss from a catastrophic event; however, although management believes it is unlikely, an especially severe catastrophic event could exceed the Company's reinsurance and retrocessional protection, and materially adversely impact the Company's financial position.

  The Company also maintains reinsurance and retrocessional protection for other lines of business at December 31, 1997 as follows:

                                                  RETENTION          LIMITS
                                                 ------------    --------------
   The Property and Casualty Group:
     Per Occurrence:
       Workers' compensation.................... $1.5 million    $103.5 million
     Per Risk:
       Property lines........................... $0.5 million(1) $ 19.5 million
       Auto physical damage..................... $0.5 million    $  2.0 million
       Other casualty lines..................... $0.2 million(2) $  4.8 million
   PMA Re:......................................
     Per Occurrence:
       Casualty lines........................... $2.8 million    $ 12.5 million
       Workers' compensation.................... $2.0 million    $ 53.0 million
       Property lines........................... $2.0 million    $ 48.0 million
     Per Risk:
       Property lines........................... $0.8 million    $  4.2 million
       Casualty lines........................... $1.5 million    $  6.0 million

--------
(1) This coverage also provides protection of $48.5 million per occurrence over its combined net retention of $0.5 million.
(2) This coverage also provides protection of $49.8 million per occurrence over its combined net retention of $0.2 million.

  PMA Re also maintains aggregate protection up to $22.3 million in excess of $178.0 million for the current accident year. Effective January 1, 1998, PMA Re added a new workers' compensation program which includes coverage of $98.0 million excess of $2.0 million per occurrence, $98.5 million excess of $1.5 million per program per occurrence and $18.5 million excess of $1.5 million per person per occurrence.

  The Company performs extensive credit reviews on its reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. Prospective and existing reinsurers failing to meet the Company's standards are excluded from the Company's reinsurance programs. In addition, the Company requires letters of credit to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.

  At December 31, 1997, the Company had reinsurance recoverables due from the following unaffiliated single reinsurers in excess of 3% of shareholders' equity:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                     GROSS AMOUNT    A.M. BEST
                                                  DUE TO THE COMPANY  RATING
                                                  ------------------ ---------
   United States Fidelity and Guaranty Company...      $74,041            A
   Essex Insurance Company.......................      $36,807            A
   American Re-Insurance Corporation.............      $35,411            A+
   Kemper Reinsurance Corporation................      $21,853            A
   London Life International Reinsurance
    Corporation..................................      $16,212            A+
   Continental Casualty Company..................      $15,209            A

  The Company maintained funds held to collateralize the above balances in the amount of $66.2 million at December 31, 1997. The Company believes that it would have the right to offset the funds withheld from a reinsurer against the balances due from such reinsurer in the event of insolvency. Funds held under reinsurance treaties decreased $17.3 million in 1997, primarily due to the commutation of a prior underwriting year for one of the reinsurance covers at the Property and Casualty Group as well as one of the retrocessional covers at PMA Re, partially offset by retrocessional activity at PMA Re for the current underwriting year.

  Long-term debt remained essentially constant between 1997 and 1996. As noted previously, the Company refinanced its existing credit agreements on March 14, 1997 under the Revolving Credit Facility, replacing the following debt that was outstanding at that time:

                            (DOLLAR AMOUNTS IN THOUSANDS)
   Senior notes 9.60%, due
    2001...................           $ 46,428
   Senior notes 7.62%, due
    2001, Series A.........             71,000
   Senior notes 7.62%, due
    2000, Series B.........             36,000
   Revolving credit
    agreement, expiring in
    1998...................             36,000
                                      --------
   Total...................           $189,428
                                      ========

  The early extinguishment of the senior note agreements resulted in an extraordinary loss of $4.7 million ($7.3 million pre-tax) which was recorded in the first quarter of 1997. The Revolving Credit Facility bears interest at LIBOR plus 0.70% on the utilized portion and carries a 0.275% facility fee on the unutilized portion. The margin over LIBOR is adjustable downward based upon future reductions in the Company's debt to capitalization ratio. As of December 31, 1997, the interest rate on the Revolving Credit Facility was 6.61% on the utilized portion. The final expiration of the Revolving Credit Facility will be December 31, 2002, maturing in an installment of $15.5 million in 1999 and annual installments of $62.5 million commencing in 2000 through 2002. The Company also entered into an interest rate swap agreement that manages the impact of the potential volatility of the interest rate associated with the floating rates on the Revolving Credit Facility. The interest rate swap covers a notional principal amount of $150.0 million and effectively converts the floating rate on such portion of the Revolving Credit Facility to a fixed 7.24%.

  Other liabilities, including taxes, licenses and fees, decreased $9.1 million in 1997 to $81.5 million compared to 1996 primarily due to lower operating expenses at the Property and Casualty Group during 1997.

  Consolidated shareholders' equity at December 31, 1997 totaled $478.3 million, or $19.96 per share, compared to $425.8 million, or $17.86 per share, at December 31, 1996. As a result of changes in market interest rates, the unrealized appreciation of investments, net of tax, was $18.8 million at December 31, 1997 compared to an unrealized depreciation of investments, net of tax, of $24.9 million at December 31, 1996, resulting in an increase in shareholders' equity of $43.7 million, or $1.82 per share. Consolidated shareholders' equity decreased to $425.8 million, or $17.86 per share, at December 31, 1996, from

$609.7 million, or $25.53 per share, at December 31, 1995. This decrease was due primarily to the net loss of $135.3 million in 1996, a decrease in shareholders' equity of $42.4 million, net of tax, or $1.78 per share, related to unrealized depreciation of investments and dividends declared of $7.9 million.

  At December 31, 1997, the Company's capital structure consisted of $203.0 million of long-term debt and $478.3 million of shareholders' equity. The Company utilizes long-term debt in its capital structure to fund internal expansion through capital contributions to subsidiaries, to pursue investment opportunities and to refinance existing debt. Due to the inherent risks associated with the insurance industry, management strives to maintain a relatively conservative capital structure. Management believes that a certain amount of debt is necessary in order to enhance returns on shareholders' equity; however, the level of debt must be appropriate in terms of the availability of dividends from subsidiaries, operating income and the overall capital structure. In determining the appropriate level of long-term debt, management focuses on the following statistics: statutory dividends to interest expense, earnings (loss) before interest and taxes to interest expense, pre-tax operating income (loss) before interest to interest expenses and debt to capitalization ratio. The following table indicates the Company's status with respect to these statistics:

                                                          1997  1996      1995
                                                          ----  -----     ----
   Statutory dividends to interest expense (times)......   1.4    3.1      3.8
   Earnings (loss) before interest and taxes to interest
    expense (times).....................................   2.6  (10.2)(1)  2.9
   Pre-tax operating income (loss) before interest to
    interest expense (times)............................   2.0  (10.4)(1)  1.2
   Debt to total capitalization (excluding SFAS No. 115
    adjustment).........................................  30.6%  31.2%    25.6%

--------
(1) Relates to the loss before interest and taxes and the pre-tax operating loss of $191.4 million and $194.4 million, respectively, in 1996.

INVESTMENTS

  The Company's investment policy objectives are to (i) seek competitive after-tax income and total return, (ii) maintain very high-grade asset quality and marketability, (iii) maintain maturity distribution commensurate with the Company's business objectives, (iv) provide portfolio flexibility for changing business and investment climates and (v) provide liquidity to meet operating objectives. The Company has established strategies, asset quality standards, asset allocations and other relevant criteria for its fixed maturity and equity portfolios. In addition, maturities are structured after projecting liability cash flows with actuarial models. The Company also does not invest in various types of investments, including speculative derivatives. The Company's portfolio does not contain any significant concentrations in single issuers (other than U.S. Treasury and agency obligations), industry segments or geographic regions.

  The Company's Board of Directors is responsible for the Company's investment policy objectives. The Company retains outside investment advisers to provide investment advice and guidance, supervise the Company's portfolio and arrange securities transactions through brokers and dealers. The Executive and Finance Committees of the Company's Board of Directors meet periodically with the investment advisers to review the performance of the investment portfolio and to determine what actions should be taken with respect to the Company's investments. Investments by the Pooled Companies, MASCCO and PMA Re must comply with the insurance laws and regulations of the Commonwealth of Pennsylvania and investments for Caliber One Indemnity Company must comply with the insurance laws and regulations of the State of Delaware. The Company's capital not allocated to the Pooled Companies, MASCCO, PMA Re and Caliber One Indemnity Company may be invested in securities and other investments that are not subject to such insurance laws, but nonetheless conform to the Company's investment policy.

  The following table summarizes the Company's investments by carrying value as of September 30, 1998 and as of December 31, 1997 and 1996:

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                        DECEMBER 31,
                              SEPTEMBER 30,   ---------------------------------
                                   1998             1997             1996
                             ---------------- ---------------- ----------------
                             CARRYING         CARRYING         CARRYING
                             VALUE(1) PERCENT VALUE(1) PERCENT VALUE(1) PERCENT
                             -------- ------- -------- ------- -------- -------
INVESTMENT
U.S. Treasury securities
 and obligations of U.S.
 Government agencies.......  $  962.6   48.9% $1,119.5   51.0% $1,602.8   70.8%
Obligations of states and
 political subdivisions....      13.8    0.7%      --     --       76.5    3.4%
Corporate debt securities..     673.7   34.3%    687.7   31.3%    372.8   16.5%
Mortgage backed
 securities................     225.9   11.5%    122.3    5.6%     74.0    3.3%
Equity securities..........       --     --        --     --        0.3    --
Short-term investments.....      91.3    4.6%    265.2   12.1%    135.0    6.0%
                             --------  -----  --------  -----  --------  -----
Total......................  $1,967.3  100.0% $2,194.7  100.0% $2,261.4  100.0%
                             ========  =====  ========  =====  ========  =====

--------

(1) Carrying value is equal to market value.

  The Company has no investments which are not dollar denominated as of September 30, 1998.

  The following table indicates the composition of the Company's fixed maturities portfolio at carrying value, excluding short-term investments, by rating as of September 30, 1998 and as of December 31, 1997 and 1996:

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                       DECEMBER 31,
                             SEPTEMBER 30,   ---------------------------------
                                  1998             1997             1996
                            ---------------- ---------------- ----------------
                            CARRYING         CARRYING         CARRYING
                            VALUE(2) PERCENT VALUE(2) PERCENT VALUE(2) PERCENT
                            -------- ------- -------- ------- -------- -------
RATINGS(1)
U.S. Treasury securities
 and AAA................... $1,412.8   75.3% $1,449.0   75.1% $1,882.4   88.5%
AA.........................    116.2    6.2%    150.0    7.8%     95.8    4.5%
A..........................    247.0   13.2%    282.2   14.6%    147.9    7.0%
BBB........................    100.0    5.3%     48.3    2.5%      --     --
                            --------  -----  --------  -----  --------  -----
Total...................... $1,876.0  100.0% $1,929.5  100.0% $2,126.1  100.0%
                            ========  =====  ========  =====  ========  =====

--------

(1) Ratings as assigned by Standard & Poor's. Such ratings are generally assigned at the time of the issuance of the securities, subject to revision on the basis of ongoing evaluations.
(2) Carrying value is equal to market value.

  The following table sets forth scheduled maturities for the Company's investments in fixed maturities, excluding short-term investments, based on stated maturity dates as of September 30, 1998. Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                       CARRYING VALUE(1) PERCENT
                                                       ----------------- -------
   1 year or less.....................................     $  268.0        14.3%
   Over 1 year through 5 years........................        489.5        26.1%
   Over 5 years through 10 years......................        228.6        12.2%
   Over 10 years through 20 years.....................        132.9         7.1%
   Over 20 years......................................        531.1        28.3%
   Mortgage backed securities.........................        225.9        12.0%
                                                           --------       -----
   Total..............................................     $1,876.0       100.0%
                                                           ========       =====

--------
(1) Carrying value is equal to market value.

  The following table reflects the Company's investment results for the nine months ended September 30, 1998 and for each year in the three-year period ended December 31, 1997:

                       (DOLLAR AMOUNTS IN MILLIONS)

                                     NINE MONTHS
                                        ENDED      YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30, ----------------------------
                                        1998        1997      1996      1995
                                    ------------- --------  --------  --------
Average invested assets(1).........   $2,081.0    $2,247.7  $2,366.8  $2,395.8
Net investment income(2)...........   $   94.4    $  136.7  $  133.9  $  139.4
Net effective yield(3).............       6.05%       6.09%     5.66%     5.82%
Net realized investment gains(4)...   $   15.4    $    8.6  $    3.0  $   31.9

--------
(1) Average of beginning and ending amounts of cash and investments for the period at carrying value (market value).
(2) After investment expenses, excluding net realized investment gains.

(3) Net investment income for the period divided by average invested assets for the same period. The net effective yield for the nine months ended September 30, 1998 has been annualized.
(4) Excludes loss on sale of PMA Cayman of $2.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  As of September 30, 1998 and December 31, 1997, the effective duration of the Company's investments was approximately 5.1 years and 5.3 years, respectively, and the effective duration of its liabilities was approximately
5.1 years at both dates.

  During 1997, the Company established a securities lending program through which securities are loaned from the Company's portfolio to qualifying third parties, subject to certain limits, via a lending agent for short periods of time. Borrowers of these securities must provide collateral equal to a minimum of 102% of the market value and accrued interest of the loaned securities. Acceptable collateral may be in the form of either cash or securities. Cash received as collateral is invested in short-term investments, and all securities received as collateral are of similar quality to those securities lent by the Company. In addition, the Company limits securities lending to 40% of statutory admitted assets of its insurance subsidiaries, with a 2% limit on statutory admitted assets to any individual borrower. The Company receives either a fee from the borrower or retains a portion of the income earned on the collateral. Under the terms of the securities lending program, the Company is indemnified against borrower default, with the lending agent responsible to the Company for any deficiency between the cost of replacing a security that was not returned and the amount of collateral held by the Company. In the nine month period ended September 30, 1998 and the year ended December 31, 1997, respectively, the Company recognized income from securities lending transactions of approximately $684,000 and $524,000, net of lending fees, which was included in investment income. The Company had approximately $516.2 million and $175.0 million, respectively, of securities on loan as of September 30, 1998 and December 31, 1997.

                                   BUSINESS

COMPANY OVERVIEW

  The Company is an insurance holding company, whose subsidiaries operate in three distinct segments of the property and casualty insurance industry: (i) reinsurance, through PMA Re, which commenced business in 1980; (ii) standard commercial lines of insurance, with an emphasis on workers' compensation through the Property and Casualty Group, which has been in business since 1915 and (iii) specialty insurance products, focusing on excess and surplus lines, through the Company's recently-formed operation, Caliber One. PMA Re writes a broad range of property and casualty reinsurance products with an emphasis on risk-exposed casualty excess of loss reinsurance and operates in the United States domestic brokered market. The Property and Casualty Group offers a full range of workers' compensation products and services, as well as other standard commercial lines, including commercial general liability, commercial automobile and commercial multi-peril, primarily in nine contiguous jurisdictions in the Mid- Atlantic and Southern regions of the United States, utilizing the PMA Group trade name. In 1998, Caliber One commenced writing excess and surplus lines of property and casualty insurance, including commercial general liability, automobile and certain property exposures on a non-admitted basis. For the nine months ended September 30, 1998, the Company's net premiums written of $369.1 million were derived 46.7% from PMA Re, 52.6% from the Property and Casualty Group and 0.7% from Caliber One. Net income for the Company for the nine months ended September 30, 1998 and the year ended December 31, 1997 was $32.0 million and $15.0 million, respectively. As of September 30, 1998, the Company had total assets of $3,131.9 million and shareholders' equity of $517.6 million.

  The Company's insurance subsidiaries have the following ratings from A.M.
Best: PMA Reinsurance Corporation, A+ ("Superior"); the Pooled Companies, A- ("Excellent") and Caliber One Indemnity Company, A ("Excellent"). Management believes that ratings from A.M. Best are material to its operations and that a downgrade from the present rating classifications could have an adverse effect on the Company's ability to market its products. A.M. Best's ratings are based upon an assessment of an insurance company's perceived financial strength regarding its ability to pay obligations to its policyholders and are not directed toward the protection of investors.

  After a period of rapid growth in the late 1980's, the Company's consolidated total net premiums written declined from $552.0 million in 1992 to $418.3 million in 1997. Since 1993, PMA Re's premium volume expanded as a result of the increased demand for reinsurance in the markets in which PMA Re participates as well as trends towards ceding companies restricting the number of reinsurers with which they will do business. PMA Re has also obtained additional business as a result of a target marketing program commenced in 1996 as well as from business displaced in the recent consolidation of the United States reinsurance industry. Those trends have facilitated PMA Re's increased participation on reinsurance treaties with its existing clients, the writing of additional layers and programs with existing clients, and to a lesser extent, the addition of business from new ceding companies. During this period, the market for the products written by the Property and Casualty Group was very competitive. The Property and Casualty Group restricted its premium volume, rather than write business at rates that were not commensurate with the risks assumed, and introduced loss-sensitive coverages and large-deductible programs, under which insureds pay less premium but bear a greater portion of loss exposure. Beginning in 1992, premiums written were also reduced as a result of the Property and Casualty Group's re- underwriting of its book of business and, commencing in 1993, rate reductions associated with workers' compensation benefit reform laws. Management believes that recent initiatives undertaken and workers' compensation reforms enacted in recent years, including the restructuring and the loss reserve strengthening of $257.9 million in 1995 and 1996, afford the Property and Casualty Group an opportunity to increase its core business, workers' compensation insurance, on terms acceptable to it. See "The Property and Casualty Group--Background and Recent Developments" below.

  In 1996, the Company restructured the Property and Casualty Group with the goal of restoring its profitability after three years of operating losses. The losses resulted primarily from unfavorable underwriting experience and adverse reserve development related to accident years 1987 through 1991, when the Property and Casualty Group wrote a much higher volume of business than its current volume. The principal components of the restructuring were: (i) strengthening loss reserves; (ii) initiating a commutation program to settle a significant number of open claims from the 1987 to 1991 period; (iii) designating PMA Cayman and MASCCO as separate run-off companies to alleviate the SAP impact on the Pooled Companies of the loss reserve strengthening and to manage the capital deployed in running off pre-1992 workers' compensation claims; (iv) initiating an expense reduction program and (v) implementing management changes, including the appointment of a new Chief Operating Officer and the creation of the position of, and appointment of, a Chief Underwriting Officer. Effective July 1, 1998, the Company sold PMA Cayman. Largely as a result of the restructuring, the Property and Casualty Group recorded pre-tax operating income of $8.4 million for the nine months ended September 30, 1998, compared to pre-tax operating losses of $5.0 million for the nine months ended September 30, 1997 and $3.7 million, $215.7 million (including restructuring and other special charges of $223.1 million) and $3.9 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  The composition of the Company's net premiums written for the nine months ended September 30, 1998 and the year ended December 31, 1997 was as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                        NINE MONTHS ENDED        YEAR ENDED
                                        SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                        -------------------  ------------------
                                           NET                  NET
                                         PREMIUMS    % OF     PREMIUMS   % OF
                                         WRITTEN     TOTAL    WRITTEN    TOTAL
                                        ----------  -------  ---------- -------
PMA Re................................. $  172,595     46.7% $  177,934    42.5%
The Property and Casualty Group:
  Workers' compensation................    147,502     40.0%    175,301    41.9%
  Other commercial lines...............     46,829     12.6%     65,047    15.6%
                                        ----------  -------  ---------- -------
    Total..............................    194,331     52.6%    240,348    57.5%
                                        ----------  -------  ---------- -------
Caliber One............................      2,577      0.7%        --      --
Eliminations...........................       (369)     --          --      --
                                        ----------  -------  ---------- -------
Total.................................. $  369,134    100.0% $  418,282   100.0%
                                        ==========  =======  ========== =======

PMA RE

 BACKGROUND

  According to data provided by the RAA, as of September 30, 1998, PMA Reinsurance Corporation was the 23rd largest reinsurer in the United States in terms of statutory capital and surplus and 18th largest in terms of net premiums written. PMA Re writes a broad range of property and casualty reinsurance products with an emphasis on risk-exposed casualty excess of loss reinsurance within the United States domestic brokered market. Management believes that PMA Re competes on the basis of its ability to offer prompt and responsive service and specialized products to its clients and its excellent long-term relationships in the broker and ceding company communities.

  In the brokered reinsurance market, the products (reinsurance coverages) are distributed to the ultimate customer (ceding companies) through reinsurance intermediaries, known as brokers. In exchange for providing such distribution services, the brokers are paid commissions, known as brokerage, which is typically based upon a percentage of the premiums ceded under a particular contract. The brokered reinsurance market differs from the direct reinsurance market in which reinsurers maintain their own sales forces and distribute their products directly to their ceding company clients.

  During the five-year period ended December 31, 1997, PMA Re has expanded its premium base without changing its underwriting standards. From 1992 to 1997, PMA Re reported premium volume growth that exceeded that of the overall reinsurance industry. During such period, PMA Re's compound annual growth rate for net premiums written was 13.2%, while it is estimated that the reinsurance industry's compound annual growth rate was 8.2% for the same period based upon information published by the RAA. PMA Re's premium volume increases have largely taken the form of increased participation levels on clients' existing programs, as well as writing of additional layers and programs with current clients. To a lesser extent, volume growth has been attributable to business written with new ceding company clients. Management believes that the expansion of PMA Re's premium base has been attributable to several factors. First, PMA Re's volume was impacted by industry trends between 1992 and 1995 that tended to increase the demand for reinsurance. Specifically, much of the growth that occurred in the primary insurance market in those years was attributable to regional and niche companies. Typically, these companies demand more reinsurance than their larger counterparts. Second, management believes that PMA Re has benefited from the greater selectivity of ceding companies that have restricted the number of reinsurers with which they will transact business. In addition, commencing in 1996, PMA Re initiated a target marketing program, under which certain existing accounts and new accounts identified as having certain desirable characteristics (such as quality management and underwriting) were pursued for additional or new business. Finally, PMA Re has been able to write business for customers that was formerly written by reinsurers in the brokered market that have been acquired by other reinsurers. These factors have more than offset the recent trends in 1996 and 1997 of ceding companies retaining more of their business and highly competitive conditions, which caused PMA Re to non-renew certain accounts amounting to $66.9 million of in-force premium in the 21 months ended September 30, 1998 and not accept certain new business opportunities for underwriting or pricing reasons.

 REINSURANCE PRODUCTS

  The following table indicates PMA Re's gross and net premiums written by major category of business for the periods indicated:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ----------------- ---------------------------------------------
                            1998     1997     1997     1996     1995      1994     1993
                          -------- -------- -------- -------- --------  -------- --------
Gross premiums
 written(1)
 Casualty...............  $152,465 $117,620 $151,901 $143,991 $128,736  $107,001 $ 94,482
 Property...............    58,379   58,705   72,625   63,325   63,693    36,592   28,217
 Other..................       809      707      795      842      (63)      837    1,854
                          -------- -------- -------- -------- --------  -------- --------
 Total..................  $211,653 $177,032 $225,321 $208,158 $192,366  $144,430 $124,553
                          ======== ======== ======== ======== ========  ======== ========
Net premiums written(2)
 Casualty...............  $124,457 $ 93,862 $118,889 $122,008 $107,383  $ 88,585 $ 82,016
 Property...............    47,365   46,760   58,257   41,240   45,440    23,929   18,407
 Other..................       773      676      788      805      (63)      837    1,854
                          -------- -------- -------- -------- --------  -------- --------
Total...................  $172,595 $141,298 $177,934 $164,053 $152,760  $113,351 $102,277
                          ======== ======== ======== ======== ========  ======== ========

--------

(1) For the nine months ended September 30, 1998, gross premiums written include $4.9 million of facultative reinsurance comprised of $2.1 million of property and $2.8 million of casualty. For the nine months ended September 30, 1997, gross premiums written include $4.3 million of facultative reinsurance comprised of the following: property, $2.0 million, casualty, $2.2 million, and other lines, $100,000. For the years ended December 31, 1997 and 1996, gross premiums written include $5.8 million and $3.5 million of facultative reinsurance, respectively, comprised of the following: property, $2.4 million and $1.1 million, respectively; casualty, $3.4 million and $2.3 million, respectively, and other lines, $100,000 in 1996.

(2) For the nine months ended September 30, 1998, net premiums written include $1.8 million of facultative reinsurance comprised of $1.2 million of property and $600,000 of casualty. For the nine months ended September 30, 1997, net premiums written include $1.8 million of facultative reinsurance comprised of the following: Property, $1.3 million, casualty $500,000, and other lines, less than $100,000. In 1997 and 1996, net premiums written include $2.5 million and $1.0 million of facultative reinsurance, respectively, comprised of the following: property, $1.7 million and $500,000, respectively; casualty, $800,000 and $500,000, respectively, and other lines, less than $0.1 million in 1997 and 1996.

 CASUALTY BUSINESS

  Casualty business accounted for 72.1% and 66.4% of net premiums written for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. In the five-year period ended December 31, 1997, casualty business has increased at a compound annual growth rate of 7.2%. The following table indicates the mix of casualty business by class on the basis of net premiums written:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                         NINE MONTHS ENDED
                           SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                         ------------------ ------------------------------------------
                           1998      1997     1997     1996     1995    1994    1993
                         --------- -------- -------- -------- -------- ------- -------
Umbrella................ $  20,263 $ 28,257 $ 30,967 $ 40,307 $ 51,558 $38,743 $34,189
Errors and Omissions....    18,810   13,342   13,813   19,866    7,149   7,281   4,033
General Liability.......    15,325   10,945   15,174   11,702    7,460   8,936   8,665
Medical Malpractice.....     9,890    6,204    7,373    7,411    6,835   6,355   6,657
Directors' and
 Officers'..............     5,855    4,827    5,897    6,210    4,586   4,156   1,815
Miscellaneous
 Liability..............    24,556    8,166   16,431   12,811   10,350   6,006   3,690
Auto Liability..........    23,031   15,910   22,268   17,056   13,032  10,134  12,616
Workers' Compensation...     6,727    6,211    6,966    6,645    6,412   6,974  10,351
                         --------- -------- -------- -------- -------- ------- -------
Total................... $ 124,457 $ 93,862 $118,889 $122,008 $107,382 $88,585 $82,016
                         ========= ======== ======== ======== ======== ======= =======

  Due to the competitive conditions in the casualty market, management has maintained a relatively conservative growth posture for casualty business in the five-year period. PMA Re has generally focused on other liability coverages (which include general liability, products liability, professional liability and other more specialized liability coverages), while maintaining a relatively stable level of auto liability premiums and de-emphasizing workers' compensation coverages. In 1998, casualty premiums increased primarily as a result of the addition of certain large general liability and auto liability programs. The decrease in 1997 casualty net premiums was primarily attributable to increased retrocessional protection purchased which offset increases in gross casualty premiums relating to new business with existing clients and larger lines taken on existing programs. In 1998, 1997, 1996 and 1995, PMA Re decreased the amount of its excess and umbrella business as rates and terms for this type of business were no longer as attractive as they had been. Much of the growth in 1995 and 1996 related to the expansion and addition of several programs covering specialty business (which includes professional liability, directors' and officers' liability, environmental impairment liability, employment practices liability and other miscellaneous specialized coverages). Such specialty business now accounts for approximately 53.1% of in-force casualty treaty business. In 1994, the growth in other liability was primarily attributable to excess and umbrella business as PMA Re added several significant programs.

 PROPERTY BUSINESS

  Property business accounted for 27.4% and 33.1% of net premiums written for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. In the five-year period ended December 31, 1997, property business has increased at a compound annual growth rate of 40.4%. The increases in net property premiums written have been primarily the result of additional property underwriting expertise that PMA Re added to its underwriting staff in late 1996 to broaden its product offerings. Such expertise enabled PMA Re to increase cross-selling opportunities with its existing treaty reinsurance clients by offering additional and expanded property coverages. In addition, property premiums ceded decreased primarily related to changes in PMA Re's property retrocessional coverages in terms of premiums and ceding commissions. The decrease in net premiums written in 1996 was primarily attributable to higher ceding company retentions, competitive pricing conditions and higher ceded property premiums. The growth in net property business in 1995 and 1994 of 89.9% and 30.0%, respectively, was attributable to the expansion of several programs covering auto physical damage, inland marine risks and certain specialty property coverages written on a surplus lines basis.

  PMA Re has generally de-emphasized catastrophe coverages. As of September 30, 1998 and December 31, 1997, catastrophe business accounted for approximately 4.0% of property premiums in force. The property programs written by PMA Re generally contain per occurrence limits or are not considered significantly catastrophe exposed, either because of the locations of the insured values or the nature of the underlying properties insured. However, as is common in property reinsurance, PMA Re is exposed to the possibility of loss from catastrophic events due to the aggregation of per occurrence limits and similar issues. PMA Re actively manages this exposure through aggregate management, minimizing writings of catastrophe business and retrocessional protection. As of September 30, 1998, PMA Re maintained catastrophe retrocessional protection of $48 million excess of $2 million. Management believes that PMA Re's catastrophe retrocessional coverage is adequate to protect PMA Re against its probable maximum loss from a significant catastrophe; however, an especially severe catastrophic event could exceed PMA Re's retrocessional protection and materially and adversely affect the Company's financial position and results of operations. See "Risk Factors--Certain Risks Affecting the Property and Casualty Industry," "Underwriting" and "The Company's Reinsurance Ceded."

 FACULTATIVE REINSURANCE

  Facultative reinsurance is a form of reinsurance coverage that is placed on a risk-by-risk basis, and the reinsurer retains the right to accept or reject each individual risk submitted by the ceding company.

  Facultative reinsurance differs from treaty reinsurance in that treaty reinsurance typically covers multiple risks within a particular classification, the reinsurer does not retain the right to accept or reject individual risks as long as such risks conform to the contract stipulations, and the ceding company is obligated to cede the risks to the reinsurer. Companies typically purchase facultative reinsurance for several reasons, including to (i) cover unusual risks; (ii) cover high hazard risks; (iii) protect a ceding company's net retention and treaty reinsurers; (iv) obtain additional capacity beyond that provided by a company's treaty reinsurers; (v) cover risks excluded under a company's treaties and (vi) cover risks under a company's new line of business.

  There are some facultative products that are variations of the above general concept, such as automatic and semi-automatic facultative contracts. Under automatic facultative arrangements (sometimes known as facultative obligatory treaties), the cession is not obligatory from the ceding company's point of view, but the acceptance of the risk is automatic from the reinsurer's standpoint. For semi-automatic facultative contracts, the cession is not obligatory, but the acceptance of the risk is obligatory, unless the risk falls outside certain stipulated criteria. If the risk falls outside such criteria, the reinsurer has the option of either: (i) accepting the risk, (ii) declining the risk or (iii) repricing the risk.

  For the nine months ended September 30, 1998, PMA Re recorded $1.8 million of net facultative reinsurance premiums that represented 1.1% of total net premiums written. For the year ended

December 31, 1997, PMA Re recorded $2.5 million of net facultative reinsurance premiums which represented 1.4% of total net premiums written for the year, compared to $1.0 million, or 0.6%, for the year ended December 31, 1996. PMA Re offers facultative products as a complement to existing treaty business, as well as offering such products to companies with whom PMA Re does not presently have a relationship. The products offered include traditional facultative certificates and automatic or semi-automatic programs for both property and casualty exposures.

 MARKETING AND DISTRIBUTION

  PMA Re operates primarily through the domestic brokered reinsurance market in which it has developed relationships with major reinsurance brokers enabling it to gain access to a wide range of ceding companies with varying reinsurance and related service needs. Brokers that accounted for more than 7% of PMA Re's gross premiums in force for the periods indicated were as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                          NINE MONTHS ENDED    FOR YEAR ENDED
                                         SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                         ------------------- -------------------
                                          GROSS               GROSS
                                         PREMIUMS PERCENTAGE PREMIUMS PERCENTAGE
                                         IN FORCE  OF TOTAL  IN FORCE  OF TOTAL
                                         -------- ---------- -------- ----------
Aon Reinsurance......................... $100,100    34.3%   $99,151     35.7%
Guy Carpenter & Company.................   95,603    32.7%    64,803     23.3%
E. W. Blanch............................   41,593    14.2%    38,267     13.8%
Sedgwick Payne Company(1)...............      --      -- %    27,322      9.8%
Towers Perrin Re........................   29,936    10.3%    22,669      8.2%

--------

(1) For 1998, Sedgwick Payne Company's gross premiums in-force were included with Guy Carpenter & Company's gross premiums in-force due to the acquisition of Sedgwick Group plc by Marsh & McLennan Companies, the parent of Guy Carpenter & Company, in 1998.

  The above brokers are among the largest brokers in the reinsurance industry.

  Beginning in 1996, PMA Re began a target marketing program designed to identify companies in the smaller and medium company segments with whom PMA Re presently has either no or an insignificant relationship, but meet desired risk profiles. After such identification, marketing and underwriting personnel work with the ceding company's broker to enable PMA Re to have an opportunity to participate in the reinsurance coverage.

  As of September 30, 1998, PMA Re had approximately 221 clients, with no individual client accounting for more than 6.6% of gross premiums in force .

 UNDERWRITING

  In reinsurance, underwriting involves the selection of risks and determining whether the market pricing is adequate given expected losses and estimated volatility of such losses. Given the present soft-pricing environment, maintaining underwriting discipline is more difficult and more critical to the maintenance of acceptable results of operations. PMA Re's underwriting management averages 21 years of experience in the property and casualty industry.

  PMA Re's underwriting process has two principal aspects: underwriting the specific program to be reinsured and underwriting the ceding company. Underwriting the specific program to be reinsured involves, in addition to pricing, a review of the type of program, the total risk and the ceding company's policy forms. Underwriting the ceding company involves an evaluation of the expected future performance of the ceding company through an examination of that company's management, financial strength, claims handling and underwriting abilities. PMA Re generally conducts underwriting and claim reviews at the offices of prospective ceding companies before entering into a major treaty, as well as throughout the life of the reinsurance contract.

  In underwriting excess-of-loss business, PMA Re has typically sought to write treaties that are exposed to loss on a per occurrence basis within the original policy limits of the ceding company. Management believes these layers in general lend themselves more effectively to actuarial pricing techniques.

  PMA Re's underwriters and actuaries work closely together to evaluate the particular reinsurance program. Using the information provided by the broker, the actuaries employ pricing models to estimate the ultimate exposure to the treaty. The pricing models that are utilized employ various experience rating and exposure rating techniques and are tailored in each case to the risk exposures underlying each treaty. The underwriters then weigh the results of the pricing models with the terms and conditions being offered to determine PMA Re's selected price.

  As noted above, PMA Re typically requires per occurrence limits for property coverages and requires that the underlying insured values not be catastrophe exposed. Also, PMA Re minimizes catastrophe reinsurance coverages and has historically maintained sufficient retrocessional protection. Recent natural catastrophes did not have a significant adverse impact on PMA Re's combined ratio and earnings inasmuch as PMA Re has minimized assuming catastrophe reinsurance business or catastrophe-exposed coverages and it has had sufficient retrocessional arrangements.

  The following table indicates PMA Re's gross, ceded and net losses from recent catastrophes as of December 31, 1997:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                      INDUSTRY
                                      INCURRED     PMA RE     PMA RE    PMA RE
CATASTROPHE                     YEAR   LOSS(1)   GROSS LOSS CEDED LOSS NET LOSS
-----------                     ---- ----------- ---------- ---------- --------
Hurricane Hugo................. 1989 $ 4,200,000  $13,200    $11,400    $1,800
San Francisco Earthquake....... 1989   1,000,000    2,300      1,000     1,300
Oakland Fires.................. 1991   1,700,000    2,700      1,400     1,300
Hurricane Andrew............... 1992  15,500,000   22,800     20,700     2,100
Hurricane Iniki................ 1992   1,600,000    4,100      2,900     1,200
Northridge, CA Earthquake...... 1994  12,500,000   17,600     11,700     5,900
Hurricane Fran................. 1996   1,500,000    1,300        900       400

--------
(1) Source: Property Claims Services.

  PMA Re has no significant obligations to its reinsurers as a result of the above catastrophes.

 CLAIMS ADMINISTRATION

  PMA Re's claims department evaluates loss exposures, establishes individual claim reserves, pays claims, provides claims-related services to PMA Re's clients, audits the claims activities of current clients and assists in the underwriting process by evaluating the claims departments of prospective clients. PMA Re's claims department's evaluation of loss exposure includes reviewing loss reports received from ceding companies to confirm that claims are covered under the terms of the relevant reinsurance contract, establishing reserves on an individual case basis and monitoring the adequacy of those reserves. The claims department monitors the progress and ultimate outcome of the claims to determine that subrogation, salvage and other cost recovery opportunities have been adequately explored. The claims department performs these functions in coordination with PMA Re's actuarial and underwriting departments.

  In addition to evaluating and adjusting claims, the claims department conducts claims audits at the offices of prospective ceding companies. Satisfactory audit results are required in order for reinsurance coverage to be written by PMA Re. Also, the claims department conducts annual claims audits for many current and former client ceding companies.

  Management believes that PMA Re has been at the forefront of several service initiatives in the brokered reinsurance market, involving improved timeliness of claims remittances, including fastrack claims and electronic data interchange. Fastrack claims involve the pre-approval of payment of certain claims provided the claims meet predetermined criteria and electronically disbursing funds to the clients. Electronic data interchange involves the electronic transmission of data associated with transactions between PMA Re and the client.

THE PROPERTY AND CASUALTY GROUP

 BACKGROUND

  The Property and Casualty Group provides workers' compensation insurance, other commercial property and casualty insurance coverages and related services to entities located primarily in nine contiguous jurisdictions in the Mid-Atlantic and Southern regions of the United States, utilizing the PMA Group trade name. As a result primarily of the Property and Casualty Group's underwriting decisions, the introduction of loss-sensitive coverages and large deductible programs, competition and the impact of workers' compensation benefit reform laws, the Property and Casualty Group's statutory net premiums written declined from $434.7 million in 1993 to $240.3 million in 1997. For the nine months ended September 30, 1998, net written premiums were $194.3 million compared to $174.5 million for the nine months ended September 30, 1997.

  The operating results of the Property and Casualty Group improved in 1997 compared to 1996, primarily as a result of reserve strengthening that the Property and Casualty Group effectuated in 1996 and expense initiatives instituted by the Property and Casualty Group in 1997. This improvement has continued through the first nine months of 1998. In 1996, the Property and Casualty Group strengthened its loss reserves by $191.4 million. Of this amount, $110.0 million related to workers' compensation, $60.4 million related to asbestos and environmental claims and $21.0 million related to other lines and LAE. The adverse development arising from workers' compensation had reduced the Property and Casualty Group's earnings by a cumulative $251.6 million between 1992 and 1995. The reform legislation enacted in Pennsylvania, the Property and Casualty Group's principal marketing territory, in 1993 and 1996 has introduced various controls and limitations on disability and medical benefits. Management believes that the reforms and more stringent underwriting standards adopted by the Property and Casualty Group since 1991 have had and continue to have a beneficial effect on the Property and Casualty Group's accident year loss ratios. The strengthening recorded for asbestos and environmental claims was based upon a detailed loss analysis that examined data on an account-by-account and site-by-site basis for asbestos, and an actuarial calendar year aggregate loss development technique for environmental claims. The Property and Casualty Group's net survival ratio was 7.4 years at December 31, 1997 (8.2 years at December 31, 1996). At September 30, 1998, the Property and Casualty Group's net survival ratio was 7.7 years. In 1997 and through the first nine months of 1998, the Property and Casualty Group did not record any adverse loss reserve development and, in addition, the impact of a lower expense base has contributed to improved operating results for the Property and Casualty Group. See "Loss Reserves."

  In 1997, the Property and Casualty Group completed a formal commutation program in which it paid approximately $118.9 million, of which $17.8 million was paid in the fourth quarter of 1996, to injured workers in exchange for a release from any future indemnity payments. Commutations are agreements with claimants whereby the claimants, in exchange for a lump sum payment, release their rights to future indemnity payments from the Property and Casualty Group. Under Pennsylvania workers' compensation law, the claimant, who is generally represented by legal counsel and the Pennsylvania Workers' Compensation Board, must approve all such commutation agreements. Savings associated with these claims were consistent with management's expectations. The number of open claims for accident years 1991 and prior was substantially reduced as a result of the commutation program. This reduction in open claims is expected to reduce the possibility of further adverse development on such reserves, although there can be no assurance that the level of commutations will have a significant impact on the future development of such reserves. As a result of the success of this formal commutation program, the Property and Casualty Group has continued its efforts to commute additional claims from accident years 1991 and prior and also has started to commute claims for accident years 1992 through 1996. During the nine months ended September 30, 1998, the Property and Casualty Group paid approximately $71.1 million to injured workers in exchange for a release from any future indemnity payments.

  The Property and Casualty Group continues to emphasize its traditional core business, workers' compensation. Management believes that it can capitalize on the recent regulatory reforms, attract additional business based upon the Property and Casualty Group's expertise in workers' compensation and reduce acquisition expenses, because acquisition costs are lower for workers' compensation than for other lines of commercial insurance. In addition, the Property and Casualty Group has aligned itself with network health care providers in order to offer medical cost containment practices to its insureds.

  In Pennsylvania, the Property and Casualty Group will seek to expand and retain more of its premium base in territories that meet the Property and Casualty Group's underwriting and actuarial criteria. Recent regulatory reforms in Pennsylvania (Acts 44 and 57) have made workers' compensation business more attractive from an underwriting perspective than it had been in the early 1990's. The workers' compensation system in certain other states in which the Property and Casualty Group does business (specifically, New Jersey, North Carolina and Virginia) has also improved in recent years. It is management's intention to seek to recapture a portion of the workers' compensation market share in those states where the Property and Casualty Group has lost market share since the early 1990's.

  In addition, the Property and Casualty Group intends to expand into certain new territories. In 1997, the Property and Casualty Group began writing business in Georgia, and, in 1996, in New York and South Carolina. In all new territories, the Property and Casualty Group will undertake a target marketing effort by identifying profiles of entities that it desires to insure. These profiles will be communicated to the key producers in these states. It is also contemplated that the Property and Casualty Group will seek to expand its relationships with larger national and regional brokerage operations in both its existing and new states. However, no assurance can be given that the Property and Casualty Group will be able to accomplish these marketing objectives.

  The Property and Casualty Group intends to continue writing other lines of property and casualty insurance, but generally only if such writings are supported by its core workers' compensation business. Effective January 1, 1997, the Property and Casualty Group reduced its retention on commercial casualty lines of business to $175,000 per risk from $500,000 per risk.

 BUSINESS WRITTEN

  The following table sets forth net premiums written for the Property and Casualty Group for the periods indicated:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ----------------- ---------------------------------------------
                            1998     1997     1997      1996     1995     1994     1993
                          -------- -------- --------  -------- -------- -------- --------
Workers' Compensation...  $147,502 $108,614 $138,301  $187,698 $232,742 $266,033 $338,684
Commercial Auto.........    19,432   23,324   28,938    35,224   39,834   38,984   48,108
Commercial Multi-Peril..    22,844   32,707   41,713    35,108   40,659   31,123   27,306
General Liability and
 Umbrella...............     2,326    7,479    8,751     8,204   11,370   12,691   16,788
Other...................     2,227    2,338  (14,355)    6,245    8,511    3,320      324
                          -------- -------- --------  -------- -------- -------- --------
Total...................  $194,331 $174,462 $203,348  $272,479 $333,116 $352,151 $431,210
                          ======== ======== ========  ======== ======== ======== ========

 WORKERS' COMPENSATION INSURANCE

  Workers' compensation is a statutory system that requires employers to provide workers' compensation benefits to their employees and their employees' dependents for injuries and occupational diseases arising out of employment, regardless of whether such injuries result from the employer's or the employee's negligence. Employers may insure their workers' compensation obligations or, subject to regulatory approval, self-insure such liabilities. State workers' compensation statutes require that a policy cover three types of benefits: medical expenses, disability (indemnity) benefits and death benefits. The amounts of disability and death benefits payable for various types of claims are established by statute, but no maximum dollar limitation exists for medical benefits.

  Workers' compensation benefits vary among states, and insurance rates are subject to differing forms of state regulation. Based upon direct written premium information published by A.M. Best for the most recently available year (1998), the Property and Casualty Group is the fourth largest private writer of workers' compensation insurance in Pennsylvania and between the 2nd and 12th largest writer of workers' compensation insurance in the other jurisdictions listed in the table below (except for North Carolina). The Property and Casualty Group has focused on these jurisdictions based upon its knowledge of their workers' compensation systems and the Property and Casualty Group's assessment of their business, economic and regulatory climates. Rate adequacy, regulatory climate, economic conditions and other factors in each state are closely monitored and taken into consideration in the underwriting process. Management intends to employ similar analyses in determining whether and to what extent the Property and Casualty Group will offer its products in additional jurisdictions. See "Underwriting." The following table sets forth statutory direct workers' compensation business written by jurisdiction for the five years ended December 31, 1997 and for the nine months ended September 30, 1998 and 1997.

                      (DOLLAR AMOUNTS IN THOUSANDS)

                  NINE MONTHS ENDED
                    SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                  ----------------- --------------------------------------------
                    1998     1997     1997     1996     1995     1994     1993
                  -------- -------- -------- -------- -------- -------- --------
Pennsylvania....  $ 67,945 $ 77,214 $ 91,126 $134,171 $142,234 $169,448 $224,067
New Jersey......    26,184   21,416   26,327   17,995   24,388   31,287   47,745
Virginia........    17,499   16,721   19,552   17,449   26,395   29,938   31,545
Maryland........    15,167   13,901   16,538   11,406   17,993   14,391   15,318
North Carolina..     8,106    7,594    9,501    8,195   14,035   11,649   21,216
Delaware........     6,905    5,173    7,041    7,545    5,763    4,831    4,274
Other...........    14,155    9,245   11,470    5,403    7,889    4,864    7,165
                  -------- -------- -------- -------- -------- -------- --------
Total...........  $155,961 $151,264 $181,555 $202,164 $238,697 $266,408 $351,330
                  ======== ======== ======== ======== ======== ======== ========

  Management of the Property and Casualty Group believes that conditions in the workers' compensation market have been improving in the last several years with respect to the ability to manage and control loss costs, while at the same time, pricing for workers' compensation products continues to be competitive. In addition, several states, including Pennsylvania, have enacted reforms to the workers' compensation benefit system.

  In 1993, Pennsylvania enacted Act 44, which introduced medical cost containment measures to the workers' compensation benefit system and expanded the period of time during which the insurer may require an employee to accept medical treatment from the employer's list of designated health care providers from 14 to 30 days. Act 44 also reduced the minimum wage replacement benefit to injured workers, introduced a credit for unemployment compensation benefits, restored the right of subrogation against tort recoveries in work-related automobile accidents and created new anti-fraud measures. In June 1996, Pennsylvania enacted Act 57, which further reformed the workers' compensation system in the state. Among other provisions, Act 57: (i) imposes application of American Medical Association Impairment Guidelines for the assessment of permanent and total claims after the first two years of total disability compensation payments and limits indemnity benefits to an additional 500 weeks for workers who are not at least 50% disabled (as measured by those guidelines);

(ii) contains certain Social Security and pension benefit offsets; (iii) further increases the time frame for directed medical treatment; (iv) addresses certain inequities in the average weekly wage calculation; (v) increases the ability of employers to demonstrate that injured workers have earning capacity and (vi) facilitates the use of full and final settlements of employers' workers' compensation obligations on particular claims.

  To date, Act 44 has had a favorable impact on medical loss costs in Pennsylvania and Act 57 has had a favorable impact on indemnity loss costs. In recognition of these developments, in the respective first years following the enactments of Act 44 and Act 57, the average manual rate level in Pennsylvania decreased approximately 10% in 1994 and approximately 25% in 1997. The benefit reforms, management's re-underwriting of the Property and Casualty Group's book of business and the use of loss-sensitive and alternative market products have had a favorable impact on the Property and Casualty Group's accident year loss ratios, as evidenced by the table below:

PROPERTY AND CASUALTY GROUP'S WORKERS' COMPENSATION UNDISCOUNTED ACCIDENT YEAR
                   PURE LOSS RATIOS AS OF DECEMBER 31, 1997

     ACCIDENT
       YEAR                                                           LOSS RATIO
     --------                                                         ----------
     1990............................................................    100%
     1991............................................................     86%
     1992............................................................     80%
     1993............................................................     64%
     1994............................................................     64%
     1995............................................................     63%
     1996............................................................     63%
     1997............................................................     66%

 WORKERS' COMPENSATION PRODUCTS

  The Property and Casualty Group offers a variety of workers' compensation products to its customers. Certain of these products are based on rates filed and approved by state insurance departments ("rate-sensitive products"), while others are priced to a certain extent on the basis of the insured's own loss experience ("loss-sensitive products"). In the last five years, the Property and Casualty Group has also developed and sold large deductible products and other programs and services to customers who agree to assume an even greater exposure to loss than under more traditional loss-sensitive products ("alternative market products"). The Property and Casualty Group decides which type of product to offer a customer based upon the customer's needs and the underwriting review. See "Underwriting." Set forth below is percentage information on the voluntary workers' compensation direct premiums written by product type for the policy years indicated:

                         1998(1) 1997  1996  1995  1994  1993  1992  1991  1990
                         ------- ----  ----  ----  ----  ----  ----  ----  ----
Rate-sensitive
 products...............    60%   62%   57%   52%   50%   54%   53%   54%   60%
Loss-sensitive
 products...............    32%   27%   30%   34%   39%   40%   46%   46%   40%
Alternative market
 products...............     8%   11%   13%   14%   11%    6%    1%    0%    0%
                           ---   ---   ---   ---   ---   ---   ---   ---   ---
Total...................   100%  100%  100%  100%  100%  100%  100%  100%  100%
                           ===   ===   ===   ===   ===   ===   ===   ===   ===

--------

(1) 1998 data is through September 30, 1998.

 RATE-SENSITIVE WORKERS' COMPENSATION PRODUCTS

  Rate-sensitive products include fixed-cost policies and dividend paying policies. The premium charged on a fixed-cost policy is based upon the manual rates filed with and approved by the state insurance department and does not increase or decrease based upon the losses incurred during the policy period. Under policies that are subject to dividend plans, the customer may receive a dividend based upon loss experience during the policy period. With the enactment of regulatory reform in several states in which the Property and Casualty Group does business, the Property and Casualty Group has become more interested in this type of business and increased its writings of rate-sensitive accounts in such jurisdictions in 1997 and 1998.

 LOSS-SENSITIVE WORKERS' COMPENSATION PRODUCTS

  The Property and Casualty Group's loss-sensitive products adjust the amount of the insured's premiums after the policy period expires based upon the insured's actual losses incurred during the policy period. These loss-sensitive products are generally subject to less price regulation than rate-sensitive products and reduce, but do not eliminate, risk to the insurer. Under these types of policies, claims professionals and actuaries periodically evaluate the reserves on losses after the policy period expires to determine whether additional premiums or refunds are owed under the policy. Such policies are typically open for adjustments for an average of five years after policy expiration. The Property and Casualty Group generally restricts such loss-sensitive products to accounts developing minimum annual premiums in excess of $100,000.

 ALTERNATIVE MARKET WORKERS' COMPENSATION PRODUCTS

  Since 1992, the Property and Casualty Group has developed a variety of alternative market products for larger accounts, including large deductible policies and offshore captive programs. Typically, the Property and Casualty Group receives a lower up-front premium for these types of alternative market product plans. However, under this type of business, the insured retains a greater share of the underwriting risk than under rate-sensitive or loss-sensitive products, which reduces the potential for unfavorable claim activity on the accounts and encourages loss control on the part of the insured. For example, under a large deductible policy, the customer is responsible for paying its own losses up to the amount of the deductible for each occurrence. The deductibles under such policies generally range from $250,000 to $1.0 million. In addition to these products, the Property and Casualty Group offers certain workers' compensation services to its clients unbundled from the insurance products. See "PMA Management Corp."

 PMA ONE

  In 1997, the Property and Casualty Group developed PMA One, a new product that provides for group integrated occupational and non-occupational disability coverages, and began marketing PMA One in 1998. The Property and Casualty Group believes that it can be successful in this product line as it will utilize its expertise in managed care to reduce disability periods. The Property and Casualty Group recorded premiums of $1.9 million for the nine months ended September 30, 1998 for PMA One.

 WORKERS' COMPENSATION RESIDUAL MARKET BUSINESS

  Workers' compensation insurers doing business in certain states are required to provide insurance for risks which are not otherwise written on a voluntary basis by the private market ("residual market business"). This system exists in all of the states in which the Property and Casualty Group does business, except Pennsylvania and Maryland. In these two states, separate governmental entities write all of the workers' compensation residual market business. In 1997, the Property and Casualty Group wrote $5.2 million of residual market business, which constituted approximately 3% of its voluntary net workers' compensation premiums written. The Property and Casualty Group wrote $2.9 million of residual market business for the nine months ended September 30, 1998 compared to $3.7 million for the nine months ended September 30, 1997. Based upon data for policy year 1997 reported by the National Council on Compensation Insurance, the percentage for the industry as a whole, in all states, was 9.7%.

 COMMERCIAL LINES

  The Property and Casualty Group writes property and liability coverages for larger and middle market accounts that satisfy its underwriting standards. See "Underwriting" below. These coverages feature package, umbrella and commercial automobile business. During the present soft market, prices for commercial coverages have been particularly competitive. The Property and Casualty Group intends to continue offering these products, but generally only if they support the core workers' compensation business. As a result, the Property and Casualty Group has been selectively non-renewing accounts that do not meet its underwriting standards. In addition, effective January 1, 1997, the Property and Casualty Group has reduced its retention on commercial casualty lines of business to $175,000 per risk from $500,000 per risk. See "The Company's Reinsurance Ceded" below.

 HOME OFFICE AND FIELD OPERATIONS

  As of September 30, 1998, 232 employees worked in the home office located in Blue Bell, Pennsylvania, and 647 employees were assigned to field offices located throughout the states in which the Property and Casualty Group does business.

  Senior executives, financial operations, management information systems, human resources, actuarial services and legal services are headquartered in the home office. The definition of overall underwriting standards and major account and alternative market underwriting support also take place in the home office. The home office works in conjunction with senior managers from the field to establish the Property and Casualty Group's business plan and underwriting standards, which are then implemented by the field organization.

  The field organization currently consists of three regional offices in Valley Forge, Pennsylvania, Harrisburg, Pennsylvania and Richmond, Virginia, as well as branch offices in each of Georgia, Maryland, New Jersey, Pennsylvania, Virginia and North Carolina. In addition, the Property and Casualty Group operates smaller satellite offices in Ohio and New York. The branch offices deliver a full range of services directly to customers located in their service territory, and the satellite offices offer primarily underwriting and claim adjustment services.

 DISTRIBUTION

  The Property and Casualty Group distributes its products through approximately 20 direct sales employees and approximately 240 independent brokers and agents. The direct sales employees are generally responsible for certain business located in Pennsylvania. For the year ended December 31, 1997, these employees produced $39.2 million in direct premiums written, constituting 13% of the Property and Casualty Group's direct written business. For the nine months ended September 30, 1998, these employees produced $26.9 million in direct premiums written, constituting 12% of the Property and Casualty Group's direct written business. The brokers and agents write business throughout the marketing territory. In 1997, the top ten brokers and agents accounted for 28% of the Property and Casualty Group's business, the largest of which accounted for not more than 8% of its business. All brokers and agents are required to submit business to the Property and Casualty Group's underwriting process before business may be accepted.

  The Property and Casualty Group monitors several statistics relating to its producer force, including the number of years the producer has been associated with the Property and Casualty Group, the percentage of the producer's business that is underwritten by the Property and Casualty Group, the ranking of the Property and Casualty Group within the producer's business, and the profitability of the producer's business. The distribution network generally consists of large regional agents and brokers, local agents and national brokers that specialize in larger to middle market accounts that require the variety of workers' compensation, commercial lines and alternative market products offered by the Property and Casualty Group.

 UNDERWRITING

  Home office underwriters, in consultation with casualty actuaries, determine the general types of business to be written using a number of criteria, including past performance, relative exposure to hazard, premium size, type of business and other indicators of potential loss. The home office underwriting team also establishes classes of business that the Property and Casualty Group generally will not write, such as certain property exposures, certain hazardous products and activities and certain environmental coverages. The home office establishes the overall business goals and the underwriting authority for each regional and branch office. It also identifies specific types of business that must be referred to home office underwriting specialists and actuaries for individual pricing; including large accounts over a specified dollar limit and alternative market workers' compensation products. In 1997, the Property and Casualty Group changed the reporting structure so that underwriters and risk-control professionals in the field report functionally to the Chief Underwriting Officer rather than to branch managers with marketing responsibilities; however, underwriters also work as a team with the field marketing force to identify business that meets prescribed underwriting standards and to develop specific strategies to write the desired business. In performing this assessment, the field office professionals also consult with actuaries who have been assigned to the specific field office regarding loss trends and pricing and utilize actuarial loss rating models to assess the projected underwriting results of accounts. The Property and Casualty Group's underwriting management averages 22 years of experience in the property and casualty industry.

  The Property and Casualty Group also employs credit analysts. These employees review the financial strength and stability of customers whose business is written on loss-sensitive and alternative market products and specify the type and amount of collateral that customers must provide under these arrangements.

 REHABILITATION AND MANAGED CARE

  The Property and Casualty Group uses a variety of managed care techniques to reduce costs and losses. Disability management coordinators and point-of-service case managers, all of whom are registered nurses, work together with claims professionals to provide expeditious medical and disability management to injured workers and to investigate injuries. The case managers and professionals also help employers identify opportunities that allow injured employees to make a gradual transition to full-time, full-duty jobs. The Property and Casualty Group also has contracts with First Health Group, Inc. for most of its marketing territory and with other preferred provider networks consisting of medical practitioners and hospitals selected for their expertise in treating injured workers. Specialties include occupational medicine, physical medicine, orthopedics and neurology. There are also preferred pharmacy networks to reduce the cost of medication. In addition, the Property and Casualty Group uses an outside network to check medical bills for accuracy, duplication, unrelated charges and overcharges. Questionable bills are forwarded to the Cost Containment Unit, which is staffed by registered nurses and resolves disputed or suspect charges.

 CLAIMS ADMINISTRATION

  Claims services are delivered to customers primarily through employees in the field offices. Certain specialized matters, such as asbestos and environmental claims, are referred to a special unit in the home office. The Property and Casualty Group maintains a centralized call center for loss reporting and has automated and centralized the processing of claims payments in its Allentown, Pennsylvania facility. This centralization allows the claims adjusters to reduce substantially the time that they spend with clerical and repetitive functions. The Property and Casualty Group also employs in-house attorneys who represent customers in workers' compensation cases and other insurance matters.

  The Property and Casualty Group has a separate, anti-fraud unit that investigates suspected false claims and other irregularities and cooperates with regulatory and law enforcement officials in prosecuting violators.

 PMA MANAGEMENT CORP.

  PMA Management Corp. offers claims, risk management and related services primarily to self-insureds on an unbundled basis. In addition, PMA Management Corp. offers "rent-a-captive" products for certain insureds and associations. The purpose of a rent-a-captive program is to offer a customer an alternative method of managing its loss exposures by obtaining many of the benefits of a captive insurer without establishing and capitalizing its own captive; in effect, the insured is "renting" a captive facility that the Company has already established. Under this arrangement, the client purchases an insurance policy from the Pooled Companies and chooses a participation level. The Pooled Companies then cede this portion of the premium and loss exposures to a Bermuda subsidiary of PMA Capital. The client participates in the loss and investment experience of the portion ceded to the Bermuda subsidiary through a dividend mechanism. The client is responsible for any loss that may arise within its participation level, and such potential obligation is typically secured through a letter of credit or similar arrangement. The Company's principal sources of income from its rent-a-captive program are the premium income on the excess risk retained by the Pooled Companies and captive management fees earned by PMA Management Corp.

 RUN-OFF OPERATIONS

  As a part of the Property and Casualty Group's 1996 restructuring plan, the Property and Casualty Group established the Run-off Operations principally to manage the capital supporting workers' compensation loss reserves from accident years 1992 and prior. Such reserves primarily relate to the period of time from 1987 to 1991 when the Property and Casualty Group wrote a much higher volume of business and experienced poor underwriting results. The reserves are mainly indemnity related and are relatively mature. The Run-off Operations consist of MASCCO, PMA Life and PMA Cayman (which was sold effective July 1, 1998--see below for further discussion).

  MASCCO is a Pennsylvania insurance company and a wholly owned subsidiary of the Company. Prior to December 31, 1996, MASCCO was a party to a pooling agreement with the Pooled Companies. Effective December 31, 1996, and with the approval of the Pennsylvania Insurance Commissioner MASCCO withdrew from the pooling agreement and ceased writing any new business. The Pooled Companies also ceded to MASCCO the indemnity portion of Pennsylvania workers' compensation claims for accident years 1991 and prior. Pursuant to a surplus maintenance agreement between PMA Capital and the Pennsylvania Insurance Commissioner, MASCCO is required to discount its reserves utilizing a rate of not more than 5%, maintain a reserve to surplus ratio not in excess of 8 to 1 and continue to invest its assets only in investment grade securities. At September 30, 1998, MASCCO had $93.7 million in total assets and $74.4 million in total reserves and its reserve to surplus ratio was 5 to 1. Substantially all of MASCCO's assets are held in trust for the benefit of the Pooled Companies.

  PMA Cayman was incorporated in Grand Cayman, and had no material operations until 1996. In 1996, the Pooled Companies ceded to PMA Cayman substantially all of their remaining liability for workers' compensation claims for accident years 1991 and prior. In 1997, the Pooled Companies also ceded to PMA Cayman a portion of their workers' compensation reserves from accident years 1992 to 1996. Effective July 1, 1998, the Company sold PMA Cayman to a third party for a purchase price of $1.8 million and recorded an after-tax loss of $1.6 million. In addition, the Company transferred to the buyer $231.5 million in cash and invested assets and recorded reinsurance receivables of $241.8 million as of September 30, 1998 related to the existing reinsurance agreements with PMA Cayman. If the actual claim payments in the aggregate exceed the estimated payments upon which the loss reserves have been established, the Company has agreed to indemnify the buyer, up to a maximum of $15.0 million. If the actual claim payments in the aggregate are less than the estimated payments upon which the loss reserves have been established, the Company will participate in such favorable loss reserve development.

  PMA Life derived all of its insurance revenues from intercompany structured settlement annuity transactions with the Pooled Companies. In 1997, the Property and Casualty Group reinsured substantially all of PMA Life's insurance liabilities with a third party reinsurer and the Property and Casualty Group no longer places insurance business with PMA Life. At September 30, 1998, PMA Life had assets of $22.6 million and $17.4 million in total reserves.

  The following table reflects the components of the Property and Casualty Group--Run-off Operations' operating results for the nine months ended September 30, 1998 and 1997 and for the year ended December 31, 1997:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                   NINE MONTHS
                                                      ENDED             YEAR
                                                  SEPTEMBER 30,        ENDED
                                                 ----------------     DECEMBER
                                                  1998     1997       31, 1997
                                                 ------- --------     --------
Net investment income........................... $12,780 $ 22,133     $ 28,131
Net premiums earned.............................     --   (36,186)(1)  (51,622)
                                                 ------- --------     --------
Total operating revenues........................ $12,780  (14,053)     (23,491)
                                                 ------- --------     --------
Losses and LAE incurred.........................  10,642  (16,513)     (27,460)
Operating expenses..............................   2,097    2,568        4,042
                                                 ------- --------     --------
Total expenses.................................. $12,739 $(13,945)    $(23,418)
                                                 ------- --------     --------
Pre-tax operating income (loss)................. $    41 $   (108)    $    (73)
                                                 ======= ========     ========

--------

(1) Amount represents net premiums earned during the first nine months of 1997 for PMA Life prior to the reinsurance transaction mentioned above, after which PMA Life was placed into run-off.

CALIBER ONE

  In 1997, the Company established a specialty insurance operation, Caliber One. In starting Caliber One, the Company's intention was to expand PMA Capital's access to the insurance market by offering products and marketing to classes of business in which neither PMA Re nor the Property and Casualty Group were involved. The Company has hired an experienced senior underwriting professional to be the Chief Operating Officer of this unit as well as other individuals with experience in underwriting and claims management for specialty insurance. See "Management."

 PRODUCTS, UNDERWRITING AND DISTRIBUTION

  Caliber One's present focus is on excess and surplus lines of insurance for difficult risks that are typically declined by the standard market. Caliber One offers liability coverages for low frequency/high severity classes, including pharmaceuticals, chemicals, machinery manufacturers, toy makers, medical product manufacturers and other difficult-to-insure product liability risks. In addition, Caliber One markets environmental impairment liability coverages, clinical trials coverage for emerging biotechnology products and intellectual property rights liability coverages as well as property coverages for unprotected and vacant buildings. Caliber One's policy forms contain appropriate and flexible manuscript endorsements and exclusions, and in some cases, will contain defense costs within the policy limits rather than offering such coverage on an unlimited basis. Through September 30, 1998, Caliber One had $4.2 million and $2.6 million in gross premiums written and net premiums written, respectively.

  The underwriting of these specialty products involves a significant amount of judgment. The senior underwriters that Caliber One has hired have a significant amount of experience in dealing with esoteric high severity risks, and average 16 years of specialty insurance experience. The underwriting process involves reviewing the claim experience of an account, if any, the claim experience of the particular class or similar classes and responding to special risks that an account has through the use of policy features that can be changed for the circumstances, such as retentions, exclusions and endorsements. Caliber One's underwriting teams for casualty products have been divided into three regions within the United States, each led by a regional underwriting vice president who reports to the Chief Operating Officer. For property products, one underwriting team supports the activities of the three regions.

  Caliber One distributes its excess and surplus lines products on a nationwide basis through approximately 45 appointed surplus lines brokers. For most product offerings, Caliber One does not grant underwriting or binding authority to its brokers.

 ACQUISITION OF CALIBER ONE INDEMNITY COMPANY

  In December 1997, PMA Re acquired 100% of the common stock of a Delaware domiciled insurance company which it renamed Caliber One Indemnity Company. PMA Re paid $16.0 million to acquire the company and made an $11.3 million capital contribution to bring Caliber One Indemnity Company's statutory surplus to $25.0 million, the minimum surplus level required by several states to be an authorized excess and surplus lines carrier. Caliber One Indemnity Company was essentially a shell company, as affiliates of the former parent had taken over the business that had been previously written. In addition, an affiliate of the former parent entered into a reinsurance transaction immediately prior to the acquisition whereby such company assumed all of Caliber One Indemnity Company's existing loss reserves and is providing protection against adverse loss reserve development and uncollectible reinsurance of up to $68.5 million. See "Loss Reserves" below. Also, PMA Re has entered into a surplus maintenance agreement with Caliber One Indemnity Company whereby PMA Re will maintain Caliber One Indemnity Company's statutory surplus such that the amount is not less than $25.0 million and so that the net premiums written to surplus ratio does not exceed 1.0 to 1.0.

  Caliber One Indemnity Company is presently authorized as an excess and surplus lines carrier in 41 states, and it is management's intention to be authorized in 49 states so that products can be offered on a national basis. Caliber One Indemnity Company has obtained an "A" (Excellent) rating from A.M. Best.

THE COMPANY'S REINSURANCE CEDED

  The Company follows the customary insurance practice of reinsuring with other insurance companies a portion of the risks under the policies written by the Insurance Subsidiaries. This reinsurance is maintained to protect the Insurance Subsidiaries against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge the Insurance Subsidiaries from their primary liabilities to their policyholders for losses insured under the insurance policies, it does make the assuming reinsurer liable to the Insurance Subsidiaries for the reinsured portion of the risk.

  The Insurance Subsidiaries' reinsurance ceded agreements generally may be terminated at their annual anniversary by either party upon 30 to 90 days' notice. In general, the reinsurance agreements are of the treaty variety, which cover all underwritten risks of the types specified in the treaties. Presently, the maximum gross lines that PMA Re will write are $5.0 million for property covers, $1.0 million for property catastrophe covers and $7.5 million for casualty covers. Net retentions on any one claim are $750,000 for property covers and $1.5 million for casualty covers.

  PMA Re maintains property catastrophe retrocession programs in an aggregate amount of $48.0 million in excess of $2.0 million for multiple claims arising from two or more risks in a single occurrence or event.

  PMA Re also maintains casualty retrocession programs. PMA Re has a casualty retrocession contract, written on a funds withheld basis, which covers individual casualty losses and provides low-layer clash protection. For individual losses, the contract covers $6.0 million in excess of $1.5 million on a per occurrence basis. The contract has clash limits for losses arising from two or more risks of $1.3 million in excess of $1.5 million. The term of the contract is three years, and the term aggregate limit is $25.0 million plus the amount of funds withheld.

  In addition to the above programs, PMA Re maintains casualty clash protection of $17.5 million in excess of $2.8 million per occurrence.

  Effective January 1, 1998, PMA Re's workers' compensation program was modified to include coverage of $98.0 million excess of $2.0 million per occurrence, $98.5 million excess of $1.5 million per program per occurrence and $18.5 million excess of $1.5 million per person per occurrence.

  The Property and Casualty Group has its own ceded reinsurance program, and carries excess-of-loss per occurrence reinsurance for $103.5 million over a net retention of $1.5 million on workers' compensation. The Property and Casualty Group also carries excess-of-loss per risk reinsurance for $4.8 million ($49.8 million per occurrence) over a net retention of $175,000 on other casualty lines; $2.0 million on automobile physical damage and $19.5 million ($48.5 million per occurrence) on property claims over its combined net retention of $500,000. A property catastrophe program with a per occurrence limit of $27.7 million in excess of an $850,000 retention is maintained to provide protection for multiple property losses involved in one occurrence. The Property and Casualty Group also maintains reinsurance protection for its umbrella risks at $9.0 million over a net retention of $1.0 and purchases facultative reinsurance for certain other risks.

   Caliber One is fully reinsured by an affiliate of its former parent for all business written prior to its acquisition by PMA Re in December, 1997. See "Acquisition of Caliber One Indemnity Company" above.

  Effective January 1, 1998, Caliber One maintains reinsurance protection for casualty business of $4.5 million excess $500,000 per occurrence. The casualty reinsurance is written on an excess of loss basis for primary coverages and on a surplus share basis for excess coverages.

  Effective July 1, 1998, Caliber One maintains reinsurance protection for property business of $4.8 million excess of $200,000 per occurrence. The property reinsurance is written on a quota share basis for the first $1.0 million and on an excess of loss basis for $4.0 million excess $1.0 million.

  Effective January 1, 1998, Caliber One entered into a surplus maintenance reinsurance agreement with its parent, PMA Re, whereby PMA Re will provide reinsurance if Caliber One's statutory combined ratio exceeds 105.0% or if its statutory net written premium to surplus ratio exceeds 1.0 to 1.0. See "Acquisition of Caliber One Indemnity Company" above.

  The Company actively manages its exposure to catastrophic events. In the underwriting process, the Company generally minimizes the accumulation of insurable values in catastrophe prone regions. Also, in writing property reinsurance coverages, PMA Re typically requires per occurrence loss limitations for contracts that could have catastrophe exposure. Through per risk reinsurance, the Company also manages its net retention in each exposure. As a result, the Company's loss ratios have not been significantly impacted by catastrophes, and management believes that the Company has adequate reinsurance to protect against the estimated probable maximum gross loss from a catastrophic event; however, an especially severe catastrophic event could exceed the Company's reinsurance and retrocessional protection and materially adversely impact the Company's financial position.

  The Company performs extensive credit reviews on its reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. Prospective and existing reinsurers failing to meet the Company's standards are excluded from the Company's reinsurance programs. In addition, the Company requires letters of credit to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.

LOSS RESERVES

  In many cases significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. Liabilities for reinsurers generally become known more slowly than for primary insurers and are generally subject to more unforeseen development.

  To recognize liabilities for unpaid losses, insurers establish reserves, which are balance sheet liabilities representing estimates of future amounts needed to pay claims with respect to insured events which have occurred, including events that have not been reported to the insurer. Reserves are also established for LAE representing the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process.

  When a claim is reported, claims personnel establish a case reserve for the estimated amount of the ultimate payment. The estimate reflects the informed judgment of such personnel, based on general corporate reserving practices and the experience and knowledge of such personnel regarding the nature and value of the specific type of claim. Reserves are also established on an aggregate basis to provide for losses incurred but not yet reported to the insurer, for the overall adequacy of case reserves and the estimated expenses of settling claims. Such reserves are estimated using various generally accepted actuarial techniques.

  As part of the reserving process, historical data is reviewed and consideration is given to the anticipated impact of various factors such as legal developments, changes in social attitudes and economic conditions, including the effects of inflation. This process relies on the basic assumption that past experience, adjusted for the effect of current developments and likely trends, is an appropriate basis for predicting future events. The reserving process provides implicit recognition of the impact of inflation and other factors affecting claims payments by taking into account changes in historic payment patterns and perceived probable trends. There is generally no precise method, however, for subsequently evaluating the adequacy of the consideration given to inflation or to any other specific factor, since the eventual deficiency or redundancy of reserves is affected by many factors, some of which are interdependent.

  Estimating the Company's ultimate claims liability is necessarily a complex and judgmental process as the amounts are based on management's informed estimates and judgments using data currently available. As additional experience and data become available regarding claims payment and reporting patterns, legislative developments and economic conditions, the estimates are revised accordingly. If the Company's ultimate net losses prove to be substantially greater than the amounts recorded in the financial statements, the related adjustments could have a material adverse impact on the Company's financial condition and results of operations.

  The components of the Company's incurred losses and LAE for prior accident years as of December 31, 1997, 1996 and 1995, excluding accretion of discount, are as follows (favorable loss reserve development is denoted by the bracketed figures):

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
PMA Re.............................................. $ (32.1) $ (35.3) $ (15.0)
The Property and Casualty Group:
  Workers' compensation.............................   (44.1)   110.0     54.7
  Asbestos and environmental........................     --      60.4     23.4
  PMA Life..........................................   (14.8)     --       --
  Other losses and LAE..............................     5.0     21.0    (11.6)
                                                     -------  -------  -------
    Total...........................................   (53.9)   191.4     66.5
                                                     -------  -------  -------
Total............................................... $ (86.0) $ 156.1  $  51.5
                                                     =======  =======  =======

  The following table shows the composition of changes in the reserves for losses and LAE for each of the three years ended December 31, 1997:

                       (DOLLAR AMOUNTS IN THOUSANDS)

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
Balance at beginning of period............. $2,091,072  $2,069,986  $2,103,714
Less: Reinsurance recoverable on unpaid
 losses and LAE............................    256,576     261,492     247,856
                                            ----------  ----------  ----------
  Net balance at beginning of period.......  1,834,496   1,808,494   1,855,858
                                            ----------  ----------  ----------
Losses and LAE incurred, net:
  Current period...........................    341,880     323,069     357,787
  Prior periods............................    (86,006)    156,074      51,491
  Accretion of discount (includes ($35,000)
   effect of the change in the discount
   rate for the Property and Casualty
   Group's workers' compensation unpaid
   losses from 4% to 5% in 1995)...........     51,407      57,480      13,300
                                            ----------  ----------  ----------
Total losses and LAE incurred, net.........    307,281     536,623     422,578
                                            ----------  ----------  ----------
Losses and LAE paid, net:
  Current period...........................    (72,399)    (72,194)    (71,126)
  Prior periods............................   (398,475)   (438,427)   (398,816)
                                            ----------  ----------  ----------
Total losses and LAE paid, net:               (470,874)   (510,621)   (469,942)
                                            ----------  ----------  ----------
Net balance at end of period...............  1,670,903   1,834,496   1,808,494
Reinsurance recoverable on unpaid losses
 and LAE...................................    332,284     256,576     261,492
                                            ----------  ----------  ----------
Balance at end of period................... $2,003,187  $2,091,072  $2,069,986
                                            ==========  ==========  ==========

  The following table shows how the Company's losses have been paid and reserves re-estimated over time compared to the liability initially estimated:

                       (DOLLAR AMOUNTS IN MILLIONS)

           CONSOLIDATED LOSS AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT

                          1987   1988   1989   1990   1991   1992   1993   1994   1995   1996    1997
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ ------  ------
Initial estimated
 liability for unpaid
 losses and LAE net of
 reinsurance
 recoverables........... $1,246 $1,457 $1,632 $1,735 $1,824 $1,941 $1,932 $1,856 $1,809 $1,835  $1,671
Amount of reserve paid,
 net of reinsurance
 through:
 -one year later........    305    322    445    471    491    442    408    399    438    399     --
 -two years later.......    504    601    772    842    849    779    746    764    780
 -three years later.....    692    826  1,043  1,134  1,127  1,067  1,056  1,073
 -four years later......    834  1,011  1,258  1,353  1,365  1,329  1,331
 -five years later......    956  1,166  1,421  1,539  1,585  1,574
 -six years later.......  1,063  1,284  1,553  1,715  1,789
 -seven years later.....  1,143  1,380  1,685  1,882
 -eight years later.....  1,214  1,479  1,817
 -nine years later......  1,288  1,584
 -ten years later.......  1,367
Reestimated liability,
 net of reinsurance as
 of:
 -one year later........  1,280  1,468  1,696  1,795  1,967  1,998  1,932  1,907  1,965  1,749     --
 -two years later.......  1,304  1,512  1,743  1,950  2,068  2,007  1,983  2,073  1,867
 -three years later.....  1,339  1,553  1,876  2,034  2,082  2,061  2,164  1,987
 -four years later......  1,359  1,607  1,938  2,041  2,135  2,258  2,078
 -five years later......  1,368  1,652  1,935  2,123  2,302  2,170
 -six years later.......  1,391  1,649  1,985  2,273  2,209
 -seven years later.....  1,393  1,684  2,098  2,205
 -eight years later.....  1,425  1,784  2,052
 -nine years later......  1,504  1,752
 -ten years later.......  1,485
Indicated deficiency
 (redundancy)...........   $239   $294   $420   $471   $385   $229   $146   $131    $58   $(86)    --
Net liability--
 December 31............                                           $1,932 $1,856 $1,809 $1,835  $1,671
Reinsurance
 recoverables...........                                              219    248    262    257     332
Gross liability--
 December 31............                                           $2,151 $2,104 $2,070 $2,091  $2,003
Reestimated net
 liability..............                                           $2,078 $1,987 $1,867 $1,749  $1,671
Reestimated reinsurance
 recoverables...........                                              178    221    254    251     332
Reestimated gross
 liability..............                                           $2,256 $2,208 $2,120 $1,999  $2,003

  The columns in the above exhibit are not mutually exclusive. For example, if a reserve established in 1987 for a claim incurred during that year had been re-estimated during 1989, the re-estimate would be reflected in the table for each of the statement years from 1987 and 1988 during calendar years 1989 through 1997. Conditions and trends that have affected the reserve development reflected in the table may change and care should be exercised in making conclusions about the relative adequacy of reserves from such development.

  For PMA Re, gross favorable loss reserve development on prior years' unpaid losses and LAE was $32.1 million, $35.3 million and $15.0 million in 1997, 1996 and 1995, respectively, primarily for accident years 1993 and prior. Such favorable loss reserve development is attributable to losses emerging at a lower rate than was anticipated (based upon historical loss development patterns) when the initial accident year reserves were established. While loss emergence patterns have been trending downward for the pre-1993 accident years, resulting in favorable loss reserve development, there can be no assurance that such trend will continue in the future.

  In 1997, the Property and Casualty Group recorded a release of $53.9 million on prior year losses and LAE, excluding the accretion of discount. The release primarily relates to favorable reserve development of $9.0 million for workers' compensation retrospectively rated policies for accident years 1991 and prior, resulting from unanticipated additional savings from the Company's 1997 commutation program and favorable development of workers' compensation reserves for accident years 1992 through 1996 of $35.1 million ($28.0 million related to retrospectively related policies), primarily resulting from greater than expected savings associated with benefit reforms in Pennsylvania. Furthermore, incurred losses on prior accident years were also affected by the cession of prior year loss reserves included in the PMA Life transaction of $14.8 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The reserve release pertaining to the retrospectively rated policies and the PMA Life transaction were offset in the consolidated statements of operations by a corresponding reduction in earned premiums. The aforementioned reserve releases were partially offset by reserve strengthening of $5.0 million in commercial multi-peril business for accident year 1996. It is the opinion of management that these reserve adjustments are not indicative of any future trend.

  The 1996 aggregate workers' compensation adverse development was allocated $102.0 million to Pennsylvania and $8.0 million to all other states in which the Company does business. Of the $102.0 million, the allocation by year is as follows: prior to 1987: $16.0 million; 1987 to 1991: $101.0 million and 1992 and subsequent years: ($15.0 million). In 1995, substantially all of the workers' compensation adverse development related to accident years 1987 to 1991 in Pennsylvania. For accident years prior to 1992, the traditional paid loss development schedules for workers' compensation had begun to exhibit an increasing trend in loss development factors by 1993. This trend was initially attributed to an increase in commutation activity. In 1995, management began to question whether loss data was developing in a manner that was consistent with the conclusion that the loss development trends were impacted solely by commutation activity. As a result, management began to accumulate additional data in order to determine whether there were additional causes of the increase in the paid loss development data, and management obtained claim count data that was far more detailed than had been historically utilized in the reserve setting process. This data indicated that the paid loss development factors were not only impacted by commutation activity, but also by a decline in the claims closure rate in Pennsylvania. Management believes that the decline of the closure rates was due to several interrelated factors. One factor related to the fact that efforts to rehabilitate claimants and return them to work were not as successful as anticipated. For accident years 1987 to 1991, in particular, extensive efforts were made by the Company to rehabilitate claimants and return them to work at either full or modified duty. By late 1995 and into 1996, it was recognized by a review of a slow down in the claims closure pattern that these rehabilitation efforts were not impacting the closure rates as expected. Another factor negatively impacting claims closure rates related to the economic conditions in Pennsylvania in the early 1990's. During the period from 1990 to 1994, economic conditions in Pennsylvania were considered to be depressed in the Company's major industry niches for workers' compensation insurance (construction and heavy manufacturing). Payrolls in these industries were stagnant, and in many cases, employment was flat or declining. The Company believes that in periods of declining employment opportunities, there is a tendency for indemnity periods to increase, which occurred for workers who suffered injuries in these industries.

  The above factors, when considered with the fact that the benefits period in Pennsylvania was unlimited, caused the Company to believe that a substantial portion of claimants from the pre-1992 period, who had already been out of work five to nine years, would not return to work in any capacity. In late 1995 and during 1996, management undertook an effort to quantify the impact of the declining closure rates versus the increase in commutation activity. During the fourth quarter of 1995, management strengthened the Property and Casualty Group's workers' compensation reserves by $54.7 million; however, the quantification of the effect of the claims closure rate was an extremely complex process and as such, the data was not fully understood at that time. As the data under analysis was more mature and refined in 1996, management determined that the workers' compensation loss reserves for Pennsylvania in the pre-1992 accident years needed to be increased substantially; therefore, the Property and Casualty Group increased its workers' compensation reserves by $110.0 million.

  Benefit reforms enacted by states in which the Property and Casualty Group transacts business, most significantly Pennsylvania, have had a beneficial impact on more recent accident year loss ratios. Prior to 1996, the principal revisions of the Pennsylvania system included medical cost containment measures and an expansion of the period of time during which the insurer may require an employee to accept medical treatment from the employer's list of designated health care providers. In July 1996, Pennsylvania enacted Act 57, a workers' compensation reform bill which is expected to reduce substantially indemnity benefit periods in Pennsylvania. In addition to regulatory reforms, the loss ratios have been favorably impacted by the conversion to loss-sensitive and alternative market products. Such a trend is evidenced by the fact that accident year pure loss ratios (losses recorded for the year in which the event occurred expressed as a percentage of the earned premiums for that year) for workers' compensation have been generally lower in more recent accident years, as the following chart indicates:

PROPERTY AND CASUALTY GROUP'S WORKERS' COMPENSATION UNDISCOUNTED ACCIDENT YEAR
                   PURE LOSS RATIOS AS OF DECEMBER 31, 1997

     ACCIDENT YEARS                                                  LOSS RATIOS
     --------------                                                  -----------
       1990.........................................................     100%
       1991.........................................................      86%
       1992.........................................................      80%
       1993.........................................................      64%
       1994.........................................................      64%
       1995.........................................................      63%
       1996.........................................................      63%
       1997.........................................................      66%

  In addition, management took several steps to reduce the outstanding claims associated with the Pennsylvania workers' compensation business written through 1991. A formal commutation program was initiated in the fourth quarter of 1996 and continued into late 1997. Commutations are agreements with claimants whereby the claimants, in exchange for a lump sum payment, release their rights to future indemnity payments from the Property and Casualty Group. Under Pennsylvania workers' compensation laws, the claimant and the Pennsylvania Workers' Compensation Board must approve all such commutation arrangements. The Property and Casualty Group paid $101.1 million and $17.8 million in 1997 and the fourth quarter of 1996, respectively, to commute workers' compensation indemnity claims. Savings associated with these claims were consistent with management's expectations. The number of open claims for accident years 1991 and prior was substantially reduced as a result of the commutation program. This reduction in open claims is expected to reduce the possibility of any further adverse development on such reserves, although there can be no assurance that the level of commutations will have a significant impact on the future development of such reserves.

  Estimating reserves for workers' compensation claims can be more difficult than many other lines of property and casualty insurance for several reasons, including (i) the long payment "tail" associated with the business; (ii) the impact of social, political and regulatory trends on benefit levels for both medical and indemnity payments; (iii) the impact of economic trends and (iv) the impact of changes in the mix of business. At various times, one or a combination of such factors can make the interpretation of actuarial data associated with workers' compensation loss development more difficult, and it can take additional time to recognize changes in loss development patterns. Under such circumstances, adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

  The adverse development in reserves associated with asbestos and environmental claims is the result of a detailed analysis completed in 1996 of loss and LAE reserves associated with asbestos and environmental liability claims. The reserving for asbestos and environmental claims has undergone change at both the Company and in the insurance industry in general. For environmental and asbestos liability claims, reserving methodology has been evolving into accepted industry practice in the recent past. The Company's actuaries were able to apply these methods to the Company's loss reserves in 1997 and 1996. To reserve for environmental claims, the Company currently utilizes a calendar year development technique known as aggregate loss development. This technique focuses on the aggregate losses paid as of a particular date and aggregate payment patterns associated with such claims. Several elements including remediation studies, remediation, defense, declaratory judgment and third party bodily injury claims were considered in estimating the costs and payment patterns of the environmental and toxic tort losses. Prior to the development of these techniques, there was a substantial range in the method of reserving for environmental and toxic tort liabilities. The methods employed by the Company prior to the review performed in 1996 included a review of aggregate loss and loss adjustment paid and case incurred data along with resulting "survival ratios" to establish IBNR for environmental and toxic tort claims. For asbestos claims, the Company had previously reserved costs to defend, and any indemnification payments anticipated on, claims for which it had received notice that it was a responsible party, plus a bulk factor applied to the estimated case reserves to provide for potential development of indemnification and defense cost related to such claims. In 1996, the Company performed a ground up analysis of asbestos loss reserves using an actuarially accepted modeling technique. Using historical information as a base and information obtained from a review of open claims files, assumptions were made about future claims activity in order to estimate ultimate losses. For each individual major account, projections were made regarding new plaintiffs per year, the number of years new claims will be reported, the average loss severity per plaintiff and the ratio of loss adjustment expense to loss. In many cases involving larger asbestos claims, the Company reserved up to the policy limits for the applicable loss coverage parts for the affected accounts. Policy terms and reinsurance treaties were applied in the modeling of future losses. Estimation of obligations for asbestos and environmental exposures continues to be more difficult than for other loss reserves because of several factors, including:
(i) evolving methodologies for the estimation of the liabilities; (ii) lack of reliable historical claim data; (iii) uncertainties with respect to insurance and reinsurance coverage related to these obligations; (iv) changing judicial interpretations and (v) changing government standards.

  The Company's asbestos-related loss reserves for the years ended December 31, 1997, 1996 and 1995 were as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                      1997      1996     1995
                                                     -------  --------  -------
Gross of reinsurance:
  Beginning reserves................................ $80,055  $ 27,611  $13,969
  Incurred losses and LAE...........................   2,435    62,854   22,482
  Calendar year payments for losses and LAE.........  (5,764)  (10,410)  (8,840)
                                                     -------  --------  -------
  Ending reserves................................... $76,726  $ 80,055  $27,611
                                                     =======  ========  =======
Net of reinsurance:
  Beginning reserves................................ $53,300  $ 23,443  $ 8,168
  Incurred losses and LAE...........................     (36)   39,427   21,826
  Calendar year payments for losses and LAE.........  (4,686)   (9,570)  (6,551)
                                                     -------  --------  -------
  Ending reserves................................... $48,578  $ 53,300  $23,443
                                                     =======  ========  =======

  The Company's environmental-related loss reserves for the years ended December 31, 1997, 1996 and 1995 were as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                      1997     1996     1995
                                                     -------  -------  -------
Gross of reinsurance:
  Beginning reserves................................ $35,626  $20,134  $20,952
  Incurred losses and LAE...........................   1,130   22,143    3,516
  Reserves acquired through purchase of Caliber One
   Indemnity Company(1).............................  13,060      --       --
  Calendar year payments for losses and LAE.........  (4,708)  (6,651)  (4,334)
                                                     -------  -------  -------
  Ending reserves................................... $45,108  $35,626  $20,134
                                                     =======  =======  =======
Net of reinsurance:
  Beginning reserves................................ $34,592  $20,134  $20,952
  Incurred losses and LAE...........................   1,068   21,109    3,516
  Calendar year payments for losses and LAE.........  (3,965)  (6,651)  (4,334)
                                                     -------  -------  -------
  Ending reserves................................... $31,695  $34,592  $20,134
                                                     =======  =======  =======

--------
(1) Such acquired reserves have been reinsured by an affiliate of the former parent. See "Caliber One."

  Of the total net asbestos reserves, $6.7 million, $6.8 million and $6.7 million related to established claims reserves at December 31, 1997, 1996 and 1995, respectively, and $41.9 million, $46.5 million and $16.7 million related to IBNR at December 31, 1997, 1996 and 1995, respectively. Of the total net environmental reserves, $11.2 million, $12.5 million and $10.3 million related to established claims reserves at December 31, 1997, 1996 and 1995, respectively, and $20.5 million, $22.1 million and $9.8 million related to IBNR at December 31, 1997, 1996 and 1995, respectively. All incurred asbestos and environmental losses were for accident years 1986 and prior.

  Management believes that the Property and Casualty Group's reserves for asbestos and environmental claims are appropriately established based upon known facts, existing case law and generally accepted actuarial methodologies. However, due to changing interpretations by courts involving coverage issues, the potential for changes in federal and state standards for clean-up and liability and other factors, the ultimate exposure to the Property and Casualty Group for these claims may vary significantly from the amounts currently recorded, resulting in a potential future adjustment in the claims reserves recorded. In addition, issues involving policy provisions, allocation of liability among participating insurers, proof of coverage and other factors make quantification of liabilities exceptionally difficult and subject to adjustment based upon newly available data.

  In 1996, Commercial Lines experienced reserve strengthening of $21.0 million compared to a reserve release of $11.6 million in 1995. The reserve strengthening in 1996 was principally due to a re-estimation of loss adjustment costs associated with general liability claims. Through 1991, the Property and Casualty Group's mix of general liability insurance policies were weighted towards the manufacturing classes of business. Subsequent to 1991, the Property and Casualty Group's mix of business became more heavily weighted towards the construction and contracting classes of business. These particular classes of business have experienced losses due to construction defects and similar matters that have taken longer to emerge than the classes of business previously written by the Property and Casualty Group. Defense costs associated with these claims have also exceeded the original estimate of the Property and Casualty Group's management, which was based on the patterns of indemnification payments associated with the earlier classes of business written. When this issue was discovered, the Property and Casualty Group factored the increased defense costs and the emergence pattern in determining a more appropriate reserve amount for loss handling costs. The release of reserves in 1995 was primarily due to favorable loss experience in commercial automobile business.

  Unpaid losses on workers' compensation claims for the Company were approximately $816.0 million and $1,012.0 million, net of discount of $460.2 million and $514.2 million, at December 31, 1997 and 1996, respectively. The approximate discount rate utilized was 5.0% at December 31, 1997 and 1996. In 1995, the Property and Casualty Group's domestic insurance subsidiaries changed the discount rate with respect to their workers' compensation unpaid losses from approximately 4% to 5% for SAP and GAAP purposes. This change was approved and is permitted by the Pennsylvania Insurance Department. The effect on losses incurred in 1995 was a reduction of $35.0 million. Loss reserves on other lines of business as well as reserves for LAE for all lines of business are not discounted.

  For the nine-month periods ended September 30, 1998 and 1997, respectively, accretion of discount amounted to $17.2 million and $35.0 million. As of September 30, 1998, the total discount was approximately $209.4 million, comprised as follows: the Pooled Companies, $114.7 million; MASCCO, $52.5 million, other Property and Casualty Group entities, $6.9 million and PMA Re, $35.3 million.

  PMA Re has reported net favorable development of unpaid losses and LAE of $23.3 million in 1997, $28.6 million in 1996 and $15.0 million in 1995 primarily for accident years 1993 and prior. Such favorable development is attributable to losses emerging at a lower rate than was anticipated (based upon historical loss development patterns) when the initial accident year reserves were established. While loss emergence patterns have been trending downward for the pre-1993 accident years, resulting in favorable loss reserve development, there can be no assurance that such trend will continue in the future.

  Immediately prior to and in conjunction with the acquisition of Caliber One Indemnity Company (see "Caliber One"), all of Caliber One Indemnity Company's acquired loss reserves were reinsured by an insurance affiliate of its former parent (the "Reserve Guarantee"). The Reserve Guarantee covers adverse development and uncollectible reinsurance in an amount equal to the stated amount of the reserves acquired, plus an additional $68.5 million. Upon the purchase of Caliber One Indemnity Company, management of the Company valued the amount of the Reserve Guarantee at approximately $5.0 million in excess of the stated acquired reserves. Management of the Company believes that the Reserve Guarantee will be adequate to cover any future adverse reserve development or uncollectible reinsurance on the acquired reserves. At December 31, 1997, $36.8 million was recoverable under the Reserve Guarantee, which is included in reinsurance receivables as of that date. The Company is accounting for the Reserve Guarantee in conformity with EITF Topic D-54, "Accounting by the Purchaser for a Seller's Guarantee of the Adequacy of Liabilities for Losses and Loss Adjustment Expenses of an Insurance Enterprise Acquired in a Purchase Business Combination," and accordingly, any future revisions to the estimates of the amount of underlying loss reserves and the amount recoverable under the Reserve Guarantee will be recognized in losses and loss adjustment expenses in the period in which the estimates are changed.

  At December 31, 1997, the Company's loss reserves were stated net of $59.9 million of salvage and subrogation, of which $50.8 million related to the Property and Casualty Group, which was comprised of $46.0 million related to workers' compensation and $4.8 million related to Commercial Lines. The anticipated salvage and subrogation was $9.1 million for PMA Re. Incurred salvage and subrogation (increased) reduced losses and LAE by ($18.5) million, ($0.6) million and $9.5 million in 1997, 1996 and 1995, respectively. The Company's policy with respect to estimating the amounts and realizability of salvage and subrogation is to develop accident year schedules of historic paid salvage and subrogation by line of business, which are then projected to an ultimate basis using actuarial projection techniques.

  The anticipated salvage and subrogation is the estimated ultimate salvage and subrogation less any amounts received by the Company. The realizability of anticipated salvage and subrogation is reflected in the historical data that is used to complete the projection, as historic paid data implicitly considers realization and collectibility.

RECENT DEVELOPMENTS

  PMA Re and the Property and Casualty Group posted favorable loss reserve development during the nine-month period ended September 30, 1998 of $12.5 million and $2.4 million ($2.3 million excluding Run-off Operations), respectively.

  PMA Re's favorable loss reserve development is attributable to losses emerging at a lesser rate than was expected when the reserves for the applicable accident years were established, resulting in downward revisions of loss reserve estimates.

  The favorable development of the Property and Casualty Group's loss reserves is primarily attributable to recently established programs to control medical costs further and reductions in LAE for workers' compensation. Medical costs have improved primarily due to the Property and Casualty Group's affiliation with a national preferred provider organization, which became effective January 1998. This affiliation has enabled the Property and Casualty Group to lower its cost in providing medical benefits to injured workers. Loss adjustment expenses have decreased primarily due to continued use of certain claims resolution practices. By using techniques such as managed care and commutations, the Property and Casualty Group has reduced the amount and number of outstanding claims and the amount of time that a claim remains open, which in turn has lowered costs associated with managing open claims.

COMPETITION

  The domestic property and casualty insurance and reinsurance industries are very competitive and consist of many companies, with no one company dominating the market. In addition, the degree and nature of competition varies from state to state for a variety of reasons, including the regulatory climate and other market participants in each state. In addition to competition from other insurance companies, the Property and Casualty Group and Caliber One compete with certain alternative market arrangements, such as captive insurers, risk- sharing pools and associations, risk retention groups, and self-insurance programs. PMA Re competes with other reinsurers in the brokered market as well as reinsurers that directly underwrite reinsurance business. Many of the Company's competitors are larger and have greater financial resources than the Company.

  The main factors upon which entities in the Company's markets compete are price, service, product capabilities and financial security. The Property and Casualty Group, PMA Re and Caliber One attempt to price their products in such a way that the prices charged to their clients are commensurate with the overall marketplace while still meeting return targets. Given the present soft pricing environment, competing solely on the basis of price has become increasingly difficult for the Property and Casualty Group and PMA Re, and both have had to reject risks submitted and non-renew certain accounts in recent years, as the market rates for such risks did not provide the opportunity to achieve what management considers to be an acceptable return.

  In terms of service, management maintains service standards to ensure that clients are satisfied with the products and services provided by the Company. Such standards have been designed to emphasize prompt turn-around time for underwriting submissions, access to information, claims handling and the quality of other services. Management periodically participates in surveys of intermediaries and clients to gain an understanding of the perceptions of the Company's service compared to its competitors.

  Management attempts to design products that meet the needs of clients in the Company's markets. In recent years, the Property and Casualty Group has developed products that reflect the evolving nature of the workers' compensation market. Specifically, management has increased its focus on rehabilitation and managed care to keep workers' compensation costs lower for the employers. In addition, the Property and Casualty Group has introduced and refined alternative market products, as well as unbundled risk management and claims administration services. See "The Property and Casualty Group." PMA Re has also expanded its product line in recent years to satisfy the needs of its client base. Products introduced by PMA Re in the last two years include facultative reinsurance, finite risk reinsurance and integrated capital management (which involves providing reinsurance as well as some type of direct investment in a ceding company). See "PMA Re." For Caliber One, it is management's intention to design products that meet the needs of new classes of business and that cover emerging risks. See "Caliber One." Management continues to review new product opportunities for the Property and Casualty Group, PMA Re and Caliber One.

  For many intermediaries and clients, financial security is measured by the ratings assigned by independent rating agencies. Therefore, management believes that the ratings assigned by independent rating agencies, particularly A.M. Best, are material to the Company's operations. A.M. Best has currently assigned an "A+" (Superior) rating to PMA Reinsurance Corporation, an "A-" (Excellent) rating to the Pooled Companies and an "A" (Excellent) to Caliber One Indemnity Company. In addition, Moody's has rated PMA Reinsurance Corporation A3 ("Good") and the Pooled Companies Baa2 ("Adequate"). The Company is also presently seeking ratings of its insurance subsidiaries from Standard & Poor's. The ratings from these rating agencies are generally based on an analysis of an insurance company's perceived financial strength and its ability to pay obligations to its policyholders and are not directed toward the protection of investors. No assurance can be given that PMA Reinsurance Corporation, the Pooled Companies and Caliber One Indemnity Company can maintain these ratings. In addition, there can be no assurance that ratings to be received from Standard & Poor's will not have a detrimental effect on the Company's competitive position.

EMPLOYEES

  As of September 30, 1998, the Company had 1,005 full-time employees. None of the employees of the Company is represented by a labor union and the Company is not a party to any collective bargaining agreements. The Company considers its employee relations to be good.

PROPERTIES

  The Company's headquarters are located in 78,000 square feet of leased space in Mellon Bank Center, Philadelphia, Pennsylvania. The Property and Casualty Group's headquarters are located in a four story, 110,000 square foot building in Blue Bell, Pennsylvania.

  Through various wholly owned subsidiaries, the Company also owns and occupies additional office facilities in three other locations and rents additional office space for its insurance operations in 15 other locations. The Company believes that such properties are suitable and adequate for its current business operations.

LEGAL PROCEEDINGS

  The Company's insurance subsidiaries are defendants in actions arising out of their insurance business and from time to time are involved in various governmental and administrative proceedings. These actions include lawsuits seeking coverage for alleged damages relating to exposure to asbestos and other toxic substances and environmental clean-up actions under federal and state law. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. See "Business--Loss Reserves" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          SUPERVISION AND REGULATION

GENERAL

  PMA Reinsurance Corporation is licensed or accredited to transact its reinsurance business in, and is subject to regulation and supervision by 50 states and the District of Columbia. The Pooled Companies are licensed to transact insurance business in, and are subject to regulation and supervision by 45 states and the District of Columbia. Caliber One Indemnity Company is licensed in one state and is approved as a surplus lines carrier in 38 states, Puerto Rico and the District of Columbia. The Company's insurance subsidiaries are authorized and regulated in all jurisdictions where they conduct insurance business. Inasmuch as PMA Reinsurance Corporation and the Pooled Companies are domiciled in Pennsylvania, however, the Pennsylvania Insurance Department exercises principal regulatory jurisdiction over them, and the Delaware Insurance Department exercises principal jurisdiction over Caliber One Indemnity Company. The extent of regulation by the states varies, but in general, most jurisdictions have laws and regulations governing standards of solvency, adequacy of reserves, reinsurance, capital adequacy and standards of business conduct. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related material and, for certain lines of insurance, including all lines of business written by the Pooled Companies, the approval of rates. Property and casualty reinsurers and excess and surplus lines carriers are generally not subject to filing or other regulatory requirements applicable to primary standard lines insurers with respect to rates, policy forms or contract wording. The form and content of statutory financial statements are regulated. State insurance departments in jurisdictions in which the Company's insurance subsidiaries do business also conduct periodic examinations of their respective operations and accounts and require the filing of annual and other reports relating to their financial condition.

  Approximately once every three to five years as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. The Pennsylvania Insurance Department last issued examinations reports for PMA Reinsurance Corporation and the Pooled Companies as of December 31, 1992, and the Delaware Department of Insurance last conducted an examination of Caliber One Indemnity Company as of December 31, 1996. No adjustments to previously filed statutory financial statements were required as a result of such examinations. In addition, there were no substantive qualitative matters indicated in the examination reports that had or are expected to have a material adverse impact on the operations of PMA Reinsurance Corporation, the Pooled Companies or Caliber One Indemnity Company. The Pennsylvania Insurance Department is currently conducting examinations of PMA Reinsurance Corporation and the Pooled Companies as of December 31, 1997. The Pennsylvania Insurance Department has raised no material issues in connection with the pending examination. In supervising and regulating insurance companies, including reinsurers, state insurance departments, charged primarily with protecting policyholders and the public rather than investors, enjoy broad authority and discretion in applying applicable insurance laws and regulations for the protection of policyholders and the public.

  Every state in which the Company's insurance subsidiaries are licensed administers a guaranty fund, which provides for assessments of licensed insurers for the protection of policyholders of insolvent insurance companies. There has been an increase in the number of insurance companies that are under supervision that has resulted in an increase in the amount of assessments to cover losses to policyholders of such companies. The Company's insurance subsidiaries have made accruals for their portion of assessments related to such insolvencies based upon the most current information furnished by the guaranty associations. During the five years ended December 31, 1997 and the nine months ended September 30, 1998, the amount of such insolvency assessments paid by the Company's insurance subsidiaries has not been material. Management cannot reasonably predict the amount of future assessments, if any.

  Recently, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation which changes, and in many cases increases, the state's authority to regulate insurance companies. Although legislation has been under consideration for several years in Congress, which, if enacted, would result in the federal government assuming some role in the regulation of insurance companies, management does not expect the current Congress to enact federal insurance regulation. The NAIC, in conjunction with the state regulators, has been reviewing existing insurance laws and regulations. The NAIC recently approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. Through the NAIC accreditation program, these recommendations for state legislation have taken an increased significance. Two such initiatives that have been adopted by the NAIC are risk- based capital standards ("RBC") and a model investment law.

INSURANCE HOLDING COMPANY REGULATION

  The Company and its insurance subsidiaries are subject to regulation pursuant to the insurance holding company laws of Pennsylvania and Delaware. These state insurance holding company laws generally require an insurance holding company and insurers and reinsurers that are members of such insurance holding company's system to register with the state regulatory authorities, to file with those authorities certain reports disclosing information including their capital structure, ownership, management, financial condition, certain intercompany transactions including material transfers of assets and intercompany business agreements, and to report material changes in such information. Such laws also require that intercompany transactions be fair and reasonable and that an insurer's surplus as regards policyholders following any dividends or distributions to shareholder affiliates be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs.

  Under Pennsylvania and Delaware law, no person may acquire, directly or indirectly, a controlling interest in the capital stock of the Company unless such person, corporation or other entity has obtained prior approval from the Commissioner(s) for such acquisition of control. Pursuant to Pennsylvania and Delaware law, any person acquiring, controlling or holding with the power to vote, directly or indirectly, ten percent or more of the voting securities of an insurance company, is presumed to have "control" of such company. This presumption may be rebutted by a showing that control does not exist in fact. The respective Commissioner(s), however, may find that "control" exists in circumstances in which a person owns or controls a smaller amount of voting securities. To obtain approval from the Commissioner(s) of any acquisition of control of an insurance company, the proposed acquirer must file with the Commissioner(s) an application containing information regarding the identity and background of the acquirer and its affiliates, the nature, source and amount of funds to be used to effect the acquisition, the financial statements of the acquirer and its affiliates, any potential plans for disposition of the securities or business of the insurer, the number and type of securities to be acquired, any contracts with respect to the securities to be acquired, any agreements with broker-dealers and other matters.

  Other jurisdictions in which the Company's insurance subsidiaries are licensed to transact business may have requirements for prior approval of any acquisition of control of an insurance or reinsurance company licensed or authorized to transact business in such jurisdictions. Additional requirements in such jurisdictions may include re-licensing or subsequent approval for renewal of existing licenses upon an acquisition of control. As further described below, laws also govern the holding company structure payment of dividends by the Company's insurance subsidiaries to the Company.

RESTRICTIONS ON SUBSIDIARIES' DIVIDENDS AND OTHER PAYMENTS

  PMA Capital is an insurance holding company whose assets consist principally of all of the outstanding common stock of its insurance subsidiaries. PMA Capital's ongoing ability to pay dividends to its shareholders and meet its other obligations, including operating expenses and any principal and interest on debt (including the Junior Subordinated Debentures), is primarily dependent on the receipt of sufficient funds from its insurance subsidiaries in the form of dividends, net payments under a tax-sharing agreement between PMA Capital and its subsidiaries and loans. The payment of dividends by PMA Capital's subsidiaries to PMA Capital is regulated under the insurance laws of Pennsylvania and Delaware (such laws are substantially similar). In addition, to the extent tax-sharing payments and loans exceed certain threshold amounts, notice to and non-disapproval by the Pennsylvania Insurance Commissioner would be required. Under Pennsylvania law, PMA Capital's Pennsylvania-domiciled subsidiaries (PMA Reinsurance Corporation and the Pooled Companies) may pay dividends only from unassigned surplus and future earnings arising from their businesses and must receive prior approval of the Pennsylvania Insurance Commissioner to pay a dividend if such dividend would exceed certain statutory limitations. The current statutory limitation is the greater of (i) of 10% of the insurer's policyholders' surplus, as shown on its last annual statement on file with the Pennsylvania Insurance Commissioner or (ii) the insurer's statutory net income for the previous calendar year. Pennsylvania law gives the Pennsylvania Insurance Commissioner broad discretion to disapprove requests for dividends in excess of these limits. Based upon this limitation and the 1997 statutory results of PMA Reinsurance Corporation and the Pooled Companies, PMA Reinsurance Corporation and the Pooled Companies have the legal capacity to pay $48.7 million in dividends in the aggregate to PMA Capital in 1998 without obtaining the approval of the Pennsylvania Insurance Commissioner. For the year ended December 31, 1998, $35.5 million of dividends have been declared and paid. Pennsylvania law also provides that following the payment of any dividend, the insurer's policyholders' surplus must be reasonable in relation to its outstanding liabilities and adequate for its financial needs, and permits the Pennsylvania Insurance Commissioner to bring an action to rescind a dividend which violates these standards.

  Caliber One Indemnity Company is a Delaware-domiciled insurance subsidiary of PMA Reinsurance Corporation. As a subsidiary of PMA Reinsurance Corporation, Caliber One Indemnity Company's dividends are not directly available to PMA Capital. As noted above, the Delaware insurance law provisions restricting dividends by insurers are substantially similar to such provisions under Pennsylvania insurance laws. During 1998, Caliber One Indemnity Company may pay up to $2.5 million of dividends to PMA Reinsurance Corporation without the prior approval of the Delaware Insurance Commissioner. During 1998, no dividends have been declared or paid by Caliber One Indemnity Company.

  In the event that the ability of either the Pooled Companies or PMA Reinsurance Corporation to pay dividends or make other payments to PMA Capital in the future is reduced or eliminated, PMA Capital's ability to pay principal and interest on and redeem the Junior Subordinated Debentures could be materially and adversely affected, depending upon the extent of such reduction. The Pennsylvania Insurance Commissioner could use his or her broad discretionary authority to seek to require PMA Capital to apply payments received from one insurance subsidiary for the benefit of another insurance subsidiary of PMA Capital.

  In addition to regulatory restrictions on dividends, the Company's Revolving Credit Facility also impose restrictions on the ability of the Company's insurance subsidiaries to pay dividends. Under these restrictions, the statutory surplus of PMA Capital's insurance subsidiaries (as measured each calendar quarter) must not be less than $450 million and such subsidiaries must annually maintain certain minimum ratios of adjusted surplus to risk-based capital (300% for PMA Reinsurance Corporation and 230% for the Pooled Companies in 1998, increasing to 240% thereafter). As of September 30, 1998, the Company's insurance subsidiaries reported combined statutory surplus of

$565.5 million, and, as of December 31, 1997, PMA Reinsurance Corporation's risk-based capital ratio was 355% and the Pooled Companies' ratios ranged from 293% to 324%.

RISK-BASED CAPITAL

  The NAIC has adopted risk-based capital requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, asset and liability matching, loss reserve adequacy and other business factors.

  Under RBC requirements, regulatory compliance is determined by the ratio of a Company's total adjusted capital, as defined by the NAIC, to its authorized control level, also as defined by the NAIC. Companies below prescribed trigger points in terms of such ratio are classified as follows:

     Company action level.................................................. 200%
     Regulatory action level............................................... 150%
     Authorized control level.............................................. 100%
     Mandatory control level...............................................  70%

  At December 31, 1997, the ratios of the Pooled Companies ranged from 293% to 324%, PMA Reinsurance Corporation's ratio was 355% and Caliber One Indemnity Company's ratio was 1,922%. As a result, the RBC requirements are not expected to have an adverse impact on the operations, financial condition or operating results of the Company's insurance subsidiaries.

  RBC requirements for property and casualty insurance companies allow a discount for workers' compensation reserves to be included in the adjusted surplus calculation. However, the calculation for RBC requires the phase-out of non-tabular reserve discount previously taken for workers' compensation reserves by 1998. As a result, this phase-out negatively impacts the RBC ratios of companies that write workers' compensation insurance and discount such reserves on a non-tabular basis to companies that write other types of property and casualty insurance. Management believes that the Pooled Companies will be able to maintain their RBC in excess of regulatory requirements through prudent underwriting and claims handling, investing and capital management. However, no assurances can be given that developments affecting the Property and Casualty Group, many of which could be outside of management's control, including but not limited to changes in the regulatory environment, economic conditions and competitive conditions in the jurisdictions in which the Property and Casualty Group writes business, will cause the Pooled Companies' RBC to fall below required levels resulting in a corresponding regulatory response.

IRIS RATIOS

  One method utilized by state insurance regulators to monitor the solvency of insurers are twelve financial ratios (the "IRIS ratios") developed by the NAIC. The IRIS ratios were developed by insurance regulators, in conjunction with other regulatory and financial monitoring systems (such as risk-based capital), to provide an early warning system for determining whether an insurer is experiencing financial difficulties. The general categories of IRIS ratios are operating leverage and growth, liquidity, surplus/surplus quality, historical profitability and loss reserves. The ratios are formula-driven based upon line items in an insurer's annual statement provided to state insurance regulators, and each ratio has a guideline which stipulates the range of reported values considered to be normal. Such guideline ranges are the same for all companies. Generally, if a company reports four of more ratios outside of the normal ranges (i.e., "unusual values"), it prompts additional inquiries from state insurance regulators.

  In 1997 and 1996, the Pooled Companies and MASCCO reported unusual values in certain IRIS ratios primarily resulting from the reserve strengthening and restructuring charges recorded during

1996 and the establishment of the Run-off Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In 1997, the Pooled Companies reported unusual values for three of the twelve IRIS ratios: the Two-year Overall Operating Ratio, its Two-year Reserve Development to Surplus Ratio and Estimated Current Reserve Deficiency to Surplus Ratio. During 1996, the Pooled Companies reported unusual values in five IRIS ratios, which included the One-year Reserve Development to Surplus Ratio and Change in Surplus Ratio in addition to the IRIS ratios for which the Pooled Companies reported unusual values in 1997.

  The Two-year Overall Operating Ratio is the sum of a company's two-year loss ratio and two-year expense ratio (underwriting expenses divided by net premiums written) offset by its two-year investment income ratio (net investment income divided by net premiums earned). The Pooled Companies' results for the Two-year Overall Operating Ratio ranged from 123% to 130% at December 31, 1997, compared to the guideline ratio of 100%. These unusual values resulted from the reserve strengthening and restructuring charges recorded during 1996.

  The Two-year Reserve Development to Surplus Ratio, which is the average of the prior two years' development of loss reserves divided by surplus, ranged from 20% to 21% for the Pooled Companies at December 31, 1997 or slightly in excess of the guideline ratio of 20%. These unusual values resulted from the aforementioned reserve strengthening which occurred during 1996.

  The Estimated Current Reserve Deficiency to Surplus Ratio is the difference between a formula driven estimate of loss reserves (which is based on paid losses compared to earned premiums and is not an actuarial calculation) and the reserves carried on the financial statements, divided by surplus. The Pooled Companies' ratios ranged from 50% to 64% at December 31, 1997 compared to a guideline ratio range of 25%. These unusual values resulted from the commutation program initiated by the Pooled Companies in 1997, which accelerated loss payments in 1997 compared to earned premiums in prior years.

  In 1996, in addition to reporting unusual values for the above three IRIS ratios, the Pooled Companies had unusual values for two additional IRIS ratios, Change in Surplus Ratio (the difference in surplus between the current and prior year divided by the prior year's surplus) and One-year Reserve Development to Surplus Ratio (one-year loss reserve development divided by surplus), due to the reserve strengthening and restructuring charges recorded in 1996.

  In 1997 and 1996, MASCCO reported unusual values for three of the twelve IRIS ratios. The Two-year Overall Operating Ratio and Change in Surplus Ratio reflected unusual values for both years. MASCCO's Two-year Overall Operating Ratio was 159% and 117% for 1997 and 1996, respectively, compared to a guideline ratio of 100%, and MASCCO's Change in Surplus Ratio was -13% and 132% for 1997 and 1996, respectively, compared to a guideline range of -10% to 50%. These unusual values were the result of an intercompany reinsurance agreement which was consummated at the end of 1996 relating to the establishment of the Run-off Operations. During 1997, the ratio for Change in Net Writings was -99% compared to a guideline ratio of -33% resulting from the discontinuance of premium writings in MASCCO at December 31, 1996.

  During 1996, Investment Yield for MASCCO was lower than the guideline range due to a large increase in investments in December of 1996 that resulted from an intercompany transfer of investments and loss reserves related to the aforementioned intercompany reinsurance agreement.

  The reporting of the above unusual values did not result in any significant unresolved issues with insurance regulators.

                                  MANAGEMENT

  The executive officers and directors of the Company are as follows:

  NAME                        AGE                    POSITION
  ----                        ---                    --------
Frederick W. Anton III.......  64 Chairman of the Board
John W. Smithson.............  52 President and Chief Executive Officer
Francis W. McDonnell.........  42 Senior Vice President, Chief Financial
                                   Officer and Treasurer
Vincent T. Donnelly..........  46 President and Chief Operating Officer--The
                                   Property and Casualty Group
Stephen G. Tirney............  45 President and Chief Operating Officer--PMA Re
Ronald S. Austin.............  41 President and Chief Operating Officer--
                                   Caliber One
Paul I. Detwiler, Jr.........  65 Director
Joseph H. Foster.............  70 Director
Anne S. Genter...............  63 Director
James F. Malone III..........  55 Director
A. John May..................  70 Director
Louis N. McCarter III........  69 Director
John W. Miller, Jr., M.D.....  64 Director
Edward H. Owlett.............  71 Director
Louis I. Pollock.............  68 Director
Roderic H. Ross..............  68 Director
L.J. Rowell, Jr..............  66 Director

  Frederick W. Anton III has served as Chairman of the Board since 1995 and as a director of the Company since 1972. Mr. Anton's current term as a director of the Company expires in 2000. Mr. Anton served as Chairman of the Board and Chief Executive Officer from 1995 to May 1997, as President and Chief Executive Officer from 1981 to 1995, as President of The Property and Casualty Group from 1972 to 1989 and as Secretary and General Counsel of PMAIC from 1962 to 1972.

  John W. Smithson has served as President and Chief Executive Officer of the Company since May 1997, and as a director of the Company since 1987. Mr. Smithson's current term as a director of the Company expires in 1999. Mr. Smithson has served as President and Chief Operating Officer of the Company from 1995 to May 1997, as Chairman, President and Chief Executive Officer of PMA Re from 1984 to 1997 and as Chairman, President and Chief Executive Officer of the Property and Casualty Group from April 1995 to 1997, and was employed by PMAIC from 1972 to 1984. Mr. Smithson is a designated Chartered Property-Casualty Underwriter.

  Francis W. McDonnell has served as Senior Vice President and Chief Financial Officer of the Company since 1995 and as Treasurer since 1997, and has served as Senior Vice President and Chief Financial Officer of PMA Re since 1995. From 1993 to 1995, Mr. McDonnell served as Vice President Finance of PMA Re. Prior to joining PMA Re in 1993, Mr. McDonnell served in various controllership positions with Reliance Insurance Company from 1985 to 1993. Mr. McDonnell is a certified public accountant and a designated Chartered Property-Casualty Underwriter.

  Vincent T. Donnelly has served as President and Chief Operating Officer of the Property and Casualty Group since February 1997. Mr. Donnelly served as Senior Vice President--Finance and Chief Actuary of the Property and Casualty Group from 1992 to 1997. Prior to joining the Property and Casualty Group, Mr. Donnelly served as Vice President and Actuary of Continental Insurance Company from 1987 to 1992 and as Actuary of American International Group, a property and casualty insurance company, from 1978 to 1987. Mr. Donnelly is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

  Stephen G. Tirney has served as President and Chief Operating Officer of PMA Re since 1997. Mr. Tirney served as Executive Vice President of PMA Re from 1993 to 1997, as Senior Vice President of PMA Re from 1989 to 1993 and has been an employee of PMA Re since 1976.

  Ronald S. Austin was hired in 1997 as the President and Chief Operating Officer of Caliber One. From 1988 to 1997, Mr. Austin served as an officer and director of General Star Management Company, a member of the General Reinsurance Group.

  Paul I. Detwiler, Jr., a director since 1984, has served as Chairman of the Board of New Enterprise Stone & Lime Co., a quarrying and construction company, since 1990. Mr. Detwiler's current term as a director of the Company expires in 1999. Mr. Detwiler is also a director of Keystone Financial, Inc.

  Joseph H. Foster, a director since 1982, has been a partner of White & Williams, a law firm, since 1958. Mr. Foster's current term as a director of the Company expires in 2000.

  Anne S. Genter, a director since 1991, has served as President of Anne S. Genter Interior Design, an interior design company, since 1975. Ms. Genter's current term as a director of the Company expires in 1999.

  James F. Malone III, a director since 1974, has been a partner of Malone, Larchuk & Middleman, P.C., a law firm, since 1997 and from 1980 to 1997 was a partner of Dickie, McCamey & Chilcote, P.C., a law firm. Mr. Malone's current term as a director of the Company expires in 2000.

  A. John May, a director since 1977, has been a partner of Duane, Morris & Heckscher LLP, a law firm, since 1963. Mr. May's current term as a director of the Company expires in 1999.

  Louis N. McCarter III a director since 1975, has been President of the McCarter Corp., a manufacturer of specialized mixing machinery, since 1954. Mr. McCarter's current term as a director of the Company expires in 2001.

  John W. Miller, Jr., M.D., a director since 1988, has been a physician and has served as President of Ear, Nose and Throat Associates of Lancaster since 1970. Dr. Miller's current term as a director of the Company expires in 2001.

  Edward H. Owlett, a director since 1964, has been a partner of Owlett, Lewis & Ginn, P.C., a law firm, since 1981. From 1960 to 1981, Mr. Owlett served as a partner of Cox, Wilcox, Owlett & Lewis, a law firm. Mr. Owlett's current term as a director of the Company expires in 2001. Mr. Owlett is also a director of Citizens and Northern Corporation.

  Louis I. Pollock, a director since 1984, has served as President and Chief Executive Officer of Morris Coupling Company, a manufacturer of pipe and tubing, since 1957. Mr. Pollock's current term as a director of the Company expires in 2001.

  Roderic H. Ross, a director since 1981, has served as Chairman of the Board and Chief Executive Officer of Keystone State Life Insurance Company since 1985. Prior to 1985, Mr. Ross held various positions at Philadelphia Life Insurance Company and was an employee of Philadelphia Life Insurance Company from 1970 to 1984. Mr. Ross' current term as a director of the Company expires in 1999. Mr. Ross is also a director of Hunt Manufacturing Co. and PNC Bank Corp.

  L. J. Rowell, Jr., a director since 1992, was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1992 until his retirement in July 1996. Prior to 1992, Mr. Rowell held various positions at Provident Mutual and was an employee of Provident Mutual from 1980 until July 1996. Mr. Rowell's current term as a director of the Company expires in 2000.

  The Board of Directors of the Company is divided into three classes, and the directors of each class are elected for a term of three years and until their successors are elected and qualified or until their earlier death, resignation or removal. Prior to each election of a class of directors, the Board of Directors must fix the size of that class of directors at a minimum of four and a maximum of eight directors. Every director must be a shareholder of the Company. No person may be considered as a candidate, and no votes may be counted for any person, unless written notice of such person's nomination or candidacy has been filed with the Secretary of the Company not less than 60 days prior to the date of election; provided, however, that nominees selected by the then existing Board of Directors or nominating committee appointed by the Board of Directors may be candidates and voted for without such notice.

                     DESCRIPTION OF THE CAPITAL SECURITIES

  The trust agreement between PMA Capital as Depositor and The Bank of New York (Delaware), as Delaware Trustee, authorized and created the Issuer. The Amended and Restated Trust Agreement among PMA Capital as Depositor, The Bank of New York (Delaware) as Delaware Trustee and The Bank of New York as Property Trustee and the Administrative Trustees named therein is referred to herein as the "Trust Agreement". The Trust Agreement will be qualified under the Trust Indenture Act. The Property Trustee, The Bank of New York, will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The Capital Securities and the Common Securities (together, the "Trust Securities") will be issued by the Administrative Trustees on behalf of the Issuer pursuant to the terms of the Trust Agreement. The Capital Securities represent undivided beneficial interests in the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The following statements relating to the provisions of the Trust Agreement summarize the material provisions of the Trust Agreement. Reference is made to the provisions of the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act for a more complete description of the provisions summarized herein, and each such statement shall be deemed qualified in its entirety by such reference. Wherever particular sections of the Trust Agreement are referred to, such sections are incorporated herein by reference. Section references used herein are references to provisions of the Trust Agreement, unless otherwise noted.

GENERAL

  The Issuer is a Delaware statutory business trust. PMA Capital, the Depositor, will own, directly or indirectly, all of the outstanding Common Securities of the Trust. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Capital Securities except as described under "--Subordination of Common Securities." (Section 4.03.) The Junior Subordinated Debentures will be owned by the Property Trustee and held in trust for the benefit of the Trust and the holders of the Trust Securities. (Section 2.09.) Pursuant to the Guarantee, PMA Capital fully and unconditionally guarantees the payment of distributions (as defined below) and amounts payable on redemption of the Capital Securities or liquidation of the Issuer, but does not guarantee such payments when the Issuer does not have funds available to pay such amounts.

THE TRUSTEES

  Pursuant to the Trust Agreement, the number of the Issuer's trustees (the "Trustees") initially will be four. (Section 8.17.) In addition to the Property Trustee, the Issuer initially will have three Administrative Trustees who will be officers or employees of, or otherwise affiliated with PMA Capital. The Administrative Trustees are authorized and directed to conduct the affairs of the Issuer and to operate the Issuer such that the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail or cease to qualify as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of PMA Capital for United States federal income tax purposes. In this connection, PMA Capital and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that each of PMA Capital and the Administrative Trustees determines in its discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect, in any material respect, the interests of the holders of the Capital Securities. (Section 2.07(d).)

  Subject to the specific authority and duties of the Property Trustee, the Trust Agreement provides the Administrative Trustees with exclusive and complete authority to operate and carry out the purposes of the Issuer. As among the Trustees, the Administrative Trustees have the power, duty and authority to act on behalf of the Issuer with respect to (A) the issuance and sale of the Trust Securities, (B) to cause the Issuer to enter into, and to execute, deliver and perform on behalf of the Issuer, certain agreements necessary or desirable in connection with the purposes and function of the Trust, (C) assisting in any registration of the Capital Securities under the Securities Act and under state securities or blue sky laws, and the qualification of the Trust Agreement under the Trust Indenture Act, (D) assisting in any quotation or listing of the Capital Securities upon the Nasdaq National Market or such securities exchange or exchanges as determined by PMA Capital and the registration of the Capital Securities under the Securities Exchange Act, and the preparation and filing of all periodic and other reports and other documents pursuant to the foregoing, (E) the sending of notices (other than notices of default) and other information regarding the Trust Securities and the Junior Subordinated Debentures to the holders of Trust Securities, (F) the consent to the appointment of certain agents in accordance with the Trust Agreement and (G) certain other functions relating to the registration of stock transfers, the winding up and liquidation of the Issuer and the execution of documents and actions incidental to the foregoing. As set forth in greater detail below, the Property Trustee has the power, duty and authority to act on behalf of the Issuer with respect to (A) establishment of a payment account, (B) the receipt of the Junior Subordinated Debentures,
(C) the collection and distribution of amounts due under the Junior Subordinated Debentures, (D) the exercise of all of the rights, powers and privileges of a holder of the Junior Subordinated Debentures, (E) the sending of notices of default and other information regarding the Trust Securities and the Junior Subordinated Debentures to the holders of the Trust Securities, (F) the distribution of the Trust Property in accordance with the Trust Agreement and certain other functions relating to the winding up and liquidation of the Issuer and the protection and conservation of the Trust Property after an Event of Default (as defined below). (Section 2.07(a).)

  The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and pursuant to the Trust Indenture Act and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 8.01(a) and (c).) If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Capital Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by PMA Capital and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct. (Section 8.03.)

DISTRIBUTIONS

  The Capital Securities represent undivided beneficial interests in the assets of the Issuer, and the distributions on each Capital Security will be payable at a rate per annum of % of the stated amount of $1,000 per Capital Security (the "Liquidation Amount"). The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Section 4.01(a).) See "Description of the Junior Subordinated Debentures--Interest" and "Description of the Junior Subordinated Debentures-- Option to Extend Interest Payment Period."

  Distributions on the Capital Securities will be cumulative, will accumulate from the date of original issuance and will be payable semi-annual in arrears,
on      and      of each year, commencing       , 1999 (each a "Distribution
Date"). In the event that any date on which distributions are otherwise payable on the Capital Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any additional distribution or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. "Business Day" means any day other than a Saturday or Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the principal office of the Property Trustee or Debenture Trustee (as defined below) is closed for business. (Section 4.01(a).)

  PMA Capital has the right under the Indenture pursuant to which it will issue the Junior Subordinated Debentures, so long as no Event of Default under the Indenture (also referred to herein as a "Debenture Event of Default" and defined below, see "Description of the Junior Subordinated Debentures-- Debenture Events of Default and Consequent Rights of Certain Holders") has occurred and is continuing, to defer the payment of interest at any time and from time to time on the Junior Subordinated Debentures for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond 2028, the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, the Issuer will defer semi-annual distributions on the Capital Securities during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional distributions thereon at a rate per annum of % thereof, compounded semi-annually from the relevant payment date for such distributions. The term, "distributions" as used herein shall include any such additional distributions. In the event that PMA Capital exercises this right, during such Extension Period PMA Capital may not, and shall cause any subsidiary of PMA Capital not to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of PMA Capital's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of PMA Capital that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by PMA Capital of the debt securities of any subsidiary of PMA Capital that by their terms rank pari passu or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in Common Stock or Class A Common Stock of PMA Capital, (b) payments under the Guarantee, and (c) purchases of Common Stock or Class A Common Stock of PMA Capital related to the issuance of Common Stock or Class A Common Stock of PMA Capital under any of PMA Capital's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, PMA Capital may further extend the interest payment period, provided that no Extension Period together may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then accrued and unpaid (together with interest thereon at the rate of % per annum compounded semi-annually to the extent permitted by applicable law), PMA Capital may elect to begin a new Extension Period. There is no limitation on the number of times that PMA Capital may elect to begin an Extension Period. See "Description of the Junior

Subordinated Debentures--Interest" and "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

  It is anticipated that the income of the Issuer available for distribution to the holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer will invest the proceeds from the issuance and sale of the Capital Securities and the Common Securities. See "Description of the Junior Subordinated Debentures." If PMA Capital does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay distributions on the Capital Securities. The payment of distributions (if and to the extent the Issuer has funds legally available for the payment of such distributions and cash sufficient to make such payment therefor at such time) is guaranteed by PMA Capital as set forth herein under "Description of the Guarantee."

  Distributions on the Capital Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the Capital Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry-Only Issuance--The Depository Trust Company" below. In the event the Capital Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date. (Section 4.01(b).)

REDEMPTION

 MANDATORY REDEMPTION

  Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures at Stated Maturity or upon earlier redemption as provided in the Indenture (each, a "Redemption Date"), the proceeds from such repayment or redemption shall be applied by the Trustee to redeem a Like Amount of Capital Securities, upon not less than 30 nor more than 60 days' notice. See "Description of the Junior Subordinated Debentures--Optional Redemption." "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed. If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a redemption date then the proceeds from such repayment or redemption shall be allocated to the redemption pro-rata of the Capital Securities and the Common Securities. The amount of the premium, if any, paid by PMA Capital upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities (Section 4.02).

  PMA Capital has the right to redeem the Junior Subordinated Debentures (i)
on or after      , 2009, in whole at any time or in part from time to time, subject to the conditions described under "Description of Junior Subordinated
Debentures--Optional Redemption", or (ii) at any time prior to       , 2009,
in whole but not in part, within 90 days following the occurrence of a Tax Event or an Investment Company Event (each, as defined below, a "Special Event") and subject to the further conditions described under "Description of the Junior Subordinated Debentures--Optional Redemption."

  The Redemption Price, in the case of a redemption under (i) above (which includes redemption at Stated Maturity), shall equal the following prices expressed in percentages of the Liquidation Amount together with accrued distributions to but excluding the Redemption Date. If
redeemed during the 12- month period beginning           1:

     YEAR                                                       REDEMPTION PRICE
     ----                                                       ----------------
     2009......................................................    10x.xxxx%
     2010......................................................    10x.xxxx%
     2011......................................................    10x.xxxx%
     2012......................................................    10x.xxxx%
     2013......................................................    10x.xxxx%
     2014......................................................    10x.xxxx%
     2015......................................................    10x.xxxx%
     2016......................................................    10x.xxxx%
     2017......................................................    10x.xxxx%
     2018......................................................    10x.xxxx%

and 100% on and after        1, 2019.

 SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  If prior to        , 2009 a Special Event shall occur and be continuing, PMA
Capital has the right within 90 days following the occurrence of such Special Event to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Capital Securities and Common Securities in whole (but not in part) at the Redemption Price set forth below. If a Special Event were to occur, there can be no assurance that PMA Capital would have sufficient funds to effectuate an optional redemption of the Junior Subordinated Debentures and pay the Redemption Price. PMA Capital's ability to exercise its option to redeem the Junior Subordinated Debentures may be limited by the terms of its then-existing borrowing and other agreements. At any time, PMA Capital has the right to terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause a Like Amount (defined above) of the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer (after which such Capital Securities and Common Securities will no longer be deemed to be outstanding). If PMA Capital does not elect either option described above, the Capital Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures. "Additional Sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Issuer on the outstanding Capital Securities and Common Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event.

  "Investment Company Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Junior Subordinated Debentures. PMA Capital has the right, within 90 days following the occurrence of an Investment Company Event, to redeem the Junior Subordinated Debentures in whole (but not in part).

  "Tax Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement (including any private letter ruling, technical advice memorandum or field service advice) or regulatory procedure ("an Administrative Action") or judicial determination, regardless of whether such judicial decision or Administrative Action is issued to or in connection with a proceeding involving PMA Capital or the Issuer and whether or not subject to review or appeal, which amendment, clarification, change, Administrative Action or decision is enacted, promulgated or announced, in each case, on or after the date of issuance of the Junior Subordinated Debentures, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by PMA Capital on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by PMA Capital, in whole or in part, for United States federal income tax purposes or (iii) the Issuer is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. PMA Capital has the right, within 90 days following the occurrence of a Tax Event, to redeem the Junior Subordinated Debentures in whole (but not in part).

  The Redemption Price, in the case of a redemption following a Special Event
prior to      1, 2009 (as described above) shall equal for each Capital
Security, the Make-Whole Amount for a corresponding $1,000 principal amount of Junior Subordinated Debentures together with accrued distributions to but excluding the Redemption Date. The "Make-Whole Amount" shall be equal to the greater of (i) 100% of the principal amount of such Junior Subordinated Debentures or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the principal amount and premium payable as part of the Redemption Price with respect to an optional redemption of such Junior
Subordinated Debentures on       1, 2009, together with scheduled payments of
interest from the Redemption Date to       1, 2009 (the "Remaining Life"), in
each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate (as defined below).

  "Adjusted Treasury Rate" means, with respect to any Redemption Date, the Treasury Rate (as defined below) plus (i) % if such Redemption Date occurs on
or before       1, 2000 or (ii)  % if such Redemption Date occurs after
1, 2000.

  "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

  "Comparable Treasury Issue" means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is
within a period from three months before to three months after        1, 2009,
the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

  "Quotation Agent" means Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), PMA Capital shall substitute therefor another Primary Treasury Dealer.

  "Reference Treasury Dealer" means (i) the Quotation Agent and (ii) any other Primary Treasury Dealer selected by the Debenture Trustee after consultation with PMA Capital.

  "Comparable Treasury Price" means (A) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Debenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Debenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case, as a percentage of its principal amount) quoted in writing to the Debenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

  With certain limited exceptions, after the liquidation date fixed for any distribution of Junior Subordinated Debentures to holders of Capital Securities (the "Liquidation Date") (i) the Capital Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, (iii) any certificates representing Capital Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Capital Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such Capital Securities until such certificates are surrendered and (iv) all rights of the holders of Capital Securities will cease, except the right of such holders to receive Junior Subordinated Debentures upon surrender of the certificates representing Capital Securities. (Section 9.04(c).)

  There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a termination and liquidation of the Issuer were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive upon termination and liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

REDEMPTION PROCEDURES

  Capital Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price stated above with the proceeds from the contemporaneous redemption of Junior Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer has funds available for the payment of such Redemption Price. (Section 4.02(c).) See also "--Subordination of Common Securities."

  If the Property Trustee gives a notice of redemption in respect of Capital Securities, then, by 12:00 noon, New York time, on the Redemption Date, to the extent that funds are available, the Property

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


Trustee will, so long as the Capital Securities are in book-entry-only form, irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See "--Book-Entry-Only Issuance--The Depository Trust Company." If the Capital Securities are no longer in book-entry-only form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates representing Capital Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Capital Securities called for redemption shall be payable to the holders of such Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the Redemption Date, all rights of holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, including any distributions payable in respect of the Capital Securities on or prior to the Redemption Date but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment shall be made on the immediately preceding Business Day in each case, with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of any Capital Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by PMA Capital pursuant to the Guarantee described under "Description of the Guarantee," distributions on such Capital Securities will continue to accumulate, at the then applicable rate, from the original Redemption Date to the date of payment, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. (Section 4.02(d).)

  Payment of the Redemption Price on the Capital Securities and distribution of Junior Subordinated Debentures to holders of Capital Securities shall be made to the record holders thereof as they appear on the register for the Capital Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or Liquidation Date, as applicable; provided, however, that in the event that the Capital Securities do not remain in book- entry-only form, the relevant record date shall be the date 15 days prior to the Redemption Date or Liquidation Date, as applicable. (Section 4.02(e).)

  If less than all the outstanding Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of Trust Securities to be redeemed shall be allocated pro rata among the Common Securities and the Capital Securities according to their relative aggregate Liquidation Amounts. The particular Capital Securities to be redeemed shall be selected on a pro rata basis (based upon Liquidation Amounts) not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Capital Securities not previously called for redemption, by such method (including, without limitation, by lot) as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of the Liquidation Amount of Capital Securities of a denomination larger than $1,000. See "--Book-Entry Only Issuance--The Depository Trust Company." The Property Trustee shall promptly notify the Securities Registrar in writing of the Capital Securities selected for redemption and, in the case of any Capital Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Securities redeemed or to be redeemed only in part, to the portion of the Liquidation Amount of Capital Securities which has been or is to be redeemed. The Bank of New York is the initial Securities Registrar. (Sections 4.02(f) and 5.04.)

  Subject to applicable law (including, without limitation, United States federal securities law), PMA Capital or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

  Payment of distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Trust Securities; provided, however, that if on any Distribution Date, Redemption Date or Liquidation Date any Event of Default (as defined below, see "--Events of Default; Notice") under the Trust Agreement resulting from a Debenture Event of Default (as defined below) shall have occurred and be continuing, no payment of any distribution on, or Redemption Price of, or Liquidation Distribution (as defined below) in respect of any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Capital Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all outstanding Capital Securities, or in the case of payment of the Liquidation Distribution the full amount of such Liquidation Distribution on all outstanding Capital Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or the Redemption Price of, Capital Securities then due and payable. (Section 4.03(a).)

  In the case of the occurrence of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement with respect to the Common Securities until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Capital Securities have been cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Capital Securities and not the holder of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON TERMINATION

  Pursuant to the Trust Agreement, the Issuer shall be terminated by the Trustees on the first to occur of: (i) the expiration of the term of the Issuer; (ii) the occurrence of certain events of bankruptcy or insolvency in respect of, or the dissolution or liquidation of, PMA Capital; (iii) the distribution of the Junior Subordinated Debentures to the holders of Capital Securities and Common Securities if PMA Capital, as Depositor, has given written direction to the Property Trustee to terminate the Issuer (which direction is optional and wholly within the discretion of PMA Capital, as Depositor); (iv) the redemption of all of the Trust Securities and (v) the entry of an order for dissolution of the Issuer by a court of competent jurisdiction. (Sections 9.01 and 9.02.)

  If a termination event specified in clause (ii), (iii) or (v) above occurs, the Issuer shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of Capital Securities and Common Securities a Like Amount of Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Issuer available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to, in the case of the Capital Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation

Distribution, then, subject to the next succeeding sentence, the amounts payable by the Issuer on the Capital Securities shall be paid on a pro rata basis (based on Liquidation Amounts). The holder of the Common Securities will be entitled to receive Liquidation Distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities. (Sections 9.04(a)and 9.04(d).)

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement with respect to the Capital Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default under the Indenture (as defined in "Description of Junior Subordinated Debentures--Debenture Events of Default and Consequent Rights of Certain Holders"); or

    (ii) default by the Property Trustee in the payment of any distribution, other than payment of principal, when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) The occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by PMA Capital to appoint a successor Property Trustee within 60 days thereof. (Section 1.01.)

  Within five Business Days after the occurrence of any Event of Default, the Property Trustee shall transmit notice of any Event of Default actually known to the Property Trustee to the holders of Trust Securities, the Administrative Trustees and PMA Capital, as Depositor, unless such Event of Default shall have been cured or waived. (Section 8.02.) Each of PMA Capital, as Depositor, and the Administrative Trustees on behalf of the Trust is required to provide annually to the Property Trustee a certificate as to whether or not they are in compliance with all of the conditions and covenants applicable to them under the Trust Agreement. (Section 8.15.)

  If a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities as described above. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Capital Securities to accelerate the maturity thereof.

REMOVAL OF TRUSTEES

  Unless a Debenture Event of Default shall have occurred and be continuing the holder of the Common Securities may remove any Trustee at any time. The holders of at least a majority in

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


aggregate Liquidation Amount of the outstanding Capital Securities may remove the Property Trustee or if a Debenture Event of Default has occurred and is continuing, the Property Trustee, may be removed at such time by the holders of a majority in aggregate Liquidation Amount of the outstanding Capital Securities with or without cause. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in PMA Capital as the holder of the Common Securities. No resignation or removal of any Trustee and no appointment of a successor Trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the applicable provisions of the Trust Agreement. (Section 8.10.)

MERGER OR CONSOLIDATION OF TRUSTEES

  Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which any such Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of any such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible. (Section 8.12.)

MERGER, CONSOLIDATION, AMALGAMATION OR REPLACEMENT OF THE ISSUER

  The Issuer may not merge consolidate amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below. The Issuer may, at the request of PMA Capital, with the consent of the Administrative Trustees and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the Capital Securities or the Property Trustee, merge, consolidate, or amalgamate with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Capital Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Capital Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) PMA Capital expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed or quoted, or any Successor Securities will be listed or quoted upon notification of issuance, on any national securities exchange, the Nasdaq National Market or other organization on which the Capital Securities are then listed or quoted, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, PMA Capital has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) PMA Capital or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor

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

Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of the Capital Securities, consolidate, amalgamate, or merge with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. (Section 9.05.)

VOTING RIGHTS

  Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and "Description of the Junior Subordinated Debentures-- Modification of the Indenture" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities will have no voting rights. (Section 6.01(a).)

  The Trust Agreement may be amended from time to time by PMA Capital, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Capital Securities (i) to cure any ambiguity, correct or supplement any provision in the Trust Agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of either clause (i) or clause (ii), such action shall not adversely affect in any material respect the interests of any holder of Capital Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by PMA Capital, the Property Trustee and the Administrative Trustees with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States federal income tax purposes or the Issuer's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each affected holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.03.)

  So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in Liquidation Amount of the outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Capital Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Capital Securities except by subsequent vote of the holders of Capital Securities. The Property Trustee shall notify all holders of the Capital Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Capital Securities, prior to taking any of the foregoing actions, the Trustees shall, at the expense of PMA Capital, obtain an opinion of counsel experienced in such matters to the effect that the Issuer will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action. (Section 6.01(b).)

  Any required approval of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the outstanding Capital Securities in the manner set forth in the Trust Agreement. (Sections 6.02 and 6.06.)

  No vote or consent of the holders of Capital Securities will be required for the Issuer to redeem and cancel Capital Securities in accordance with the Trust Agreement. Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by PMA Capital, any Trustee or any affiliate of PMA Capital or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding. (Section 1.01.)

CO-TRUSTEES AND SEPARATE TRUSTEE

  Unless an Event of Default under the Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Administrative Trustees and PMA Capital shall have power to appoint, and upon the written request of the Administrative Trustees, PMA Capital, as Depositor, shall for such purpose join with the Administrative Trustees in the execution, delivery, and performance of all instruments and agreements necessary or proper to appoint one or more persons or entities approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person(s) or entity(s) in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Depositor does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.09.) "Trust Property" means (a) the Junior Subordinated Debentures, (b) any cash on deposit in, or owing to, the payment account maintained by the Property Trustee, (c) all proceeds and rights in respect of the foregoing and any other property and assets for the time being held or deemed to be held by the Property Trustee pursuant to the trusts of the Trust Agreement and (d) the rights of the Property Trustee under the Guarantee. (Section 1.01.)

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as securities depositary for the Capital Securities. The Capital Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Capital Security certificates will be issued, representing in the aggregate the total number of Capital Securities, and will be deposited with DTC. (Section 5.11.)

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange Inc. (the "New York Stock Exchange"), the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Capital Securities, unless use of the book-entry system for the Capital Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Capital Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Capital Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Capital Securities in accordance with its procedures. DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

  Although voting with respect to the Capital Securities is limited to the holders of record of the Capital Securities, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an omnibus proxy to the Property Trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

  The Issuer will make distribution payments on the Capital Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Issuer or PMA Capital, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

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


  A global security shall be exchangeable for Capital Securities registered in the names of persons other than DTC or its nominee only if (i) DTC properly notifies PMA Capital, the Trustees, and the Registrar and Transfer Agent that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time, DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depositary, (ii) the Issuer in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names, as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Capital Securities are issued in definitive form, such Capital Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  In the event Capital Securities are issued in certificated form, the Liquidation Amount and distributions will be payable, the transfer of the Capital Securities will be registrable and Capital Securities will be exchangeable for Capital Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent; provided that payment of any distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Capital Securities are issued in certificated form, the record dates for payment of distributions will be the date 15 days prior to the relevant Distribution Date (whether or not a Business Day).

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer and PMA Capital believe to be reliable. Neither the Issuer nor PMA Capital has any responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

  The Bank of New York will act as Securities Registrar and Transfer Agent for the Capital Securities. (Section 5.04.)

  Registration of transfers and exchanges of Capital Securities will be effected without charge by or on behalf of the Issuer, but the Securities Registrar may require payment (with the giving of such indemnity as the Issuer or PMA Capital may require) of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. The Securities Registrar will not be required to register the transfer of any Capital Securities that have been called for redemption. (Section 5.04.)

MISCELLANEOUS

 PAYMENT AND PAYING AGENCY

  Payments in respect of the Capital Securities shall be made to DTC (so long as the Capital Securities are held by DTC), which shall credit the relevant participants' accounts at DTC on the applicable Distribution Dates or, if the Capital Securities are not held by DTC, such payments shall be made at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent; provided that payment of any distribution may be made at the option of the Administrative Trustees by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or by wire transfer. The Paying Agent shall initially be The Bank of New York, and any co-paying agent chosen by The Bank of New York and acceptable to the Administrative

Trustees and PMA Capital. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and PMA Capital. In the event that The Bank of New York shall no longer be the Paying Agent or a successor Paying Agent shall resign or its authority to act be revoked, the Administrative Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company acceptable to the Property Trustee and PMA Capital). (Sections 4.04 and 5.09.)

  Holders of the Capital Securities have no preemptive or similar rights. (Section 5.14(a).)

  The Issuer may not borrow money or issue debt (other than the Capital Securities and the Common Securities) or mortgage or pledge any of its assets. (Section 2.07(b).)

                         DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of the material provisions of the Guarantee that will be executed and delivered by PMA Capital for the benefit of the holders from time to time of the Capital Securities. The Guarantee will be qualified under the Trust Indenture Act, and The Bank of New York will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. Reference is made to the provisions of the Guarantee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act for a more complete description of the provisions summarized herein, and each statement set forth below shall be deemed qualified in its entirety by such reference. Whenever particular provisions in the Guarantee are referred to herein, such provisions are incorporated by reference herein. Section references used herein are references to provisions of the Guarantee unless otherwise noted. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

GENERAL

  PMA Capital will irrevocably and unconditionally agree, to the extent set forth herein, to pay the Guarantee Payments (as defined below) in full to the holders of the Capital Securities (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert other than the defense of payment. The following payments with respect to Capital Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Capital Securities, to the extent the Issuer shall have funds available therefor at such time, (ii) the Redemption Price with respect to any Capital Securities called for redemption by the Issuer, to the extent the Issuer shall have funds available therefor at such time and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the outstanding Capital Securities or the distribution of Junior Subordinated Debentures to the holders of Capital Securities as provided in the Trust Agreement), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid distributions on the Capital Securities to the date of payment to the extent the Issuer shall have funds available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of Capital Securities after satisfaction of liabilities to creditors of the Issuer as required by applicable law. PMA Capital's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PMA Capital to the holders of Capital Securities or by causing the Issuer to pay such amounts to such holders. (Section 5.01.)

  The Guarantee will be a full and unconditional guarantee on a subordinated basis with respect to the Capital Securities issued by the Issuer from the time of issuance of the Capital Securities, but will apply only to the extent that the Issuer has sufficient funds to make such payments, and is not a guarantee of collection of payment. (Sections 5.01 and 5.05.) If PMA Capital does not make interest payments on the Junior Subordinated Debentures held by the Issuer, it is expected that the Issuer will not pay distributions on the Capital Securities and will not have funds available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt of PMA Capital.

  "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to PMA Capital whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Guarantee or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Guarantee or to other Debt which is pari passu with, or subordinated to, the Guarantee; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of PMA Capital which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to PMA Capital, (ii) any Debt of PMA Capital to any of its subsidiaries, (iii) Debt to any employee of PMA Capital, (iv) trade accounts payable of PMA Capital, (v) accrued liabilities of PMA Capital or any of its subsidiaries arising in the ordinary course of business of PMA Capital, (vi) the Junior Subordinated Debentures, and (vii) the Guarantee. (Section 1.01.) "Debt" for purposes of the Guarantee, has the same meaning as that specified under "Description of the Junior Subordinated Debentures--Subordination" below.

  PMA Capital's obligations under the Trust Agreement, the Guarantee, the Indenture, the Junior Subordinated Debentures and the Expense Agreement taken together provide a full, irrevocable, and unconditional guarantee on a subordinated basis by PMA Capital of all of the Issuer's obligations under the Capital Securities. See "--Status of the Guarantee."

  PMA Capital is an insurance holding company and substantially all of the operating assets of PMA Capital are owned by its consolidated subsidiaries, principally PMA Reinsurance Corporation and the Pooled Companies. PMA Capital relies primarily on the receipt of sufficient funds from PMA Re and the Pooled Companies in the form of dividends, net payments under tax-sharing agreements or loans to meet its obligations for payment of principal and interest on outstanding debt obligations (including the Junior Subordinated Debentures) and corporate expenses. Accordingly, PMA Capital's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of PMA Capital's subsidiaries, and claimants should look only to the assets of PMA Capital for payments thereunder. Pennsylvania law limits the payment of dividends by PMA Reinsurance Corporation and the Pooled Companies. PMA Reinsurance Corporation and the Pooled Companies have the ability to loan funds to PMA Capital subject to certain regulatory restrictions. See "Risk Factors--Subordination of the Guarantee and the Junior Subordinated Debentures," "--Holding Company Structure and Restrictions on Subsidiary Dividends" and "Supervision and Regulation".

CERTAIN COVENANTS OF PMA CAPITAL

  In the Guarantee, PMA Capital will covenant that, so long as any Capital Securities remain outstanding, PMA Capital will not, and will cause its subsidiaries not to, (a) declare or pay any dividends or distributions on (other than dividends or distributions in Common Stock or Class A Common Stock of PMA Capital), or redeem, purchase, acquire or make a liquidation payment with respect to, any of PMA Capital's outstanding capital stock or (b) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to the foregoing if at such time (i) PMA Capital shall be in default with respect to its Guarantee Payments under the Guarantee, (ii) there shall have occurred and be continuing any Debenture Event of Default or (iii) PMA Capital shall have given notice of its selection of an Extension Period and such period, or any extension thereof, is continuing. (Section 6.01.)

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially adversely affect the rights of holders of Capital Securities (in which case no consent of holders of Capital Securities will be required), the terms of the Guarantee may be amended only with the prior approval of the holders of not less than a majority of the Liquidation Amount of the outstanding Capital Securities. (Section 8.02.) All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of PMC and shall inure to the benefit of the holders of the Capital Securities then outstanding. (Section 8.01.)

EVENTS OF DEFAULT

  An event of default under the Guarantee (a "Guarantee Event of Default") will occur upon the failure of PMA Capital to perform any of its payment obligations thereunder or the failure to perform any non-payment obligations thereunder if any such non-payment obligation remains unremedied for 30 days. (Section 1.01.) The holders of a majority in Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or exercising any trust or power conferred upon the Guarantee Trustee under the Guarantee. (Section 5.04.)

  Any holder of Capital Securities may institute a legal proceeding directly against PMA Capital to enforce the holder's rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. (Section 5.04.)

  PMA Capital will be required to provide annually to the Guarantee Trustee an officer's certificate as to PMA Capital's compliance with all conditions and covenants under the Guarantee. PMA Capital will also be required to provide annually to the Guarantee Trustee an officer's certificate as to PMA Capital's compliance with all conditions precedent, if any, provided for in the Guarantee that relate to any action to be taken by the Guarantee Trustee at PMA Capital's request. (Sections 2.04 and 2.05.)

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a Guarantee Event of Default, undertakes to perform only such duties as are specifically set forth in the Guarantee and, in case a Guarantee Event of Default has occurred (that has not been cured or waived), the Guarantee Trustee must exercise such of the rights and powers vested in it by the Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 3.01(c).) Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Capital Securities unless it is provided with reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 3.02.
(a)(v).)

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Capital Securities, (ii) the distribution of Junior Subordinated Debentures to holders of Capital Securities in exchange for all of the Capital Securities or (iii) payment in full of the amounts payable in accordance with the Trust Agreement upon liquidation of the Issuer. Notwithstanding the foregoing, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Capital Securities must restore payment of any sums paid with respect to the Capital Securities or the Guarantee. (Section 7.01.)

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of PMA Capital and will rank (i) subordinate and junior in right of payment to all Senior Debt of PMA Capital in the same manner as the Junior

Subordinated Debentures, (ii) pari passu with any similar guarantee agreements issued by PMA Capital on behalf of the holders of capital securities issued by a business trust or similar entity whose common securities are owned, directly or indirectly, by PMA Capital and (iii) senior to PMA Capital's Common Stock and the Class A Common Stock. The Trust Agreement provides that each holder of Trust Securities by acceptance thereof accepts the subordination provisions and other terms of the Guarantee. (Sections 6.02 and 6.03.) The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against PMA Capital to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). (Section 5.05.)

  The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution to the holders of the Capital Securities of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred by PMA Capital. PMA Capital expects from time to time to incur additional indebtedness constituting Senior Debt. (Sections 3.01(a) and 5.05.)

GOVERNING LAW

  The Guarantee Agreement will be governed by, and construed in accordance with, the laws of the State of New York. (Section 8.06.)

THE EXPENSE AGREEMENT

  Pursuant to the Expense Agreement entered into by PMA Capital under the Trust Agreement (the "Expense Agreement"), PMA Capital will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer is or becomes indebted or liable, the full payment of any and all indebtedness, expenses or liabilities of the Issuer including, without limitation, the fees, expenses and indemnities of the Trustees, other than obligations of the Issuer to pay to the holders of any Capital Securities or other similar interests in the Issuer of the amounts due such holders pursuant to the terms of the Capital Securities or such other similar interests, as the case may be. The Expense Agreement will be enforceable by third parties.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  Set forth below is a summary of the material terms of the Junior Subordinated Debentures in which the Issuer will invest the proceeds of the issuance and sale of the Trust Securities. The Junior Subordinated Debentures will be qualified under the Trust Indenture Act. Reference is made to the provisions in the Indenture, (the "Indenture"), between PMA Capital and The Bank of New York, as trustee with respect to the Junior Subordinated Debentures (the "Debenture Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act for a more complete description of the provisions summarized herein, and each such statement shall be deemed qualified in its entirety by such reference. Whenever particular provisions in the Indenture are referred to herein, such provisions are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

  Under certain circumstances involving the termination of the Issuer, after satisfaction of liabilities to creditors of the Issuer as required under applicable law, Junior Subordinated Debentures may be distributed to the holders of the Capital Securities in exchange for the Capital Securities in liquidation of the Issuer. See "Description of the Capital Securities-- Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of the Capital Securities--Liquidation Distribution upon Termination."

GENERAL

  The Junior Subordinated Debentures will be limited in aggregate principal amount to a sum equal to the aggregate stated Liquidation Amount of the Capital Securities plus PMA Capital's concurrent investment in the Common Securities. The Junior Subordinated Debentures will be unsecured subordinated obligations of PMA Capital which rank junior to all PMA Capital's Senior Debt (as defined below).

  The Junior Subordinated Debentures will initially mature on       , 2029
(the "Stated Maturity").

  PMA Capital is an insurance holding company and substantially all of the operating assets of PMA Capital are owned by its consolidated subsidiaries, principally PMA Reinsurance Corporation and the Pooled Companies. PMA Capital relies primarily on the receipt of sufficient funds from PMA Reinsurance Corporation and the Pooled Companies in the form of dividends, net payments under tax-sharing agreements or loans to meet its obligations for payment of principal and interest on its outstanding debt obligations (including the Junior Subordinated Debentures) and corporate expenses. Accordingly, PMA Capital's obligations under the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of PMA Capital's subsidiaries, and claimants should look only to the assets of PMA Capital for payments thereunder. Pennsylvania law limits the payment of dividends by PMA Reinsurance Corporation and the Pooled Companies. PMA Reinsurance Corporation and the Pooled Companies have the ability to loan funds to PMA Capital subject to certain regulatory restrictions. See "Risk Factors--Subordination of the Guarantee and the Junior Subordinated Debentures", "--Restrictions on Subsidiary Dividends and Other Payments" and "Supervision and Regulation."

OPTIONAL REDEMPTION

  The Junior Subordinated Debentures are redeemable prior to maturity at the
option of PMA Capital (i) on or after        , 2009, in whole at any time or
in part from time to time, or (ii) prior to        , 2009, in whole (but not
in part) and within 90 days following the occurrence of a Special Event, in each case at the Redemption Price described below.

  The Redemption Price in the case of a redemption under (i) above shall equal the following prices, expressed in percentages of the principal amount, together with accrued interest to but excluding the Redemption Date. If
redeemed during the 12-month period beginning        1:

     YEAR                                                       REDEMPTION PRICE
     ----                                                       ----------------
     2009......................................................    10x.xxxx%
     2010......................................................    10x.xxxx%
     2011......................................................    10x.xxxx%
     2012......................................................    10x.xxxx%
     2013......................................................    10x.xxxx%
     2014......................................................    10x.xxxx%
     2015......................................................    10x.xxxx%
     2016......................................................    10x.xxxx%
     2017......................................................    10x.xxxx%
     2018......................................................    10x.xxxx%

and 100% on and after       1, 2019. (Section 1207.)

  The Redemption Price, in the case of a redemption following a Special Event as described under (ii) above, shall equal the Make-Whole Amount (as defined under "Description of the Capital Securities--Redemption"), together with accrued interest to but excluding the Redemption Date. (Section 1207.)

  Junior Subordinated Debentures in denominations larger than $1,000.00 may be redeemed in part but only in integral multiples of $1,000. (Section 1203.) Unless PMA Capital defaults in payment of the Redemption Price, on and after the Redemption Date, interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption. (Section 1206.)

  For so long as the Issuer is the holder of all the outstanding Junior Subordinated Debentures, the proceeds of any such redemption described above will be used by the Issuer to redeem Capital Securities in accordance with their terms. PMA Capital may not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Junior Subordinated Debentures for all semi-annual interest periods terminating on or prior to the Redemption Date. (Section 1207.)

  Notice of any redemption will be mailed at least 45 days but not more than 75 days before the Redemption Date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. (Section 1204.)

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  Under certain circumstances involving the termination of the Issuer, Junior Subordinated Debentures may be distributed to the holders of the Capital Securities in liquidation of the Issuer after the satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Capital Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Capital Securities will act as depositary for the Junior Subordinated Debentures. (Section 904.) It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Capital Securities. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of the Capital Securities. See "Description of the Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of the Capital Securities--Liquidation Distribution upon Termination." For a description of DTC and the terms of the depositary matters, see "Description of the Capital Securities--Book-Entry-Only Issuance--The Depositary Trust Company."

INTEREST

  The Junior Subordinated Debentures shall bear interest at the rate of  % per
annum. Such interest is payable semi-annual in arrears on       1 and       1
of each year (each, an "Interest Payment Date"), commencing       1, 1999, to
the person in whose name each Junior Subordinated Debenture is registered at the close of business on the Business Day next preceding such Interest Payment Date. (Sections 301 and 307.) It is anticipated that, until the liquidation, if any, of the Issuer, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the Issuer and the holders of the Capital Securities.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Section 310). In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day (as defined above), then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded semi-annually. The term "interest" as used herein shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Sums (as described below), as applicable. (Section 301.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Event of Default under the Indenture has occurred and is continuing, PMA Capital shall have the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest on such Junior Subordinated Debentures from time to time for a period not exceeding 10 consecutive semi-annual periods (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. PMA Capital shall have the right to make partial payments of interest on any Interest Payment Date. At the end of any such Extension Period, PMA Capital must pay all interest then accrued and unpaid (together with interest thereon at the rate of % per annum, compounded semi-annually, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Capital Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "United States Federal Income Taxation--Original Issue Discount." However, during any such Extension Period, PMA Capital shall not, and shall cause any subsidiary of PMA Capital not to, (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of PMA Capital's capital stock or (b) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of PMA Capital that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by PMA Capital of the debt securities of any subsidiary of PMA Capital that by their terms rank pari passu or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in Common Stock or Class A Common Stock of PMA Capital, (b) payments under the Guarantee and (c) purchases of Common Stock or Class A Common Stock of PMA Capital related to the issuance of Common Stock or Class A Common Stock of PMA Capital under any of PMA Capital's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, PMA Capital may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, shall not exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of % per annum, compounded semi-annually, to the extent permitted by applicable law), PMA Capital may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. PMA Capital must give the Debenture Trustee and the Administrative Trustees notice of its election to begin any Extension Period at least one Business Day prior to the earliest of
(i) the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such Extension Period or (ii) the date the distributions on the Capital Securities are payable or (iii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or other applicable self-regulatory organization or to holders of the Capital Securities of the record date or the date such distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of PMA Capital's election to begin any Extension Period to the holders of the outstanding Capital Securities. There is no limitation on the number of times that PMA Capital may elect to begin an Extension Period. (Section 301.)

SET-OFF

  Notwithstanding anything to the contrary in the Indenture, PMA Capital shall have the right to set-off any payment it is otherwise required to make thereunder with respect to any Junior Subordinated Debenture and to the extent PMA Capital has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee or under the provisions of the Indenture which permit any holder of the Capital Securities, upon the occurrence of a Debenture Event of Default (as defined below) relating to nonpayment of interest or principal on the Junior Subordinated Debentures to institute suit for the enforcement of the payment of interest or principal. (Section 311.) This provision prevents double collection from PMA Capital of identical amounts due under the various provisions of the Indenture and the Guarantee. To the extent PMA Capital makes a payment of unpaid distributions to holders of Capital Securities under the Guarantee, PMA Capital is not then also required to make a like payment of interest on the Junior Subordinated Debentures (since such interest payment would be paid out to such holders as the same unpaid distribution). Likewise, if holders of Capital Securities bring an action directly against PMA Capital under the Indenture and collect unpaid distributions in such action, PMA Capital may deduct the amounts so paid from any aggregate amount it owes on the Junior Subordinated Debentures. Therefore, to the extent PMA Capital makes payments directly to holders of Capital Securities under the Guarantee or the Indenture, the Property Trustee may not also collect such amounts under the Junior Subordinated Debentures.

SUBORDINATION

  The Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined below) of PMA Capital as provided in the Indenture. No payment or distribution on account of principal of (or premium, if any) or interest, if any, on, the Junior Subordinated Debentures or on account of the purchase or other acquisition of Junior Subordinated Debentures by PMA Capital or any subsidiary may be made (a) in the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Debt, or if the maturity of any Senior Debt has been accelerated because of a default until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled or (b) in the event of any judicial proceeding with respect to any such default in payment or such event of default. (Section 1104.) In the case of the pendency of any liquidation, reorganization, bankruptcy, insolvency, receivership, arrangement, adjustment, composition or other judicial proceeding relative to PMA Capital, all principal of, and premium, if any, and interest, if any, on all Senior Debt must be paid in full or provision must be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment or distribution thereon. (Section 1102.)

  In the event that, notwithstanding the foregoing, any payment or distribution of cash, property or securities shall be received or collected by a holder of the Junior Subordinated Debentures in contravention of the foregoing provisions, such payment or distribution shall be held for the benefit of and shall be paid over to the holders of Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Debt then due, after giving effect to any concurrent payment to the holders of Senior Debt, but only to the extent that the holders of the Senior Debt (or their representative or representatives) notify the Trustees in writing, within 90 days of such payment, of the amounts then due and owing on such Senior Debt and only the amounts specified in such notice to the Trustees shall be paid to the holders of such Senior Debt. (Section 1104.) Subject to the prior payment of all Senior Debt, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Debt to the extent of the payments or distributions made to the holders of such Senior Debt until all amounts owing on the Junior Subordinated Debentures are paid in full. (Section 1106.)

  "Debt" means with respect to any entity, whether recourse is to all or a portion of the assets of such entity and whether or not contingent, (i) every obligation of such entity for money borrowed; (ii) every obligation of such entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such entity with respect to letters of credit, bankers' acceptances or

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

similar facilities issued for the account of such entity; (iv) every obligation of such entity issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such entity; and (vi) every obligation of the type referred to in clauses (i) through (v) of another entity and all dividends of another entity the payment of which, in either case, such entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise. (Section 101.)

  "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to PMA Capital whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of PMA Capital which, when incurred and without respect to any election under Section 1111(b)of the Bankruptcy Code, was without recourse to PMA Capital, (ii) any Debt of PMA Capital to any of its subsidiaries, (iii) Debt to any employee of PMA Capital, (iv) trade accounts payable of PMA Capital, (v) accrued liabilities arising in the ordinary course of business of PMA Capital, (vi) the Junior Subordinated Debentures, and (vii) the Guarantee.

  PMA Capital is an insurance holding company and substantially all of the operating assets of PMA Capital are owned by its consolidated subsidiaries, principally PMA Reinsurance Corporation and the Pooled Companies. PMA Capital relies primarily on the receipt of sufficient funds from PMA Reinsurance Corporation and the Pooled Companies in the form of dividends, net payments under tax-sharing agreements or loans to meet its obligations for payment of principal and interest on outstanding debt obligations (including to Junior Subordinated Debentures) and corporate expenses. Accordingly, PMA Capital's obligations under the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of PMA Capital's subsidiaries, and claimants should look only to the assets of PMA Capital for payments thereunder. Pennsylvania insurance law limits the payment of dividends by PMA Reinsurance Corporation and the Pooled Companies. PMA Reinsurance Corporation and the Pooled Companies have the ability to loan funds to PMA Capital subject to certain regulatory restrictions. See "Risk Factors--Subordination of the Guarantee and the Junior Subordinated Debentures," and "--Holding Company Structure--Restrictions on Subsidiary Dividends and Other Payments" and "Supervision and Regulation".

  The Indenture does not limit the aggregate amount of Senior Debt that may be issued. After the completion of this Offering and the repayment of debt with the proceeds thereof, PMA Capital will have approximately $104.5 million of principal amount of indebtedness for borrowed money constituting Senior Debt. PMA Capital expects from time to time to incur additional indebtedness constituting Senior Debt.

CERTAIN COVENANTS OF PMA CAPITAL

  PMA Capital will covenant in the Indenture that if and so long as (i) the Issuer is the holder of all of the outstanding Junior Subordinated Debentures,
(ii) a Tax Event (as defined above) has occurred and is continuing and (iii) PMA Capital has not redeemed the Junior Subordinated Debentures pursuant to the Indenture or terminated the Issuer pursuant to the Trust Agreement, PMA Capital will pay to the Issuer, for so long as the Issuer is the registered holder of any Junior Subordinated Debentures, such additional amounts as may be necessary in order that the amount of distributions then due and payable by the Issuer on the outstanding Capital Securities and Common Securities of the Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject from time to time as a result of a Tax Event (the "Additional Sums"). (Section 1005). PMA Capital will also covenant that it will not, and it will not permit

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


any subsidiary to, (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of PMA Capital's outstanding capital stock or (b) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by PMA Capital of the debt securities of any subsidiary of PMA Capital that by their terms rank pari passu or junior in interest to the Junior Subordinated Debentures, (other than (a) dividends or distributions in Common Stock or Class A Common Stock of PMA Capital, (b) payments under the Guarantee, and (c) purchases of Common Stock or Class A Common Stock of PMA Capital related to the issuance of Common Stock or Class A Common Stock of PMA Capital under any of PMA Capital's benefit plans for its directors, officers or employees) if at such time (i) there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and in respect of which PMA Capital shall not have taken reasonable steps to cure, (ii) PMA Capital shall be in default with respect to its payment of any obligations under the Guarantee or (iii) PMA Capital shall have given notice of its selection of an Extension Period as provided in the Indenture and shall not have rescinded such notice and such Extension Period, or any extension thereof, shall be continuing (Section 1006.) PMA Capital will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Issuer (provided, however, that any permitted successor of PMA Capital may succeed to such ownership), (ii) not to voluntarily dissolve, wind-up or terminate the Issuer, except in connection with a distribution of the Junior Subordinated Debentures to the holders of the Capital Securities in exchange for the Capital Securities and in liquidation of the Issuer or in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain a business trust and to be classified as a grantor trust for United States federal income tax purposes, except in connection with a distribution of the Junior Subordinated Debentures to the holders of the Capital Securities in liquidation of the Issuer. (Section 1006.)

DEBENTURE EVENTS OF DEFAULT AND CONSEQUENT RIGHTS OF CERTAIN HOLDERS

  The Indenture provides that any one or more of the following described events, that has occurred and is continuing constitutes an "Event of Default" (also referred to herein as a "Debenture Event of Default") with respect to the Junior Subordinated Debentures:

    (a) failure for 30 days to pay interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

    (b) failure to pay principal (or premium, if any) on the Junior Subordinated Debentures when due whether at Stated Maturity, upon redemption, by declaration or otherwise; or

    (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to PMA Capital from the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Debentures; or

    (d) Certain events in bankruptcy, insolvency or reorganization of PMA Capital. (Section 501.)

  Each of the above events is a Debenture Event of Default regardless of the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. (Section 501.) There is no requirement that any such event must be declared by anyone to be a Debenture Event of Default.

  The holders of a majority in principal amount of the outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, under certain conditions. (Section 512.)

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

ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT

  The Debenture Trustee or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated Debentures may declare the principal of all the Junior Subordinated Debentures due and payable immediately upon the occurrence and continuation of a Debenture Event of Default, and should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of Capital Securities then outstanding shall have such right. The holders of a majority in principal amount of the outstanding Junior Subordinated Debentures may rescind and annul such declaration. If the holders of a majority in principal amount of the outstanding Junior Subordinated Debentures fail to annul such declaration and its consequences, the holders of a majority in aggregate Liquidation Amount of the Capital Securities may rescind and annul such declaration and its consequences. (Section 502.)

WAIVER OF DEFAULTS

  Subject to certain limitations, the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default under the Indenture and its consequences, except a default in the payment of principal of or interest on any Junior Subordinated Debentures (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected. If the holders of such Junior Subordinated Debentures fail to waive such default, the holders of a majority in aggregate Liquidation Amount of the Capital Securities shall have such right. (Section 513.) PMA Capital is required to deliver annually to the Debenture Trustee a certificate stating whether or not to the best knowledge of the signers thereof PMA Capital is in default in the performance, observance or fulfillment of or compliance with any of the material terms, provisions, covenants and conditions of the Indenture (without regard to any period of grace or requirement of notice provided under the Indenture) and, if PMA Capital shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge. (Section 1004.)

CREDITOR'S RIGHTS OF THE DEBENTURE TRUSTEE

  In case a Debenture Event of Default shall occur and be continuing, the Debenture Trustee will have the right to declare the principal (or specific portions thereof) of and the interest on the Junior Subordinated Debentures, and any other amount payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures. (Sections 502 and 503.) If the Debenture Trustee obtains a judgment against PMA Capital following the occurrence of a Debenture Event of Default, the provisions of Pennsylvania law regulating insurance holding companies would limit the ability of the Debenture Trustee to realize upon the assets of PMA Capital by conveying or transferring the capital stock of PMA Reinsurance Corporation or the Pooled Companies owned by PMA Capital. Any conveyance, transfer, assignment, or alienation of a ten percent or greater interest in the voting shares of PMA Reinsurance Corporation or any of the Pooled Companies would require the prior approval of the Pennsylvania Commissioner. See "Supervision and Regulation."

RIGHTS OF HOLDERS OF CAPITAL SECURITIES TO DIRECT ACTION

  As explained more fully above (see "--Debenture Events of Default and Consequent Rights of Certain Holders" and--Waiver of Defaults"), holders of less than all of the outstanding Junior Subordinated Debentures or holders of less than all of the Capital Securities may waive any past default (with certain limited exceptions identified above). If so waived, any such Debenture Event of Default shall cease to be "continuing" for purposes of the Indenture. However, such holders may not

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


waive any default in the payment of principal of or interest on any Junior Subordinated Debentures unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of PMA Capital for 30 days to pay interest on or the failure of PMA Capital to pay principal of the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, any holder of Capital Securities may institute a suit directly against PMA Capital for enforcement of payment to such holder of the principal of and interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action") (Section 508). PMA Capital may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the outstanding Capital Securities. (Section
902). If the right to bring a Direct Action is removed, the Issuer may become subject to the regulatory obligations under the Exchange Act.

  The holders of the Capital Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been a Debenture Event of Default and the holders of the Junior Subordinated Debentures fail to exercise such remedies. See "--Debenture Events of Default and Consequent Rights of Certain Holders" "--Acceleration of Maturity; Rescission and Annulment" and "Debenture Events of Default and Consequent Rights of Certain Holders", and--"Waiver of Defaults".

FORM, EXCHANGE AND TRANSFER

  The Junior Subordinated Debentures will be issuable only in registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. (Section 302.)

  Subject to the terms of the Indenture, Junior Subordinated Debentures may be presented for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at an office or agency of PMA Capital designated by PMA Capital for such purpose. No service charge will be made to a holder of Junior Subordinated Debentures for any registration of transfer or exchange of Junior Subordinated Debentures, but PMA Capital or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Such transfer or exchange will be effected upon the Securities Registrar or PMA Capital, as the case may be, being satisfied with the documents of title and identity of the person making the request. PMA Capital has appointed the Debenture Trustee as Securities Registrar. (Section 305.) PMA Capital may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 1002.)

  Neither PMA Capital nor the Securities Registrar will be required (i) to issue, transfer or exchange any Junior Subordinated Debenture during a period beginning at the opening of business 15 days before the day of selection for redemption of any such Junior Subordinated Debentures pursuant to the Indenture and ending at the close of business on the day of mailing of notice of redemption or (ii) to transfer or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such Junior Subordinated Debentures being redeemed in part. (Section 305.)

PAYMENT AND PAYING AGENTS

  Payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Junior Subordinated Debenture (or predecessor security) is registered at the close of business on the Business Day next preceding such Interest Payment Date except in the case of interest which is payable but is not paid or provided for on such Interest Payment Date. (Section 307.)

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


  Principal of and any interest on the Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as PMA Capital may designate for such purpose from time to time, provided, however, that at the option of PMA Capital, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the person entitled thereto as specified in the Securities Register. The Bank of New York will act as Paying Agent with respect to the Junior Subordinated Debentures. PMA Capital may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 301.)

MODIFICATION OF THE INDENTURE

  From time to time, PMA Capital and the Debenture Trustee may, without the consent of the holders of Junior Subordinated Debentures, amends waive or supplement the Indenture for specified purpose, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any Junior Subordinated Debentures or the holders of Capital Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting PMA Capital and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner adversely affecting the rights of the holders of the Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) except as set forth in "--Option to Extend Interest Payment Period" above, change the Stated Maturity of, the principal of, or any installment of interest on, any Junior Subordinated Debenture or reduce the principal amount thereof, or the rate of interest thereon or reduce any premium payable upon the redemption thereof or change the place of payment where, or the coin or currency in which, any Junior Subordinated Debenture or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date), or modify the provisions of the Indenture with respect to the subordination of the Junior Subordinated Debentures in a manner adverse to the holders thereof (except such change or extension as is contemplated thereby, (ii) reduce the percentage in principal amount of the outstanding Junior Subordinated Debentures, the consent of the holders of which is required for any waiver provided for in the Indenture or (iii) modify certain provisions of the Indenture providing for waiver of defaults, waiver of covenants and modification of the Indenture, except to increase the percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby; provided, that, so long as any of the Capital Securities remains outstanding, (a) no such modification may be made that adversely affects the holders of the Capital Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture shall be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Capital Securities unless and until the principal of and any premium on the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and (b) where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent will be given by the Property Trustee without the prior consent of each holder of the Capital Securities. (Section 902.)

CONSOLIDATION, MERGER AND SALE

  PMA Capital, without the consent of the holders of any outstanding Junior Subordinated Debentures, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person, and may permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to PMA Capital, provided (i) that any successor person must be a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and must expressly assume PMA Capital's obligations on the Junior Subordinated Debentures and under the Indenture,
(ii) that immediately after giving effect to the transaction no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing, (iii) that such transaction is permitted under the Trust Agreement and the Guarantee and does not give rise to any breach or violation of, the Trust Agreement or the Guarantee and (iv) that certain other conditions as prescribed by the Indenture are met. (Section 801).

  The general provisions of the Indenture do not afford holders of Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving PMA Capital that may adversely affect holders of the Junior Subordinated Debentures. Since the Indenture does not limit the aggregate amount of Senior Debt that may be issued and the Junior Subordinated Debentures are subordinate to all Senior Debt, including such Debt incurred after the date of the Indenture (see "--Subordination" above), if the PMA Capital chooses to engage in a highly leveraged transaction whereby it would incur a substantial amount of Debt, the obligations under the Junior Subordinated Debentures would become more deeply subordinated and the holders of the Junior Subordinated Debentures would not be able to avoid this consequence provided that the conditions set forth in the immediately preceding paragraph are met. Similarly, PMA Capital could be involved in a reorganization, restructuring, merger or similar transaction that could adversely affect the holders of the Junior Subordinated Debentures but, provided that the conditions set forth in the immediately preceding paragraph are met, such holders could not avoid such adverse affects.

SATISFACTION AND DISCHARGE

  Under the terms of the Indenture, the Indenture will cease to be of further effect and PMA Capital will be deemed to have satisfied and discharged the Indenture (except as to PMA Capital's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), if all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation have become due and payable, or will become due and payable at their Stated Maturity within one year of the date of deposit, and PMA Capital deposits with the Debenture Trustee, in trust, cash, or cash equivalents in an amount sufficient to pay all the principal of, premium, if any, and interest on the Junior Subordinated Debentures to the date of such deposit or to the Stated Maturity, as the case may be. (Section 401.)

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112.)

MISCELLANEOUS

  PMA Capital will have the right of all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of PMA Capital, provided that, in the event of any such assignment, PMA Capital will remain liable for all such obligations. The Issuer may not assign any of its rights under the Indenture without the prior written consent of PMA Capital. The Indenture is not otherwise assignable by the parties thereto. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109.)

             RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of distributions and other amounts due on the Capital Securities (to the extent the Issuer has funds available for the payment of such distributions) are irrevocably guaranteed by PMA Capital as and to the extent set forth under "Description of the Guarantee." Taken together, PMA Capital's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Capital Securities. If and to the extent that PMA Capital does not make payments on the Junior Subordinated Debentures, the Issuer will not pay distributions or other amounts due on its Capital Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Capital Securities is to institute a legal proceeding directly against PMA Capital under the terms of the Indenture for enforcement of payment of such distributions to such holder. The Indenture likewise provides for such a direct action by holders of the Junior Subordinated Debentures. The obligations of PMA Capital under the Guarantee are subordinate and junior in right of payment to all Senior Debt of PMA Capital.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Capital Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Capital Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Capital Securities; (iii) PMA Capital shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of its Capital Securities under the Capital Securities and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with its limited purposes.

  Notwithstanding anything to the contrary in the Indenture, PMA Capital has the right to set-off any payment it is otherwise required to make thereunder with and to the extent PMA Capital has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee. See "Description of the Junior Subordinated Debentures--Set-Off."

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

  A holder of any Capital Security may, to the extent permissible under applicable law, institute a legal proceeding directly against PMA Capital to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

  A default or event of default under any Senior Debt of PMA Capital would not constitute a default or Debenture Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of Senior Debt of PMA Capital, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute a Debenture Event of Default.

LIMITED PURPOSE OF ISSUER

  The Issuer's Capital Securities evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing its Capital Securities and Common Securities and investing the proceeds thereof in the Junior Subordinated Debentures. A principal difference between the rights of a holder of a Capital Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from PMA Capital the principal amount of and interest accrued on the Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive distributions from the Issuer (or, to the extent such distributions are not made by or on behalf of the Issuer, from PMA Capital under the Guarantee) if and to the extent the Issuer has funds available for payment of such distributions.

RIGHTS UPON TERMINATION

  Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer, after satisfaction of the liabilities of the Issuer to creditors as required by applicable law, the holders of Capital Securities will be entitled to receive, out of assets available for distribution to holders, the Liquidation Distribution in cash or Junior Subordinated Debentures. See "Description of the Capital Securities--Liquidation Distribution upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of PMA Capital, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of PMA Capital, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal, premium, if any, and interest, before any shareholders of PMA Capital receive payments or distributions. Since PMA Capital is Guarantor under the Guarantee and has agreed, under the Expense Agreement, to pay for all indebtedness, expenses and liabilities of the Issuer (other than the Issuer's obligations to Capital Security holders under the Capital Securities), the positions of a holder of Capital Securities and a holder of Junior Subordinated Debentures relative to other creditors and to shareholders of PMA Capital in the event of liquidation or bankruptcy of PMA Capital would be substantially the same.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

  In the opinion of Duane, Morris & Heckscher LLP, counsel to PMA Capital, the following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities. Unless otherwise stated, this summary deals only with Capital Securities held as capital assets by a holder that purchases the Capital Securities upon original issuance at their original issue price and that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to the United States federal income tax without regard to its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust (a "United States Holder"). This summary does not address all the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders that elect to mark to market, tax-exempt investors, persons whose functional currency is other than the United States dollar, persons who hold Capital Securities as part of a straddle, hedging, conversion or other integrated investment transaction or, except as specifically described herein, foreign taxpayers. In addition, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Capital Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Capital Securities or (c) any aspects of state, local or foreign laws of the purchase, ownership or disposition of the Capital Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Duane, Morris & Heckscher urges each holder to consult its tax advisor as to its particular tax consequences of acquiring, holding, and disposing of the Capital Securities, including the tax consequences under state, local and foreign laws.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

  It is a condition to the issuance of the Capital Securities that Duane, Morris & Heckscher LLP, counsel to PMA Capital, render its opinion to the effect that, under current United States federal income tax law, the Junior Subordinated Debentures held by the Trust will be classified for United States federal income tax purposes as indebtedness of PMA Capital. Accordingly, corporate United States Holders of Capital Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

CLASSIFICATION OF THE TRUST

  Duane, Morris & Heckscher LLP, counsel to PMA Capital and the Trust, has rendered its opinion to the effect that, under current United States federal income tax law, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each United States Holder of Capital Securities will generally be considered the owner of an undivided interest in the Junior Subordinated Debentures, and each United States Holder will be required to include in its gross income any interest paid or accrued or any original issue discount ("OID") accrued with respect to its allocable share of those Junior Subordinated Debentures. Investors should be aware that the foregoing opinions of Duane, Morris & Heckscher LLP will not be confirmed by the Internal Revenue Service by private ruling or otherwise, and will not be binding on the Service or the courts. By its acceptance of a Capital Security, a holder agrees to treat the Capital Security and the Junior Subordinated Debentures consistently with the foregoing opinions.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  PMA Capital has the option, under the terms of the Junior Subordinated Debentures, to defer payments of interest by extending interest payments for up to 10 semi-annual periods. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period." Under applicable Treasury regulations (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote", because of the terms of the relevant debt instrument, will be ignored in determining whether such debt instrument is issued with OID. As a result of the terms and conditions of the Junior Subordinated Debentures that prohibit certain payments with respect to PMA Capital's capital stock and indebtedness if PMA Capital elects to extend interest payment periods, PMA Capital believes that the likelihood of its exercising its option to defer payments is remote. See "Description of the Junior Subordinated Debentures--Option to Defer Interest Payment Period." Based on the foregoing, PMA Capital believes that the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a United States Holder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures in accordance with such holder's normal method of accounting for tax purposes.

  If the option to defer any payment of interest was determined not to be "remote" or if PMA Capital exercises its option to defer any payment of interest, the Junior Subordinated Debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a United States Holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on a constant yield method regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

Consequently, a United States Holder would be required to include OID in gross income even though PMA Capital would not make any actual cash payments during an Extension Period.

  The IRS has not addressed the Regulations in any rulings or other interpretations, and it is possible that the IRS could take a position contrary to the interpretation herein.

  Because income on the Capital Securities will constitute interest or OID, corporate United States Holders of the Capital Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Capital Securities.

MARKET DISCOUNT AND PREMIUM

  United States Holders of Capital Securities other than holders that purchased the Capital Securities upon original issuance at their original issue price may be considered to have acquired their undivided interest in the Junior Subordinated Debentures with market discount, amortizable bond premium or acquisition premium as such terms are defined for United States federal income tax purposes. Such holders are urged to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Capital Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE
TRUST

  Under certain circumstances, as described under the caption "Description of the Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of the Capital Securities--Liquidation Distribution upon Termination," Junior Subordinated Debentures may be distributed to holders in exchange for the Capital Securities and in liquidation of the Trust. Such a distribution would generally be a non-taxable event to each United States Holder, and each United States Holder would have an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Capital Securities. A United States Holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which such holder held the Capital Securities. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, as would be the case if, for example, the Trust were treated as an association taxable as a corporation, the distribution of Junior Subordinated Debentures to a United States Holder by the Trust would be a taxable event to the Trust and each United States Holder, and each United States Holder would recognize a gain or loss as if the United States Holder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon liquidation of the Trust. A United States Holder will include interest in income in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

  Under certain circumstances described herein (see "Description of the Capital Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Such a redemption would be a taxable event to each United States Holder, and a United States Holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "--Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

  A United States Holder that sells Capital Securities will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming that PMA Capital does not exercise its option to defer payment of interest on the Junior Subordinated Debentures, and the Junior Subordinated Debentures are not considered issued with OID, a holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID, a holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the Capital Securities since and including the date the Junior Subordinated Debentures were treated as issued with OID. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the Capital Securities have been held for more than one year. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 20%.

  The Capital Securities may trade at prices that do not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A United States Holder that disposes of Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to such holder's adjusted tax basis in the pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent that the selling price is less than such holder's adjusted tax basis (so determined) a United States Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust. The discussion assumes that income with respect to the Capital Securities is not effectively connected with a trade or business in the United States in which the United States Alien Holder is engaged.

  Under current United States federal income tax law, and subject to the discussion of backup withholding in the following section: (1) payments with respect to principal and interest (including OID) by the Trust or any of its paying agents to any holder of Capital Securities that is a United States Alien Holder will not be subject to withholding of United States federal income tax; provided that, in the case of interest, (a) the beneficial owner of the Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PMA Capital entitled to vote, (b) the beneficial owner of the Capital Securities is not a controlled foreign corporation that is related, directly or indirectly, to PMA Capital through stock ownership and (c) either (A) the beneficial owner of the Capital Securities certifies to the Trust or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Securities in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof and
(2) a United States Alien Holder of Capital Securities will generally not be subject to withholding of United States federal income tax on any gain realized upon the sale or other disposition of a Capital Securities (however, gains recognized by an individual United States Alien Holder that holds the Capital Securities as a capital asset and is in the United States for 183 or more days in the taxable year of sale may be subject to United States federal income tax).

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate

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

person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

  In the case of a United States Alien Holder, backup withholding and information reporting do not apply to payments of principal and interest with respect to a Capital Security with respect to which such Holder has provided the required certification under penalties of perjury that such Holder is a United States Alien Holder or has otherwise established an exemption, provided that certain conditions are satisfied.

  In general, (i) principal or interest payments with respect to a Capital Security collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Capital Security and (ii) payments on the sale, exchange or retirement of a Capital Security to or through a foreign office of a broker are not subject to backup withholding or information reporting. However, if such custodian, nominee, agent or broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or (iv) with respect to payments made after December 31, 1999, a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in United States Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such custodian, nominee, agent or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments.

  Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES

  Prospective investors should be aware that legislation has been proposed by the Clinton Administration in the past that, if enacted, would have denied an interest deduction to issuers of instruments such as the Junior Subordinated Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur on or after the date hereof that would adversely affect the tax treatment of the Junior Subordinated Debentures or the Trust. Such changes also could give rise to a Tax Event, which would permit PMA Capital to cause a redemption of the Capital Securities, as described more fully under "Description of the Capital Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures."


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

                         CERTAIN ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

  Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section (4)(b)(5) of ERISA are not subject to the requirements of ERISA or
Section 4975 of the Code; governmental plans may be subject to similar provisions under applicable state laws.

  Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of the Issuer would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Issuer and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

  Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Issuer would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Issuer, less than 25% of the value of each class of equity interests in the Issuer were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Capital Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Capital Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, no assurance can be given that the Capital Securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the Common Securities will be purchased and initially held by PMA Capital.

  Certain transactions involving the Issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Capital Securities were acquired with "plan assets" of such Plan and the assets of the Issuer were deemed to be "plan assets" of such Plan and the assets were deemed to be "plan assets" of Plans investing in the Issuer. For example, if PMA Capital is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of its subsidiaries), extensions of credit between PMA Capital and the Issuer (as represented by the Junior Subordinated Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and
Section 4975(c)(1)(B) of the Code unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if PMA Capital were considered to be a fiduciary with respect to the Issuer as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee and the Administrative Trustee), the optional redemption or acceleration of the Junior Subordinated Debentures could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid such prohibited transactions, each investing Plan by purchasing the Capital Securities will be deemed to have directed the Issuer to invest in the Junior Subordinated Debentures and to have appointed the Property Trustee.

  The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Capital Securities if assets of the Issuer were deemed to be "plan assets" of Plans investing in the Issuer as described above. Those class exemptions are PTCE 96- 23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

  Because the Capital Securities may be deemed to be equity interests in the Issuer for purposes of applying ERISA and Section 4975 of the Code, the Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reasons of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of the Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding. If a purchaser or holder of the Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, PMA Capital and the Issuer may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding.

  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the issuer were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the formation of the Issuer will be passed upon by Duane, Morris & Heckscher LLP, counsel to PMA Capital and the Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for PMA Capital by Duane, Morris & Heckscher LLP and for the Underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely on the opinions of Duane, Morris & Heckscher LLP as to matters of Delaware and Pennsylvania law. Certain matters relating to the United States federal income tax considerations will be passed upon for PMA Capital by Duane, Morris & Heckscher LLP. A John May, a director of the Company, is a member of Duane, Morris & Heckscher LLP. Mr. May beneficially owns an aggregate of 257,200 shares of the Company's Common Stock and 60,086 shares of the Company's Class A Common Stock. Of these shares, 11,250 shares of Common Stock and 2,650 shares of Class A Common Stock are owned jointly by Mr. May and his wife; 17,250 shares of Class A Common Stock are held by a partnership of which Mr. May is a general partner. Members of Duane, Morris & Heckscher LLP, including Mr. May, hold an aggregate of 259,700 shares of Common Stock and 64,686 shares of Class A Common Stock of the Company.

                                 UNDERWRITING

  Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), PMA Capital and the Issuer have agreed that the Issuer will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and First Union Capital Markets, a division of Wheat First Securities, Inc. are acting as representatives, has severally agreed to purchase from the Issuer, the respective number of Capital Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                       CAPITAL
                                                                      SECURITIES
     UNDERWRITER                                                      PURCHASED
     -----------                                                      ----------
   Goldman, Sachs & Co. .............................................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated................
   First Union Capital Markets.......................................
                                                                         ----
                                                                         ====

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Capital Securities offered hereby, if any are taken.

The Underwriters propose to offer the Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $   per Capital Security. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $   per Capital Security to
certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by PMA Capital, the Underwriting Agreement provides that PMA Capital will pay as Underwriters' Compensation for the Underwriters' arranging the investment
therein of such proceeds an amount of $   per Capital Security for the
accounts of the several Underwriters.

  In connection with the Offering, the Underwriters may purchase and sell the Capital Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Capital Securities, and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of the Capital Securities than they are required to purchase from PMA Capital in the Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Capital Securities sold in the offering may be reclaimed by the Underwriters if such Capital Securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Capital Securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Capital Securities offered hereby as interests in a direct participation program, the Offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Offers and sales of Capital Securities will be made only to (i) "qualified institutional buyers", as defined in Rule 144A under the Securities Act of 1933, as amended (the Act") or (ii) institutional "accredited investors", as defined in Rule 501(a)(1)-(3) of Regulation D under the Act. Sales to discretionary accounts may not be made without the prior written approval of the customer.

  PMA Capital and the Issuer have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the earlier of (i) the termination of trading restrictions on the Capital Securities, as determined by the Underwriters, or (ii) 30 days after the closing date, they will not offer, sell, contract to sell, or otherwise dispose of any Capital Securities, any other interests of the Issuer, or any capital stock or any other securities of the Issuer or PMA Capital which are substantially similar to the Capital Securities, including but not limited to any guarantee of such security, or any securities convertible into or exchangeable for or representing the right to receive, Capital Securities, preferred stock or such substantially similar securities of either the Issuer or PMA Capital, without the prior written consent of Goldman, Sachs & Co., except for the Capital Securities offered in connection with this Offering, the Common Securities and the Guarantee.

  There is no established public trading market for the Capital Securities. The Underwriters have advised PMA Capital that they intend to make a market in the Capital Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as the liquidity of the trading market for the Capital Securities.

  The Issuer, PMA Capital and PMA Reinsurance Corporation have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to PMA Capital and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

    (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (filed March 23, 1998);

    (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (filed May 15, 1998), June 30, 1998 (filed August 13, 1998)
  and September 30, 1998 (filed November 13, 1998);

    (iii) information included under the captions "Beneficial Ownership of Common Stock," "Section 16(a) Beneficial Reporting Compliance," "Election of Directors," "Information Regarding Management" (except for information under "Report of Compensation Committee on the Compensation of Executive Officers of the Company for the Year Ended December 31, 1997" and "Comparison of Total Return on the Company's Class A Common Stock with Certain Indices" which shall not be deemed incorporated by reference in this Prospectus) and "Certain Transactions" of the Company's definitive proxy statement (filed March 26, 1998); and

    (iv) The Company's Current Reports on Form 8-K dated February 5, 1998, February 9, 1998, and December 7, 1998.

  In addition, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement or information contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document that is also incorporated by reference herein modifies or replaces such a statement or such information. Any such statement or information so modified or replaced shall not be deemed, except as so modified or replaced, to be a part of this Prospectus.

  The Company will furnish without charge, including any beneficial owner, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Requests should be submitted by telephone to (215) 665-5046 or in writing to PMA Capital Corporation, 1735 Market Street, Philadelphia, Pennsylvania, 19103-7590, Attention: Investor Relations.

             GLOSSARY OF CERTAIN INSURANCE AND OTHER DEFINED TERMS

Actuarial analysis...........  Evaluation of risks in order to attempt to assure that premiums and loss reserves
                               adequately reflect expected future loss
                               experience and claims payments; in evaluating risks, mathematical models are used to predict future loss experience and claims payments based on past loss ratios and loss development patterns and other relevant data and assumptions.

Affiliate....................  With respect to any Person, any other person which directly or indirectly controls, is controlled by or is under common control with such Person.

Adverse......................  loss development Increases in losses and ALAE exceeding anticipated loss and ALAE experience over a given period of time.

Aggregate excess reinsurance
 arrangements................  Reinsurance arrangements under which a reinsurer assumes the risks and/or loss
                               reserves of certain business of a ceding company in their entirety.

Allocated loss adjustment
 expenses ("ALAE")...........  Allocated loss adjustment expenses include all legal expenses and other expenses incurred by a company in connection with the investigation, adjustment, settlement or litigation of claims or losses under business covered. ALAE does not include costs of "in house" counsel, claims staff or other overhead or general expense of the reinsured.

A.M. Best....................  A.M. Best Company, Inc. A.M. Best financial condition ratings are opinions of an insurance company's financial strength, operating performance and ability to meet its obligations to policyowners. Such ratings are based upon a comprehensive review of a company's financial performance, which is supplemented by certain data, including responses to A.M. Best's questionnaires, quarterly NAIC filings, state insurance department examination reports, loss reserve reports, annual reports and reports filed with state insurance departments. A.M. Best undertakes a quantitative evaluation based on profitability, leverage and liquidity and a qualitative evaluation based upon a company's book of business or spread of risk, the amount, appropriateness and soundness of reinsurance, the quality, diversification and estimated market value of its assets, the adequacy of its loss reserves and policyowners' surplus and the experience and competence of its management. A.M. Best Company, Inc. uses the following rating scale:

                               A++ and A+  Superior
                               A and A-    Excellent
                               B++ and B+  Very Good

                               B and B-   Adequate
                               C++ and C+ Fair
                               C and C-   Marginal
                               D Very     Vulnerable
                               E          Under State Supervision
                               F          In Liquidation

Annualized premium...........  The expected premium payment for a 12-month period for each policy, excluding single premium policies. Actual premium payments may be higher or lower than annualized premiums.

Attachment point.............  The amount of losses above which excess of loss reinsurance becomes operative.

Automatic facultative
 arrangements................  Facultative insurance contracts whereby the ceding company has the right, but not the obligation, to cede risks to a reinsurer and the reinsurer is obligated to accept such risks pursuant to the contract terms.

Broker; intermediary.........  One who negotiates contracts of reinsurance between a primary insurer or other reinsured and a reinsurer on behalf of the primary insurer or reinsured. The broker receives from the reinsurer a commission for placement and other services rendered.

Broker reinsurer.............  A reinsurer that markets and sells reinsurance through brokers rather than through its own employees.

Case reserves................  Loss reserves established with respect to individual reported claims.

Casualty insurance and/or
 reinsurance.................  Insurance and/or reinsurance that is concerned primarily with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting therefrom.

Catastrophe reinsurance......  A form of excess of loss property reinsurance that, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a "catastrophe cover."

Cede; ceding company;
 cedent......................  When a company reinsures its risk with another, it "cedes" business and is referred to as the "ceding company" or the "cedent".

Claim closure rate...........  The number of closed lost time workers'
                               compensation claims divided by total reported lost time workers' compensation claims by accident year as of a given evaluation date.

Clash cover..................  A form of excess of loss casualty reinsurance policy covering losses arising from a single set of circumstances covered by more than one primary policy. For example, if an insurer covers both motorists involved in an accident, a clash cover would protect the insurer from suffering a net loss in the full amount of both parties. The clash cover would pay to the insurer a portion of the loss in excess of the coverage of one of the two parties.

Combined ratio...............  A combination of the underwriting expense ratio, the loss and LAE ratio, and the
                               policyholder dividend ratio. The loss and LAE ratio measures the ratio of net incurred losses and LAE to net earned premiums. The underwriting expense ratio measures the ratio of underwriting expenses to net premiums written. The policyholder dividend ratio measures policyholder dividends as a percent of net premiums earned. Generally, companies that write predominately long-tailed liability risks will have a higher combined ratio than those companies writing predominately property risks.

Commutation..................  An agreement with a claimant whereby the claimant, in exchange for a lump sum payment, releases his or her rights to future indemnity payments.

Direct reinsurer, direct
 underwriter, direct
 writer......................  A reinsurer that markets and sells reinsurance directly to its reinsureds without the
                               assistance of brokers.

Excess and surplus lines.....  Surplus lines risks are those risks not fitting normal under-writing patterns, involving a degree of risk that is not commensurate with standard rates and/or policy forms, or that will not be written by standard carriers because of general market conditions. Excess insurance refers to coverage that attaches for an insured over the limits of a primary policy or a stipulated self-insured retention. Policies are bound or accepted by carriers not licensed in the jurisdiction where the risk is located, and generally are not subject to regulations governing premium rates or policy language.

Excess of loss reinsurance...  The generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified dollar amount, called a "layer" or "retention." Also known as nonproportional reinsurance or stop loss coverage.

Facultative reinsurance......  The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.

GAAP.........................  United States generally accepted accounting principles for property and casualty insurance companies

Gross premiums written.......
                               Total premiums for direct insurance and
                               reinsurance assumed during a given period.

Incurred but not reported
 ("IBNR") reserves...........  Loss reserves for estimated losses that have been incurred but not yet reported to the insurer or reinsurer.

Incurred losses..............  The total losses sustained by an insurance company under a policy or policies, whether paid or unpaid. Incurred losses include a provision for estimated losses that have been incurred but have not yet been reported to the insurer ("IBNR").

IRIS ratios..................  Financial ratios annually calculated by the
                               NAIC to assist state insurance departments in monitoring the financial condition of insurance companies.

Layers.......................  The division of a particular reinsurance program delineated by an attachment point and a maximum limit. Often, a reinsurance program will be divided into several layers, with the lower layers (See "Low or working layer excess of loss reinsurance") typically having higher premiums and higher claim frequency and the higher layers typically having lower premiums and claim frequency.

Loss adjustment expenses
 ("LAE").....................  The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss ratio/pure loss ratio...  Loss ratio is equal to losses and LAE divided by earned premiums. The pure loss ratio refers to losses divided by earned premiums. Undiscounted loss ratios refer to loss ratios that do not consider the net effect of discounting of loss reserves; the Company's current practice is to discount loss reserves for workers' compensation insurance.

Loss reserves................  Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments that the insurer or reinsurer ultimately will be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for LAE and consist of case reserves and IBNR reserves.

Low or working layer excess
 of loss reinsurance.........  Reinsurance that absorbs the losses immediately above the reinsured's retention layer. A low layer excess of loss reinsurer will pay up to a certain dollar amount at which point a higher layer reinsurer (or the ceding company) will be liable for additional losses.

Manual rates.................  Refers to insurance rates for lines and classes of business approved and published by state insurance departments.

Manual rate level or average
 manual rate level...........  Refers to the manual rates for lines and classes of business relative to a benchmark;
                               within this document, the term refers to the manual rates, as compared to other periods, such as a prior policy year.

Moody's......................  Moody's Investors Service, Inc. Moody's
                               financial strength ratings are opinions of an operating insurance company's ability to discharge senior policyowner claims and obligations pursuant to its insurance policies. Moody's financial strength ratings are based on information provided by the company and federal and state regulators. Moody's Investors Service, Inc. uses the following rating scale:

                               Aaa                 Exceptional
                               Aa1, Aa2 and Aa3    Excellent
                               A1, A2 and A3       Good
                               Baa1, Baa2 and Baa3 Adequate
                               Ba1, Ba2 and Ba3    Questionable
                               B1, B2 and B3       Poor
                               Caa                 Very Poor
                               Ca                  Extremely Poor
                               C                   Lowest

NAIC.........................  The National Association of Insurance
                               Commissioners, an association of the chief insurance supervisory officials of each state, territory and insular possession of the United States.

Net leverage.................  Sum of net premiums written and liabilities divided by surplus.

Net premiums earned..........  The portion of net premiums written that is recognized for accounting purposes as income during a period.

Net premiums written.........  Gross premiums written for a given period less premiums ceded to reinsurers during such period.

Non-admitted basis...........  Refers to the fact that a company marketing excess and surplus lines of insurance in a particular jurisdiction is not required to be fully licensed in such jurisdiction buy may write insurance on an excess and surplus lines basis in that jurisdiction. In addition, unlike standard lines of insurance, premium rates and policy forms for coverages written on a non-admitted basis do not require the approval of the insurance department of the jurisdiction.

Operating ratio..............  The combined ratio reduced by the net investment income ratio. The net investment income ratio is the ratio of net investment income to net premiums earned. The ratio measures a company's operating profitability, exclusive of realized gains and federal income taxes.

Per occurrence...............  A form of insurance or reinsurance under which the date of the loss event is deemed to be the date of the occurrence, regardless of when reported and permits all losses arising out of one event to be aggregated instead of being handled on a risk-by-risk basis.

Premium......................
                               Payments received on insurance policies issued or reinsured by an insurance company.

Primary insurer..............  An insurance company that issues insurance policies to the general public or to certain noninsurance entities.

Pro rata reinsurance.........  A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. Pro rata reinsurance also is known as proportional reinsurance, quota share reinsurance and participating reinsurance.

Property insurance and/or
 reinsurance.................  Insurance and/or reinsurance that indemnifies a person with an insurable interest in tangible property for his property loss, damage or loss of use.

Pure loss ratio..............  See "Loss ratio/pure loss ratio" above.

Reinsurance..................  The practice whereby one party, called the reinsurer or assuming company, in consideration of a premium paid to such party, agrees to indemnify another party, called the reinsured, for part or all of the liability assumed by the reinsured under a policy or policies of insurance that it has issued. The reinsured may be referred to as the original or primary insurer, the direct writing company or the ceding company. Reinsurance provides a primary insurer with three major benefits: it reduces net liability on individual risks; it helps to protect against catastrophic losses and it helps to maintain acceptable surplus and reserve ratios. Reinsurance provides a primary insurer with additional underwriting capacity in that the primary insurer can accept larger risks and can expand the volume of business it writes without increasing its capital base. The ceding company remains liable on its obligations under the policies reinsured if the reinsurer fails to pay claims on a reinsured policy.

Rent-a-captive...............  Refers to an arrangement pursuant to which an insurer's client purchases a policy from the insurer and chooses a participation level. The insurer, in turn, cedes the portion of the premium and loss exposure representative of the participation level to an affiliate, typically located in an offshore jurisdiction, such as Bermuda. The client then participates in the loss and investment experience within the participation level, generally through a dividend mechanism. The client is responsible for any losses that may arise within its participation level, and such potential obligation is typically secured through a letter of credit or similar collateral.

Reserves.....................  Liabilities established by insurers to reflect the estimated discounted present value of costs of claims, payments or contract liabilities and the related expenses that the insurer will ultimately be required to pay in respect of insurance it has written.

Retention, retention layer...  The amount or portion of risk that an insurer or reinsurer retains for its own account.
                               Losses in excess of the retention layer are paid by the reinsurer or retrocessionaire. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocession;
 retrocessionaire............  A transaction whereby a reinsurer cedes to another reinsurer (the "retrocessionaire") all or part of the reinsurance it has assumed. Retrocession does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.

Risk-based capital
 requirements or RBC.........  Regulatory and rating agency targeted surplus based on the relationship of statutory surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

Risk-exposed.................  Reinsurance coverages that attach within the underlying policy limits of the ceding company, which differs from catastrophe reinsurance and clash coverages.

Semiautomatic facultative
 arrangements................  Facultative reinsurance contracts where the ceding company has the right, but not the obligation to cede risks to a reinsurer and the reinsurer is obligated to accept such risks as long as they are within stated criteria. If a risk falls outside such criteria, the reinsurer has the option of either: (i) accepting the risk, (ii) declining the risk, or (iii) repricing the risk.

SFAS.........................  Statement of Financial Accounting Standards.

Standard & Poor's............  Standard & Poor's Ratings Group. Standard &
                               Poor's claims-paying ability ratings are opinions of an operating insurance company's financial ability to meet its obligations under its insurance policies. Standard & Poor's claims-paying ability ratings are based on current information provided by the subject insurance company and other reliable sources. Standard & Poor's Rating Group uses the following rating scale:

                                  AAA                            Superior
                                  AA+, AA and AA-                Excellent financial security
                                  A+, A and A-                   Good financial security
                                  BBB+, BBB and BBB-             Adequate
                                  BB+, BB and BB-                Financial security may be
                                                                 adequate
                                  B+, B and B-                   Vulnerable
                                  CCC                            Extremely Vulnerable
                                  R                              Regulatory actions
                                  A pi , BBB pi ,BB pi and B pi  Qualified solvency ratings

Statutory accounting
 principles("SAP")...........  Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.

Statutory reserves...........  Monetary amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with SAP.

Statutory or policyholder's
 surplus; statutory capital
 and surplus.................  The excess of statutory admitted assets over statutory liabilities (including loss reserves) as shown on an insurer's statutory financial statements.

Stop loss....................  See "Excess of loss reinsurance".

Survival ratio...............  For asbestos and environmental (A&E) claims, the survival ratio is equal to the average normalized loss and LAE payments for A&E over three years divided by loss reserves established for A&E.

Treaty reinsurance...........  The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all such type or category of risks originally written by the primary insurer or reinsured.

Underwriting.................  The insurer's process of reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Underwriting cycle...........  An historical pattern in which property and casualty insurance and reinsurance premiums, profits and availability of coverage rise and fall with some regularity over time.

Underwriting expenses........  The aggregate of policy acquisition costs, including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

Unearned premium.............  The portion of a premium representing the unexpired portion of the exposure period as of a certain date.

Unearned premium reserve.....  Liabilities established by insurers and reinsurers to reflect unearned premiums that are refundable to policyholders if an insurance or reinsurance contract is canceled prior to expiration of the contract term.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Consolidated Balance Sheet at September 30, 1998..........................  F-2
Consolidated Statements of Operations for the three and nine months ended
 September 30, 1998 and 1997..............................................  F-3
Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 1998 and 1997.................................  F-4
Consolidated Statements of Cash Flows for the nine months ended September
 30, 1998 and 1997........................................................  F-5
Notes to Consolidated Financial Statements................................  F-6
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Financial Statements:
  Report of Independent Accountants....................................... F-11
  Consolidated Balance Sheets at December 31, 1997 and 1996............... F-12
  Consolidated Statements of Operations for each of the three years in the period ended December 31, 1997......................................... F-13
  Consolidated Statements of Changes in Shareholders' Equity for each of the three years in the period ended December 31, 1997.................. F-14
  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1997......................................... F-16
  Notes to Consolidated Financial Statements.............................. F-17

Effective December 7, 1998, Pennsylvania Manufacturers Corporation changed its name to PMA Capital Corporation. PMA Capital Corporation may be referred to herein as "Pennsylvania Manufacturers Corporation," "PMC," or the "Company."

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                (UNAUDITED)

                                                                 SEPTEMBER 30,
                                                                     1998
                                                                 -------------
                             ASSETS
(IN THOUSANDS, EXCEPT SHARE DATA)
Investments:
  Fixed maturities available for sale, at fair value (amortized cost of $1,805,137)..........................................  $1,875,910
  Equity securities, at fair value (cost of $5).................          15
  Short-term investments, at amortized cost which approximates
   fair value...................................................      91,328
                                                                  ----------
    Total investments...........................................   1,967,253
Cash............................................................       7,595
Investment income due and accrued...............................      23,674
Uncollected premiums (net of allowance for uncollectible
 accounts of $18,545)...........................................     294,534
Reinsurance receivables (net of allowance for uncollectible
 reinsurance of $2,168).........................................     604,108
Property and equipment (net of accumulated depreciation of
 $50,910).......................................................      37,088
Deferred income taxes, net......................................      49,907
Deferred acquisition costs......................................      55,958
Other assets....................................................      91,805
                                                                  ----------
    Total assets................................................  $3,131,922
                                                                  ==========
                          LIABILITIES
Unpaid losses and loss adjustment expenses......................  $1,951,497
Unearned premiums...............................................     253,216
Long-term debt..................................................     203,000
Dividends to policyholders......................................       9,605
Funds held under reinsurance treaties...........................      75,678
Taxes, licenses and fees, and other expenses....................      53,622
Other liabilities...............................................      67,724
                                                                  ----------
    Total liabilities...........................................   2,614,342
                                                                  ----------
                      SHAREHOLDERS' EQUITY
Common stock, $5 par value (40,000,000 shares authorized;
 14,615,587 shares issued and 14,179,580 outstanding)...........      73,078
Class A common stock, $5 par value (40,000,000 shares
 authorized; 9,827,358 shares issued and 9,146,028
 outstanding)...................................................      49,136
Additional paid-in capital--Class A common stock................         339
Retained earnings...............................................     367,999
Accumulated other comprehensive income..........................      46,009
Notes receivable from officers..................................        (198)
Treasury stock, at cost:
  Common stock (436,007 shares).................................      (5,582)
  Class A common stock (681,330 shares).........................     (13,201)
                                                                  ----------
    Total shareholders' equity..................................     517,580
                                                                  ----------
    Total liabilities and shareholders' equity..................  $3,131,922
                                                                  ==========

        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                           THREE MONTHS
                                               ENDED         NINE MONTHS ENDED
                                           SEPTEMBER 30,       SEPTEMBER 30,
                                         ------------------  ------------------
                                           1998      1997      1998      1997
(IN THOUSANDS, EXCEPT PER SHARE DATA)    --------  --------  --------  --------
Revenues:
  Net premiums written.................. $120,653  $ 67,475  $369,134  $315,760
  Change in net unearned premiums.......   (6,636)   (4,505)  (33,541)  (30,389)
                                         --------  --------  --------  --------
    Net premiums earned.................  114,017    62,970   335,593   285,371
  Net investment income.................   29,163    34,353    94,363   102,812
  Net realized investment gains.........    4,099     5,531    15,362     3,600
  Service revenues......................    2,192     2,674     7,282     7,712
                                         --------  --------  --------  --------
    Total revenues......................  149,471   105,528   452,600   399,495
                                         --------  --------  --------  --------
Losses and expenses:
  Losses and loss adjustment expenses...   83,473    47,785   256,230   240,919
  Acquisition expenses..................   25,985    20,093    77,748    66,562
  Operating expenses....................   18,154    18,765    55,654    55,670
  Dividends to policyholders............    5,507     3,566    13,637    10,183
  Interest expense......................    3,768     3,803    11,231    12,025
                                         --------  --------  --------  --------
    Total losses and expenses...........  136,887    94,012   414,500   385,359
                                         --------  --------  --------  --------
Income before income taxes and
 extraordinary loss.....................   12,584    11,516    38,100    14,136
Provision (benefit) for income taxes:
  Current...............................     (424)     (741)      267    (1,094)
  Deferred..............................    2,456     4,913     5,836     2,609
                                         --------  --------  --------  --------
    Total...............................    2,032     4,172     6,103     1,515
                                         --------  --------  --------  --------
  Income before extraordinary loss......   10,552     7,344    31,997    12,621
  Extraordinary loss from early
   extinguishment of debt (net of income
   tax benefit of $2,549)...............      --        --        --     (4,734)
                                         --------  --------  --------  --------
Net income.............................. $ 10,552  $  7,344  $ 31,997  $  7,887
                                         ========  ========  ========  ========
Income per basic and diluted share:
  Basic:
    Income before extraordinary loss.... $   0.45  $   0.31  $   1.35  $   0.53
    Extraordinary loss..................      --        --        --      (0.20)
                                         --------  --------  --------  --------
Net income.............................. $   0.45  $   0.31  $   1.35  $   0.33
                                         ========  ========  ========  ========
  Diluted:
    Income before extraordinary loss.... $   0.43  $   0.30  $   1.30  $   0.51
    Extraordinary loss..................      --        --        --      (0.19)
                                         --------  --------  --------  --------
Net income.............................. $   0.43  $   0.30  $   1.30  $   0.32
                                         ========  ========  ========  ========

        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                             THREE MONTHS       NINE MONTHS
                                                 ENDED             ENDED
                                             SEPTEMBER 30,     SEPTEMBER 30,
                                            ----------------  ----------------
                                             1998     1997     1998     1997
(IN THOUSANDS)                              -------  -------  -------  -------
Net income................................. $10,552  $ 7,344  $31,997  $ 7,887
                                            -------  -------  -------  -------
Other comprehensive income, net of tax:
  Unrealized gains on securities:
    Holding gains arising during the
     period................................  22,363   28,185   38,761   19,955
    Less: reclassification adjustment for
     gains included in net income..........  (2,651)  (3,334) (11,558)  (2,384)
                                            -------  -------  -------  -------
  Other comprehensive income ..............  19,712   24,851   27,203   17,571
                                            -------  -------  -------  -------
Comprehensive income ...................... $30,264  $32,195  $59,200  $25,458
                                            =======  =======  =======  =======




        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1998         1997
(IN THOUSANDS)                                        -----------  -----------
Cash flows from operating activities:
  Net income......................................... $    31,997  $     7,887
  Adjustments to reconcile net income to net cash
   flows used by operating activities:
    Depreciation.....................................       4,155        7,117
    (Accretion) amortization.........................        (878)       3,832
    Provision for deferred income taxes..............       5,836        2,609
    Extraordinary loss from early extinguishment of
     debt............................................         --        (4,734)
    Net realized investment gains....................     (15,362)      (3,600)
    Change in uncollected premiums and unearned
     premiums, net...................................        (348)      23,523
    Change in dividends to policyholders.............        (595)      (1,820)
    Change in reinsurance receivables................     (54,165)     (36,523)
    Change in unpaid losses and loss adjustment
     expenses........................................     (51,690)    (101,912)
    Change in investment income due and accrued......         144         (313)
    Other, net.......................................       7,671       14,275
                                                      -----------  -----------
Net cash flows used in operating activities..........     (73,235)     (89,659)
                                                      -----------  -----------
Cash flows from investing activities:
  Fixed maturity investments available for sale:
    Purchases........................................  (1,377,422)  (1,462,705)
    Maturities or calls..............................     108,013      122,974
    Sales............................................   1,175,526    1,432,258
  Equity Securities:
    Sales............................................         --             3
  Net sales (purchases) of short-term investments....     162,296       (7,047)
  Proceeds from sale of corporate properties.........          21        7,145
  Proceeds from sale of subsidiary...................       2,902          --
  Net purchases of property and equipment............      (2,622)      (2,245)
                                                      -----------  -----------
Net cash flows provided by investing activities......      68,714       90,383
                                                      -----------  -----------
Cash flows from financing activities:
  Dividends paid to shareholders.....................      (6,086)      (5,966)
  Proceeds from long-term debt.......................         --       210,000
  Repayments of long-term debt.......................         --      (211,699)
  Repayments of notes receivable from officers.......         --         1,034
  Treasury stock transactions, net...................     (13,946)         626
                                                      -----------  -----------
Net cash flows used in financing activities..........     (20,032)      (6,005)
                                                      -----------  -----------
Net decrease in cash.................................     (24,553)      (5,281)
Cash January 1.......................................      32,148        7,176
                                                      -----------  -----------
Cash September 30.................................... $     7,595  $     1,895
                                                      ===========  ===========
Supplementary cash flow information:
  Cash received for income taxes..................... $      (616) $   (19,312)
  Cash paid for interest............................. $    11,150  $    15,637

        See accompanying notes to the consolidated financial statements.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            SEPTEMBER 30, 1998

1. GENERAL

  The accompanying consolidated financial statements include the accounts of Pennsylvania Manufacturers Corporation ("PMC") and its wholly and majority owned subsidiaries (the "Company"). PMC is an insurance holding company that sells property and casualty reinsurance and insurance through its insurance subsidiaries. PMC's insurance subsidiaries are domiciled in Pennsylvania, except for its excess and surplus lines affiliate which is domiciled in Delaware, and certain foreign subsidiaries.

  Reinsurance--PMC's reinsurance operations ("PMA Re"), including PMA Reinsurance Corporation, emphasize risk-exposed, excess of loss reinsurance and operate in the brokered market. PMA Re's business is predominantly in casualty lines of reinsurance.

  Workers' Compensation and Primary Standard Insurance--PMC's property and casualty insurance subsidiaries (the "Property and Casualty Group") write workers' compensation and other standard lines of commercial insurance primarily in the Mid-Atlantic and Southern regions of the U.S.

  Specialty Property and Casualty--In January of 1998, the Company's specialty insurance unit, Caliber One, commenced writing business. Caliber One writes primarily casualty business through surplus lines brokers on a nationwide basis. Caliber One's excess and surplus lines insurance affiliate, Caliber One Indemnity Company, is presently authorized as a surplus lines carrier in 41 states, Washington, DC, and Puerto Rico, with applications either pending or being prepared for the remaining states.

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. It is management's opinion that all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. Certain reclassifications of prior year amounts have been made to conform with the 1998 presentation. Additionally, net premiums written were reduced by $3.0 million and $37.0 million for the three and nine months ended September 30, 1998, respectively, representing estimated retrospective policy adjustments related to the current accident year and retrospective policy adjustments paid. These adjustments to net premiums written were made for presentation purposes only and had previously been reflected in the Company's reported revenues, financial position and results of operations.

  Operating results for the three and nine months ended September 30, 1998, are not necessarily indicative of the results to be expected for the full year. For further information, refer to the December 31, 1997 audited consolidated financial statements and footnotes thereto included elsewhere in this Prospectus.

2. PER SHARE DATA

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), which supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and Related Interpretations. The Company adopted SFAS No. 128 during 1997. In accordance with SFAS No. 128, all prior period data presented has been restated to conform with the provisions of this statement. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share and

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                            SEPTEMBER 30, 1998

requires the presentation of both basic and diluted earnings per share on the face of the income statement. SFAS No. 128 also requires a reconciliation of the numerators and denominators used in the basic earnings per share calculation to the numerators and denominators used in the diluted earnings per share calculation. Such reconciliation is provided below:

             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                    SEPTEMBER  30,          SEPTEMBER  30,
                                ----------------------- -----------------------
                                   1998        1997        1998        1997
                                ----------- ----------- ----------- -----------
Numerator:
  Control number--income before
   extraordinary loss.......... $    10,552 $     7,344 $    31,997 $    12,621
Denominator:
  Basic shares--weighted
   average
  Common and Class A common
   shares outstanding..........  23,573,472  23,870,089  23,704,376  23,845,194
Dilutive stock options.........   1,043,105     639,843     945,028     661,544
                                ----------- ----------- ----------- -----------
    Total diluted shares.......  24,616,577  24,509,932  24,649,404  24,506,738
                                =========== =========== =========== ===========

  Basic earnings per share: For the three and nine months ended September 30, 1998 and 1997, basic earnings per share calculations were based upon the weighted average number of common and Class A common shares outstanding for the periods.

  Diluted earnings per share: For the three and nine months ended September 30, 1998 and 1997, diluted earnings per share calculations were based upon the weighted average number of common and Class A common shares outstanding for the periods and the assumed exercise price of dilutive stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's Class A common stock.

3. ACCOUNTING PRONOUNCEMENTS

  As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("SFAS No. 130"), which establishes standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes a reclassification adjustment for net realized investment gains included in net income of $2.7 million (after income taxes of $1.4 million) and $11.6 million (after income taxes of $6.2 million) for the three and nine months ended September 30, 1998, respectively, and $3.3 million (after income taxes of $1.8 million) and $2.4 million (after income taxes of $1.3 million) for the three and nine months ended September 30, 1997, respectively. The new standard requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

  As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                            SEPTEMBER 30, 1998

SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. In connection with the adoption of SFAS No. 131, the Company has identified four reportable segments:
(i) PMA Re, which provides reinsurance products and services; (ii) the Property and Casualty Group, which writes workers' compensation and other standard lines of commercial insurance and includes run-off operations; (iii) Caliber One, which writes specialty insurance focusing on excess and surplus lines; and (iv) Corporate and Other, which is primarily comprised of corporate overhead and the operations of the Company's properties. The Company has excluded net realized investment gains (losses) from the profit and loss measurement it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of future performance and (ii) in many instances, decisions to buy and sell securities are made at the parent holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Pursuant to the adoption of SFAS No. 131, the Company has restated the information for the three and nine-month periods ended September 30,1997 for comparability, primarily related to certain corporate expenses that were previously allocated to the operating segments. SFAS No. 131 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Supplemental financial information for the annual periods prior to the date of adoption of SFAS No. 131 are as follows:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1997      1996      1995
                                                    -------  ---------  -------
   Pre-tax operating income (loss):
     PMA Re........................................ $45,957  $  44,807  $39,793
   The Property and Casualty Group:
     Excluding Run-off Operations..................  (3,607)  (215,669)  (3,885)
     Run-off Operations............................     (73)       --       --
                                                    -------  ---------  -------
       Total.......................................  (3,680)  (215,669)  (3,885)
   Corporate and Other.............................  (9,954)    (6,464) (14,184)
                                                    -------  ---------  -------
       Total pre-tax operating income (loss)....... $32,323  $(177,326) $21,724
                                                    =======  =========  =======

  The difference between this supplemental financial information and the information in the Company's audited financial statements included elsewhere in this Prospectus is primarily related to certain corporate expenses that were previously allocated to the operating segments. The amount of this adjustment was $6.5 million ($1.1 million allocated to PMA Re and $5.4 million to the Property and Casualty Group), $6.0 million ($2.0 million allocated to PMA Re and $4.0 million to the Property and Casualty Group) and $770,000 ($350,000 allocated to PMA Re and $420,000 to the Property and Casualty Group) for the years ended December 31, 1997, 1996, and 1995, respectively. Amounts for previous years were not material; accordingly, no adjustments have been made.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                            SEPTEMBER 30, 1998

  The following table indicates the Company's pre-tax operating income (loss) by principal business segment for the three and nine months ended September 30, 1998 and 1997:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                            THREE MONTHS       NINE MONTHS
                                                ENDED             ENDED
                                              JUNE 30,        SEPTEMBER 30,
                                           ----------------  ----------------
                                            1998    1997(1)   1998    1997(1)
                                           -------  -------  -------  -------
PMA Re.................................... $11,930  $11,487  $34,882  $34,674
The Property and Casualty Group:
  Excluding Run-off Operations............   3,389      (76)   8,343   (4,857)
  Run-off Operations......................    (387)     999       41     (108)
                                           -------  -------  -------  -------
    Total.................................   3,002      923    8,384   (4,965)
Caliber One...............................    (247)     --    (1,317)     --
Corporate and Other.......................  (2,432)  (2,622)  (7,980)  (7,148)
                                           -------  -------  -------  -------
Pre-tax operating income before interest
 expense..................................  12,253    9,788   33,969   22,561
Interest expense..........................   3,768    3,803   11,231   12,025
                                           -------  -------  -------  -------
Pre-tax operating income..................   8,485    5,985   22,738   10,536
Net realized investment gains.............   4,099    5,531   15,362    3,600
                                           -------  -------  -------  -------
Income before income taxes and
 extraordinary loss.......................  12,584   11,516   38,100   14,136
Provisions for income taxes...............   2,032    4,172    6,103    1,515
                                           -------  -------  -------  -------
Income before extraordinary loss..........  10,552    7,344   31,997   12,621
Extraordinary loss........................     --       --       --    (4,734)
                                           -------  -------  -------  -------
Net income................................ $10,552  $ 7,344  $31,997  $ 7,887
                                           =======  =======  =======  =======

--------

(1) Pre-tax operating income (loss) by business segment has been reclassified for 1997 to reflect the changes related to the implementation of SFAS No.
    131. (See Note 3 to the Consolidated Financial Statements for further discussion).

  The following table indicates the Company's total assets by principal business segment at September 30, 1998:

                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                                        1998
                                                                     ----------
   PMA Re........................................................... $1,223,315
   The Property and Casualty Group:
     Excluding Run-off Operations...................................  1,722,177
     Run-off Operations.............................................    116,242
                                                                     ----------
       Total........................................................  1,838,419
   Caliber One......................................................     63,725
   Corporate and Other..............................................      6,463
                                                                     ----------
       Total assets................................................. $3,131,922
                                                                     ==========

  In January 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-3, "Accounting by Insurance and Other

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                            SEPTEMBER 30, 1998

Enterprises for Insurance-Related Assessments" ("SOP 97-3"). SOP 97-3, which is effective for fiscal years beginning after December 15, 1998, provides guidance for determining when an insurance company should recognize a liability for guaranty fund and other insurance related assessments and how to measure that liability. While the Company is presently evaluating the impact of SOP 97-3, the adoption of SOP 97-3 is likely to result in an increase in the Company's liabilities for such assessments, although such increase is not expected to exceed $5.0 million. The impact of adopting SOP 97-3 will be reflected as a cumulative effect of an accounting change in the first quarter of 1999.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as
(i) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (ii) a hedge of the exposure to variable cash flows of a forecasted transaction, or (iii) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. While the Company is presently evaluating the impact of SFAS No. 133, the adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition or results of operations.

4. SALE OF SUBSIDIARY

  Effective July 1, 1998, the Company sold PMA Insurance, Cayman Ltd. ("PMA Cayman"), one of the entities included in the Property and Casualty Group's Run-off Operations, which reinsures claims for certain policies written by Pennsylvania Manufacturers' Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company (the "Pooled Companies"), to a third party for a purchase price of $1.8 million and recorded an after-tax loss of $1.6 million. In addition, the Company transferred to the buyer $231.5 million in cash and invested assets and recorded reinsurance receivables of $241.8 million as of September 30, 1998 related to the existing reinsurance agreements with PMA Cayman. If the actual claim payments in the aggregate exceed the estimated payments upon which the loss reserves have been established, the Company has agreed to indemnify the buyer, up to a maximum of $15.0 million. If the actual claim payments in the aggregate are less than the estimated payments upon which the loss reserves have been established, the Company will participate in such favorable loss reserve development.

5. COST REDUCTION INITIATIVES

  During 1997, the Company recorded a $7.0 million charge in operating expenses for costs associated with nonvoluntary terminations of approximately 60 employees in various operational and management positions. During 1998, the Company recorded additional charges of approximately $500,000 in operating expenses for such terminations. As of September 30, 1998, approximately $2.0 million of such charges remained in Other Liabilities on the balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders

PMA Capital Corporation:

  We have audited the accompanying consolidated balance sheets of PMA Capital Corporation (formerly, Pennsylvania Manufacturers Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PMA Capital Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ PricewaterhouseCoopers LLP

One South Market Square
Harrisburg, Pennsylvania
February 6, 1998

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
                       ASSETS
Investments:
  Fixed maturities available for sale, at fair value
   (amortized cost:
   1997--$1,900,594; 1996--$2,164,391)...............   $1,929,518   $2,126,120
  Equity securities, at fair value (cost: 1997--$5;
   1996--$259).......................................           13          262
  Short-term investments, at amortized cost which
   approximates fair value...........................      265,207      134,971
                                                        ----------   ----------
    Total investments................................    2,194,738    2,261,353
Cash.................................................       32,148        7,176
Investment income due and accrued....................       23,818       30,268
Uncollected premiums (net of allowance for
 uncollectible accounts:
 1997--$18,406; 1996--$18,877).......................      252,425      285,982
Reinsurance receivables (net of allowance for
 uncollectible reinsurance:
 1997--$2,096; 1996--$3,901).........................      332,406      257,983
Property and equipment (net of accumulated
 depreciation: 1997--$42,771; 1996--$41,219).........       38,621       50,861
Deferred income taxes, net...........................       70,391      101,642
Deferred acquisition costs...........................       45,288       44,006
Other assets.........................................       67,423       78,245
                                                        ----------   ----------
    Total assets.....................................   $3,057,258   $3,117,516
                                                        ----------   ----------
                     LIABILITIES
Unpaid losses and loss adjustment expenses...........   $2,003,187   $2,091,072
Unearned premiums....................................      211,455      205,982
Long-term debt.......................................      203,000      204,699
Dividends to policyholders...........................       10,200       12,524
Funds held under reinsurance treaties................       69,545       86,804
Taxes, licenses and fees, and other expenses.........       49,410       39,226
Other liabilities....................................       32,114       51,381
                                                        ----------   ----------
    Total liabilities................................    2,578,911    2,691,688
                                                        ----------   ----------
Commitments and contingencies (Note 13)
                SHAREHOLDERS' EQUITY
Common stock, $5 par value (40,000,000 shares
 authorized; 15,286,263 shares issued and 14,850,789
 outstanding--1997; 16,095,416 shares issued and
 15,670,052 outstanding--1996).......................       76,431       80,477
Class A common stock, $5 par value (40,000,000 shares
 authorized; 9,156,682 shares issued and 9,117,735
 outstanding--1997; 8,247,804 shares issued and
 8,173,023 outstanding--1996)........................       45,783       41,239
Additional paid-in capital--Class A common stock.....          339          --
Retained earnings....................................      343,368      336,921
Unrealized gain (loss) on investments (net of
 deferred income taxes: 1997--$(10,126); 1996--
 $13,394)............................................       18,806      (24,874)
Notes receivable from officers.......................         (198)      (1,162)
Treasury stock, at cost:
  Common stock (1997--435,474 shares; 1996--425,364
   shares)...........................................       (5,572)      (5,408)
  Class A common stock (1997--38,947 shares; 1996--
   74,781 shares)....................................         (610)      (1,365)
                                                        ----------   ----------
    Total shareholders' equity.......................      478,347      425,828
                                                        ----------   ----------
    Total liabilities and shareholders' equity.......   $3,057,258   $3,117,516
                                                        ==========   ==========

        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                              1997        1996         1995
                                           ----------  -----------  ----------
Revenues:
  Net premiums written.................... $  418,282  $   443,475  $  489,876
  Change in net unearned premiums.........     (5,331)     (12,400)       (924)
  Change in accrued retrospective
   premiums...............................    (37,000)     (10,500)     (4,000)
                                           ----------  -----------  ----------
    Net premiums earned...................    375,951      420,575     484,952
  Net investment income...................    136,698      133,936     139,355
  Net realized investment gains...........      8,598        2,984      31,923
  Service revenues........................     10,311        9,189       5,106
                                           ----------  -----------  ----------
    Total revenues........................    531,558      566,684     661,336
                                           ----------  -----------  ----------
Losses and expenses:
  Losses and loss adjustment expenses
   (includes $(35,000) effect of the
   change in discount rate on the Property
   and Casualty Group's workers'
   compensation unpaid losses from 4% to
   5% in 1995)............................    307,281      536,623     422,578
  Amortization of deferred acquisition
   costs..................................     93,501       90,292      87,207
  Operating expenses......................     75,139       97,856      81,161
  Dividends to policyholders..............     14,716       16,255      16,743
  Interest expense........................     15,768       17,052      18,734
                                           ----------  -----------  ----------
    Total losses and expenses.............    506,405      758,078     626,423
                                           ----------  -----------  ----------
Income (loss) before income taxes and
 extraordinary item.......................     25,153     (191,394)     34,913
                                           ----------  -----------  ----------
Provision (benefit) for income taxes:
  Current.................................     (4,506)     (44,572)     (4,570)
  Deferred................................      9,906      (11,488)     15,353
                                           ----------  -----------  ----------
    Total.................................      5,400      (56,060)     10,783
                                           ----------  -----------  ----------
  Income (loss) before extraordinary
   item...................................     19,753     (135,334)     24,130
  Extraordinary loss from early
   extinguishment of debt (net of income
   tax benefit of $2,549).................     (4,734)         --          --
                                           ----------  -----------  ----------
Net income (loss)......................... $   15,019  $  (135,334) $   24,130
                                           ----------  -----------  ----------
Earnings (loss) per common and equivalent
 share:
  Basic:
    Earnings (loss) before extraordinary
     item................................. $     0.83  $     (5.68) $     1.01
    Extraordinary item....................      (0.20)         --          --
                                           ----------  -----------  ----------
Net earnings (loss)....................... $     0.63  $     (5.68) $     1.01
                                           ----------  -----------  ----------
  Diluted:
    Earnings (loss) before extraordinary
     item................................. $     0.80  $     (5.68) $     0.97
    Extraordinary item....................      (0.19)         --          --
                                           ----------  -----------  ----------
Net earnings (loss)....................... $     0.61  $     (5.68) $     0.97
                                           ==========  ===========  ==========

        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                ADDITIONAL
                                                                 PAID IN              UNREALIZED
                                                   CLASS A       CAPITAL-                GAIN       NOTES
                            COMMON STOCK        COMMON STOCK     CLASS A                (LOSS)    RECEIVABLE
                         -------------------  -----------------   COMMON   REATINED       ON         FROM
                           SHARES    AMOUNTS   SHARES   AMOUNTS   STOCK    EARNINGS   INVESTMENTS  OFFICERS
                         ----------  -------  --------- ------- ---------- ---------  ----------- ----------
Balance--January 1,
 1995................... 17,606,850  $88,034  6,736,370 $33,682    $--     $ 463,952   $(49,465)   $(4,374)
 Net income.............                                                      24,130
 Common stock dividends
  declared ($.32 per
  share)................                                                      (5,396)
 Class A common stock
  dividends declared
  ($.36 per share)......                                                      (2,505)
 Conversion of common
  stock into Class A
  common stock..........   (562,270)  (2,811)   562,270   2,811                          66,976
 Unrealized gain on
  investments available
  for sale (net of tax
  effect of $(36,063))..
 Repayment of notes.....                                                                               478
 Purchase of treasury
  shares, net...........
 Effect of other
  treasury stock
  transactions..........
                         ----------  -------  --------- -------    ----    ---------   --------    -------
Balance--December 31,
 1995................... 17,044,580   85,223  7,298,640  36,493     --       480,181     17,511     (3,896)
 Net loss...............                                                    (135,334)
 Common stock dividends
  declared ($.32 per
  share)................                                                      (5,138)
 Class A common stock
  dividends declared
  ($.36 per share)......                                                      (2,788)
 Conversion of common
  into Class A common
  stock.................   (949,164)  (4,746)   949,164   4,746
 Unrealized loss on
  investments available
  for sale (net of tax
  effect of $22,823)....                                                                (42,385)
 Repayment of notes.....                                                                             2,734
 Purchase of treasury
  shares, net...........
                         ----------  -------  --------- -------    ----    ---------   --------    -------
Balance--December 31,
 1996................... 16,095,416   80,477  8,247,804  41,239     --       336,921    (24,874)    (1,162)
 Net income.............                                                      15,019
 Common stock dividends
  declared ($.32 per
  share)................                                                      (4,842)
 Class A common stock
  dividends declared
  ($.36 per share)......                                                      (3,147)
 Conversion of common
  stock into Class A
  common stock..........   (809,153)  (4,046)   809,153   4,046     339
 Class A common stock
  issued under stock
  option plans and other
  issuances of Class A
  common stock..........                         99,725     498                          43,680
 Unrealized gain on
  investments available
  for sale (net of tax
  effect of $(23,520))..
 Repayment of notes.....
 (Purchase) reissuance
  of treasury shares,
  net...................                                                        (583)                  964
                         ----------  -------  --------- -------    ----    ---------   --------    -------
Balance--December 31,
 1997................... 15,286,263  $76,431  9,156,682 $45,783    $339    $ 343,368   $ 18,806    $  (198)
                         ==========  =======  ========= =======    ====    =========   ========    =======

        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     TREASURY STOCK, AT COST
                                 ----------------------------------
                                                      CLASS A
                                  COMMON STOCK      COMMON STOCK
                                 ---------------  -----------------
                                 SHARES  AMOUNTS   SHARES   AMOUNTS    TOTAL
                                 ------- -------  --------  -------  ---------
Balance--January 1, 1995........ 388,514 $(4,706)  200,498  $(2,261) $ 524,862
 Net income.....................                                        24,130
 Common stock dividends declared
  ($.32 per share)..............                                        (5,396)
 Class A common stock dividends
  declared ($.36 per share).....                                        (2,505)
 Conversion of common stock into
  Class A common stock..........                                           --
 Unrealized gain on investments
  available for sale (net of tax
  effect of $(36,063))..........                                        66,976
 Repayment of notes.............                                           478
 Purchase of treasury shares,
  net...........................   4,050     (63)  150,442   (2,355)    (2,418)
 Effect of other treasury stock
  transactions..................                  (277,532)   3,541      3,541
                                 ------- -------  --------  -------  ---------
Balance--December 31, 1995...... 392,564  (4,769)   73,408   (1,075)   609,668
 Net loss.......................                                      (135,334)
 Common stock dividends declared
  ($.32 per share)..............                                        (5,138)
 Class A common stock dividends
  declared ($.36 per share).....                                        (2,788)
 Conversion of common into Class
  A common stock................                                           --
 Unrealized loss on investments
  available for sale (net of tax
  effect of $22,823)............                                       (42,385)
 Repayment of notes.............                                         2,734
 Purchase of treasury shares,
  net...........................  32,800    (639)    1,373     (290)      (929)
                                 ------- -------  --------  -------  ---------
Balance--December 31, 1996...... 425,364  (5,408)   74,781   (1,365)   425,828
 Net income.....................                                        15,019
 Common stock dividends declared
  ($.32 per share)..............                                        (4,842)
 Class A common stock dividends
  declared ($.36 per share).....                                        (3,147)
 Conversion of common stock into
  Class A common stock..........                                           --
 Class A common stock issued
  under stock option plans and
  other issuances of Class A
  common stock..................                                           837
 Unrealized gain on investments
  available for sale (net of tax
  effect of $(23,520))..........                                        43,680
 Repayment of notes.............                                           964
 (Purchase) reissuance of
  treasury shares, net..........  10,110    (164)  (35,834)     755          8
                                 ------- -------  --------  -------  ---------
                                 435,474 $(5,572)   38,947  $  (610) $ 478,347
                                 ======= =======  ========  =======  =========

        See accompanying notes to the consolidated financial statements.

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $    15,019  $  (135,334) $    24,130
 Adjustments to reconcile net income
  (loss) to net cash flows (used)
  provided by operating activities:
 Depreciation...........................        8,672       12,511        7,652
 Amortization...........................        4,054        7,243           35
 Provision (benefit) for deferred income
  taxes.................................        9,906      (11,488)      15,353
 Extraordinary loss from early
  extinguishment of debt................       (4,734)         --           --
 Net realized investment gains..........       (8,598)      (2,984)     (31,923)
 Change in uncollected premiums and
  unearned premiums, net................       39,030       17,983       22,381
 Change in dividends to policyholders...       (2,324)        (632)         910
 Change in unpaid losses and loss
  adjustment expenses...................      (87,885)      21,086      (33,728)
 Change in investment income due and
  accrued...............................        6,577        5,188        4,961
 Change in deferred acquisition costs...       (1,282)      (6,105)      (5,665)
 Other, net.............................      (85,795)     (23,413)      11,807
                                          -----------  -----------  -----------
Net cash flows (used) provided by
 operating activities...................     (107,360)    (115,945)      15,913
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Fixed maturity investments held to
  maturity:
 Maturities or calls....................          --           --         3,809
 Fixed maturity investments available
  for sale:
 Purchases..............................   (1,963,492)  (1,227,173)  (2,147,600)
 Maturities or calls....................      168,304       52,280       75,861
 Sales..................................    2,072,842    1,210,114    2,085,864
 Equity securities:
 Purchases..............................          --        (5,196)     (18,104)
 Sales..................................          254       16,984       28,793
 Net (purchases) sales of short-term
  investments...........................     (130,391)      78,935      (35,445)
 Sale of corporate properties...........        7,145          --           --
 Net purchases of property and
  equipment.............................       (3,577)      (6,723)      (6,017)
 Purchase of Caliber One Indemnity
  Company...............................      (15,990)         --           --
 Cash acquired in purchase of Caliber
  One Indemnity Company.................        4,509          --           --
                                          -----------  -----------  -----------
Net cash flows provided (used) by
 investing activities...................      139,604      119,221      (12,839)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds from long-term debt...........      210,000       26,000      125,000
 Repayments of long-term debt...........     (211,699)     (25,149)    (125,127)
 Dividends paid to shareholders.........       (7,965)      (7,926)      (7,885)
 Proceeds from exercised stock options
  and issuance of Class A common stock..          837          --           --
 Treasury stock transactions, net.......          591         (929)         480
 Repayments of notes receivable from
  officers..............................          964        2,734          478
                                          -----------  -----------  -----------
Net cash flows used by financing
 activities.............................       (7,272)      (5,270)      (7,054)
                                          -----------  -----------  -----------
Net increase (decrease) in cash.........       24,972       (1,994)      (3,980)
Cash January 1..........................        7,176        9,170       13,150
                                          -----------  -----------  -----------
Cash December 31........................  $    32,148  $     7,176  $     9,170
                                          ===========  ===========  ===========
Supplementary cash flow information:
 Amounts (received) paid for income
  taxes.................................  $   (19,112) $     5,525  $      (951)
 Amounts paid for interest..............  $    19,776  $    16,622  $    15,062
 Fair value of securities transferred
  from held to maturity classification
  to available for sale classification..  $       --   $       --   $ 1,238,077

        See accompanying notes to the consolidated financial statements.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements include the accounts of Pennsylvania Manufacturers Corporation (PMC) and its wholly and majority owned subsidiaries (the Company). PMC is an insurance holding company that sells property and casualty reinsurance and insurance through its insurance subsidiaries. PMC's insurance subsidiaries are domiciled in Pennsylvania, except for its newly established excess and surplus lines writer, discussed below, which is domiciled in Delaware, and certain foreign subsidiaries.

  Reinsurance--PMC's reinsurance subsidiary, PMA Reinsurance Corporation (PMA
Re), emphasizes risk-exposed, excess of loss reinsurance and operates in the brokered market. PMA Re's business is predominantly in casualty lines of reinsurance.

  Workers' Compensation and Primary Standard Insurance--PMC's property and casualty insurance subsidiaries (the Property and Casualty Group) write workers' compensation and other standard lines of commercial insurance primarily in the Mid-Atlantic and Southern regions of the U.S.

  Specialty Property and Casualty--During 1997, the Company established a separate specialty insurance operation focusing on excess and surplus lines, Caliber One Management Company (Caliber One). In December 1997, PMA Re acquired 100% of the outstanding common stock of Caliber One Indemnity Company (formerly known as Lincoln Insurance Company) for approximately $16,000 and made a capital contribution of approximately $11,300 to Caliber One Indemnity Company. All of Caliber One Indemnity Company's acquired loss reserves were reinsured by an insurance affiliate of Caliber One Indemnity Company's former parent immediately prior to and in conjunction with the purchase (the "Reserve Guarantee"). The Reserve Guarantee covers adverse development and uncollectible reinsurance in an amount equal to the stated amount of the reserves acquired, plus an additional $68,500. Upon the purchase of Caliber One Indemnity Company, management valued the amount of the Reserve Guarantee at approximately $5,000 in excess of the stated acquired reserves. Management believes that the Reserve Guarantee will be adequate to cover any future adverse reserve development or uncollectible reinsurance on the acquired reserves. At December 31, 1997, $36,807 was recoverable under the Reserve Guarantee, which is included in reinsurance receivables. Management is accounting for the Reserve Guarantee in conformity with EITF Topic D-54, "Accounting by the Purchaser for a Seller's Guarantee of the Adequacy of Liabilities for Losses and Loss Adjustment Expenses of an Insurance Enterprise Acquired in a Purchase Business Combination", and, accordingly, any future revisions to the estimates of the amount of underlying loss reserves and the amount recoverable under the Reserve Guarantee will be recognized in losses and loss adjustment expenses in the period in which the estimates are changed. Management believes that the reinsurance obtained as part of the purchase will be adequate to cover any future adverse reserve development or uncollectible insurance on the acquired reserves. PMA Re intends to maintain Caliber One Indemnity Company's surplus at not less than $25,000, the minimum capital and surplus required for many states in order to be an eligible excess and surplus lines carrier. Management anticipates that Caliber One will primarily write multi-line business consisting of primary and excess commercial general liability, professional liability, excess automobile and certain property exposures. Because Caliber One's results were not significant in 1997, Caliber One's financial information has been included within the Corporate and Other segment, including pre-opening costs of approximately $900, which have been expensed as incurred.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The Company's significant accounting policies and practices are as follows:

  A. Basis of Presentation--The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results may differ from those estimates. These consolidated financial statements vary in certain respects from statutory accounting practices prescribed or permitted by the Pennsylvania Insurance Department and the Delaware Insurance Department, (collectively SAP). Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of NAIC publications. Permitted SAP encompasses all accounting practices that are not prescribed. The NAIC has a project to codify SAP, the result of which is expected to constitute the only source of prescribed SAP. The project, when completed, will change the definitions of what comprises prescribed versus permitted SAP and may result in changes to the accounting policies that insurance companies use to prepare SAP financial statements. See Note 18 for additional SAP information and a reconciliation of SAP net income and surplus to GAAP net income and shareholders' equity.

  B. Investments--Fixed maturity investments include U.S. Treasury securities and obligations of U.S. Government agencies, obligations of states and political subdivisions, where applicable, corporate debt securities and mortgage-backed securities. Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," fixed maturities which the Company may hold for an indefinite period of time are classified as available-for-sale and, accordingly, are carried at fair value with changes in fair value, net of income tax effects, reflected in shareholders' equity. Fixed maturities which the Company has the positive intent and ability to hold to maturity are carried at amortized cost. In 1995, the Company re-evaluated the classifications of its fixed maturity investments. As a result, effective June 30, 1995, the Company reclassified its entire held-to-maturity portfolio, which had an amortized cost of $1,241,774, to the available-for-sale designation in order to match more closely the Company's investment strategy. This reclassification resulted in a $1,238,077 increase in available-for-sale securities and a $2,403 unrealized loss (net of deferred taxes), with no impact on net income. As of December 31, 1997, the Company's entire fixed income portfolio remains designated as available for sale.

  Equity securities for all periods are stated at fair value with changes in fair value, net of income tax effects, reflected in shareholders' equity.

  Realized gains and losses, determined by specific identification, are reflected in income in the period in which the sale transaction occurs.

  C. Premiums--Premiums, including estimates of additional premiums resulting from audits of insureds' records, are earned principally on a pro rata basis over the terms of the policies. Premiums applicable to the unexpired terms of policies in-force are reported as unearned premiums. Estimated premiums receivable on retrospectively rated policies are reported as a component of uncollected premiums (See Note 1-P).

  The Company follows Emerging Issues Task Force Consensus Position No. 93-6, "Accounting for Multiple Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises" (EITF 93-6).

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

EITF 93-6 requires that the Company reflect adjustments to future premiums, as the result of past experience under multiple year reinsurance contracts, in earnings currently. The impact of EITF 93-6 has been immaterial.

  D. Unpaid Losses And Loss Adjustment Expenses--Unpaid losses and loss adjustment expenses are stated net of estimated salvage and subrogation and are determined using claims adjusters' evaluations, estimates of losses and loss adjustment expenses on known claims, and estimates of losses and loss adjustment expenses incurred but not reported (IBNR). IBNR reserves are calculated utilizing various actuarial methods. Unpaid losses on certain workers' compensation claims are discounted to present value using the Company's payment experience and SAP mortality and interest assumptions (See
Note 3). The methods of making such estimates and establishing the resulting reserves are continually reviewed and updated and any adjustments resulting therefrom are reflected in earnings currently.

  E. Deferred acquisition costs--The costs of acquiring new and renewal business are deferred and amortized over the period during which the related premiums are earned. Such costs include direct acquisition costs, including commissions, brokerage, and premium taxes as well as other policy issuance costs and underwriting expenses that directly relate to and vary with the production of business. The Company determines whether deferred acquisition costs are recoverable considering future losses and loss adjustment expenses, maintenance costs, and anticipated investment income. To the extent that deferred acquisition costs are not recoverable, the deficiency is charged to income currently.

  F. Dividends to Policyholders--The Property and Casualty Group issues certain workers' compensation insurance policies with dividend payment features. These policyholders share in the operating results in the form of dividends declared at the discretion of the Company's board of directors. Dividends to policyholders are accrued during the period in which the related premiums are earned and are determined based on the terms of the individual policies.

  G. Income Taxes--The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach, whereby deferred tax assets and liabilities are recorded to the extent of the tax effect of differences between the financial statement carrying values and tax bases of assets and liabilities. A valuation allowance is recorded for deferred tax assets where it appears more likely than not that the Company will not be able to recover the deferred tax asset. In addition, PMC and a majority of its subsidiaries have a written tax-sharing agreement which allocates to each entity subject to the agreement its Federal income taxes on a separate return basis. The benefit of any net operating losses is retained by PMC.

  H. Property and equipment--Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on the straight-line method utilizing useful lives ranging from 3 to 40 years. During 1996, the Property and Casualty Group changed the depreciable lives for its mainframe computer equipment from five years to three years. The effect of this adjustment was to increase 1996 depreciation expense by approximately $4,800.

  I. Per Share Information--In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share", which supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and Related Interpretations, and which the Company adopted during 1997. In

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

accordance with SFAS No. 128, all prior period data presented has been restated to conform with the provisions of this statement. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires the presentation of both basic and diluted earnings per share on the face of the income statement. SFAS No. 128 also requires a reconciliation of the numerators and denominators used in the basic earnings per share calculation to the numerators and denominators used in the diluted earnings per share calculation. Such reconciliation is provided in Note 16.

  Basic earnings per share: For years 1997, 1996 and 1995, basic earnings per share was based upon the weighted average number of common and Class A common shares outstanding for the period.

  Diluted earnings per share: For years 1997 and 1995, diluted earnings per share was based upon the weighted average number of common and Class A common shares outstanding during the year and the assumed exercise price of dilutive stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's Class A common stock. In 1996, diluted earnings per share was based upon the weighted average common and Class A common shares outstanding during the year; the assumed exercise price of stock options using the average market price of the Company's Class A common stock was not taken into consideration as these stock options would have had an anti-dilutive effect on the net loss per share (See
Note 16).

  J. Stock-Based Compensation--The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's Class A common stock at the date of the grants over the amount an employee must pay to acquire the Class A common stock.

  K. Computer Software Costs Related to the Year 2000--In 1996, the Company adopted Emerging Issues Task Force Consensus Position No. 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000" (EITF 96-14). EITF 96-14 states that external and internal costs specifically associated with modifying internal-use software for the Year 2000 should be charged to expense as incurred. In accordance with EITF 96-14, the Company charged approximately $2,000 and $1,800 to operating expenses during the years ended December 31, 1997 and 1996, respectively, for costs associated with modifying internal-use software.

  L. Service Revenues--Service revenues are earned over the term of the related contracts in proportion to the actual services rendered.

  M. Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation. Additionally, in 1995, the Company elected to change its method of reporting cash flows from the direct method to the indirect method.

  N. Recently Issued Accounting Standards--In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125, which is effective for transfers and extinguishments occurring after December 31, 1996, provides consistent standards for distinguishing transfers of

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

financial assets that are sales from transfers that are secured borrowings. The Property and Casualty Group's domestic insurance subsidiaries participated in a transfer arrangement of certain accounts receivable. This arrangement has been terminated as a result of SFAS No. 125. The termination did not have a material impact on the Company's financial condition or results of operations.

  During 1997, the FASB issued SFAS No. 130, "Comprehensive Income," which establishes standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In addition, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt the provisions of these pronouncements in 1998. The adoption of these pronouncements will not have an impact on the Company's financial position and results of operations, but may change the presentation of certain of the Company's financial statements and related notes and data thereto.

  O. Long-Lived Assets--It is management's policy to review long-lived assets, such as the Company's properties, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such changes in circumstances include such things as significant decline in market value or change in use of the asset. Periodically, management reviews appraisals and/or cash flow projections from properties and other long- lived assets and compares such amounts to the carrying values to determine whether or not there has been an impairment. If such an impairment exists, it is management's policy to write down the carrying value of the asset to fair value less costs to carry and dispose of the asset, where applicable.

  P. Accrued Retrospective Premiums--Accrued retrospective premiums, which are a component of uncollected premiums, are based upon actuarial estimates of expected ultimate losses and resulting estimated premium adjustments relating to retrospectively rated policies. The change in accrued retrospective premiums is a component of net premiums earned. The estimated ultimate premium adjustments under retrospectively rated policies are recorded in the initial accident year based upon estimated loss experience on the underlying policies and adjusted in subsequent periods in conjunction with revisions of the estimated underlying losses on such policies. In addition, accrued retrospective premiums are increased (decreased) based upon retrospective policy adjustments paid (billed); such adjustments actually billed or paid do not impact premium revenues as the Company records an offsetting amount through net premiums written.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The following sets forth the components of the change in accrued retrospective premiums for each of the past three years:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
   Estimated retrospective policy
    adjustments related to current accident
    year...................................  $  (12,460) $  (18,767) $  (12,941)
   Revision of estimate of retrospective
    policy adjustments related to prior
    accident years.........................     (44,719)     (9,888)     (4,845)
   Retrospective policy adjustments paid...      20,179      23,155      13,786
   Uncollectible write-off.................         --       (5,000)        --
                                             ----------  ----------  ----------
     Total.................................  $  (37,000) $  (10,500) $   (4,000)
                                             ==========  ==========  ==========

  In 1997, 1996 and 1995, the Property and Casualty Group reduced accrued retrospective premiums by $37,000, $10,500 and $4,000, respectively. The primary reason for the additional reduction in 1997 relative to 1996 was a $44,719 revision of estimate of accrued retrospective premiums, primarily due to the favorable development of claims liabilities for more recent accident years ($35,719) and the commutation of claims for accident years 1991 and prior in 1997 ($9,000). The reduction for policy years 1991 and prior primarily relates to the commutation program for such years initiated in late 1996. In July 1997, the Property and Casualty Group completed a formal program where it commuted a large number of claims associated with workers' compensation claims from accident years 1991 and prior, including loss reserves associated with retrospective policies (See Note 3). The commutation program resulted in current payments to claimants which were less than the carried reserves. As a result of the differences between the current commutation payments to claimants and carried reserves on such claims, management reduced its estimate of amounts recoverable under retrospectively rated policies and also recognized a reduction in losses and LAE associated with such policies. The reduction related to 1992 through 1996 policy years was primarily related to a corresponding amount of favorable development on underlying loss reserves for such years (See Note 3). The effects of the commutations on these prior loss reserves, as well as the intent of the Property and Casualty Group to continue utilizing early intervention techniques such as commutations on claims from more recent accident years, have led to a re-estimation of policy liabilities for these more recent accident years, and a re-estimation of amounts due under retrospectively rated policies for these more recent accident years.

  Management believes that it has made a reasonable estimate of the Company's accrued retrospective premiums. While the eventual ultimate receivable may differ from the current estimates, management does not believe that the difference will have a material effect, either adversely or favorably, on the Company's financial position or results of operations.

2. INVESTMENTS

  The Company's investment portfolio is well diversified and contains no significant concentrations in any specific industry, business segment, or individual issuer. The Company principally invests in U.S. Treasury securities and obligations of U.S. Government agencies, high-quality obligations of states and political subdivisions and corporations, and mortgage backed securities. Equity securities consist entirely of common stocks of financial institutions, public utilities, and industrial and service entities.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The amortized cost and fair value of the Company's investment portfolio are as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                       COST      GAINS      LOSSES     VALUE
                                    ---------- ---------- ---------- ----------
December 31, 1997
Fixed maturities available for
 sale:
  U.S. Treasury securities and
   obligations of U.S. Government
   agencies........................ $1,105,689  $17,267    $ 3,390   $1,119,566
  Corporate debt securities........    675,218   12,845        392      687,671
  Mortgage backed securities.......    119,687    2,657         63      122,281
                                    ----------  -------    -------   ----------
Total fixed maturities available
 for sale..........................  1,900,594   32,769      3,845    1,929,518
Equity securities..................          5        8        --            13
Short-term investments.............    265,207      --         --       265,207
                                    ----------  -------    -------   ----------
    Total investments.............. $2,165,806  $32,777    $ 3,845   $2,194,738
                                    ==========  =======    =======   ==========
December 31, 1996
Fixed maturities available for
 sale:
  U.S. Treasury securities and
   obligations of U.S. Government
   agencies........................ $1,640,881  $ 4,045    $42,182   $1,602,744
  Obligations of states and
   political subdivisions..........     77,562      194      1,229       76,527
  Corporate debt securities........    372,620    3,203      2,977      372,846
  Mortgage backed securities.......     73,328      728         53       74,003
                                    ----------  -------    -------   ----------
Total fixed maturities available
 for sale..........................  2,164,391    8,170     46,441    2,126,120
Equity securities..................        259        3        --           262
Short-term investments.............    134,971      --         --       134,971
                                    ----------  -------    -------   ----------
    Total investments.............. $2,299,621  $ 8,173    $46,441   $2,261,353
                                    ==========  =======    =======   ==========

  The amortized cost and estimated fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          AMORTIZED     FAIR
                                                             COST      VALUE
                                                          ---------- ----------
     1998................................................ $  129,047 $  128,919
     1999-2002...........................................    634,888    633,643
     2003-2007...........................................    394,704    396,459
     2008 and thereafter.................................    622,268    648,216
     Mortgage backed securities..........................    119,687    122,281
                                                          ---------- ----------
                                                          $1,900,594 $1,929,518
                                                          ========== ==========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  Net investment income consists of the following:

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Fixed maturities........................... $  128,400 $  131,530 $  129,883
   Equity securities..........................        --         148        503
   Short-term investments.....................      7,282      7,711     11,764
   Other......................................      4,422      3,251      4,303
                                               ---------- ---------- ----------
     Total investment income..................    140,104    142,640    146,453
   Investment expenses........................      3,406      8,704      7,098
                                               ---------- ---------- ----------
     Net investment income.................... $  136,698 $  133,936 $  139,355
                                               ========== ========== ==========

  Net realized investment gains consist of the following:

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Realized gains:
     Fixed maturities......................... $   20,899 $   12,762 $   37,900
     Equity securities........................        --       4,351      3,117
     Other....................................        --           4        --
                                               ---------- ---------- ----------
                                                   20,899     17,117     41,017
                                               ---------- ---------- ----------
   Realized losses:
     Fixed maturities.........................     12,203     12,861      5,956
     Equity securities........................        --         436      2,200
     Other....................................         98        836        938
                                               ---------- ---------- ----------
                                                   12,301     14,133      9,094
                                               ---------- ---------- ----------
       Total net realized investment gains.... $    8,598 $    2,984 $   31,923
                                               ========== ========== ==========

  On December 31, 1997, the Company had securities with a total amortized cost and fair value of $30,925 and $31,105, respectively, on deposit with various governmental authorities, as required by law. In addition, at December 31, 1997, securities with a total amortized cost and fair value of $11,603 and $11,547, respectively, were pledged as collateral for letters of credit issued on behalf of the Company.

  Change in unrealized appreciation (depreciation) of investments consists of the following:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------
                                              1997       1996         1995
                                           ---------- -----------  -----------
   Fixed maturities available for sale.... $   67,195 $   (62,457) $    99,874
   Equity securities......................          5      (2,751)       3,165
                                           ---------- -----------  -----------
   Change in unrealized appreciation
    (depreciation) of investments......... $   67,200 $   (65,208) $   103,039
                                           ========== ===========  ===========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  During 1997, the Company established a securities lending program through which securities are loaned from the Company's portfolio to qualifying third parties, subject to certain limits, via a lending agent for short periods of time. Borrowers of these securities must provide collateral equal to a minimum of 102% of the market value and accrued interest of the loaned securities. Acceptable collateral may be in the form of either cash or securities. Cash received as collateral is invested in short-term investments, and all securities received as collateral are of similar quality to those securities lent by the Company. Additionally, the Company limits securities lending to 40% of statutory admitted assets of its insurance subsidiaries, with a 2% limit on statutory admitted assets to any individual borrower. The Company receives either a fee from the borrower or retains a portion of the income earned on the collateral. Under the terms of the securities lending program, the Company is indemnified against borrower default, with the lending agent responsible to the Company for any deficiency between the cost of replacing a security that was not returned and the amount of collateral held by the Company. In 1997, the Company recognized income from securities lending transactions of $524, net of lending fees, which was included in investment income. The Company had approximately $175,000 of securities on loan as of December 31, 1997.

3. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

  Activity in the liability for unpaid losses and loss adjustment expenses
(LAE) is summarized as follows:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
   Balance at January 1....................  $2,091,072  $2,069,986  $2,103,714
   Less: reinsurance recoverable on unpaid
    losses and LAE.........................     256,576     261,492     247,856
                                             ----------  ----------  ----------
   Net balance at January 1................   1,834,496   1,808,494   1,855,858
                                             ----------  ----------  ----------
   Losses and LAE incurred, net:
     Current year..........................     341,880     323,069     357,787
     Prior years...........................     (86,006)    156,074      51,491
     Accretion of discount (includes
      ($35,000) effect of the change in the
      discount rate for the Property and
      Casualty Group's workers'
      compensation unpaid losses from 4% to
      5% in 1995)..........................      51,407      57,480      13,300
                                             ----------  ----------  ----------
   Total losses and LAE incurred, net......     307,281     536,623     422,578
                                             ----------  ----------  ----------
   Losses and LAE paid, net:
     Current year..........................     (72,399)    (72,194)    (71,126)
     Prior years...........................    (398,475)   (438,427)   (398,816)
                                             ----------  ----------  ----------
   Total losses and LAE paid, net..........    (470,874)   (510,621)   (469,942)
                                             ----------  ----------  ----------
   Net balance at December 31..............   1,670,903   1,834,496   1,808,494
   Reinsurance recoverable on unpaid losses
    and LAE................................     332,284     256,576     261,492
                                             ----------  ----------  ----------
   Balance at December 31..................  $2,003,187  $2,091,072  $2,069,986
                                             ==========  ==========  ==========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The Company's results of operations included a decrease in estimated incurred losses and LAE related to prior accident years of $86,006 in 1997, and an increase of $156,074 and $51,491 in 1996 and 1995, respectively.

  During 1997, PMA Re recorded favorable reserve development on prior accident years of approximately $32,100. PMA Re has consistently recorded favorable reserve development on prior accident years for the past several years. The remaining decrease in estimated losses and LAE on prior accident years during calendar year 1997 can be attributed primarily to the following: the cession of prior year reserves by PMA Life Insurance Company to a third party reinsurer of approximately $14,800 (See Note 5); favorable reserve development at the Property and Casualty Group in conjunction with the formal commutation program, discussed below, of approximately $9,000 pertaining to retrospectively rated policies for accident years 1991 and prior; favorable reserve development at the Property and Casualty Group of approximately $28,000 related to retrospectively rated policies pertaining to accident years 1992 through 1996; and favorable development on pre-1992 workers' compensation reserves of $7,100, partially offset by reserve strengthening in commercial multi-peril business for accident year 1996 of $5,000.

  The increase in estimated incurred losses and LAE during 1996 is primarily due to a loss reserve strengthening charge of $191,400. This loss reserve strengthening was associated with the following lines of business:

                                                                         1996
                                                                       --------
     Workers' compensation............................................ $110,000
     Asbestos and environmental.......................................   60,400
     Other lines of business..........................................   21,000
                                                                       --------
                                                                       $191,400
                                                                       ========

  The 1996 aggregate workers' compensation adverse development was allocated $102,000 to Pennsylvania and $8,000 to all other states in the Company's marketing territory. Of the $102,000, the allocation by accident year is as follows: prior to 1987: $16,000; 1987 to 1991: $101,000; and 1992 and subsequent years: $(15,000). In 1995, substantially all of the workers' compensation adverse development related to accident years 1987 to 1991 in Pennsylvania. For accident years prior to 1992, the traditional paid loss development schedules for workers' compensation had begun to exhibit an increasing trend in loss development factors by 1993. This trend was initially attributed to an increase in commutation activity. In 1995, management began to question whether loss data was developing in a manner that was consistent with the conclusion that the loss development trends were impacted solely by commutation activity. As a result, management began to accumulate additional data in order to determine whether there were additional causes of the increase in the paid loss development data; management obtained claim count data that was far more detailed than had been historically utilized in the reserve setting process. This data indicated that the paid loss development factors were not only impacted by commutation activity, but also by a decline in the claims closure rate in Pennsylvania. Management believes that the decline of the closure rates was due to several interrelated factors. One factor related to the fact that efforts to rehabilitate claimants and return them to work were not as successful as anticipated. For accident years 1987 to 1991, in particular, extensive efforts were made by the Company to rehabilitate claimants and return them to work at either full or modified duty. By late 1995 and into 1996, it was recognized, by a review of a slow down in the claims closure pattern

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

that these rehabilitation efforts were not impacting the closure rates as expected. Another factor negatively impacting claims closure rates related to the economic conditions in Pennsylvania in the early 1990's. During the period from 1990 to 1994, economic conditions in Pennsylvania were considered to be depressed in the Company's major industry niches for workers' compensation insurance (construction, heavy manufacturing). Payrolls in these industries were stagnant, and in many cases, employment was flat or declining. The Company believes that in periods of declining employment opportunities, there is a tendency for indemnity periods to increase, which occurred for workers who suffered injuries in these industries.

  The above factors, when considered with the fact that the benefits period in Pennsylvania was unlimited, caused the Company to believe that a substantial portion of claimants from the pre-1992 period, who had already been out of work five to nine years, would not return to work in any capacity. In late 1995 and during 1996, management undertook an effort to quantify the impact of the declining closure rates versus the increase in commutation activity. During the fourth quarter of 1995, management strengthened the Property and Casualty Group's workers' compensation reserves by $54,700; however, the quantification of the effect of the claims closure rate was an extremely complex process, and as such, the data was not fully understood at that time. As the data under analysis was more mature and refined in 1996, management determined that the workers' compensation loss reserves for Pennsylvania in the pre-1992 accident years needed to be increased substantially; therefore, the Property and Casualty Group increased its workers' compensation reserves by $110,000 in 1996.

  Workers' compensation reform legislation enacted in Pennsylvania in 1993 and 1996 introduced various controls and limitations on medical and disability benefits. Management believes that these reforms have had and will continue to have a favorable impact on workers' compensation loss ratios for accident years 1993 and subsequent. In addition, management took several steps to reduce the outstanding claims associated with the Pennsylvania workers' compensation business written through 1991. A formal commutation program was initiated in the fourth quarter 1996 and continued into late 1997. Commutations are agreements with claimants whereby the claimants, in exchange for a lump sum payment, will forego their rights to future indemnity payments from the Property and Casualty Group. Under Pennsylvania workers' compensation laws, all such commutation arrangements must be approved by the claimant and the Pennsylvania Workers' Compensation Board. The Property and Casualty Group paid approximately $101,100 and $17,800 in 1997 and the fourth quarter of 1996, respectively, to commute workers' compensation indemnity claims. Savings associated with these claims were consistent with management's expectations. The number of open claims for accident years 1991 and prior was substantially reduced as a result of the commutation program. This reduction in open claims is expected to reduce the possibility of any further adverse development on such reserves, although there can be no assurances that the level of commutations will have a significant impact on the future development of such reserves.

  Estimating reserves for workers' compensation claims can be more difficult than many other lines of property and casualty insurance for several reasons, including (i) the long payment "tail' associated with the business; (ii) the impact of social, political and regulatory trends on benefit levels; (iii) the impact of economic trends; and (iv) the impact of changes in the mix of business. At various times, one or a combination of such factors can make the interpretation of actuarial data associated with workers' compensation loss development more difficult, and it can take additional time to recognize changes in loss development patterns. Under such circumstances, adjustments will be made to such

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

reserves as loss patterns develop and new information becomes available and such adjustments may be material.

  The adverse development in reserves associated with asbestos and environmental claims during 1996 was due to the completion of a detailed analysis of loss and LAE reserves associated with asbestos and environmental liability claims in 1996. The reserving for asbestos and environmental claims has undergone change at both the Company and in the insurance industry in general. For environmental and asbestos liability claims, reserving methodology has been evolving into accepted industry practice in the recent past; the Company's actuaries were able to apply these methods to its loss reserves in 1997 and 1996. To reserve for environmental claims, the Company currently utilizes a calendar year development technique known as aggregate loss development. This technique focuses on the aggregate losses paid as of a particular date and aggregate payment patterns associated with such claims. Several elements including remediation studies, remediation, defense, declaratory judgment, and third party bodily injury claims were considered in estimating the costs and payment patterns of the environmental and toxic tort losses. Prior to the development of these techniques, there was a substantial range in the nature of reserving for environmental and toxic tort liabilities. The methods employed by the Company prior to the review performed in 1996 included a review of aggregate loss and loss adjustment paid and case incurred data along with resulting "survival ratios" to establish IBNR for environmental and toxic tort claims. For asbestos claims, the Company had previously reserved costs to defend, and any indemnification payments anticipated on, claims for which it had received notice that it was a responsible party, plus a bulk factor applied to the estimated case reserves to provide for potential development of indemnification and defense costs related to such claims. In 1996, the Company performed a ground up analysis of asbestos loss reserves using an actuarially accepted modeling technique. Using historical information as a base and information obtained from a review of open claims files, assumptions were made about future claims activity in order to estimate ultimate losses. For each individual major account, projections were made regarding new plaintiffs per year, the number of years new claims will be reported, the average loss severity per plaintiff, and the ratio of loss adjustment expense to loss. In many cases involving larger asbestos claims, the Company reserved up to the policy limits for the applicable loss coverage parts for the affected accounts. Policy terms and reinsurance treaties were applied in the modeling of future losses. Estimation of obligations for asbestos and environmental exposures continues to be more difficult than other loss reserves because of several factors, including: (i) evolving methodologies for the estimation of the liabilities; (ii) lack of reliable historical claim data; (iii) uncertainties with respect to insurance and reinsurance coverage related to these obligations; (iv) changing judicial interpretations; and (v) changing government standards.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The Company's asbestos-related losses were as follows:

                                          FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                             1997        1996         1995
                                          ----------  -----------  ----------
   Gross of reinsurance:
     Beginning reserves.................. $   80,055  $    27,611  $   13,969
     Incurred losses and LAE.............      2,435       62,854      22,482
     Calendar year payments for losses
      and LAE............................     (5,764)     (10,410)     (8,840)
                                          ----------  -----------  ----------
     Ending reserves..................... $   76,726  $    80,055  $   27,611
                                          ==========  ===========  ==========
   Net of reinsurance:
     Beginning reserves.................. $   53,300  $    23,443  $    8,168
     Incurred losses and LAE.............        (36)      39,427      21,826
     Calendar year payments for losses
      and LAE............................     (4,686)      (9,570)     (6,551)
                                          ----------  -----------  ----------
     Ending reserves..................... $   48,578  $    53,300  $   23,443
                                          ==========  ===========  ==========

  The Company's environmental-related losses were as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
   Gross of reinsurance:
     Beginning reserves...................  $   35,626  $   20,134  $   20,952
     Incurred losses and LAE..............       1,130      22,143       3,516
     Reserves acquired through purchase of
      Caliber One Indemnity Company(1)....      13,060         --          --
     Calendar year payments for losses and
      LAE.................................      (4,708)     (6,651)     (4,334)
                                            ----------  ----------  ----------
     Ending reserves......................  $   45,108  $   35,626  $   20,134
                                            ==========  ==========  ==========
   Net of reinsurance:
     Beginning reserves...................  $   34,592  $   20,134  $   20,952
     Incurred losses and LAE..............       1,068      21,109       3,516
     Calendar year payments for losses and
      LAE.................................      (3,965)     (6,651)     (4,334)
                                            ----------  ----------  ----------
     Ending reserves......................  $   31,695  $   34,592  $   20,134
                                            ==========  ==========  ==========

--------
(1) Such acquired reserves have been reinsured by an affiliate of the former parent (See Note 1).

  Of the total net asbestos reserves, approximately $6,700, $6,800, and $6,700 related to established claims reserves at December 31, 1997, 1996, and 1995, respectively, and $41,900, $46,500, and $16,700 related to incurred but not reported losses at December 31, 1997, 1996, and 1995, respectively. Of the total net environmental reserves, approximately $11,200, $12,500, and $10,300 related to established claims reserves at December 31, 1997, 1996, and 1995, respectively, and $20,500, $22,100, and $9,800 related to incurred but not reported losses at December 31, 1997, 1996, and 1995, respectively. All incurred asbestos and environmental losses were for accident years 1986 and prior.

  Management believes that its reserves for asbestos and environmental claims are appropriately established based upon known facts, existing case law, and generally accepted actuarial

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

methodologies. However, due to changing interpretations by courts involving coverage issues, the potential for changes in federal and state standards for clean-up and liability and other factors, the ultimate exposure to the Company for these claims may vary significantly from the amounts currently recorded, resulting in a potential adjustment in the claims reserves recorded. Additionally, issues involving policy provisions, allocation of liability among participating insurers, proof of coverage, and other factors make quantification of liabilities exceptionally difficult and subject to adjustment based upon newly available data.

  In 1996, other commercial lines for the Property and Casualty Group experienced reserve strengthening of $21,000, as compared to a reserve release of $11,600 in 1995. The reserve strengthening was principally due to a re-estimation of loss adjustment costs associated with general liability claims. Through 1991, the Property and Casualty Group's mix of general liability insurance policies were weighted towards the manufacturing classes of business. Subsequent to 1991, the Property and Casualty Group's mix of business became more heavily weighted towards the construction and contracting classes of business. These particular classes of business have experienced losses due to construction defects and similar matters, that have taken longer to emerge than the classes of business previously written by the Property and Casualty Group. Defense costs associated with these claims have also exceeded the original estimate of the Property and Casualty Group's management, which was based on the patterns of indemnification payments associated with the earlier classes of business written. When this issue was discovered, the Property and Casualty Group factored the increased defense costs and the emergence pattern in determining a more appropriate reserve amount for loss handling costs. The release of reserves in 1995 was primarily due to favorable loss experience in commercial automobile business.

  Unpaid losses on workers' compensation claims for the Company include approximately $816,000 and $1,012,000, net of discount of $460,230 and $514,248, at December 31, 1997 and 1996, respectively. The approximate discount rate used was 5% at December 31, 1997 and 1996. In 1995, the Property and Casualty Group changed its discount rate with respect to its workers' compensation unpaid losses from approximately 4% to 5% for SAP and GAAP purposes. This change was approved and is permitted by the Pennsylvania Insurance Department. The effect on net income (net of tax effect of $12,250) in 1995 was $22,750 ($0.96 per basic share and $0.92 per diluted share).

  The Company's loss reserves were stated net of salvage and subrogation of approximately $59,900 and $75,000 at December 31, 1997 and 1996, respectively. The following table presents the salvage and subrogation by segment and product line:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
     Property and Casualty Group:
       Workers' compensation................................... $46,000 $61,900
       Other Commercial Lines..................................   4,800   3,900
                                                                ------- -------
     Total Property and Casualty Group.........................  50,800  65,800
     PMA Re....................................................   9,100   9,200
                                                                ------- -------
     Total salvage and subrogation............................. $59,900 $75,000
                                                                ======= =======

  The Company's policy with respect to estimating the amounts and realizability of salvage and subrogation is to develop historical accident year schedules of paid salvage and subrogation by line of

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

business, which are then projected to an ultimate basis using actuarial projection techniques. The anticipated salvage and subrogation is the estimated ultimate salvage and subrogation less any amounts received by the Company. The realizability of anticipated salvage and subrogation is reflected in the historical data that is used to complete the projection, as historical paid data implicitly considers realization and collectibility.

4. DEFERRED ACQUISITION COSTS

  The following represents the components of deferred acquisition costs and the amounts that were charged to expense:

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------
                                              1997        1996        1995
                                           ----------  ----------  ----------
   Balance at January 1................... $   44,006  $   37,901  $   32,236
   Deferral of acquisition costs..........     94,783      96,397      92,872
   Amortization of deferred acquisition
    costs.................................    (93,501)    (90,292)    (87,207)
                                           ----------  ----------  ----------
   Balance at December 31................. $   45,288  $   44,006  $   37,901
                                           ==========  ==========  ==========

5. REINSURANCE

  In the ordinary course of business, PMC's reinsurance and insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. The reinsurance and insurance subsidiaries cede business, primarily on an excess of loss basis, in order to limit the maximum net loss from large risks and limit the accumulation of many smaller losses from a catastrophic event. The reinsurance and insurance subsidiaries remain primarily liable to their clients in the event their reinsurers are unable to meet their financial obligations.

  Amounts receivable from reinsurers related to paid and unpaid losses are displayed separately on the consolidated balance sheets, net of an allowance for uncollectible accounts.

  The components of net premiums earned and losses and LAE incurred are as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                               1997         1996        1995
                                            -----------  ----------  ----------
   Earned Premiums:
     Direct................................ $   277,871  $  299,386  $  370,590
     Assumed...............................     216,357     209,688     149,838
     Ceded.................................    (118,277)    (88,499)    (35,476)
                                            -----------  ----------  ----------
   Net..................................... $   375,951  $  420,575  $  484,952
                                            ===========  ==========  ==========
   Losses and LAE Incurred:
     Direct................................ $   244,429  $  420,157  $  317,552
     Assumed...............................     166,202     163,799     127,910
     Ceded.................................    (103,350)    (47,333)    (22,884)
                                            -----------  ----------  ----------
   Net..................................... $   307,281  $  536,623  $  422,578
                                            ===========  ==========  ==========

  The Company performs extensive credit reviews on its reinsurers, focusing on, among other things, financial capacity, stability, trends, and commitment to the reinsurance business. Prospective

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

and existing reinsurers failing to meet the Company's standards are excluded from the Company's reinsurance programs. In addition, the Company requires letters of credit to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.

  At December 31, 1997, the Company had reinsurance recoverables due from the following unaffiliated single reinsurers in excess of 3% of shareholders' equity:

                                             GROSS AMOUNT DUE
                    REINSURER                 TO THE COMPANY  A.M. BEST RATING
                    ---------                ---------------- ----------------
     United States Fidelity and Guaranty
      Company...............................     $74,041              A
     Essex Insurance Company................      36,807              A
     American Re-Insurance Corporation......      35,411              A+
     Kemper Reinsurance Corporation.........      21,853              A
     London Life International Reinsurance
      Corporation...........................      16,212              A+
     Continental Casualty Company...........      15,209              A

  The Company maintained funds held to collateralize the above balances in the amount of $66,891 at December 31, 1997. The Company believes that it would have the right to offset the funds withheld from a reinsurer against the balances due from such reinsurer in the event of insolvency.

  During 1997, PMA Life Insurance Company reinsured the majority of its in force annuity business with a third party reinsurer via a quota-share reinsurance agreement for approximately $15,400. The transaction effectively makes PMA Life Insurance Company a dormant company.

  All of Caliber One Indemnity Company's acquired loss reserves were reinsured with an affiliate of its former parent in conjunction with its purchase by PMA Re, as discussed in Note 1. Management believes that such reinsurance is adequate to cover any future reserve development or uncollectible reinsurance on the acquired reserves.

6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
   Senior notes 9.53%, due 1997.............................. $    --  $  7,143
   Senior notes 9.60%, due 2001..............................      --    46,428
   Senior notes 7.62%, due 2001, Series A....................      --    71,000
   Senior notes 7.62%, due 2000, Series B....................      --    36,000
   Revolving credit agreement, expiring in 1998..............      --    44,000
   Revolving credit facility, expiring in 2002(1)............  203,000      --
   Mortgage notes............................................      --       128
                                                              -------- --------
   Long-term debt............................................ $203,000 $204,699
                                                              ======== ========

--------
(1) Maturing in an installment of $15,500 in 1999 and annual installments of $62,500 commencing in 2000 through 2002.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  On March 14, 1997, the Company refinanced substantially all of its existing credit agreements not already maturing in 1997 through the completion of a new $235,000 revolving credit facility (New Credit Facility). Utilizing the New Credit Facility, the Company refinanced the following obligations:

     Senior notes 9.60%, due 2001..................................... $ 46,428
     Senior notes 7.62%, due 2001, Series A...........................   71,000
     Senior notes 7.62%, due 2000, Series B...........................   36,000
     Revolving credit agreement, expiring in 1998(1)..................   36,000
                                                                       --------
     Total............................................................ $189,428
                                                                       ========

--------
(1) The Company repaid $8,000 of the revolving credit agreement prior to March 14, 1997.

  The early extinguishment of the senior note agreements resulted in an extraordinary loss of $4,734 ($7,283 pre-tax). The New Credit Facility bears interest at LIBOR plus 0.70% on the utilized portion and carries a 0.275% facility fee on the unutilized portion. The spread over LIBOR and the facility fee are adjustable downward based upon the Company's debt to capitalization ratios in the future. As of December 31, 1997, the interest rate on the utilized portion of the New Credit Facility was 6.61%.

  In November of 1996, the Company entered into a letter of credit agreement with a group of banks, which currently extends through November of 1998. The original agreement allowed the issuing bank to issue letters of credit having an aggregate outstanding face amount up to $75,000. Effective March 14, 1997, this facility was reduced to an aggregate outstanding face amount not to exceed $50,000. The agreement requires the Company to pay a commitment fee during the existence of the agreement equal to 0.1875% per annum on the average daily available amount. At December 31, 1997 and 1996, the aggregate outstanding face amount of letters of credit issued was $46,881 and $47,461, respectively. This agreement primarily secures reinsurance liabilities of the insurance subsidiaries of the Company.

  The debt covenants supporting the revolving credit facility and the letter of credit agreement contain provisions which, among other matters, limit the Company's ability to incur additional indebtedness, merge, consolidate and acquire or sell assets. The debt covenants also require the Company to satisfy certain ratios related to net worth, debt-to-capitalization, and interest coverage. Additionally, the debt covenants place restrictions on dividends to shareholders (See Note 15).

  The Company has entered into an interest rate swap agreement in its management of its existing interest rate exposures. This transaction effectively changed the Company's interest rate exposure on a portion of the New Credit Facility, which has a floating rate, to a fixed obligation as follows:

                                  NOTIONAL PRINCIPAL
                                      BALANCE AT
      DEBT AGREEMENT              DECEMBER 31, 1997  FIXED RATE FLOATING RATE
      --------------              ------------------ ---------- -------------
   Revolving Credit Facility,
    2002.........................      $150,000         7.24%       6.61%

  The variable rate resets every three months. This agreement involves the exchange of interest payment obligation without the exchange of underlying principal. The differential to be paid or received is recognized as an adjustment of interest expense. In the event that a counterparty fails to meet the

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

terms of the agreement, the Company's exposure is limited to the interest rate differential on the notional principal amount ($150,000). Management believes such credit risk is minimal and any loss would not be significant.

7. STOCK OPTIONS

  The Company currently has six stock option plans in place for options granted to officers and other key employees for the purchase of the Company's Class A common stock, under which 3,864,903 Class A common shares are reserved for issuance. The stock options are granted under terms and conditions determined by a committee appointed by the Company's board of directors. Granted stock options have a maximum term of ten years, vest over periods ranging between zero and five years, and are typically granted with an exercise price equal to the fair market value of the stock. Information regarding these option plans for 1997, 1996, and 1995 are as follows:

                                 1997                 1996                 1995
                          -------------------  -------------------  -------------------
                                     WEIGHTED             WEIGHTED             WEIGHTED
                                     AVERAGE              AVERAGE              AVERAGE
                           SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                          ---------  --------  ---------  --------  ---------  --------
Options outstanding,
 beginning of year......  3,242,160  $ 12.43   3,087,260  $ 11.80   2,926,000  $ 10.41
Options granted.........    324,500    17.00     325,000    17.00     775,000    15.59
Options exercised.......   (162,248)   (8.78)    (99,150)   (8.33)   (205,199)   (8.66)
Options canceled........   (286,800)  (11.53)    (70,950)  (11.55)   (408,541)  (10.65)
                          ---------  -------   ---------  -------   ---------  -------
Options outstanding, end
 of year................  3,117,612  $ 13.18   3,242,160  $ 12.43   3,087,260  $ 11.80
                          =========  =======   =========  =======   =========  =======
Option price range at
 end of year............   $8.00 to $17.00      $8.00 to $17.00      $6.60 to $16.00
Option price range for
 exercised shares.......   $8.00 to $15.00      $6.60 to $10.00      $6.60 to $11.50
Options available for
 grant at end of year...       747,291              921,566              425,616

  Stock options outstanding at December 31, 1997 and related exercise price and weighted average remaining life information is as follows:

                                                                     WEIGHTED
                                   OPTIONS           OPTIONS         AVERAGE
                               OUTSTANDING AT    EXERCISABLE AT   REMAINING LIFE
   EXERCISE PRICES            DECEMBER 31, 1997 DECEMBER 31, 1997   (IN YEARS)
   ---------------            ----------------- ----------------- --------------
    $ 8.00...................       254,357           246,857          3.49
     10.00...................       438,690           438,690          4.46
     11.50...................       799,000           799,000          5.65
     12.75...................       271,500           271,500          6.17
     15.00...................       296,580           287,580          7.45
     16.00...................       411,485           283,735          7.43
     17.00...................       646,000           228,725          9.15
                                  ---------         ---------
                                  3,117,612         2,556,087
                                  =========         =========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The fair value of options at date of grant was estimated using a binomial model with the following weighted average assumptions:

                                                1997(1) 1996(2) 1995(3) 1995(4)
                                                ------- ------- ------- -------
     Expected life (years).....................    10      10      10      10
     Interest rate.............................   6.3%    6.3%    6.1%    6.2%
     Volatility................................    18%     18%     18%     18%
     Dividend yield............................   2.3%    2.3%    2.3%    2.3%

--------
(1) Options granted on September 3, 1997
(2) Options granted on July 23, 1996
(3) Options granted on June 5, 1995
(4) Options granted on September 1, 1995

  The Company has adopted the disclosure-only provision of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date for awards granted during the year, pretax income would have been reduced by $1,878 ($1,221 after tax, or $0.05 per basic share), $2,079 ($1,352 after tax, or $0.06 per basic share), and $4,308 ($2,800 after tax, or $0.12 per basic share) in 1997, 1996, and 1995, respectively.

8. INCOME TAXES

  The components of income tax provision (benefit) from continuing operations are:

                                          FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                             1997        1996         1995
                                          ----------  -----------  ----------
     Current:
       Federal........................... $   (4,506) $   (44,572) $   (4,570)
                                          ----------  -----------  ----------
                                              (4,506)     (44,572)     (4,570)
                                          ----------  -----------  ----------
     Deferred:
       Federal...........................      9,906      (11,488)     15,353
                                          ----------  -----------  ----------
                                               9,906      (11,488)     15,353
                                          ----------  -----------  ----------
     Income tax provision (benefit) from
      continuing operations.............. $    5,400  $   (56,060) $   10,783
                                          ==========  ===========  ==========

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The components of income tax benefit from extraordinary item are:

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                          ----------------------
                                                            1997    1996  1995
                                                          --------  ------------
     Current:
       Federal........................................... $   (374) $ --  $ --
                                                          --------  ----- -----
                                                              (374)   --    --
                                                          --------  ----- -----
     Deferred:
       Federal...........................................   (2,175)   --    --
                                                          --------  ----- -----
                                                            (2,175)   --    --
                                                          --------  ----- -----
     Income tax benefit from extraordinary item.......... $ (2,549) $ --  $ --
                                                          ========  ===== =====

  A reconciliation between the total provision (benefit) for income taxes and the amounts computed at the Statutory Federal income tax rate of 35% for the years 1997, 1996 and 1995 is as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                              1997        1996         1995
                                            ---------- -----------  ----------
   Computed at the Statutory tax rate.....  $   8,804  $   (66,988) $   12,220
   (Decrease) increase in taxes resulting
    from:
     Excludable dividends.................        --           (36)       (107)
     Tax-exempt interest..................        (61)      (4,547)    (12,917)
     Losses of foreign reinsurance affili-
      ate.................................        --        16,060       8,469
     Reversal of income tax accruals......     (3,703)         --          --
     Other................................        360         (549)      3,118
                                            ---------  -----------  ----------
   Provision (benefit) for income taxes...  $   5,400  $   (56,060) $   10,783
                                            =========  ===========  ==========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The tax effects of significant temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that represent the net deferred tax asset are as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
     Allowance for uncollectible accounts................... $  6,839  $  9,037
     Unearned premiums......................................   13,756    13,386
     Discounting of unpaid losses and LAE...................   63,743    51,086
     Unrealized depreciation of investments.................      --     13,394
     Depreciation...........................................      --      5,646
     Postretirement benefit obligation......................    5,139     5,111
     Tax carryforwards......................................   46,088    67,014
     Other..................................................   18,919     9,458
                                                             --------  --------
     Gross deferred tax asset...............................  154,484   174,132
                                                             --------  --------
     Deferred acquisition costs.............................  (15,723)  (15,352)
     Pension asset..........................................     (371)   (1,348)
     Depreciation...........................................     (574)      --
     Unrealized appreciation of investments.................  (10,126)      --
     Losses of foreign reinsurance affiliate................  (55,087)  (55,790)
     Other..................................................   (2,212)      --
                                                             --------  --------
     Gross deferred tax liability...........................  (84,093)  (72,490)
                                                             --------  --------
     Net deferred tax asset................................. $ 70,391  $101,642
                                                             ========  ========

  At December 31, 1997, the Company had approximately $109,622 of net operating loss carryforwards (expiring in 2011), approximately $7,532 of alternative minimum tax credit carryforwards (which do not expire) and approximately $188 of general business credit carryforwards (expiring in 2010 and 2011).

  Under SFAS 109, a valuation allowance should be provided to offset the effects of a deferred tax asset if management believes that it is more likely than not that the benefit of a deferred tax item will not be realized. Management believes that the benefit of its deferred tax asset will be fully realized, and therefore has not provided for a valuation allowance.

  U.S. Federal tax return examinations have been completed for the years 1992 and 1993. The examinations for years 1994 and 1995 are currently in progress. In management's opinion, the ultimate resolution of these matters will not have an adverse impact on the Company's financial position or results of operations.

9. EMPLOYEE RETIREMENT, POSTRETIREMENT, AND POSTEMPLOYMENT BENEFITS

  During 1996, the Property and Casualty Group initiated a Voluntary Early Retirement Program ("VERIP"). Eligibility to participate in the VERIP was contingent upon an employee's age and years of service with the Company. Of the approximately 85 employees eligible to participate in the VERIP, approximately 50 employees opted to participate. At December 31, 1996, the Company accrued $7,635 in connection with the VERIP. The components of this accrual are as follows:

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Pension costs....................................................... $4,300
     Postemployment costs................................................  2,360
     Postretirement costs................................................    975
                                                                          ------
                                                                          $7,635
                                                                          ======

  The Company did not offer a VERIP in 1997, and as such, did not incur any VERIP expenses. The Company did, however, incur certain restructuring and other charges during 1997 (See Note 20).

  A. Pension and Retirement Plans--The Company sponsors a qualified non-contributory defined benefit pension plan (Qualified Pension Plan) covering substantially all employees. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plan are generally determined on the basis of an employee's length of employment and career average salary. The Company's policy is to fund pension cost accrued in accordance with the Employee Retirement Income Security Act of 1974. The Company also maintains a non-qualified unfunded supplemental defined benefit pension plan (Non-qualified Pension Plan) for the benefit of certain key employees.

  The following tables set forth the amounts recognized in the Company's financial statements with respect to the Qualified and Non-qualified pension plans:

                             FOR THE YEAR ENDED           FOR THE YEAR ENDED           FOR THE YEAR ENDED
                              DECEMBER 31, 1997            DECEMBER 31, 1996            DECEMBER 31, 1995
                         ---------------------------  ---------------------------  ---------------------------
                                     NON-                         NON-                         NON-
                         QUALIFIED QUALIFIED          QUALIFIED QUALIFIED          QUALIFIED QUALIFIED
                           PLAN      PLAN     TOTAL     PLAN      PLAN     TOTAL     PLAN      PLAN     TOTAL
                         --------- --------- -------  --------- --------- -------  --------- --------- -------
Service cost-benefits
 earned during the
 period.................  $ 1,375    $ 93    $ 1,468   $ 1,665    $ 98    $ 1,763   $ 1,132    $108    $ 1,240
Interest cost on
 projected benefit
 obligation.............    3,034     166      3,200     2,948     150      3,098     2,770     158      2,928
Actual return on plan
 assets.................   (2,490)    --      (2,490)   (2,830)    --      (2,830)   (8,712)    --      (8,712)
Net amortization and
 deferral...............     (884)     93       (791)     (842)     94       (748)    5,803      94      5,897
VERIP...................      --      --         --      4,300     --       4,300       --      --         --
                          -------    ----    -------   -------    ----    -------   -------    ----    -------
Net pension cost........  $ 1,035    $352    $ 1,387   $ 5,241    $342    $ 5,583   $   993    $360    $ 1,353
                          =======    ====    =======   =======    ====    =======   =======    ====    =======

                               DECEMBER 31, 1997            DECEMBER 31, 1996
                          ---------------------------  ---------------------------
                                      NON-                         NON-
                          QUALIFIED QUALIFIED          QUALIFIED QUALIFIED
                            PLAN      PLAN     TOTAL     PLAN      PLAN     TOTAL
                          --------- --------- -------  --------- --------- -------
Actuarial present value
 of:
 Vested benefit
  obligation............   $36,405   $ 1,238  $37,643   $41,932   $ 1,069  $43,001
 Non-vested benefit
  obligation............     3,919        79    3,998     3,487        68    3,555
                           -------   -------  -------   -------   -------  -------
Accumulated benefit
 obligation.............   $40,324   $ 1,317  $41,641   $45,419   $ 1,137  $46,556
                           =======   =======  =======   =======   =======  =======
Projected benefit
 obligation.............   $44,653   $ 2,472  $47,125   $49,331   $ 2,133  $51,464
Fair value of Pension
 Plan assets............    40,600       --    40,600    46,739       --    46,739
                           -------   -------  -------   -------   -------  -------
Excess of projected
 benefit obligation over
 Pension Plan assets....    (4,053)   (2,472)  (6,525)   (2,592)   (2,133)  (4,725)
Unrecognized net loss
 (gain).................     4,830        29    4,859       588       (63)     525
Unrecognized transition
 asset..................      (810)    1,123      313    (1,081)    1,216      135
Unrecognized prior
 service benefit........    (1,101)      --    (1,101)   (1,199)      --    (1,199)
                           -------   -------  -------   -------   -------  -------
Pension liability.......   $(1,134)  $(1,320) $(2,454)  $(4,284)  $  (980) $(5,264)
                           =======   =======  =======   =======   =======  =======

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Qualified Pension Plan assets consist of equity securities, fixed maturity securities, fixed income contracts, and the Company's common stock.

  Actuarial assumptions utilized by the Qualified and Non-qualified Pension Plan are as follows:

                                                           FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------ ------ ------
     Discount rate........................................   7.0%   7.5%   7.0%
     Rate of compensation increase........................   4.5%   5.0%   5.0%
     Expected long-term rate of return on plan assets.....   8.0%   8.0%   8.0%

  The Company also maintains a voluntary defined contribution savings plan covering all employees who work a minimum of 20 hours per week. The Company matches employee contributions up to 5% of compensation. Contributions under such plans charged to income were $1,735, $2,153 and $1,726 in 1997, 1996 and 1995, respectively.

  B. Postretirement Benefits--In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. Substantially all of the Company's employees may become eligible for those benefits if they have worked fifteen or more years with the Company and have attained the age of fifty while in the service of the Company. For employees who retire on or subsequent to January 1, 1993, the Company will pay a fixed portion of medical insurance premiums. Retirees will absorb future increases in medical premiums.

  The funded status of this liability is as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
     Accumulated postretirement benefit obligation:
     Retirees and dependents................................... $ 6,076 $ 6,931
     Fully eligible active employees...........................   1,214     952
     Active employees not fully eligible.......................   2,383   1,871
                                                                ------- -------
     Total.....................................................   9,673   9,754
     Unrecognized prior service cost...........................   1,317   1,436
     Unrecognized net gain.....................................   3,455   4,031
                                                                ------- -------
     Accrued postretirement benefit liability.................. $14,445 $15,221
                                                                ======= =======

  The components of postretirement benefit cost include the following:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1997    1996     1995
                                                        ------  -------  ------
     Service cost...................................... $  237  $   248  $  330
     Interest cost.....................................    655      561     658
     Amortization......................................   (242)    (251)   (209)
     VERIP.............................................    --       975     --
                                                        ------  -------  ------
     Postretirement benefit cost....................... $  650  $ 1,533  $  779
                                                        ======  =======  ======

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Assumptions used in the computation of the funded status and postretirement benefit cost are as follows:

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                             1997   1996   1995
                                                            ------ ------ ------
     Discount rate.........................................   7.5%   7.0%   7.0%
     Health care inflation rate:
       Next year...........................................   7.5%   8.0%   8.5%
       Ultimate............................................   5.5%   5.5%   5.5%

  The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan has been established at 7.5% for 1998 and is expected to decline gradually to 5.5% in 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A 1% increase in the trend rate for health care costs would have increased the accumulated postretirement benefit obligation by $405 and the annual service and interest cost by $27.

  C. Postemployment Benefits--SFAS No. 112, "Employers' Accounting for Postemployment Benefits," establishes the accounting standards for employers who provide benefits to employees subsequent to their employment, but prior to retirement. These benefits include severance, long-term and short-term disability payments, salary continuation, postemployment health benefits, supplemental unemployment benefits, and other related payments. SFAS No. 112 requires that benefit obligations attributable to prior service and/or that relate to benefits that vest or accumulate must be accrued presently if the payments are probable and reasonably estimable. Postemployment benefits that do not meet such criteria are accrued when payments are probable and reasonably estimable. In connection with the VERIP described above, the Company recorded $2,360 of postemployment costs in 1996. While a VERIP was not offered in 1997, the Company incurred approximately $7,000 of severance and other restructuring charges during 1997 (See Note 20).

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table represents the carrying amounts and estimated fair values of the Company's financial instruments. Estimated fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. Certain financial instruments, specifically amounts relating to insurance contracts, are excluded from this disclosure.

                                      DECEMBER 31, 1997     DECEMBER 31, 1996
                                    --------------------- ---------------------
                                     CARRYING  ESTIMATED   CARRYING  ESTIMATED
                                      AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                    ---------- ---------- ---------- ----------
Financial assets:
  Fixed maturities available for
   sale............................ $1,929,518 $1,929,518 $2,126,120 $2,126,120
  Equity securities................         13         13        262        262
Financial liabilities:
  Long-term debt...................    203,000    203,000    204,699    218,101
  Interest rate swap agreements....        --       3,388        --          52

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate values:

Fixed maturities:          The fair values are estimated based upon quoted
                           market prices.

Equity securities:         The fair values are estimated based upon quoted
                           market prices.

Long-term debt:            The fair value is estimated using discounted cash
                           flow calculations based upon the Company's current incremental borrowing rate for similar types of borrowing facilities or the rate utilized to prepay obligations, where applicable.

Interest rate swaps:       The fair values are estimated by obtaining quotes
                           from dealers.

Guarantees:                The fair values are determined based upon the
                           likelihood of the Company being required to satisfy the underlying obligations. Management believes that it is a remote possibility that the Company would have to act upon any guarantees. Therefore, the fair value of the guarantees is zero.

Other financial
instruments (excluded from
the above table):          The carrying values approximate the fair values.

11. DISCLOSURE OF CERTAIN RISKS AND UNCERTAINTIES

  A. Business Segments and Concentrations--As stated in Note 1, PMC is an insurance holding company that sells property and casualty reinsurance and insurance through its insurance subsidiaries.

  The following summarizes the relative importance of the segments and lines of insurance in terms of net premiums written:

                                                  PERCENT OF THE COMPANY'S
                                                    NET PREMIUMS WRITTEN
                                                 ----------------------------
                                                   1997      1996      1995
                                                 --------  --------  --------
     PMA Re-total...............................     42.5%     37.0%     31.2%
     PMA Re-casualty reinsurance lines..........     28.4      27.5      21.9
     The Property and Casualty Group-total......     57.5      63.0      68.8
     The Property and Casualty Group-workers'
      compensation..............................     43.2      45.6      42.8

  PMA Re distributes its products through major reinsurance brokers. PMA Re's top five such brokers accounted for 90.8% of PMA Re's gross premiums in force at December 31, 1997.

  The Property and Casualty Group's operations are concentrated in six contiguous states in the Mid-Atlantic and Southern regions of the U.S. As such, economic trends in individual states may not be independent of one another. Also, the Property and Casualty Group's products are highly regulated by each of these states. For many of the Property and Casualty Group's products, the insurance departments of the states in which it conducts business must approve rates and policy forms. In addition, workers' compensation benefits are determined by statutes and regulations in each of these

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

states. While the Property and Casualty Group considers factors such as rate adequacy, regulatory climate, and economic factors in its underwriting process, unfavorable developments in these factors could have an adverse impact on the Company's financial condition and results of operations.

  The Company actively manages its exposure to catastrophic events. In the underwriting process, the Company generally avoids the accumulation of insurable values in catastrophe prone regions. Also, in writing property reinsurance coverages, PMA Re typically requires per occurrence loss limitations for contracts that could have catastrophe exposure. Through per risk reinsurance, the Company also manages its net retention in each exposure. In addition, PMA Re maintains retrocessional protection of $46,000 excess of $2,000 per occurrence, and the Property and Casualty Group maintains catastrophe reinsurance protection of $27,700 excess of $850. As a result, the Company's loss ratios have not been significantly impacted by catastrophes, and management believes that the Company has adequate reinsurance to protect against the estimated probable maximum gross loss from a catastrophic event; however, though management believes it is unlikely, an especially severe catastrophic event could exceed the Company's reinsurance and/or retrocessional protection, and adversely impact the Company's financial position, perhaps materially.

  B. Use of Estimates in the Preparation of the Financial Statements--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Unpaid Losses and Loss Adjustment Expenses--At December 31, 1997, the Company carried $2,003,187 of unpaid losses and loss adjustment expenses. Unpaid losses and loss adjustment expenses reflect management's best estimate of future amounts needed to pay claims and related settlement costs with respect to insured events which have occurred, including events that have not been reported to the Company. In many cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to the Company and the Company's payment of that loss. In general, liabilities for reinsurers become known more slowly than for primary insurers and are subject to more unforeseen development. As part of the process in determining these amounts, historical data is reviewed and consideration is given to the impact of various factors, such as legal developments, changes in social attitudes, and economic conditions. In addition, estimating reserves for workers' compensation claims can be more difficult than many other lines of property and casualty insurance for several reasons, including (i) the long payment "tail' associated with the business; (ii) the impact of social, political and regulatory trends on benefit levels for both medical and indemnity payments; (iii) the impact of economic trends; and (iv) the impact of changes in the mix of business. At various times, one or a combination of such factors can make the interpretation of actuarial data associated with workers' compensation loss development more difficult, and it can take additional time to recognize changes in loss development patterns. Under such circumstances, adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

  Management believes that its unpaid losses and loss adjustment expenses are fairly stated at December 31, 1997, in accordance with GAAP. However, estimating the ultimate claims liability is necessarily a complex and judgmental process inasmuch as the amounts are based on management's informed estimates and judgments using data currently available. As additional experience and data

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

become available regarding claims payment and reporting patterns, legislative developments, and economic conditions, the estimates are revised accordingly. If the Company's ultimate net losses prove to be substantially greater than the amounts recorded at December 31, 1997, the related adjustments could have a material adverse impact on the Company's financial condition and results of operations (See also Note 3).

  C. Year 2000 Issue--The unprecedented advances in computer technology over the past several decades have resulted in dramatic changes in the way companies do business. Most of these developments have been tremendously beneficial, but some have proven costly, as businesses have struggled to adapt to various features of the new technological landscape. One such well-publicized problem has arisen out of the worldwide use of the so-called "Year 2000" programming convention, in which two digit numbers were generally used instead of four digit numbers to identify the years used in dates. As a consequence, most computers require relatively costly reprogramming to enable them to correctly perform date operations involving years 2000 or later, a problem anticipated to have substantial repercussions on the business world, since computer operations involving date calculations are pervasive.

  With the assistance of outside consulting groups, the Company began evaluating and reprogramming its own computer systems to address the Year 2000 problem in late 1995. Management anticipates that by no later than year end 1998, it will have completed substantially all necessary programming work so that Year 2000 issues are not likely to result in any material adverse disruption in the Company's computer systems or its internal business operations. The cost of this work through year-end 1997 has been approximately $3,800. The Company estimates that the total remaining cost will be approximately $1,300, and will be expensed in 1998.

  Many experts now believe that Year 2000 problem may have a material adverse impact on the national and global economy generally. In addition, it seems likely that if businesses are materially damaged as a result of Year 2000 problems, at least some such businesses may attempt to recoup their losses by claiming coverage under various types of insurance policies. And, although management has concluded that under a fair reading of the various policies of insurance issued by it no coverage for Year 2000 problems should be considered to exist, it is not possible to predict whether or to what extent any such coverage could ultimately be found to exist by courts in the various jurisdictions. Accordingly, important factors which could cause actual results to differ materially from those expressed in the forward looking statements include but are not limited to the inability of the Company to accurately estimate the impact of the Year 2000 problem on the insurance, or other business operations, of the Company.

12. TRANSACTIONS WITH RELATED PARTIES

  The Company's largest shareholder is PMA Foundation (the "Foundation"), formerly known as Pennsylvania Manufacturers' Association, which is a not-for-profit corporation qualified under Section 501(c)(6) of the Internal Revenue Code, whose purposes include the promotion of the common business interests of its members and the economic prosperity of the Commonwealth of Pennsylvania. As of December 31, 1997, the Foundation owned 4,561,225 shares of common stock (30.7% of the class) and 912,225 shares of Class A common stock (10.0% of the class), which constitutes 29.5% of the total number of votes available to be cast in matters brought before the Company's shareholders. All of the members of the Company's Board of Directors currently serve as members of the

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Foundation's Board of Trustees. Also, Frederick W. Anton III, Chairman of the Company, serves as President and Chief Executive Officer of the Foundation. The Company and certain of its subsidiaries provide certain administrative services to the Foundation for which the Company and its subsidiaries receive reimbursement. Total reimbursements amounted to $34, $82, and $269 for the years ended December 31, 1997, 1996, and 1995, respectively. The Foundation also leases its Harrisburg, Pennsylvania headquarters facility from a subsidiary of the Company under a monthly operating lease presently requiring rent payments of $20 per month and reimburses a subsidiary of the Company for its use of office space in the Blue Bell, Pennsylvania facility. Rent and related reimbursements paid to the Company's affiliates by the Foundation amounted to $250, $247, and $294, for the years ended December 31, 1997, 1996, and 1995, respectively.

  In addition, the Company has arranged an executive loan program with a financial institution whereby such institution will provide prime rate personal loans to officers of the Company and its subsidiaries collateralized by common stock and Class A common stock at a maximum 50% loan to value ratio. The Company has agreed to purchase any loan made under this program from the financial institution in the event that the borrower defaults on such loan. The amount of loans outstanding at December 31, 1997 under this program was $4,642.

  The Company incurred legal and consulting fees aggregating approximately $6,506, $7,917, and $6,279 in 1997, 1996 and 1995, respectively, from firms in which directors of the Company are partners or principals.

  The Company has notes receivable from officers which are accounted for as a reduction of shareholders' equity in the accompanying balance sheets. Such notes receivable had balances of $198 and $1,162 as of December 31, 1997 and December 31, 1996, respectively. The interest rate on the notes range between 6.0% and 8.0%.

13. COMMITMENTS AND CONTINGENCIES

  For the years ended December 31, 1997, 1996 and 1995, total rent expense was $5,745, $6,114 and $4,536 respectively. At December 31, 1997, the Company was obligated under noncancelable operating leases for office space with aggregate minimum annual rentals as follows:

                                                             FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                             -------------------
     1998...................................................       $ 3,972
     1999...................................................         2,940
     2000...................................................         1,811
     2001...................................................         1,820
     2002...................................................         1,566
     Thereafter.............................................         2,133
                                                                   -------
       Total................................................       $14,242
                                                                   =======

  In the event a property and casualty insurer, operating in a jurisdiction where the Company's insurance subsidiaries also operate becomes or is declared insolvent state insurance regulations provide for the assessment of other insurers to fund any capital deficiency of the insolvent insurer. Generally, this assessment is based upon the ratio of an insurer's voluntary premiums written to the

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

total premiums written for all insurers in that particular jurisdiction. The Company is not aware of any material potential assessments at December 31, 1997.

  The Company has provided guarantees of approximately $11,048 related to loans on properties in which the Company has an interest.

  The Company is named in various legal proceedings arising in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

14. SALE OF UNCOLLECTED PREMIUMS

  Insurance subsidiaries of PMC, from time to time, engage in the practice of selling uncollected premiums to a third-party financial institution. No such sales were transacted during 1997. The proceeds received from such sales were $10,628 and $19,509 in 1996 and 1995, respectively. These receivables were excluded from uncollected premiums in the accompanying balance sheets. However, the Company had recorded an allowance for doubtful accounts related to the estimated uncollectible accounts since the Company had retained risk under the recourse provisions. At December 31, 1997, the Company had no contingent obligations outstanding related to the sale of uncollected premiums.

15. SHAREHOLDERS' EQUITY

  The Company has two classes of common stock, Class A common stock and common stock. The Company's common stock and Class A common stock generally vote without regard to class on matters submitted to shareholders, with the common stock having ten votes per share and the Class A common stock having one vote per share.

  With respect to dividend rights, the Class A common stock is entitled to cash dividends at least 10% higher than those declared and paid on the common stock. The Company's bylaws limit the classes of persons who may own the common stock. Holders of common stock may elect to convert any or all such shares into Class A common stock on a share-for-share basis.

  Under the insurance laws and regulations of Pennsylvania, PMC's insurance subsidiaries may not pay dividends to PMC without prior regulatory approval, over a twelve-month period in excess of the greater of (a) 10% of the preceding year-end's policyholders surplus or (b) the preceding year's SAP net income, but in no event to exceed unassigned funds. At December 31, 1997, the maximum amount available to be paid as dividends from the Company's insurance subsidiaries to PMC, without the prior consent of the Pennsylvania Insurance Department, was $51,220.

  PMC's dividends to shareholders are restricted by its debt agreements. On March 14, 1997, the Company refinanced certain debt agreements through the completion of the New Credit Facility (See Note 6). Under the terms of the New Credit Facility under the most restrictive debt covenant, the Company could pay dividends of approximately $14,500 in 1998.

  PMA Re intends to maintain Caliber One Indemnity Company's surplus at not less than $25,000, the minimum capital and surplus required for many states in order to be an eligible surplus lines carrier (See Note 1).

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

16. EARNINGS PER SHARE

  In accordance with SFAS No. 128 discussed in Note 1-I, the Company is required to present a reconciliation of the numerators and denominators used in the basic earnings per share calculation to the numerators and denominators used in the diluted earnings per share calculation. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all dilutive potential common shares, such as outstanding stock options with exercise prices below the average market price, had been issued. For all years presented, there were no differences in the numerator for the basic and diluted earnings per share calculation. For entities that report an extraordinary item, as the Company did in 1997, SFAS No. 128 requires that income before extraordinary item be used as the control number in determining whether or not potential common shares are dilutive. The Company's income (loss) before extraordinary item, which was equal to net income in 1996 and 1995, and a reconciliation of the denominator of the basic and diluted earnings per share computations are presented below.

                                              1997        1996         1995
                                           ----------- -----------  -----------
   Numerator:
     Control number--income (loss) before
      extraordinary item.................  $    19,753 $  (135,334) $    24,130
   Denominator:
     Basic shares--weighted average
      common and Class A common shares
      outstanding........................   23,855,031  23,800,791   23,816,088
     Dilutive stock options..............      712,347         --       965,861
                                           ----------- -----------  -----------
       Total diluted shares..............   24,567,378  23,800,791   24,781,949
                                           =========== ===========  ===========

  Options to purchase 646,000 shares of Class A common stock at $17.00 per share were outstanding at December 31, 1997, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the Class A common shares. Options to purchase 3,242,160 shares of Class A common stock at prices ranging between $8.00 and $17.00 were outstanding during at December 31, 1996, but were excluded from the computation of diluted earnings per share as they would have been anti-dilutive.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


17. BUSINESS SEGMENTS

  Operating revenues, income (loss) before income taxes, and identifiable assets of the Company's business segments were as follows:

                                              FOR THE YEAR ENDING DECEMBER 31,
                                              --------------------------------
                                                 1997       1996       1995
                                              ---------- ---------- ----------
   Operating Revenues(1)
   PMA Re
     Net premiums earned..................... $  163,603 $  151,974 $  139,345
     Net investment income...................     52,270     48,676     45,166
                                              ---------- ---------- ----------
                                                 215,873    200,650    184,511
                                              ---------- ---------- ----------
   The Property and Casualty Group
       Net premiums earned--workers'
        compensation.........................    152,773    176,380    243,175
       Net premiums earned--commercial
        lines................................     59,575     92,221    102,432
                                              ---------- ---------- ----------
       Net premiums earned--total............    212,348    268,601    345,607
     Net investment income...................     82,098     82,455     92,275
     Service revenues........................     10,311      9,189      5,106
                                              ---------- ---------- ----------
                                                 304,757    360,245    442,988
                                              ---------- ---------- ----------
   Corporate, Other and Consolidating Elimi-
    nations
     Net investment income...................      2,330      2,805      1,914
                                              ---------- ---------- ----------
                                                   2,330      2,805      1,914
                                              ---------- ---------- ----------
         Total operating revenues............ $  522,960 $  563,700 $  629,413
                                              ========== ========== ==========

--------
(1) Operating revenues exclude net realized investment gains.

                                           FOR THE YEAR ENDING DECEMBER 31,
                                           -----------------------------------
                                              1997        1996         1995
                                           ----------  -----------  ----------
   Income (Loss) Before Income Taxes
   PMA Re................................  $   44,802  $    42,783  $   39,443
   The Property and Casualty Group.......      (9,038)    (219,619)     (4,305)
   Corporate, Other and Consolidating
    Eliminations.........................      (3,441)        (490)    (13,414)
                                           ----------  -----------  ----------
   Pre-tax operating income (loss) before
    interest expense.....................      32,323     (177,326)     21,724
   Net realized investment gains.........       8,598        2,984      31,923
   Interest expense......................     (15,768)     (17,052)    (18,734)
                                           ----------  -----------  ----------
     Total income (loss) before income
      taxes..............................  $   25,153  $  (191,394) $   34,913
                                           ==========  ===========  ==========

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Identifiable Assets
   PMA Re................................................ $1,126,176 $1,031,149
   The Property and Casualty Group.......................  1,863,975  2,050,648
   Corporate, Other and Consolidating Eliminations.......     67,107     35,719
                                                          ---------- ----------
     Total identifiable assets........................... $3,057,258 $3,117,516
                                                          ========== ==========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

18. SAP INFORMATION

  SAP net income (loss) and capital and surplus for PMC's domestic insurance subsidiaries as reported to the Insurance Departments of Pennsylvania and Delaware are as follows:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1997       1996         1995
                                             ---------- -----------  ----------
   SAP Net Income (Loss)
   PMA Re................................... $   25,752 $    26,338  $   36,854
   The Property and Casualty Group..........     10,785    (191,640)     30,925
                                             ---------- -----------  ----------
     Total(1)............................... $   36,537 $  (165,302) $   67,779
                                             ========== ===========  ==========
--------
(1) Caliber One Indemnity Company had no SAP net income or loss during 1997.

                                                       DECEMBER 31,
                                             ----------------------------------
                                                1997       1996         1995
                                             ---------- -----------  ----------
   SAP Capital and Surplus
   PMA Re(1)................................ $  271,154 $   260,853  $  254,088
   The Property and Casualty Group..........    281,071     279,764     402,968
                                             ---------- -----------  ----------
     Total.................................. $  552,225 $   540,617  $  657,056
                                             ========== ===========  ==========

--------
(1) The SAP capital and surplus of PMA Re includes PMA Re's investment in Caliber One Indemnity Company, equal to Caliber One Indemnity Company's SAP capital and surplus of $25,039 at December 31, 1997.

  A reconciliation of PMC's domestic insurance subsidiaries' SAP net income
(loss) and capital and surplus to the Company's GAAP net income (loss) and shareholders' equity is as follows:

                                          FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                             1997        1996         1995
                                          ----------  -----------  ----------
   Net Income (Loss)
   SAP net income (loss):
     Domestic insurance subsidiaries..... $   36,537  $  (165,302) $   67,779
   GAAP adjustments:
     Change in deferred acquisition
      costs..............................      1,282        6,105       5,665
     Benefit (provision) for deferred
      income taxes.......................      4,725       11,488     (15,353)
     Allowance for doubtful accounts.....        307       (5,317)      4,105
     Retirement accruals.................        275          (76)     (3,613)
     Other...............................        549         (938)       (306)
                                          ----------  -----------  ----------
   GAAP net income (loss)--domestic
    insurance subsidiaries...............     43,675     (154,040)     58,277
   Other entities and eliminations.......    (23,922)      18,706     (34,147)
   Extraordinary loss....................     (4,734)         --          --
                                          ----------  -----------  ----------
   GAAP net income (loss)................ $   15,019  $  (135,334) $   24,130
                                          ==========  ===========  ==========

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       DECEMBER 31,
                                               -------------------------------
                                                 1997       1996       1995
                                               ---------  ---------  ---------
   Shareholders' Equity
   SAP capital and surplus:
     Domestic insurance subsidiaries.........  $ 552,225  $ 540,617  $ 657,056
   GAAP adjustments:
     Deferred acquisition costs..............     45,288     44,006     37,901
     Deferred income taxes...................     52,571    101,642     67,331
     Allowance for doubtful accounts.........    (19,700)   (26,214)   (20,897)
     Retirement accruals.....................    (10,653)   (14,571)   (14,495)
     Reversal of non-admitted assets.........     21,330     25,599     32,841
     Unrealized gain (loss) on fixed maturity
      investments available for sale.........     19,380    (38,271)    24,186
     Other...................................      3,254       (338)       958
                                               ---------  ---------  ---------
   GAAP shareholders' equity--domestic
    insurance subsidiaries...................    663,695    632,470    784,881
   Other entities and eliminations...........   (185,348)  (206,642)  (175,213)
                                               ---------  ---------  ---------
   GAAP shareholders' equity.................  $ 478,347  $ 425,828  $ 609,668
                                               =========  =========  =========

19. SUBSEQUENT EVENTS

  In February of 1998, the Company's Board of Directors authorized a plan to repurchase, over the next two years, up to a maximum of 1,500,000 shares of common stock and Class A common stock, in an amount not to exceed $25,000. Repurchases may be made, from time to time, at the discretion of the Company in the open market or directly from shareholders at prevailing market prices. The 1.5 million share limit equated to approximately 6.25% of the total common and Class A common stock outstanding at December 31, 1997.

  Effective February 5, 1998, the Company's Class A common stock began trading on the Nasdaq National Market under the ticker symbol, "PMFRA". Previously, the Company's Class A common stock traded on the OTC Bulletin Board under the same ticker symbol.

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  As noted in Note 19, the Company's Class A common stock began trading on the Nasdaq National Market during 1998. As of December 31, 1997 and 1996, neither class of common equity was traded on an established exchange. Transactions in the common stock were conducted privately among persons qualified to own the common stock. No price information was available for such transactions. Throughout 1997 and 1996, Class A common stock traded under the symbol, "PMFRA", on the OTC Bulletin Board through approximately ten broker/dealers who voluntarily made a market in the Class A common stock. The stock price data presented below for 1997 and 1996 for the Class A common stock are based upon over-the-counter market bid quotations, which reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. As of February 28, 1998, the Company had 186 and 404 record holders of common stock and Class A common stock, respectively.

                    PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  Over the past two years, the Company's operating results have been impacted by restructuring charges and other related items.

  During 1997, the Company incurred restructuring and other charges of approximately $775, $3,500, $2,660 and $5,165 for the first, second, third and fourth quarters, respectively. The components of the charges for 1997, which were included in operating expenses, were as follows: $7,000, for costs associated with nonvoluntary terminations of approximately 60 employees in various operational and management positions; $2,000, for converting internal computer programs to address the Year 2000 problem, as further discussed in
Note 11 to the Consolidated Financial Statements: $2,200, for operating costs associated with certain corporate properties which were disposed of during 1997; and $900, for costs to establish the new specialty insurance operation in 1997. As of December 31, 1997, approximately $3.5 million of such charges remained in Other Liabilities on the balance sheet.

  During 1996, the Company incurred approximately $31,700 of restructuring and other charges, excluding loss reserve strengthening, during the fourth quarter. The components of the charges for 1996, which were included in operating expenses, were as follows: $7,600, for costs associated with the VERIP which is discussed further in Note 9 to the Consolidated Financial Statements; $2,000, for converting internal computer programs to address the Year 2000 problem, as further discussed in Note 11 to the Consolidated Financial Statements; $17,500, for a valuation adjustment related to premium balances; and $4,800, associated with a change in depreciable lives of computer equipment. Excluding the Year 2000 issue, these initiatives were completed in 1996 with no material difference from original estimates. The Company recorded $10,000 and $181,400 of loss reserve strengthening in the third and fourth quarters of 1996, respectively (See Note 3).

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The following tables provide a summary of quarterly financial information:

                                                         1997
                                          -------------------------------------
                                           FIRST     SECOND    THIRD    FOURTH
                                          QUARTER   QUARTER   QUARTER  QUARTER
                                          --------  --------  -------- --------
Income Statement Data:
Net premiums written..................... $149,882  $ 98,389  $104,487 $ 65,524
                                          ========  ========  ======== ========
Net premiums earned...................... $107,950  $114,451  $ 62,970 $ 90,580
Net investment income....................   35,847    32,612    34,353   33,886
Net realized investment (losses) gains...   (1,251)     (680)    5,531    4,998
Service revenues.........................    2,548     2,490     2,674    2,599
                                          --------  --------  -------- --------
  Total revenues.........................  145,094   148,873   105,528  132,063
                                          --------  --------  -------- --------
Losses and loss adjustment expenses......   94,904    98,230    47,785   66,362
Operating expenses.......................   35,281    48,093    38,858   46,408
Dividends to policyholders...............    3,257     3,360     3,566    4,533
Interest expense.........................    4,334     3,888     3,803    3,743
                                          --------  --------  -------- --------
  Total losses and expenses..............  137,776   153,571    94,012  121,046
                                          --------  --------  -------- --------
Income before income taxes and
extraordinary item.......................    7,318    (4,698)   11,516   11,017
Provision (benefit) for income tax.......    2,561    (5,218)    4,172    3,885
                                          --------  --------  -------- --------
Income before extraordinary item.........    4,757       520     7,344    7,132
Extraordinary item, net of tax...........   (4,734)      --        --       --
                                          --------  --------  -------- --------
  Net income............................. $     23  $    520  $  7,344 $  7,132
                                          ========  ========  ======== ========
Per Share Data:
  Basic:
    Income before extraordinary item..... $   0.20  $   0.02  $   0.31 $   0.30
    Extraordinary item...................    (0.20)      --        --       --
                                          --------  --------  -------- --------
  Net income............................. $    --   $   0.02  $   0.31 $   0.30
                                          ========  ========  ======== ========
  Diluted:
    Income before extraordinary item..... $   0.19  $   0.02  $   0.30 $   0.29
    Extraordinary item...................    (0.19)      --        --       --
                                          --------  --------  -------- --------
  Net income............................. $    --   $   0.02  $   0.30 $   0.29
                                          ========  ========  ======== ========
Class A Common Stock Prices:
  High................................... $ 16.125  $ 16.000  $ 16.750 $ 18.000
  Low.................................... $ 15.625  $ 14.000  $ 15.000 $ 16.000
  Close.................................. $ 16.000  $ 15.000  $ 16.750 $ 16.000

                     PENNSYLVANIA MANUFACTURERS CORPORATION

                               DECEMBER 31, 1997
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       1996
                                       --------------------------------------
                                        FIRST    SECOND    THIRD     FOURTH
                                       QUARTER  QUARTER   QUARTER    QUARTER
                                       -------- --------  --------  ---------
Income Statement Data:
Net premiums written.................. $147,444 $ 96,336  $116,745  $  82,950
                                       ======== ========  ========  =========
Net premiums earned................... $117,937 $102,226  $106,034  $  94,378
Net investment income.................   33,420   32,511    32,732     35,273
Net realized investment gains (loss-
 es)..................................      943   (1,412)    5,972     (2,519)
Service revenues......................    1,748    2,264     2,642      2,535
                                       -------- --------  --------  ---------
  Total revenues......................  154,048  135,589   147,380    129,667
                                       -------- --------  --------  ---------
Losses and loss adjustment expenses...   99,943   85,512    97,013    254,155
Operating expenses....................   38,310   42,012    40,748     67,078
Dividends to policyholders............    3,122    2,730     3,566      6,837
Interest expense......................    4,472    4,358     4,331      3,891
                                       -------- --------  --------  ---------
  Total losses and expenses...........  145,847  134,612   145,658    331,961
                                       -------- --------  --------  ---------
Income before income taxes and
extraordinary item....................    8,201      977     1,722   (202,294)
Provision (benefit) for income tax....    2,572     (139)     (734)   (57,759)
                                       -------- --------  --------  ---------
  Net income (loss)................... $  5,629 $  1,116  $  2,456  $(144,535)
                                       ======== ========  ========  =========
Per Share Data:
  Basic:
    Net income (loss)................. $   0.23 $   0.05  $   0.11  $   (6.07)
                                       ======== ========  ========  =========
  Diluted:
    Net income (loss)................. $   0.22 $   0.05  $   0.10  $   (6.07)
                                       ======== ========  ========  =========
Class A Common Stock Prices:
  High................................ $ 20.500 $ 18.500  $ 17.500  $  17.500
  Low................................. $ 18.250 $ 16.500  $ 17.000  $  15.625
  Close............................... $ 18.875 $ 17.000  $ 17.500  $  15.750

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PMA CAPITAL SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   4
Prospectus Summary.......................................................   6
Risk Factors.............................................................  16
The Company..............................................................  29
The Issuer...............................................................  30
Ratio of Earnings to Fixed Charges.......................................  31
Capitalization...........................................................  32
Use of Proceeds..........................................................  33
Accounting Treatment.....................................................  33
Selected Consolidated Financial and Operating Data.......................  34
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  79
Supervision and Regulation............................................... 108
Management............................................................... 113
Description of the Capital Securities.................................... 115
Description of the Guarantee............................................. 130
Description of the Junior Subordinated Debentures........................ 133
Relationship Among the Capital Securities, the Junior Subordinated
 Debentures and the Guarantee............................................ 144
United States Federal Income Taxation.................................... 145
Certain ERISA Considerations............................................. 150
Validity of Securities................................................... 151
Underwriting............................................................. 152
Experts.................................................................. 153
Incorporation of Certain Documents by Reference.......................... 154
Glossary of Certain Insurance and Other Defined Terms.................... 155
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                                 PMC CAPITAL I

                         % CAPITAL SECURITIES, SERIES A

                           FULLY AND UNCONDITIONALLY
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                         PMA CAPITAL CORPORATION

                                  -----------

                                  PROSPECTUS

                                  -----------

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                          FIRST UNION CAPITAL MARKETS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
-------   -------------------------------------------

     The following table sets forth an itemized statement of all estimated expenses to be paid by PMA Capital Corporation (the "Company") in connection with the issuance and distribution of the Capital Securities being registered other than underwriting discounts and commissions:

     Securities and Exchange Commission registration fee.........    $ 29,500
     NASD filing fee.............................................      10,500
     Trustees' fees and expenses.................................       8,000
     Legal fees and expenses.....................................     160,000
     Accountants fees and expenses...............................      60,000
     Printing and engraving expenses.............................     130,000
     Rating agencies' fees.......................................        *
     Blue sky fees and expenses..................................        *
     Miscellaneous...............................................        *
     ____________
                                               Total.............    $500,000
                                                                     ===========

*    TO BE FILED BY AMENDMENT

     Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated and subject to future contingencies.

Item 16.  Exhibits.
-------   --------

          Exhibit No.                Description of Exhibit
          -----------   --------------------------------------------------------

           * 1.1 Form of Underwriting Agreement among the Issuer, the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and First Union Capital Markets as representatives of the Underwriters

             3.1 Amended and Restated Articles of Incorporation of the Company (filed herewith)

         *** 3.2        Amended and Restated By-laws of the Company

         *** 3.3        Certificate of Trust of the Issuer

         *** 3.4        Trust Agreement

       ***** 3.5        Form of Amended and Restated Trust Agreement

       ***** 4.1        Form of Indenture between the Company and The Bank of
                        New York as Indenture Trustee

       ***** 4.2        Form of Capital Security (included in Exhibit 3.5)

       ***** 4.3        Form of Junior Subordinated Debenture (included in
                        Exhibit 3.5)

       ***** 4.4        Form of Guarantee Agreement between the Company and
                        Bank of New York

           * 5.1 Opinion of Duane, Morris & Heckscher LLP re legality of securities offered hereby

           * 5.2 Opinion of Duane, Morris & Heckscher LLP re certain matters of Delaware and Pennsylvania Law

             8.1 Form of Opinion of Duane, Morris & Heckscher LLP re certain tax matters

         ** 10.1 Employment Agreement dated April 1, 1995 between the Company and Frederick W. Anton III

        ** 10.2 Employment Agreement dated May 1, 1995 between the Company and John W. Smithson

        ** 10.3         The PMC EDC Plan Trust Agreement dated as of 1994

        ** 10.4 The PMC Supplemental Executive Retirement Plan (SERP) dated July 1995

        ** 10.5 The Company's Amended and Restated 1987 Incentive Stock Option Plan

        ** 10.6         The Company's Amended and Restated 1991 Equity Incentive
                        Plan

        ** 10.7         The Company's Amended and Restated 1993 Equity Incentive
                        Plan

        ** 10.8         The Company's Amended and Restated 1994 Equity Incentive
                        Plan

        ** 10.9         The Company's 1995 Equity Incentive Plan

        ** 10.10        The Company's 1996 Equity Incentive Plan

        ** 10.11        Federal Tax Allocation Agreement

        ** 10.12 Office lease between Nine Penn Center Associates, L.P., as Landlord, and Lorjo Corp., as Tenant, covering premises located at Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania, dated May 26, 1994

        ** 10.13 Credit Agreement dated as of March 14, 1997 by and among the Company, The Bank of New York, First Union National Bank of North Carolina, Fleet National Bank, PNC Bank, National Association, Mellon Bank, N.A., CoreStates Bank, N.A. and Dresdener Bank AG, New York Branch and Grand Cayman Branch

        ** 10.14 Master Agreement dated as of February 7, 1997 between the Company and First Union National Bank of North Carolina

        ** 10.15 First Amended and Restated Letter of Credit Agreement by and among the Company, the Bank of New York, Mellon Bank, N.A., Fleet Bank, National Association, PNC Bank, National Association and First Union Bank of North Carolina

      **** 10.16        Amendment No. 1 to Tax Allocation Agreement dated
                        January 7, 1998

      **** 10.17        Caliber One Indemnity Company Purchase Agreement dated
                        December 15, 1997

      **** 11.1         Statement regarding computation of per share earnings

           12.1 Statement regarding computation of earnings to fixed charges

      **** 21.1         Subsidiaries of the Company

           23.1         Consent of PricewaterhouseCoopers LLP (filed herewith)

         * 23.2 Consent of Duane, Morris & Heckscher LLP (included in Exhibits 5.1, 5.2 and 8.1)

       *** 24.1 Powers of Attorney (included as part of signature pages to initial filing of this Registration Statement on September 16, 1998)

     ***** 25.1         Statement of Eligibility of The Bank of New York as to
                        the Guarantee (Form T-1)

     ***** 25.2         Statement of Eligibility of The Bank of New York as to
                        the Capital Securities (Form T-1)

     ***** 25.3         Statement of Eligibility of The Bank of New York as to
                        the Junior Subordinated Debentures (Form T-1)

        **** 27         Financial Data Schedule
______________

     *   to be filed by Amendment.

    ** incorporated by reference to like-numbered exhibit in the Company's Form 10 Registration Statement as filed with the Commission on June 26, 1997.

   *** previously filed as part of this registration statement on September 16, 1998.

  **** incorporated by reference to like-numbered exhibit in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and/or the Company's Report on Form 10-Q for the quarter ended September 30, 1998.

 ***** previously filed as part of Amendment No. 1 to this registration statement on November 5, 1998.

         The following financial statement schedules are included:

Consolidated Financial Statement Schedules:
Report of Independent Accountants                                                           S-1
Schedule I-   Summary of Investments Other Than Investments in Related Parties              S-2
Schedule II-  Condensed Financial Information of Registrant as of December 31,
1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995                     S-3
Schedule III- Supplementary Insurance Information for the years ended December
31, 1997, 1996, and 1995                                                                    S-6
Schedule IV- Reinsurance for the years ended December 31, 1997, 1996, and 1995              S-7
Schedule V-  Valuation and Qualifying Accounts for the years ended December
31, 1997, 1996, and 1995                                                                    S-8
Schedule VI- Supplementary Information Concerning Property & Casualty
Insurance Operations for the years ended December 31, 1997, 1996, and 1995                  S-9

                      REPORT OF INDEPENDENT ACCOUNTANTS

Our report on the consolidated financial statements of PMA Capital Corporation (formerly Pennsylvania Manufacturers Corporation) and subsidiaries has been included in this Registration Statement on page F-11. In connection with our audit of such financial statements, we have also audited the financial statement schedules listed in the index in Item 16 of this Registration Statement.

In our opinion, these financial statement schedules referred to above, when considered in relation to the basic financial statements taken as whole, present fairly, in all material respects, the information required to be included therein.


/s/ PricewaterhouseCoopers LLP

One South Market Square
Harrisburg, Pennsylvania
February 6, 1998

                    Pennsylvania Manufacturers Corporation
                                  Schedule I
       Summary of Investments-Other Than Investments in Related Parties
                               December 31, 1997

                                                                                                        Amount at
                                                                                                      which shown in
                   Type of investment                                Cost              Value         the balance sheet
---------------------------------------------------------------------------------------------------------------------------
(Dollar amounts in thousands)
Fixed maturities:
  Bonds:
    U.S. Treasury Securities and obligations of U.S.
      Government agencies                                        $ 1,105,689        $ 1,119,566        $ 1,119,566
    Corporate debt securities                                        675,218            687,671            687,671
    Mortgage-backed securities                                       119,687            122,281            122,281
                                                                 -----------        -----------        -----------

    Total fixed maturities                                         1,900,594          1,929,518          1,929,518
                                                                 -----------        -----------        -----------

Equity securities:
  Common Stocks:
    Industrial, miscellaneous and all other                                5                 13                 13
                                                                 -----------        -----------        -----------
    Total equity securities                                                5                 13                 13
                                                                 -----------        -----------        -----------

Short-term investments                                               265,207            265,207            265,207
                                                                 -----------        -----------        -----------

    Total investments                                            $ 2,165,806        $ 2,194,738        $ 2,194,738
                                                                 ===========        ===========        ===========

                    Pennsylvania Manufacturers Corporation
                                  Schedule II
                                Balance Sheets
                             (Parent Company Only)



as of December 31 (in thousands, except share data)                                    1997        1996
---------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                               $     253    $    -
Investments in subsidiaries                                                          632,680      584,608
Deferred tax asset, net                                                               29,163       36,602
Related party receivables                                                              7,074          727
Other assets                                                                          22,545       21,096
                                                                                   ----------------------
    Total assets                                                                   $ 691,715    $ 643,033
                                                                                   ======================

LIABILITIES
Long term debt                                                                     $ 203,000    $ 204,571
Related party payables                                                                   -          1,605
Dividends payable to shareholders                                                      2,008        1,983
Other liabilities                                                                      8,360        9,046
                                                                                   ----------------------
    Total liabilities                                                                213,368      217,205
                                                                                   ----------------------

SHAREHOLDERS' EQUITY
Common stock, $5 par value (40,000,000 shares authorized;
  15,286,263 shares issued and 14,850,789 outstanding - 1997
  16,095,416 shares issued and 15,670,052 outstanding - 1996)                         76,431       80,477
Class A common stock, $5 par value (40,000,000 shares authorized;
  9,156,682 shares issued and 9,117,735 outstanding - 1997
  8,247,804 shares issued and 8,173,023 outstanding - 1996)                           45,783       41,239
Additional paid-in capital - Class A common stock                                        339          -
Retained earnings                                                                    343,368      336,921
Unrealized gain (loss) on investments of subsidiaries (net of
  deferred income taxes: 1997 - $(10,126); 1996 - $13,394)                            18,806      (24,874)
Notes receivable from officers                                                          (198)      (1,162)
Treasury stock, at cost:
  Common stock (1997 - 435,474 shares; 1996 - 425,364  shares                         (5,572)      (5,408)
  Class A common stock (1997 - 38,947 shares; 1996 - 74,781
  shares)                                                                               (610)      (1,365)
                                                                                   ----------------------
    Total shareholders' equity                                                       478,347      425,828
                                                                                   ----------------------
    Total liabilities and shareholders' equity                                     $ 691,715    $ 643,033
                                                                                   ======================

These financial statements should be read in conjunction with the Consolidated
                  Financial Statements and the notes thereto.

                    Pennsylvania Manufacturers Corporation
                                  Schedule II
                           Statements of Operations
                             (Parent Company Only)

for the years ended December 31, (in thousands)                                1997         1996        1995
-----------------------------------------------------------------------------------------------------------------
Revenues:
Net investment income                                                         $    263    $      354    $   217
Net realized investment gains                                                      -              35          4
Management fees                                                                  8,977         5,974        350
Other related party income                                                         -             263      1,642
                                                                              -----------------------------------
   Total revenues                                                                9,240         6,626      2,213
                                                                              -----------------------------------

Expenses:
General expenses                                                                 9,375         7,082       6,982
Interest expense                                                                15,764        17,039      18,712
                                                                              -----------------------------------
   Total expenses                                                               25,139        24,121      25,694
                                                                              -----------------------------------

Loss before income taxes and equity in earnings (losses) of subsidiaries       (15,899)      (17,495)    (23,481)

Benefit for income taxes                                                       (14,271)      (60,345)    (13,210)
                                                                              -----------------------------------

(Loss) income before equity in earnings (losses) of subsidiaries and
   extraordinary item                                                           (1,628)       42,850     (10,271)

Equity in earnings (losses) of subsidiaries                                     21,381      (178,184)     34,401
                                                                              -----------------------------------

Income (loss) before extraordinary item                                         19,753      (135,334)     24,130

Extraordinary loss from early extinguishment of debt
   (net of income tax benefit of $2,549)                                        (4,734)         -           -
                                                                              -----------------------------------

Net income (loss)                                                             $ 15,019    $ (135,334)   $ 24,130
                                                                              ===================================

       These financial statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto.

                    Pennsylvania Manufacturers Corporation
                                  Schedule II
                           Statements of Cash Flows
                             (Parent Company Only)

for the years ended December 31, (in thousands)                        1997        1996        1995
------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net income (loss)                                                 $  15,019   $(135,334)   $ 24,130
  Adjustments to reconcile net income to net cash flows provided by operating activities:
     Equity in (earnings) losses of subsidiaries                      (21,381)    178,184     (34,401)
     Net realized investment gains                                       -            (35)         (4)
     Provision (benefit) for deferred income taxes                      9,614     (19,822)      7,000
     Extraordinary loss from early extingusihment of debt              (4,734)        -           -
     Dividends received from subsidiaries                              22,500      53,634     103,213
     Other, net                                                         5,331     (33,283)    (20,384)
                                                                   -----------------------------------
  Net cash flows provided by operating activities                      26,349      43,344      79,554
                                                                   -----------------------------------

Cash Flows From Investing Activities:
  Cash contributions to subsidiaries                                  (11,000)    (50,000)    (61,000)
  Sales of fixed maturity investments, net                               -             45       2,122
  Sales (purchases) of equity investments, net                           -             70         (16)
                                                                   -----------------------------------
  Net cash flows used by investing activities                         (11,000)    (49,885)    (58,894)
                                                                   -----------------------------------

Cash Flows From Financing Activities:
  Change in related party receivables and payables                     (7,952)     10,863     (12,939)
  Proceeds from issuance of long-term debt                            210,000      26,000     125,000
  Repayments of long-term debt                                       (211,571)   (25,000)    (125,000)
  Dividends paid to shareholders                                       (7,965)     (7,926)     (7,885)
  Proceeds from exercised stock options and issuance of Class A
     common stock                                                         837         -           -
  Treasury stock transactions, net                                        591        (929)        480
  Repayments of notes receivable from officers                            964       2,734         478
                                                                   -----------------------------------
  Net cash flows (used) provided by financing activities              (15,096)      5,742     (19,866)
                                                                   -----------------------------------

  Net increase (decrease) in cash                                         253        (799)        794
  Cash January 1                                                          -           799           5
                                                                   -----------------------------------
  Cash December 31                                                  $     253   $     -      $    799
                                                                   ===================================

These financial statements should be read in conjunction with the Consolidated
                  Financial Statements and the notes thereto.

                    Pennsylvania Manufacturers Corporation
                                 Schedule III
                      Supplementary Insurance Information


                                                                   Future policy
                                                                  benefits, losses,                                  Net
                                              Deferred policy     claims, and loss   Unearned      Premium        investment
        (in thousands)                       acquisition costs       expenses        premiums      revenue         income(1)
-----------------------------------------------------------------------------------------------------------------------------------
 Year ended December 31, 1997:
The Property and Casualty Group                   $20,010            $1,353,917      $115,998      $212,348         $ 82,098
PMA Re                                             25,278               622,484        95,457       163,603           52,270
Corporate and Other                                   -                  26,786           -             -              2,330
-----------------------------------------------------------------------------------------------------------------------------------
             Total                                $45,288            $2,003,187      $211,455      $375,951         $136,698
===================================================================================================================================

 Year ended December 31, 1996:
The Property and Casualty Group                   $23,488            $1,501,897      $127,986      $268,601         $ 82,455
PMA Re                                             20,518               589,175        77,996       151,974           48,676
Corporate and Other                                   -                     -             -             -              2,805
-----------------------------------------------------------------------------------------------------------------------------------
             Total                                $44,006            $2,091,072      $205,982      $420,575         $133,936
===================================================================================================================================

 Year ended December 31, 1995:
The Property and Casualty Group                   $20,747            $1,518,163      $124,988      $345,607         $ 92,275
PMA Re                                             17,154               551,823        67,734       139,345           45,166
Corporate and Other                                   -                     -             -             -              1,914
-----------------------------------------------------------------------------------------------------------------------------------
             Total                                $37,901            $2,069,986      $192,722      $484,952         $139,355
===================================================================================================================================



                                         Benefits, claims,           Amortization of          Other
                                       losses and settlement         deferred policy        operating             Net premiums
        (in thousands)                      expenses                 acquisition costs      expenses(2)             written
-----------------------------------------------------------------------------------------------------------------------------------
 Year ended December 31, 1997:
The Property and Casualty Group             $ 193,530                     $48,343             $57,206               $240,348
PMA Re                                        113,931                      45,158              11,982                177,934
Corporate and Other                              (180)                        -                 5,951                    -
----------------------------------------------------------------------------------------------------------------------------------
             Total                          $ 307,281                     $93,501             $75,139               $418,282
==================================================================================================================================

 Year ended December 31, 1996:
The Property and Casualty Group             $ 424,900                     $52,706             $86,003               $279,422
PMA Re                                        111,937                      37,586               8,344                164,053
Corporate and Other                              (214)                        -                 3,509                    -
-----------------------------------------------------------------------------------------------------------------------------------
             Total                          $ 536,623                     $90,292             $97,856               $443,475
===================================================================================================================================

 Year ended December 31, 1995:
The Property and Casualty Group             $ 319,644                     $53,420             $57,486               $337,116
PMA Re                                        103,947                      33,787               7,334                152,760
Corporate and Other                            (1,013)                        -                16,341                    -
----------------------------------------------------------------------------------------------------------------------------------
             Total                          $ 422,578                     $87,207             $81,161               $489,876
==================================================================================================================================

(1)  Net investment income is based on each segment's invested assets.
(2) Other operating expenses are allocated primarily on the specific identification basis. When indirect expenses cannot be directly related to a segment, these expenses are allocated depending on the nature of the expense.

                    Pennsylvania Manufacturers Corporation
                                  Schedule IV
                                  Reinsurance



                                                     Ceded to                                        Percentage of
                                        Direct        other        Assumed from                    amount assumed to
(dollar amounts in thousands)           Amount      companies    other companies     Net amount           net
--------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1997:
Premiums:
  Property and liability insurance    $ 277,871     $ 118,277      $ 216,357         $ 375,951             58%
                                      =========     =========      =========         =========       =========

Year Ended December 31, 1996:
Premiums:
  Property and liability insurance    $ 299,386     $  88,499      $ 209,688         $ 420,575             50%
                                      =========     =========      =========         =========       =========

Year Ended December 31, 1995:
Premiums:
  Property and liability insurance    $ 370,590     $  35,476      $ 149,838         $ 484,952             31%
                                      =========     =========      =========         =========       =========

                                                   Pennsylvania Manufacturers Corporation
                                                                Schedule V
                                                     Valuation and Qualifying Accounts



               Description                Balance at beginning of      Charged to cost and       Deductions - write-offs
                                                  period                     expenses             uncollectible accounts
  Year ended December 31, 1997:
  Allowance for uncollectible accounts:
          Uncollected premiums                     $18,877                      -                                    471

  Year ended December 31, 1996:
  Allowance for uncollectible accounts:
          Uncollected premiums                     $16,330                   19,532                               16,985

  Year ended December 31, 1995:
  Allowance for uncollectible accounts:
          Uncollected premiums                     $22,402                      -                                  6,072


               Description                         Balance at end of period
  Year ended December 31, 1997:
  Allowance for uncollectible accounts:
          Uncollected premiums                              $18,406

  Year ended December 31, 1996:
  Allowance for uncollectible accounts:
          Uncollected premiums                              $18,877

  Year ended December 31, 1995:
  Allowance for uncollectible accounts:
          Uncollected premiums                              $16,330

                    Pennsylvania Manufacturers Corporation
                                 Schedule VI
Supplemental Information Concerning Property and Casualty Insurance Operations

----------------------------------------------------------------------------------------------------------------------------------
                                                                             Discount on
                                                                             Reserves for
                                                    Reserves for Unpaid    Unpaid Claims and
                                Deferred policy      Claims and Claim       Claim Adjustment
 Affiliation with Registrant    acquisition costs   Adjustment Expenses       Expenses(1)      Unearned Premiums   Earned Premiums
----------------------------------------------------------------------------------------------------------------------------------
Consolidated property-casualty
subsidiaries:

Year Ended December 31, 1997         $45,288             $2,003,187           $ 460,230           $ 211,455           $375,951

Year Ended December 31, 1996         $44,006             $2,091,072           $ 514,248           $ 205,982           $420,575

Year Ended December 31, 1995         $37,901             $2,069,986           $ 587,025           $ 192,722           $484,952

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                  Claims and claim adjustment
                                                 expenses incurred related to
                                                 ----------------------------   Amortization of
                                Net Investment                       Prior     deferred policy       Paid claims and   Net Premiums
 Affiliation with Registrant       Income          Current Year      Years(2)  acquisition costs   adjustment expenses   Written
----------------------------------------------------------------------------------------------------------------------------------
Consolidated property-casualty
subsidiaries:

Year Ended December 31, 1997       $134,368         $ 341,880      $(86,006)       $93,501              $470,874       $ 418,282

Year Ended December 31, 1996       $131,133         $ 323,069      $156,074        $90,292              $510,621       $ 443,475

Year Ended December 31, 1995       $137,441         $ 357,787      $ 51,491        $87,207              $469,942       $ 489,876

----------------------------------------------------------------------------------------------------------------------------------

(1) - Workers' compensation reserves discounted at approximately 5%.
(2) - Excludes accretion of loss reserve discount of $51,407, $57,480 and $13,300 in 1997, 1996 and 1995, respectively.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, PMA Capital Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Pennsylvania on January 20, 1999.

                                    PMA CAPITAL CORPORATION

                                    By:/s/ John W. Smithson
                                       --------------------------------------
                                       John W. Smithson, President and
                                       Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                          Title                     Date
--------------------------     ----------------------------   ------------------


            *                  Chairman of the Board and      January 20, 1999
---------------------------    a Director
Frederick W. Anton, III


/s/ John W. Smithson           President, Chief Executive     January 20, 1999
---------------------------    Officer and a Director
John W. Smithson               (principal executive officer)


            *                  Senior Vice President, Chief   January 20, 1999
---------------------------    Financial Officer and
Francis W. McDonnell           Treasurer (principal financial
                               and accounting officer)

            *                  Director                       January 20, 1999
--------------------------
Paul I. Detwiler, Jr.


            *                  Director                       January 20, 1999
--------------------------
Joseph H. Foster


            *                  Director                       January 20, 1999
--------------------------
Anne S. Genter


            *                  Director                       January 20, 1999
--------------------------
James F. Malone, III


            *                  Director                       January 20, 1999
--------------------------
A. John May


            *                  Director                       January 20, 1999
--------------------------
Louis N. McCarter, III


            *                  Director                       January 20, 1999
--------------------------
John W. Miller, Jr.


            *                  Director                       January 20, 1999
--------------------------
Edward H. Owlett


            *                  Director                       January 20, 1999
--------------------------
Louis I. Pollock


            *                  Director                       January 20, 1999
--------------------------
Roderic H. Ross


            *                  Director                       January 20, 1999
--------------------------
L.J. Rowell, Jr.

*By: Francis W. McDonnell
     ---------------------
      Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, PMC Capital I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Pennsylvania on January 20, 1999.

                                      PMC CAPITAL I
                                      By PMA Capital Corporation,
                                      as Depositor



                                      By: /s/ Francis W. McDonnell
                                         ---------------------------------------
                                         Francis W. McDonnell,
                                         Senior Vice President,
                                         Chief Financial Officer and Treasurer

                                 EXHIBIT INDEX
                                 -------------

          Exhibit No.                Description of Exhibit
          -----------   --------------------------------------------------------

           * 1.1 Form of Underwriting Agreement among the Issuer, the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and First Union Capital Markets as representatives of the Underwriters

             3.1 Amended and Restated Articles of Incorporation of the Company (filed herewith)

         *** 3.2        Amended and Restated By-laws of the Company

         *** 3.3        Certificate of Trust of the Issuer

         *** 3.4        Trust Agreement

       ***** 3.5        Form of Amended and Restated Trust Agreement

       ***** 4.1        Form of Indenture between the Company and Bank of New
                        York as Indenture Trustee

       ***** 4.2        Form of Capital Security (included in Exhibit 3.5)

       ***** 4.3        Form of Junior Subordinated Debenture (included in
                        Exhibit 3.5)

       ***** 4.4        Form of Guarantee Agreement between the Company and
                        Bank of New York

           * 5.1 Opinion of Duane, Morris & Heckscher LLP re legality of securities offered hereby

           * 5.2 Opinion of Duane, Morris & Heckscher LLP re certain matters of Delaware and Pennsylvania Law

             8.1 Form of Opinion of Duane, Morris & Heckscher LLP re certain tax matters

         ** 10.1 Employment Agreement dated April 1, 1995 between the Company and Frederick W. Anton III

         ** 10.2 Employment Agreement dated May 1, 1995 between the Company and John W. Smithson

         ** 10.3        The PMC EDC Plan Trust Agreement dated as of 1994

         ** 10.4 The PMC Supplemental Executive Retirement Plan (SERP) dated July 1995

         ** 10.5 The Company's Amended and Restated 1987 Incentive Stock Option Plan

         ** 10.6        The Company's Amended and Restated 1991 Equity Incentive
                        Plan

         ** 10.7        The Company's Amended and Restated 1993 Equity Incentive
                        Plan

         ** 10.8        The Company's Amended and Restated 1994 Equity Incentive
                        Plan

         ** 10.9        The Company's 1995 Equity Incentive Plan

         ** 10.10       The Company's 1996 Equity Incentive Plan

         ** 10.11       Federal Tax Allocation Agreement

         ** 10.12 Office lease between Nine Penn Center Associates, L.P., as Landlord, and Lorjo Corp., as Tenant, covering premises located at Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania, dated May 26, 1994

         ** 10.13 Credit Agreement dated as of March 14, 1997 by and among the Company, The Bank of New York, First Union National Bank of North Carolina, Fleet National Bank, PNC Bank, National Association, Mellon Bank, N.A., CoreStates Bank, N.A. and Dresdener Bank AG, New York Branch and Grand Cayman Branch

         ** 10.14 Master Agreement dated as of February 7, 1997 between the Company and First Union National Bank of North Carolina

         ** 10.15 First Amended and Restated Letter of Credit Agreement by and among the Company, the Bank of New York, Mellon Bank, N.A., Fleet Bank, National Association, PNC Bank, National Association and First Union Bank of North Carolina

       **** 10.16       Amendment No. 1 to Tax Allocation Agreement dated
                        January 7, 1998

       **** 10.17       Caliber One Indemnity Company Purchase Agreement dated
                        December 15, 1997

       **** 11.1        Statement regarding computation of per share earnings

            12.1 Statement regarding computation of earnings to fixed charges (filed herewith)

       **** 21.1        Subsidiaries of the Company

            23.1        Consent of PricewaterhouseCoopers LLP (filed herewith)

          * 23.2 Consent of Duane, Morris & Heckscher LLP (included in Exhibits 5.1, 5.2 and 8.1)

        *** 24.1 Powers of Attorney (included as part of signature pages to initial filing of this Registration Statement on September 16, 1998)

      ***** 25.1        Statement of Eligibility of Bank of New York as to the
                        Guarantee (Form T-1) (Filed herewith)

      ***** 25.2        Statement of Eligibility of Bank of New York as to the
                        Capital Securities (Form T-1) (Filed herewith)

      ***** 25.3        Statement of Eligibility of Bank of New York as to the
                        Junior Subordinated Debentures (Form T-1) (Filed herewith)

         **** 27        Financial Data Schedule
______________

     *   to be filed by Amendment.

    ** incorporated by reference to like-numbered exhibit in the Company's Form 10 Registration Statement as filed with the Commission on June 26, 1997.

   *** previously filed as part of this registration statement on September 16, 1998.

  **** incorporated by reference to like-numbered exhibit in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and/or the Company's Report on Form 10-Q for the quarter ended September 30, 1998.

 ***** previously filed as part of Amendment No. 1 to this registration statement on November 5, 1998.